   As filed with the Securities and Exchange Commission on October 25, 2002.
                                               Registration Nos. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                    PLAINS EXPLORATION & PRODUCTION COMPANY
                              PLAINS E&P COMPANY
            (Exact name of registrant as specified in its charter)

            Delaware                          1311                 33-0430755
            Delaware                          1311                 74-3050622
  (State or other jurisdiction    (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization) Classification Code Number)  Identification No.)

                         500 Dallas Street, Suite 700
                             Houston, Texas 77002
                                (713) 739-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Timothy T. Stephens
   Executive Vice President of Administration, Secretary and General Counsel
                         500 Dallas Street, Suite 700
                             Houston, Texas 77002
                           Telephone: (713) 739-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                           Michael E. Dillard, P.C.
                            Julien R. Smythe, Esq.
                            Richard J. Wilkie, Esq.
                      Akin Gump Strauss Hauer & Feld LLP
                       1900 Pennzoil Place, South Tower
                711 Louisiana Street, Suite 1900 - South Tower
                             Houston, Texas 77002
                           Telephone: (713) 220-5800
                               -----------------
    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.3

    If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                                                Proposed
                                                                            Proposed            Maximum
                                                        Amount to be    Maximum Offering       Aggregate          Amount of
  Title of Each Class of Securities to be Registered   Registered/(1)/ Price Per Unit/(1)/ Offering Price/(1)/ Registration Fee
------------------------------------------------------ --------------  ------------------  ------------------  ----------------
8 3/4% Series B Senior Subordinated Notes due 2012....  $200,000,000          100%            $200,000,000         $18,400
-------------------------------------------------------------------------------------------------------------------------------
Guarantees of 83/4% Series B Senior Subordinated Notes
  due 2012/(2)/.......................................       --                --                  --               /(3)/

================================================================================
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).
(2) Each subsidiary of Plains Exploration & Production Company that is listed on the Table of Additional Registrant Guarantors on the following page will guarantee the notes being registered hereby.
(3) No separate consideration will be received for the Guarantees and, therefore, no additional registration fee is required.
                               -----------------
    Each Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                   Table of Additional Registrant Guarantors

                                            State or Other      I.R.S.
                                           Jurisdiction of     Employer
                                           Incorporation or Identification
     Exact Name of Registrant Guarantor(1)   Organization       Number
     ------------------------------------- ---------------- --------------
      Arguello Inc........................     Delaware       76-0608465
      Plains Illinois Inc.................     Delaware       76-0487569
      Plains Resources International Inc..     Delaware       76-0040974
      PMCT Inc............................     Delaware       76-0410281

--------
(1) The address for each Registrant Guarantor is 500 Dallas Street, Suite 700, Houston, Texas 77002, and the telephone number at that address is (713) 739-6700.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement relating to these securities filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated October 25, 2002

                    PLAINS EXPLORATION & PRODUCTION COMPANY
                              PLAINS E&P COMPANY

                                 $200,000,000
                               Offer to Exchange
8 3/4% Series B Senior Subordinated Notes Due 2012 for any and all outstanding
              8 3/4% Series A Senior Subordinated Notes due 2012
                        CUSIP: 726507AA4 and 726507AB2

    This prospectus and accompanying letter of transmittal relate to our proposed exchange offer. We are offering to exchange up to $200,000,000 aggregate principal amount of new 83/4% Series B senior subordinated notes due 2012, which we call the Series B notes, which will be freely transferable, for any and all outstanding 83/4% Series A senior subordinated notes due 2012, which we call the Series A notes, issued in a private offering on July 3, 2002 and which have certain transfer restrictions.

    In this prospectus, we sometimes refer to the Series A notes and the Series B notes collectively as the notes.

   . The exchange offer expires at 5:00 p.m., New York City time, on unless extended.

   . The terms of the Series B notes are substantially identical to the terms of the Series A notes, except that the Series B notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

   . All Series A notes that are validly tendered and not validly withdrawn will be exchanged.

   . Tenders of Series A notes may be withdrawn at any time prior to expiration of the exchange offer.

   .  We will not receive any proceeds from the exchange offer.

   . The exchange of Series A notes for Series B notes will not be a taxable event for United States federal income tax purposes.

   . Holders of Series A notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

   . Series A notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but except under certain circumstances, will have no further exchange or registration rights.

                               -----------------

    Please see "Risk Factors" beginning on page 13 for a discussion of factors you should consider in connection with the exchange offer.

                               -----------------

    Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

    We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

                               -----------------

               The date of this prospectus is           , 2002.

    In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. We are offering to exchange the Series B notes for all outstanding Series A notes only in places where offers and sales are permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               Table of Contents

                                                          Page
                                                          ----
                  Summary................................   1
                  Risk Factors...........................  13
                  The Exchange Offer.....................  27
                  Use of Proceeds........................  39
                  Capitalization.........................  40
                  Selected Historical Combined Financial
                    and Other Data.......................  41
                  Management's Discussion and Analysis of
                    Financial Condition and Results of
                    Operations...........................  43
                  Business...............................  56
                  Management.............................  73
                  Principal Stockholder..................  81

                                                           Page
                                                           ----
                 Certain Transactions.....................  82
                 Description of Certain Other Indebtedness  91
                 Description of Notes.....................  93
                 Material U.S. Federal Income Tax
                   Consequences........................... 143
                 Certain ERISA Considerations.............
                 Plan of Distribution..................... 147
                 Validity of the Series B Notes........... 148
                 Experts.................................. 148
                 Where You Can Find More Information...... 148
                 Index to Financial Statements............ F-1
                 Annex A Letter of Transmittal............ A-1
                 Annex B Notice of Guaranteed Delivery.... B-1

                               -----------------

    In this prospectus, "Plains Exploration & Production," "we," "us" and "our" refer to Plains Exploration & Production Company and its subsidiaries, including Plains E&P Company. On September 18, 2002 we converted from a California limited partnership named Plains Exploration & Production Company, L.P. to a Delaware corporation named Plains Exploration & Production Company. This conversion did not materially change your rights as a noteholder. Unless otherwise indicated, financial information included in this prospectus is presented on a historical basis. Our principal executive offices are located at 500 Dallas Street, Suite 700, Houston, Texas 77002, and our telephone number at that address is (713) 739-6700.

                               -----------------

                       Notice to New Hampshire Residents

    Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

                Statement Regarding Forward-Looking Statements

    This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, which we will call the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "will", "would", "should", "plans", "likely", "expects", "anticipates", "intends", "believes", "estimates", "thinks", "may", and similar expressions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption "Risk Factors," as well as the following:

   . the consequences of any potential change in control of us or other change in the relationship between us and Plains Resources, including Plains Resources' contemplated spin-off of us;

   . uncertainties inherent in the development and production of and exploration for oil and gas and in estimating reserves;

   . unexpected future capital expenditures (including the amount and nature thereof);

   .  impact of oil and gas price fluctuations;

   .  the effects of competition;

   .  the success of our risk management activities;

   . the availability (or lack thereof) of acquisition or combination opportunities;

   .  the impact of current and future laws and governmental regulations;

   . environmental liabilities that are not covered by an effective indemnity or insurance; and

   .  general economic, market or business conditions.

    All forward-looking statements in this prospectus are made as of the date hereof, and you should not place undue certainty on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material.

                                  Market Data

    The market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

                         Glossary of Oil and Gas Terms

    The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this prospectus:

    API gravity. A system of classifying oil based on its specific gravity, whereby the greater the gravity, the lighter the oil.

    Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

    BOE. One stock tank barrel equivalent of oil, calculated by converting gas volumes to equivalent oil barrels at a ratio of 6 Mcf to 1 Bbl of oil.

    Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

    Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

    Differential. An adjustment to the price of oil from an established spot market price to reflect differences in the quality and/or location of oil.

    Exploratory well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

    Farm-in. An agreement between a participant who brings a property into the venture and another participant who agrees to spend an agreed amount to explore and develop the property and has no right of reimbursement but may gain a vested interest in the venture. A "farm-in" describes the position of the participant who agrees to spend the agreed-upon sum of money to gain a vested interest in the venture.

    Gas.  Natural gas.

    Gross acres. The total acres in which a person or entity has a working interest.

    Gross oil and gas wells. The total wells in which a person or entity owns a working interest.

    Infill drilling. A drilling operation in which one or more development wells is drilled within the proven boundaries of a field.

    MBbl.  One thousand barrels of oil or other liquid hydrocarbons.

    MBOE.  One thousand BOE.

    Mcf.  One thousand cubic feet of gas.

    Midstream. The portion of the oil and gas industry focused on marketing, gathering, transporting and storing oil.

    MMBbl.  One million barrels of oil or other liquid hydrocarbons.

    MMBOE.  One million BOE.

    MMcf.  One million cubic feet of gas.

    Net acres.  Gross acres multiplied by the percentage working interest.

    Net oil and gas wells. Gross wells multiplied by the percentage working interest.

    Net production. Production that is owned, less royalties and production due others.

    Net profits interest. An interest in a property which entitles the owner to receive a stated percentage of the net profit as defined in the instrument creating the interest. It is carved out of the working interest.

    Net revenue interest. Our share of petroleum after satisfaction of all royalty and other non-cost-bearing interests.

    NYMEX.  New York Mercantile Exchange.

    Oil.  Crude oil, condensate and natural gas liquids.

    Operator. The individual or company responsible for the exploration and/or exploitation and/or production of an oil or gas well or lease.

    PV-10. The pre-tax present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions).

    Proved developed reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

    Proved reserves. Per Article 4-10(a)(2) of Regulation S-X, the SEC defines proved oil and gas reserves as the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

    Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes: (i) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (ii) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

    Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

    Estimates of proved reserves do not include: (i) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (ii) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (iii) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (iv) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

    Proved reserve additions. The sum of additions to proved reserves from extensions, discoveries, improved recovery, acquisitions and revisions of previous estimates.

    Proved undeveloped reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

    Reserve life. A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production for that year.

    Reserve replacement cost. The cost per BOE of reserves added during a period calculated by using a fraction, the numerator of which equals the costs incurred for the relevant property acquisition, exploration, exploitation and development and the denominator of which equals changes in proved reserves due to revisions of previous estimates, extensions, discoveries, improved recovery and other additions and purchases of reserves in-place.

    Reserve replacement ratio. The proved reserve additions for the period divided by the production for the period.

    Royalty. An interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

    Standardized measure. The present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

    Undeveloped acreage. Acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well.

    Upstream. The portion of the oil and gas industry focused on acquiring, exploiting, developing, exploring for and producing oil and gas.

    Waterflood. A secondary recovery operation in which water is injected into the producing formation to maintain reservoir pressure and force oil toward and into the producing wells.

    Working interest. An interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

                                    SUMMARY

    This summary highlights information contained elsewhere in this prospectus. Although this discussion summarizes the material information contained in this prospectus, it does not contain all of the information you should consider before exchanging your notes. You should read this entire prospectus carefully, especially the risks relating to the exchange offer and the risk of owning the notes discussed under "Risk Factors" beginning on page 13 and the historical combined financial statements and notes included in this prospectus, before making an investment decision. Please see page iii for a glossary of oil and gas terms we use in this document.

                                  Our Company

    We are an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. We are 100% owned by Plains Resources Inc. Our core areas of operation are:

   . onshore California, primarily in the Los Angeles Basin, and offshore California in the Point Arguello unit; and

   .  the Illinois Basin in southern Illinois and Indiana.

    We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. Our reserves are generally mature but underdeveloped, have produced significant volumes since initial discovery and have significant estimated remaining reserves. We opportunistically hedge portions of our oil production to manage our exposure to commodity price risk.

    The following table sets forth information with respect to our oil and gas properties as of and for the year ended December 31, 2001:

                                           California    Illinois
                                        ---------------  Basin and
                                        Onshore Offshore   Other    Total
                                        ------- -------- --------- ------
                                              (Dollars in millions)
      Proved reserves
       MMBOE...........................  211.8      5.0     22.5    239.3
       Percent oil.....................     93%      98%      98%      93%
      Proved developed reserves (MMBOE)  112.0      3.8     13.3    129.1
      Production (MBOE)................  6,347    1,431    1,000    8,778
      PV-10/(1)/....................... $577.7   $  6.9   $ 58.6   $643.2
      Standardized measure/(2)/........                            $384.5

--------
(1) Based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas. The PV-10 and standardized measure have been reduced to reflect the abandonment costs of certain properties. In addition, the net cash flows realized from certain leases in our Los Angeles Basin properties, in which we hold a 100% working interest and that had proved reserves of 8.8 MMBOE at December 31, 2001, are subject to a 50% net profits interest. The reduction in future net revenues resulting from such net profits interest is reflected in the PV-10 and standardized measure. PV-10 represents the standardized measure before deducting estimated future income taxes. See "Glossary of Oil and Gas Terms" for a complete definition of PV-10.
(2) Estimated future income taxes are calculated on a combined basis using the statutory income tax rate, accordingly, the standardized measure is presented in total only. See "Glossary of Oil and Gas Terms" for a complete definition of standardized measure.

    During the five-year period ended December 31, 2001 we drilled 561 development wells, 558 of which were successful. During this period, we incurred aggregate oil and gas acquisition, exploitation, development and exploration costs of $442.9 million, resulting in proved reserve additions of
177.9 MMBOE, at an average reserve replacement cost of $2.49 per BOE, which we believe to be among the lowest of our peer group. During that period, approximately 99% of our oil and gas capital expenditures were for acquisition, exploitation and development activities. During that same period, the average replacement cost for large domestic exploration and production companies was $6.57 per BOE.

Our Competitive Strengths

    Quality Asset Base with Long Reserve Life. We had estimated total proved reserves of 239.3 MMBOE as of December 31, 2001, of which 93% was comprised of oil and 54% was proved developed. We have a reserve life of over 27 years and a proved developed reserve life of over 14 years. We believe our long-lived, low production decline reserve base combined with our active hedging strategy should provide us with relatively stable and recurring cash flow. As of December 31, 2001 and based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas, our reserves had a PV-10 of $643.2 million and a standardized measure of $384.5 million.

    Efficient Operations with 100% Operatorship. We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. As a result, we benefit from economies of scale and control the level, timing and allocation of substantially all of our capital expenditures and expenses. We believe this gives us more flexibility than many of our peers to opportunistically pursue exploitation and development projects relating to our properties.

    Large Exploitation and Development Inventory. We have a large inventory of projects in our core areas that we believe will support at least five years of exploitation and development activity. Over the last five years, we have achieved a high success rate on these types of projects, drilling a total of 561 development wells with a 99.5% success rate. In addition, we have completed numerous other production enhancement projects, such as recompletions, workovers and upgrades. The results of these activities over the last five years have been additions to proved reserves, excluding reserves added through acquisition activities, totaling 120.6 MMBOE, or approximately 332% of cumulative net production for this period. Reserve replacement costs, excluding acquisitions, have averaged approximately $3.17 per BOE for the same period.

    Experienced and Proven Management and Operations Team. Our executive management team has an average of 20 years of experience in the oil and gas industry. Our Chief Executive Officer is James Flores, who founded Flores & Rucks Incorporated, a predecessor of Ocean Energy, Inc., and was President and Chief Executive Officer of Ocean Energy from July 1995 until March 1999. Mr. Flores served as Chairman of the Board of Ocean Energy from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. The executive management of Plains Resources is supported by a core team of 23 technical and operating managers who have worked with our properties for many years and have an average of 22 years of experience in the oil and gas industry.

Strategy

    Our strategy is to continue to grow our cash flow from operations and to use this cash flow to increase our proved developed reserves and production, acquire additional underdeveloped oil and gas properties and make other strategic acquisitions. We intend to implement our strategy as follows:

    Continue Exploitation and Development of Current Asset Base. We believe that we have a proven track record of exploiting underdeveloped properties to increase reserves and cash flow. We focus on implementing improved production practices and recovery techniques, and relatively low-risk development drilling. An example of our success in exploiting underdeveloped properties can be found in our Montebello field located in the Los Angeles, or LA, Basin. Since our acquisition of this field in March 1997, our exploitation and development activities have resulted in an increase in our net average production from approximately 930 BOE per day at the time of acquisition to approximately 2,400 BOE per day during the first six months of 2002, representing a compound annual growth rate of over 20%.

    Pursue Additional Growth Opportunities. We believe we can continue our strong reserve and production growth through the exploitation and development of our existing inventory of projects relating to our properties. We also intend to be opportunistic in pursuing selective acquisitions of oil or gas properties or exploration projects, for example, during periods of weak commodity prices. We will consider opportunities located in our current core areas of operation as well as projects in other areas in North America that meet our investment criteria.

    Maintain Long-term Hedging Program. We actively manage our exposure to commodity price fluctuations by hedging significant portions of our oil production through the use of swaps, collars and purchased puts and calls. The level of our hedging activity depends on our view of market conditions, available hedge prices and our operating strategy. Under our hedging program, we typically hedge approximately 70-75% of our production for the current year, 40-50% of our production for the next year and up to 25% of our production for the following year. For example, assuming estimated fourth quarter 2002 production levels are held constant in subsequent periods, as of September 30, 2002 we had hedged approximately 78% of production for the second half of 2002, approximately 68% of production for 2003 and approximately 49% of production for 2004.

Risk Factors

    You should carefully consider the risks described under "Risk Factors" beginning on page 13, as well as the other information contained in this prospectus. These risks include the fact that we primarily operate onshore and offshore California, some of the most highly regulated areas in the United States. Regulatory factors could therefore delay our ability to exploit our properties in the time frame we currently anticipate. In addition, through our pursuit of additional growth opportunities we will be competing with many companies larger than ourselves with greater financial and technical resources. Our hedging strategy also may not provide us with the returns and surety of returns that we expect. If one or more of these consequences occur, it could negatively impact our ability to implement our business strategy successfully.

Recent Developments

  Spin-off

    Our parent is Plains Resources Inc., which, in addition to owning us, owns an aggregate 25% ownership interest in Plains All American Pipeline, or PAA, including 44% of the general partner of PAA. PAA is a publicly traded master limited partnership that is engaged in the midstream activities of marketing, transportation and terminalling of oil and marketing liquified petroleum gas. Plains Resources also owns interests in oil and gas properties in Florida, which included 17.3 MMBOE of proved oil reserves as of December 31, 2001.

    On May 22, 2002 Plains Resources received a favorable private letter ruling from the Internal Revenue Service, or IRS, stating that, for United States federal income tax purposes, a distribution by Plains Resources of our capital stock owned by it to its stockholders will generally be tax-free to both Plains Resources and its stockholders. We call this proposed distribution the "spin-off". We expect the spin-off to occur within 120 days of the date of this offering. The indenture governing the notes will permit the spin-off and the spin-off will not, in itself, constitute a "change of control" for purposes of the indenture.

    The spin-off will, among other things:

   . generally divide Plains Resources' midstream and upstream assets into two separate platforms;

   . allow Plains Resources and us to focus corporate strategies and management teams for each business; and

   .  simplify Plains Resources' and our corporate structure.

    Any decision to pursue the spin-off is subject to obtaining a number of regulatory and contractual third-party consents and permits. Accordingly, we cannot provide any assurance that the spin-off will occur.

  Reorganization

    On July 3, 2002 Plains Resources contributed to us all of the capital stock of its subsidiaries that own oil and gas properties offshore California and in Illinois. As a result, we indirectly own our offshore California and Illinois properties and directly own our onshore California properties. Plains Resources and its management will continue to manage our operations under the terms of a transition services agreement. Plains Resources also contributed to us intercompany payables that we or our subsidiaries owed to it which totalled $257.7 million at June 30, 2002. We call this series of transactions our "reorganization".

    Although Plains Resources has historically owned and operated the offshore California and Illinois properties through subsidiaries, our discussion in this prospectus assumes we owned and operated these properties since the time Plains Resources acquired them. For example, if Plains Resources through our subsidiaries drilled a well in 1999 on an Illinois property, in this prospectus we will state that we drilled the well in 1999.

  Financings

    On July 3, 2002 we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued $200.0 million of Series A notes. The Series A notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full and unconditional basis by all of our existing and future domestic restricted subsidiaries.

    On July 3, 2002 we also entered into a $300.0 million revolving credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. As of September 30, 2002 we had $90.7 million outstanding under this credit facility. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which $5.2 million had been issued as of September 30, 2002). To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties.

    We distributed the net proceeds of $195.3 million from the Series A notes and $117.6 million in initial borrowings under our credit facility to Plains Resources, which used:

   . $287.0 million to redeem its 10.25% senior subordinated notes on August 2, 2002;

   .  $25.0 million to repay the amounts outstanding under its credit facility;
      and

   .  $0.9 million to pay fees related to its credit facility.

  Purchase of Additional Point Arguello Interest

    In August 2002 we acquired an additional 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure. The seller retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. We assumed the seller's share of the costs of plugging the wells and flushing the lines. As consideration for receiving the transferred properties and assuming the obligations described above, we received $2.4 million in cash and $3.0 million for our share of revenues less costs for the period from April 1 to July 30, 2002. This transaction doubled our working interest in the Point Arguello unit to 52.6%.

Our Executive Offices

    Our principal executive offices are located at 500 Dallas Street, Suite 700, Houston Texas 77002, and our telephone number at that address is (713) 739-6700.

                              CORPORATE STRUCTURE

    The diagram below shows our and our parent's corporate structure and obligations under the notes. Plains Resources, Calumet Florida and Plains Holdings do not guarantee or have any other obligations in respect of the notes.

                                  [FLOW CHART]


--------
(1) Subsidiary guarantor of the notes. Plains Resources International Inc. and PMCT Inc., wholly-owned subsidiaries of Plains Exploration & Production Company that have no material assets or operations, are also subsidiary guarantors of the notes.

                              THE EXCHANGE OFFER

    You are entitled to exchange in the exchange offer your outstanding Series A notes for Series B notes with substantially identical terms. You should read the discussion under the heading "Description of Notes" beginning on page 91 for further information regarding the Series B notes.

Registration Rights
Agreement.................    We sold $200.0 million in aggregate principal
                              amount of Series A notes to J.P. Morgan
                              Securities Inc., Goldman, Sachs & Co., Banc One
                              Capital Markets, Inc., BNP Paribas Securities
                              Corp., Fleet Securities, Inc. and Fortis
                              Investment Services LLC as initial purchasers in a transaction exempt from the registration requirements of the Securities Act. We entered into a registration rights agreement dated as of July 3, 2002 with the initial purchasers which grants the holders of the Series A notes exchange and registration rights. This exchange offer satisfies those exchange rights.

The Exchange Offer........    $1,000 principal amount of Series B notes in
                              exchange for each $1,000 principal amount of Series A notes. As of the date of this prospectus, $200.0 million aggregate principal amount of the Series A notes are outstanding. We will issue Series B notes to holders on the earliest practicable date following the
                              Expiration Date.

Resales of the Series B
notes.....................    Based on interpretations by the staff of the SEC
                              set forth in no-action letters issued to third parties, we believe that, except as described below, the Series B notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by holders of the Series B notes, other than a holder that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Series B notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of the Series B notes.

                              Each broker-dealer that receives Series B notes pursuant to the exchange offer in exchange for Series A notes that the broker-dealer acquired for its own account as a result of market-making activities or other trading activities, other than Series A notes acquired directly from us or our affiliates, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes. The letter of transmittal states that by acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                              If we receive notices in the letter of
                              transmittal, this prospectus, as it may be amended or supplemented from time to time, may be used for the period described below by a broker-dealer in connection with resales of Series B notes received in exchange for Series A notes where the Series A notes were acquired by the broker-dealer as a result of market making activities or other trading activities and not acquired directly from us.

                              The letter of transmittal requires broker-dealers tendering Series A notes in the exchange offer to indicate whether the broker-dealer acquired the Series A notes for its own account as a result of market-making activities or other trading activities, other than Series A notes acquired directly from us or any of our affiliates. If no broker-dealer indicates that the Series A notes were so acquired, we have no obligation under the registration rights agreement to maintain the effectiveness of the registration statement past the consummation of the exchange offer or to allow the use of this prospectus for such resales. See "The Exchange Offer--Registration Rights" and "--Resale of the Series B Notes; Plan of Distribution."

Expiration Date...........    The exchange offer expires at 5:00 p.m., New York
                              City time on      , unless we extend the exchange
                              offer in our sole discretion, in which case the term "Expiration Date" means the latest date and time to which the exchange offer is extended.

Conditions to the Exchange
Offer.....................    The exchange offer is subject to certain
                              conditions which we may waive. See "The Exchange
                              Offer--Conditions to the Exchange Offer."

Procedures for Tendering
the Series A Notes........    Each holder of Series A notes wishing to accept
                              the exchange offer must complete, sign and date the accompanying letter of transmittal in accordance with the instructions, and mail or otherwise deliver the letter of transmittal together with the Series A notes and any other required documentation to the exchange agent identified below under "Exchange Agent" at the address set forth in this prospectus. By executing the letter of transmittal, a holder will make certain representations to us. See "The
                              Exchange Offer--Registration Rights" and
                              "--Procedures for Tendering Series A Notes."

Special Procedures for
Beneficial Owners.........    Any beneficial owner whose Series A notes are
                              registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. See
                              "The Exchange Offer--Procedures for Tendering
                              Series A Notes."

Guaranteed
Delivery Procedures.......    Holders of Series A notes who wish to tender
                              their Series A notes when those securities are not immediately available or who cannot deliver their Series A notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the Expiration Date must tender their Series A notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Series A Notes--Guaranteed Delivery."

Withdrawal Rights.........    Tenders of Series A notes pursuant to the
                              exchange offer may be withdrawn at any time prior to the Expiration Date.

Acceptance of Series A
Notes and Delivery of
Series B Notes............    We will accept for exchange any and all Series A
                              notes that are properly tendered in the exchange offer and not withdrawn prior to the Expiration
                              Date. The Series B notes issued in the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of the Series A notes. See "The Exchange Offer--Terms of the Exchange Offer."

Exchange Agent............    JPMorgan Chase Bank is serving as exchange agent
                              in connection with the exchange offer. See "The
                              Exchange Offer--Exchange Agent."

                      Ratio of Earnings to Fixed Charges

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                      Six Months Ended
                      June 30,          Year Ended December 31,
                      ---------------- --------------------------
                      2002     2001    2001 2000 1999 1998   1997
                      ----     ----    ---- ---- ---- ----   ----
                      3.0      6.4     5.2  3.1  2.1   --(1) 4.6

--------
(1) In 1998 earnings were insufficient to cover fixed charges by $29.2 million.

    We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consists of income before income taxes and the cumulative effect of accounting changes and fixed charges. Fixed charges consist of interest expense, capitalized interest and that portion of annual rental expense we have deemed to represent the interest factor.

                         SUMMARY FINANCIAL INFORMATION

   The following table sets forth our summary combined historical financial information that has been derived from (i) the audited combined statements of income and cash flows for our business for each of the years ended December 31, 2001, 2000 and 1999, (ii) the unaudited combined statements of income and cash flows for our business for the six months ended June 30, 2002 and 2001 and
(iii) our unaudited combined balance sheet as of June 30, 2002. Pro forma information reflects (i) the reorganization, (ii) our issuance of Series A notes, (iii) our new $300 million revolving credit facility and our initial borrowings thereunder and (iv) the distribution of the proceeds of our notes offering and our initial borrowings under our credit facility to Plains Resources. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes and the unaudited pro forma condensed financial information and notes thereto included elsewhere in this prospectus. The information set forth below is not necessarily indicative of our future results.

                                              Six Months Ended June 30,           Year Ended December 31,
                                            ----------------------------  --------------------------------------
                                               Pro                           Pro
                                              Forma                         Forma
                                              2002      2002      2001      2001      2001      2000      1999
                                            --------  --------  --------  --------  --------  --------  --------
                                                        (Amounts in thousands, except per share data)
Statement of Income Data:
Revenues:
  Oil and liquids.......................... $ 81,222  $ 81,222  $ 86,756  $174,895  $174,895  $126,434  $102,390
  Gas......................................    4,578     4,578    23,518    28,771    28,771    16,017     5,095
  Other operating revenues.................       13        13       423       473       473        --        --
                                            --------  --------  --------  --------  --------  --------  --------
                                              85,813    85,813   110,697   204,139   204,139   142,451   107,485
                                            --------  --------  --------  --------  --------  --------  --------
Costs and expenses:
  Production expenses......................   35,082    35,082    30,425    63,795    63,795    56,228    50,527
  General and administrative/(1)/..........    4,726     4,726     4,676    10,210    10,210     6,308     4,367
  Depreciation, depletion and
   amortization............................   13,898    13,507    11,031    24,885    24,105    18,859    13,329
                                            --------  --------  --------  --------  --------  --------  --------
                                              53,706    53,315    46,132    98,890    98,110    81,395    68,223
                                            --------  --------  --------  --------  --------  --------  --------
Income from operations.....................   32,107    32,498    64,565   105,249   106,029    61,056    39,262
Other income (expense)
  Interest expense.........................  (10,798)   (9,418)   (8,548)  (21,554)  (17,411)  (15,885)  (14,912)
  Interest and other income................       36        36       422       463       463       343        87
                                            --------  --------  --------  --------  --------  --------  --------
Income before income taxes and cumulative
 effect of accounting change...............   21,345    23,116    56,439    84,158    89,081    45,514    24,437
Income tax expense.........................   (8,342)   (9,034)  (21,786)  (32,488)  (34,388)  (16,765)   (5,332)
                                            --------  --------  --------  --------  --------  --------  --------
Income before cumulative effect of
 accounting change......................... $ 13,003    14,082    34,653  $ 51,670    54,693    28,749    19,105
                                            ========                      ========
Cumulative effect of accounting change, net
 of tax benefit............................                 --    (1,522)             (1,522)       --        --
                                                      --------  --------            --------  --------  --------
Net income.................................           $ 14,082  $ 33,131            $ 53,171  $ 28,749  $ 19,105
                                                      ========  ========            ========  ========  ========
Net income per common share:
  Basic and diluted........................ $   0.54  $   0.58  $   1.37  $   2.14  $   2.20  $   1.19  $   0.79
Weighted averaged common shares
 outstanding:
  Basic and diluted........................   24,200    24,200    24,200    24,200    24,200    24,200    24,200
Other Financial Data:
EBITDA/(2)/................................ $ 46,005  $ 46,005  $ 75,596  $130,134  $130,134  $ 79,915  $ 52,591
Ratio of earnings to fixed charges/(3)/....      2.6       3.0       6.4       4.3       5.2       3.1       2.1
Net cash provided by operating activities..             19,776    71,619             116,808    79,464     4,609
Net cash used in investing activities......             42,358    63,167             125,880    70,871    59,362
Net cash provided by (used in) financing
 activities................................             22,576    (8,988)              8,549   (13,132)   59,690
Oil and gas capital expenditures...........             42,341    63,052             125,753    70,505    59,167

                                                  (footnotes on following page)

                                                 As of June 30, 2002
                                                 -------------------
                                                 Historical    Pro
                                                  Combined    Forma
                                                 ---------- --------
                                                    (In thousands)
           Balance Sheet Data:
           Cash and cash equivalents............  $      7  $      7
           Working capital......................   (18,285)  (20,398)
           Total assets.........................   522,554   527,069
           Total debt...........................   259,237   315,899
           Combined owners'/stockholders' equity   169,130   114,870

--------
(1) General and administrative expenses consist of our direct expenses plus amounts allocated from Plains Resources for various operational, financial, accounting and administrative services provided to us. We estimate that as a result of our reorganization and spin-off, our annual general and administrative expenses will increase by approximately $3.5 million over the amount reported for the year ended December 31, 2001, reflecting the incremental costs of operating as a separate, publicly-held company.
    In addition, in connection with the issuance of stock appreciation rights
    (SARs) to Plains Resources' employees, officers and directors as part of and at the time of the spin-off, if the exercise price of the SAR is below the fair market value of a share of our common stock on the date of the spin-off, we will be required to record a charge to earnings equal to that difference. Assuming that the value of a share of Plains Resources common stock before the spin-off is equal to the closing trading price of Plains Resources common stock as of September 30, 2002 minus the value of one of our shares of common stock, which we assume for purposes of this calculation to be $11.00, we would incur the following initial charge in connection with the spin-off.

Plains Resources Our Assumed Estimated # SARs to Charge to Net  Effect on Basic
  Share Price    Share Price   be Outstanding       Income     Earnings Per Share
     $25.78        $11.00        3.9 million     $2.3 million        $0.08

    SARs are subject to variable accounting treatment. As a result, in subsequent periods our results of operations could be adversely affected by fluctuations in the price of our common stock. See the discussion of new Plains Resources stock options and stock appreciation rights on pages 25-26.

(2) EBITDA means earnings before interest income and expense, income taxes, depreciation, depletion and amortization and other income. EBITDA is not a measurement presented in accordance with generally accepted accounting principles, or GAAP, and should not be considered as an alternative to cash flow from operating activities as a measure of liquidity or net income as a measure of operating results in accordance with GAAP.
    EBITDA is presented because we believe it provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. When evaluating EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA, (ii) whether EBITDA has remained at positive levels historically and (iii) how EBITDA compares to levels of interest expense. However, EBITDA does not necessarily indicate whether cash flow will be sufficient for such items as working capital requirements, capital expenditures or to react to changes in our industry or to the economy in general, as certain functional or legal requirements of our business may require us to use our available funds for other purposes. EBITDA, as presented herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
    EBITDA includes amortization of hedge premiums of $0.4 million and $3.8 million for the six months ended June 30, 2002 and 2001, respectively, and $3.2 million and $0.9 million for the years ended December 31, 2001 and 2000, respectively. EBITDA is calculated as follows:

                                 Six Months Ended June 30,         Year Ended December 31,
                                 -------------------------  ------------------------------------
                                   Pro                         Pro
                                  Forma                       Forma
                                  2002      2002     2001     2001      2001      2000     1999
                                 -------  -------  -------  --------  --------  -------  -------
                                                          (In thousands)
Income before income taxes and
 cumulative effect of accounting
 change......................... $21,345  $23,116  $56,439  $ 84,158  $ 89,081  $45,514  $24,437
Interest and other income.......     (36)     (36)    (422)     (463)     (463)    (343)     (87)
Interest expense................  10,798    9,418    8,548    21,554    17,411   15,885   14,912
Depreciation, depletion and
 amortization...................  13,898   13,507   11,031    24,885    24,105   18,859   13,329
                                 -------  -------  -------  --------  --------  -------  -------
EBITDA.......................... $46,005  $46,005  $75,596  $130,134  $130,134  $79,915  $52,591
                                 =======  =======  =======  ========  ========  =======  =======

(3) We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before income taxes and the cumulative effect of accounting changes and fixed charges. "Fixed charges" consist of interest expense, capitalized interest and that portion of annual rental expense we have deemed to represent the interest factor.

                      SUMMARY RESERVE AND PRODUCTION DATA

   The following table sets forth certain of our combined historical reserve and operating data. You should read the historical data in conjunction with our historical combined financial statements and notes included elsewhere in this prospectus. The information set forth below is not necessarily indicative of our future results.

                                  Six Months Ended
                                     June 30,         Year Ended December 31,
                                  ---------------  ------------------------------
                                   2002     2001     2001      2000       1999
                                  -------  ------- -------- ---------- ----------
                                  (Dollars in thousands, except per unit amounts)
Estimated proved reserves (at end
  of period):
 Oil (MBbl)......................                   223,293    204,387    195,213
 Gas(MMcf).......................                    96,217     93,486     90,873
       Total (MBOE)..............                   239,329    219,968    210,359
Percent oil......................                       93%        93%        93%
Percent proved developed.........                       54%        52%        52%
PV-10 (at end of period)(1)......                  $643,220 $1,304,182 $1,106,358
Standardized measure(1)(2).......                   384,467    789,438    727,286
Reserve additions (MBOE).........                    28,140     17,770     92,554
Reserve life (years).............                      27.3       27.0       27.6
Production:
 Oil (MBbl)......................   4,113    3,934    8,219      7,654      7,081
 Gas (MMcf)......................   1,719    1,627    3,355      3,042      3,163
       Total (MBOE)..............   4,399    4,205    8,778      8,161      7,608
Costs incurred:
 Exploitation and development(3). $40,656  $62,573 $123,778 $   68,186 $   54,996
 Exploration.....................      --       64      286        293        796
 Acquisition.....................   1,685      415    1,689      2,026      3,375
       Total costs incurred......  42,341   63,052  125,753     70,505     59,167
Reserve replacement cost per
  BOE............................                  $   4.47 $     3.97 $     0.64
Industry average reserve
  replacement cost per BOE(4)....                      8.58       5.40       4.53
Reserve replacement ratio........                      321%       218%     1,216%
Average sales price per unit:
 Oil ($/Bbl)..................... $ 19.75  $ 22.05 $  21.28 $    16.52 $    14.46
 Gas ($/Mcf).....................    2.66    14.45     8.58       5.26       1.61
 BOE.............................   19.50    26.22    23.20      17.46      14.13
Expense per BOE:
 Production expenses............. $  7.97  $  7.24 $   7.27 $     6.89 $     6.64
 General and administrative......    1.07     1.11     1.16       0.77       0.57

--------
(1) Based on year-end spot market prices of: (a) $19.84 per Bbl of oil and $2.58 per Mcf of gas for 2001; (b) $26.80 per Bbl of oil and $13.70 per Mcf of gas for 2000; and (c) $25.60 per Bbl of oil and $2.37 per Mcf of gas for 1999. PV-10 represents the standardized measure before deducting estimated future income taxes.
(2) Our year-end 2001 standardized measure includes future development costs related to proved undeveloped reserves of $25.5 million in 2002, $58.9 million in 2003 and $45.2 million in 2004.
(3) Exploitation and development costs include expenditures of $58.5 million in 2001, $20.6 million in 2000 and $10.7 million in 1999 related to the development of proved undeveloped reserves included in our proved oil and gas reserves at the beginning of each year.
(4) Represents the average replacement cost for large domestic exploration and production companies.

                                 RISK FACTORS

    You should carefully consider the risks described below in addition to other information contained in this prospectus before making an investment decision. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flow and results of operations.

Risks Relating to the Exchange Offer

The market value of your Series A notes may be lower if you do not exchange your Series A notes or fail to properly tender your Series A notes for exchange.

    Consequences of failure to exchange. To the extent that Series A notes are tendered and accepted for exchange in the exchange offer, the trading market for Series A notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Series A notes not tendered for exchange. The extent of the market and the availability of price quotations for Series A notes would depend upon a number of factors, including the number of holders of Series A notes remaining at such time and the interest in maintaining a market in such Series A notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading, or float, may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Series A notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of Series A notes exchanged pursuant to the exchange offer reduces the float. The reduced float also may tend to make the trading price of the Series A notes that are not exchanged more volatile.

    Consequences of failure to properly tender. Issuance of the Series B notes in exchange for the Series A notes in the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer--Conditions to the Exchange Offer" and only after timely receipt by the exchange agent of the Series A notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of Series A notes desiring to tender Series A notes in exchange for Series B notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Series A notes for exchange. Series A notes that may be tendered in the exchange offer but which are not validly tendered will, following the consummation of the exchange offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to the Series A notes.

If you do not tender your Series A notes for exchange, your ability to transfer your Series A notes will be limited.

    We issued the Series A notes in a private offering. As a result, the Series A notes have not been registered under the Securities Act and may not be resold by purchasers thereof unless the Series A notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. The Series A notes that are not tendered in the exchange offer will continue to be subject to the existing restrictions upon their transfer. We will have no obligation to provide for the registration under the Securities Act of unexchanged Series A notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

    The notes are a new issue of securities for which there is no established public market. At the time of the private placement of the Series A notes, the initial purchasers advised us that they intended to make a market in the Series A notes and the Series B notes, if issued, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Risks Relating to the Notes

We may not be able to generate enough cash flow to meet our debt obligations.

    We expect our earnings and cash flow to vary significantly from year to year. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

    At September 30, 2002 we had $90.7 million outstanding under our new credit facility which is senior in right of payment to the notes. In addition, we had $129.1 million in additional borrowing capacity under the new credit facility, which if borrowed would be secured debt senior in right of payment to the notes.

    If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

   .  refinancing or restructuring our debt;

   .  selling assets;

   .  reducing or delaying capital investments; or

   .  seeking to raise additional capital.

    However, undertaking alternative financing plans, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Your right to receive payments on the notes is junior to all of our and the subsidiary guarantors' existing senior indebtedness and any additional senior indebtedness we and the subsidiary guarantors may incur.

    The notes rank behind all of our existing and future senior indebtedness (which does not include trade payables and certain other indebtedness), except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes. The subsidiary guarantees are similarly subordinated. As a result, upon any distribution to our creditors or the creditors of any subsidiary guarantors in a bankruptcy or similar proceeding relating to us or any subsidiary guarantors, the holders of our senior debt and the senior debt of any subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or any subsidiary guarantees.

    In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or any subsidiary guarantor, holders of the notes will participate with all other holders of our senior subordinated indebtedness and that of any subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of the notes would receive ratably less than senior creditors.

We may not be able to repurchase the notes upon a change of control.

    Upon the occurrence of certain change of control events, we are required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our oil and gas operations or other sources, including:

   .  borrowings under our credit facilities or other sources;

   .  sales of assets; or

   .  sales of equity.

    Sufficient funds may not be available at the time of any change of control to repurchase your notes after first repaying any of our senior debt that may exist at the time. In addition, restrictions under our credit facility or any future credit facilities will not allow such repurchases. Additionally, a "change of control" (as defined in the indenture) will be an event of default under our credit facility that would permit the lenders to accelerate the debt outstanding under the credit facility. Finally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations. The spin-off, if and when it occurs, will not be a "change of control" for purposes of the indenture.

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

    A financial failure by us, our subsidiaries, or our parent prior to the spin-off, could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries or us and our parent. If a bankruptcy court substantively consolidated us and our subsidiaries or us and our parent, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the cram-down provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

If the subsidiary guarantees are deemed fraudulent conveyances or preferential transfers, a court may subordinate or void them.

    Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or void our subsidiary guarantees. Generally, a United States court may void or subordinate a subsidiary guarantee in favor of the subsidiary's other obligations if it finds that at the time the subsidiary entered into a subsidiary guarantee it:

   . intended to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

   . did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee, or

   .  at the time it issued the subsidiary guarantee, the subsidiary

     . was insolvent or became insolvent as a result of issuing the subsidiary guarantee,

     . was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or

     . intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured.

    In addition, a guarantee may be voided based on the level of benefits the guarantor received compared to the amount of the subsidiary guarantee. If a subsidiary guarantee is voided or held unenforceable, you would not have any claim against that subsidiary and would be creditors solely of us and Plains E&P Company and any subsidiary guarantors whose guarantees are not held unenforceable. After providing for all prior claims, there may not be sufficient assets to satisfy claims of holders of notes relating to any voided portions of any of the subsidiary guarantees.

    There is a risk of a preferential transfer if:

   . a subsidiary guarantor declares bankruptcy or its creditors force it to declare bankruptcy within 90 days (or in certain cases, one year) after a payment on the guarantee; or

   .  a subsidiary guarantee was made in contemplation of insolvency.

    The subsidiary guarantee could be voided by a court as a preferential transfer. In addition, a court could require holders of notes to return any payments made on the notes during the 90-day (or one-year) period.

Risks Relating to Our Business

Our substantial debt could adversely restrict our ability to operate and affect our financial condition.

    We have a substantial amount of debt and the ability to incur substantially more debt. In addition to the $200 million of Series A notes we have outstanding we have a $300.0 million revolving credit facility with a current borrowing base of $225.0 million, which is collateralized by a pledge of the equity of our subsidiaries and substantially all of our other assets and supported by guarantees of our subsidiaries. As of September 30, 2002 we had $90.7 million outstanding under this credit facility.

    The Series A notes have been assigned a B2 rating by Moody's Investor Service Inc. and we have been assigned a BB- corporate credit rating, on credit watch with negative implications, by Standard and Poor's Ratings Group, which are both below investment grade. As a result, at times we may have difficulty accessing capital markets or raising capital on favorable terms as we will incur higher borrowing costs than our competitors that have higher ratings. Therefore, our financial results may be negatively affected by our inability to raise capital or the cost of such capital as a result of our ratings.

    We and all of our restricted subsidiaries must comply with various covenants contained in our revolving credit facility, the indenture related to our senior subordinated notes and any of our future debt arrangements which, among other things, limit the ability of us and those subsidiaries to:

   .  incur additional debt or liens;

   . make payments in respect of or redeem or acquire any debt or equity issued by us;

   .  sell assets;

   .  make loans or investments;

   .  acquire or be acquired by other companies; and

   .  amend some of our contracts.

    Our substantial debt could have important consequences to you. For example, it could:

   . increase our vulnerability to general adverse economic and industry conditions;

   . limit our ability to fund future working capital and capital expenditures, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our debt or to comply with any restrictive terms of our debt;

   . limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

   . place us at a competitive disadvantage as compared to our competitors that have less debt.

    In addition, if we fail to comply with the terms of any of our debt, the lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

Volatile oil and gas prices could adversely affect our financial condition and results of operations.

   Our success is largely dependent on oil and gas prices, which are extremely volatile. Any substantial or extended decline in the price of oil and gas below current levels will have a material adverse effect on our business operations and future revenues. Moreover, oil and gas prices depend on factors we cannot control, such as:

   . supply and demand for oil and gas and expectations regarding supply and demand;

   .  weather;

   .  actions by the Organization of Petroleum Exporting Countries, or OPEC;

   .  political conditions in other oil-producing and gas-producing countries;

   .  general economic conditions in the United States and worldwide; and

   .  governmental regulations.

   With respect to our business, prices of oil and gas will affect:

   .  our revenues, cash flows and earnings;

   . our ability to attract capital to finance our operations and the cost of such capital;

   .  the amount that we are allowed to borrow; and

   .  the value of our oil and gas properties.

Any prolonged, substantial reduction in the demand for oil and gas, or distribution problems in meeting this demand, could adversely affect our business.

    Our success is materially dependent upon the demand for oil and gas. The availability of a ready market for our oil and gas production depends on a number of factors beyond our control, including the demand for and supply of oil and gas, the availability of alternative energy sources, the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. If there is no market for the oil and gas which we produce, we will be unable to sell it. We may also have to shut-in some of our wells temporarily due to a lack of market. If the demand for oil and gas diminishes, our financial results would be negatively impacted.

    In addition, there are limited methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of our oil and gas production, any of which could have a negative impact on our results of operation and cash flows.

Our equity oil production is dedicated to a single customer and, as a result, our credit exposure to that customer is significant.

    We have entered into an oil marketing agreement with PAA, an affiliate of both ours and Plains Resources, under which PAA is the exclusive purchaser of all of our equity oil production. We generally do not require letters of credit or other collateral from PAA to support our trade receivables. Accordingly, a material adverse change in PAA's financial condition could adversely impact our ability to collect our receivables from PAA and thereby affect our financial condition.

If we are unable to replace the reserves that we have produced, our reserves and revenues will decline.

    Our future success depends on our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable which, in itself, is dependent on oil and gas prices. Without continued successful exploitation, acquisition or exploration activities, our reserves and revenues will decline as a result of our current reserves being depleted by production. We may not be able to find or acquire additional reserves at acceptable costs.

We may not be successful in acquiring, exploiting, developing or exploring for oil and gas properties.

    The successful acquisition, exploitation or development of or exploration for oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. These assessments are necessarily inexact. As a result, we may not recover the purchase price of a property from the sale of production from the property, or may not recognize an acceptable return from properties we do acquire. In addition, our exploitation and development operations may not result in any increases in reserves. Our operations may be curtailed, delayed or canceled as a result of:

   .  inadequate capital or other factors, such as title problems;

   .  weather;

   .  compliance with governmental regulations or price controls;

   .  mechanical difficulties; or

   .  shortages or delays in the delivery of equipment.

    In addition, exploitation and development costs may greatly exceed initial estimates. In that case, we would be required to make unanticipated expenditures of additional funds to develop these projects, which could materially adversely affect our business, financial condition and results of operations.

    In the future, we may focus on exploration opportunities onshore and offshore. Exploration for oil and gas has inherent and historically high risk. Exploration may involve unprofitable efforts, not only with respect to dry wells, but also with respect to wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Future reserve increases and production may be dependent on our success in these exploration efforts, which may be unsuccessful.

Estimates of oil and gas reserves depend on many assumptions that may be inaccurate. Any material inaccuracies could adversely affect the quantity and value of our oil and gas reserves.

    The proved oil and gas reserve information included in this prospectus represents only estimates. These estimates are based on reports prepared by independent petroleum engineers. The estimates were calculated using oil and gas prices in effect on the date indicated in the reports. Any significant price changes will have a material effect on the quantity and present value of our reserves.

    Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including:

   . historical production from the area compared with production from other comparable producing areas;

   .  the assumed effects of regulations by governmental agencies;

   .  assumptions concerning future oil and gas prices; and

   . assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

    Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

   .  the quantities of oil and gas that are ultimately recovered;

   .  the timing of the recovery of oil and gas reserves;

   .  the production and operating costs incurred; and

   .  the amount and timing of future development expenditures.

    Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

    The discounted future net revenues included in this prospectus should not be considered as the market value of the reserves attributable to our properties. As required by the SEC, the estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net revenues will also be affected by factors such as:

   .  the amount and timing of actual production;

   .  supply and demand for oil and gas; and

   .  changes in governmental regulations or taxation.

    In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.

The geographic concentration and lack of marketable characteristics of our oil and gas reserves may have a greater effect on our ability to sell our oil and gas compared to other companies.

    Substantially all of our oil and gas reserves are located in California and Illinois. Because our reserves are not diversified geographically, our business is more subject to local conditions than other, more diversified companies. Any regional events, including price fluctuations, natural disasters, and restrictive regulations, that increase costs, reduce availability of equipment or supplies, reduce demand or limit our production may impact our operations more than if our reserves were more geographically diversified.

    California oil reserves are largely 14 to 25 degree API gravity, which is heavier than premium grade light crude oil. Due to the processes required to refine this type of oil and the transportation requirements, it would be difficult to market our oil outside California.

Operating hazards, natural disasters or other interruptions of our operations could result in potential liabilities, which may not be fully covered by our insurance.

    The oil and gas business involves certain operating hazards such as:

   .  well blowouts;

   .  cratering;

   .  explosions;

   .  uncontrollable flows of oil, gas or well fluids;

   .  fires;

   .  pollution; and

   .  releases of toxic gas.

    In addition, our operations in California are especially susceptible to damage from natural disasters such as earthquakes and fires and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of southern California. Any of these operating hazards could cause serious injuries, fatalities or property damage, which could expose us to liabilities. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration, development, and acquisition, or could result in a loss of our properties.

    Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences. Our insurance might be inadequate to cover our liabilities. For example, we are not fully insured against earthquake risk in California because of high premium costs. Insurance covering earthquakes or other risks may not be available at premium levels that justify its purchase in the future, if at all. The insurance market in general and the energy insurance market in particular has been a difficult market over the past several years. Upon renewal in June 2002, our cost of insurance increased substantially over the prior year's amount. In addition, we increased deductibles and decreased or eliminated certain types of coverages to mitigate the cost increase. Insurance costs are expected to continue to increase over the next few years and we may decrease coverage and retain more risk to mitigate future cost increases. If we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if we incur liability at a time when we are not able to obtain liability insurance, then our business, results of operations and financial condition could be materially adversely affected.

Governmental agencies and other bodies, including those in California, might impose regulations that increase our costs and may terminate or suspend our operations.

    Our business is subject to federal, state and local laws and regulations as interpreted by governmental agencies and other bodies, including those in California, vested with such authority relating to the exploration for, and the development, production and transportation of, oil and gas, as well as environmental and safety matters.

    Under certain circumstances, the United States Minerals Management Service, or MMS, may require that our operations on federal leases be suspended or terminated. These circumstances include our failure to pay royalties or our failure to comply with safety and environmental regulations. The requirements imposed by these laws and regulations are frequently changed and subject to new interpretations. It is likely that the costs of compliance could increase the cost of operating offshore drilling equipment or significantly limit drilling activity.

Our offshore California operations are subject to substantial regulations and risks, which could adversely affect our ability to operate and our financial results.

   We conduct operations offshore California. Our offshore California activities are subject to more extensive governmental regulation than our other oil and gas activities. In addition, we are vulnerable to the risks associated with operating offshore, including risks relating to:

   .  adverse weather conditions;

   .  oil field service costs and availability;

   .  compliance with environmental and other laws and regulations;

   . remediation and other costs resulting from oil spills or releases of hazardous materials; and

   .  failure of equipment or facilities.

    If we experience any of these events, we may incur substantial liabilities, which could adversely affect our operations and financial results.

Environmental liabilities could adversely affect our financial condition.

    The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of petroleum products and hazardous substances, and historic disposal activities. These environmental hazards could expose us to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. In addition, we also may be liable for environmental damages caused by the previous owners or operators of properties we have purchased or are currently operating. A variety of stringent federal, state and local laws and regulations govern the environmental aspects of our business and impose strict requirements for, among other things:

   .  well drilling or workover, operation and abandonment;

   .  waste management;

   .  land reclamation;

   .  financial assurance under the Oil Pollution Act of 1990; and

   .  controlling air, water and waste emissions.

    Any noncompliance with these laws and regulations could subject us to material administrative, civil or criminal penalties or other liabilities. Additionally, our compliance with these laws may, from time to time, result in increased costs to our operations or decreased production, and may affect our costs of acquisitions.

    In addition, environmental laws may, in the future, cause a decrease in our production or cause an increase in our costs of production, development or exploration. Pollution and similar environmental risks generally are not fully insurable.

    Some fields in our onshore California and Illinois properties have been in operation for more than 90 years, and current or future local, state and federal environmental and other laws and regulations may require substantial expenditures to remediate the properties or to otherwise comply with these laws and regulations, or to spend material amounts to comply with these laws and regulations. In addition, approximately 183 acres of our 450 acres in the Montebello field have been designated as California Coastal Sage Scrub, a known habitat for the gnatcatcher, which is a species of bird designated as a federal threatened species under the Endangered Species Act, or ESA. A variety of existing laws, rules and guidelines govern activities that can be conducted on properties that contain Coastal Sage Scrub and gnatcatchers and generally limit the scope of operations that we can conduct on this property. The presence of Coastal Sage Scrub and gnatcatchers on the Montebello field and other existing or future laws, rules and guidelines could prohibit or limit our operations and our planned activities for this property.

Our acquisition strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.

    Our growth strategy may include acquiring oil and gas businesses and properties. We may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully. Furthermore, acquisitions involve a number of risks and challenges, including:

   .  diversion of management's attention;

   .  the need to integrate acquired operations;

   .  potential loss of key employees and customers of the acquired companies;

   . potential lack of operating experience in a geographic market of the acquired business; and

   .  an increase in our expenses and working capital requirements.

    Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from our acquired businesses or realize other anticipated benefits of those acquisitions.

We intend to continue hedging a portion of our production, which may result in our making cash payments or prevent us from receiving the full benefit of increases in prices for oil and gas.

    We reduce our exposure to the volatility of oil and gas prices by actively hedging a portion of our production. Hedging will also prevent us from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge agreement. In a typical hedge transaction, we have the right to receive from the hedge counterparty the excess of the fixed price specified in the hedge agreement over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we are required to pay the counterparty this difference multiplied by the quantity hedged even if we had insufficient production to cover the quantities specified in the hedge agreement. Accordingly, any production shortfalls that result in us having significantly less production than we have hedged when the floating price exceeds the fixed price would result in us being required to make payments where we had no offsetting sales of production. If these payments become too large, the remainder of our business may be adversely affected. In addition, our hedging agreements expose us to risk of financial loss if the counterparty to a hedging contract defaulted on its contract obligations.

Loss of key executives and failure to attract qualified management could limit our growth and negatively impact our operations.

    The successful implementation of our strategies will depend, in part, on Plains Resources' management team and, after the spin-off, our management team. The loss of members of Plains Resources' management or, after the spin-off, our management team could have an adverse effect on our business. Our exploitation success and the success of other activities integral to our operations will depend, in part, on Plains Resources' ability, and after our spin-off our ability, to attract and retain experienced engineers, geoscientists and other professionals. Competition for experienced professionals is extremely intense. If we or Plains Resources cannot attract or retain experienced technical personnel, our ability to compete could be harmed.

Plains Resources will be able to exert significant influence over our operations and may exert its influence in a manner adverse to us or you.

    Plains Resources owns 100% of our outstanding common stock. As a result, Plains Resources will be able to significantly influence our board of directors and effectively control all matters that our stockholders vote upon, even if other directors or stockholders oppose them. These matters include the election of directors and significant transactions, such as business combinations. Such concentration of ownership may have the effect of delaying, deterring or preventing a change of control or other business combinations which would be economically beneficial to us or our noteholders.

Plains Resources and its subsidiaries have conflicts of interest with us and with you and, as such, may not always act in our best interest.

    We and Plains Resources and its subsidiaries share and, therefore will compete for, the time and effort of Plains Resources personnel who provide services to us, including directors, officers and other personnel. Officers of Plains Resources and its subsidiaries do not, and will not be required to, spend any specified percentage or amount of time on our business. Since these officers and directors function as both our representatives and those of Plains Resources and its subsidiaries, conflicts of interest could arise between Plains Resources and its subsidiaries, on the one hand, and us or you, on the other.

    Additionally, some of these officers and directors own and are awarded from time to time shares, or options to purchase shares, of Plains Resources. Accordingly, their financial interests may not always be aligned with ours or yours and could create, or appear to create, potential conflicts of interest when these officers and directors are faced with decisions that could have different implications for us and Plains Resources.

    Some other situations in which an actual or potential conflict of interest arises between us, on the one hand, and Plains Resources or its subsidiaries, on the other hand, and there is a benefit to Plains Resources or its subsidiaries in which neither we nor you will share include payments made under our transition services agreement to Plains Resources consisting principally of reimbursements for general and administrative expenses and employee costs.

    Plains Resources and its subsidiaries may not always act in your best interest, even though doing so may appear to:

   .  protect and enhance Plains Resources' investment in us;

   .  generate substantial cash flows to Plains Resources; and

   . provide Plains Resources with efficiently priced capital for its planned acquisitions.

    We have entered into a number of agreements with Plains Resources including agreements concerning management of our business and employee and tax matters. See "Certain Transactions".

Risks Relating to the Reorganization and Spin-off

If we are unable to obtain third-party consents or governmental approvals arising from the proposed reorganization or spin-off, we will not complete the reorganization and spin-off and Plains Resources will continue to control our operations.

    If the reorganization and spin-off are not completed, Plains Resources will continue to significantly influence our operations. The completion of the reorganization and spin-off will require prior consent by third parties and various approvals, filings and recordings with governmental entities to transfer existing contracts and arrangements to us. In addition, several government-issued permits and licenses that are important to our business, including permits issued by the county of Santa Barbara, California may require reapplication by us and reissuance in our name. If we are unable to obtain these third-party consents to the assignment or reissuance of any contract, license or permit being transferred, we and Plains Resources will develop alternative approaches so that, to the extent possible, we will receive the benefits of the contract, license or permit and will discharge the duties and bear the costs and risks under such contract, license or permit. However, we may not be able to obtain all third-party consents to the assignment or reissuance of any contract, license or permit being transferred, or that any alternative arrangements will provide us with the full benefits of the contract, license or permit. Accordingly, if we are required but unable to develop satisfactory alternative approaches, we may not complete the reorganization or spin-off.

Our historical financial results as subsidiaries of Plains Resources may not be representative of our results as a separate company.

    The historical financial information included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Our costs and expenses reflect charges from Plains Resources for centralized corporate services and infrastructure costs. These allocations have been determined based on what we and Plains Resources considered to be reasonable reflections of the utilization of services provided to us or for the benefits received by us. This historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We may experience significant changes in our cost structure, funding and operations as a result of our reorganization and spin-off from Plains Resources, including increased costs associated with reduced economies of scale, and increased costs associated with being a publicly traded, stand-alone company.

Under our tax allocation agreement, if we take actions that cause the distribution of our stock by Plains Resources to its stockholders to fail to qualify as a tax-free transaction, we will be required to indemnify Plains Resources for the resulting tax liability and may not have sufficient financial resources to achieve our growth strategy or may prevent a change in control of us.

    Plains Resources intends to distribute its shares of our common stock to its stockholders pursuant to the spin-off and has obtained a ruling from the IRS stating that, for United States federal income tax purposes, the spin-off will be generally tax-free to Plains Resources and its stockholders.

    We have agreed with Plains Resources that we will not take any action inconsistent with any information, covenant or representation provided to the IRS in connection with obtaining the tax ruling and have further agreed to be liable for any taxes arising from a breach of that agreement. In addition, we have agreed that, during the three-year period following the spin-off, we will not engage in transactions that could adversely affect the tax treatment of the spin-off without the prior written consent of Plains Resources, unless we obtain a supplemental tax ruling from the IRS or a tax opinion acceptable to Plains Resources of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off. Moreover, we will be liable to Plains Resources for any corporate level taxes incurred by Plains Resources as a result of the spin-off or to specified transactions involving us following the spin-off including the acquisition of 50% of our common stock by any person or persons. To the extent the taxes arise as a result of a change of control of Plains Resources, failure of Plains Resources to continue the active conduct of its trade or business or failure of Plains Resources to comply with the representations underlying its tax ruling or a supplemental tax ruling relating to the spin-off, Plains Resources will be solely responsible for the taxes resulting from the spin-off. If there are any corporate level taxes incurred by Plains Resources as a result of the spin-off and not due to any of the factors discussed in the two preceding sentences, we would be responsible for 50% of any such liability. The amount of any indemnification payments would be substantial and would likely result in events of default under all of our credit agreements. As a result, we likely would not have sufficient financial resources to achieve our growth strategy or, possibly, repay our indebtedness after making these payments.

    Current tax law provides that, depending on the facts and circumstances, the distribution of our stock by Plains Resources, if it occurs, may be taxable to Plains Resources if we undergo a 50% or greater change in stock ownership within two years after the distribution. Under agreements between us and Plains Resources, Plains Resources is entitled to require us to reimburse any tax costs incurred by Plains Resources as a result of a transaction resulting in a change in control of us. These costs may be so great that they delay or prevent a strategic acquisition or change in control of us.

We may in the future take accounting charges against our earnings as a result of a "split" of existing Plains Resources stock options into new Plains Resources stock options and stock appreciation rights with respect to our common stock in connection with the spin-off.

    At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources detailed on pages 84-86, all outstanding options to acquire Plains Resources common stock at the time of the spin-off would be "split" into (1) an equal number of options to acquire Plains Resources common stock and (2) a number of stock appreciation rights, or SARs, with respect to our common stock equal to the number of original Plains Resources stock options multiplied by the spin-off distribution ratio (the number of shares of our common stock distributed in the spin-off for each share of Plains Resources common stock then outstanding). The exercise price for the original Plains Resources stock options would also be "split" between the new Plains Resources stock options and the SARs based on the following relative amounts: the closing price of Plains Resources common stock on the spin-off date less the closing price (on a "when-issued" basis) of our common stock on the spin-off date, both as reported on the NYSE, and such closing price of our common stock.

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

    If the SARs are in-the-money at the time of the "split", then we would at that time recognize an accounting charge as compensation expense equal to the aggregate in-the-money value of the SARs deemed vested at that time. Assuming that the value of a share of Plains Resources common stock before the spin-off is equal to the closing trading price of Plains Resources common stock as of September 30, 2002 minus the value of one of our shares of common stock, which we assume for purposes of this calculation to be $11.00, we would incur the following initial charge in connection with the spin off:

                                    Estimated #
 Plains Resources Our Assumed Share SARs to be   Charge to    Effect on Basic
   Share Price          Price       Outstanding  Net Income  Earnings Per Share
      $25.78           $11.00       3.9 million $2.3 million       $0.08

    The amount of the charge could have a material adverse effect on our results of operations.

    In addition, SARs are subject to variable accounting treatment under U.S. generally accepted accounting principles. As a result, at the end of each quarter, we would compare the closing price of our common stock on the last day of the quarter to the exercise price of each SAR. To the extent the closing price exceeds the exercise price of each SAR, we would recognize such excess as an accounting charge for the SAR's deemed vested in the quarter to the extent such excess had not been recognized in previous quarters. If such excess were to be less than the extent to which accounting charges had been recognized in previous quarters, we would recognize the difference as income in the quarter. These quarterly charges and income would make our results of operations depend, in part, on fluctuations in the price of our common stock and could have a material adverse effect on our results of operations.

                              THE EXCHANGE OFFER

    For the purposes of this section, "we" means Plains Exploration & Production Company, Plains E&P Company and the Subsidiary Guarantors.

Registration Rights

    This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

    At the closing of the offering of the Series A notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the Series A notes, to use our reasonable best efforts to file an exchange offer registration statement with the SEC with respect to the exchange offer for the Series B notes.

    Upon the exchange offer registration statement being declared effective, we agreed to promptly offer the Series B notes in exchange for surrender of the Series A notes. We agreed to use our reasonable best efforts to cause the exchange offer to be consummated not later than 90 business days after the exchange offer registration statement is declared effective by the SEC.

    For each Series A note surrendered to us pursuant to the exchange offer, the holder of such Series A note will receive a Series B note having a principal amount equal to that of the surrendered Series A note. Interest on each Series B note will accrue from the last interest payment date on which interest was paid on the Series A note surrendered in exchange therefor or, if no interest has been paid on such Series A note, from the date of its original issue. The registration rights agreement also provides an agreement to include in this prospectus certain information necessary to allow a broker-dealer who holds Series A notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Series A notes acquired directly from us or one of our affiliates) to exchange such Series A notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of Series B notes received by such broker-dealer in the exchange offer. We agreed to use our reasonable best efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the closing of the exchange offer.

    The preceding agreement is needed because any broker-dealer who acquires Series A notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the Series B notes pursuant to the exchange offer made hereby and the resale of Series B notes received in the exchange offer by any broker-dealer who held Series A notes of the same series acquired for its own account as a result of market-making activities or other trading activities other than Series A notes acquired directly from us or one of our affiliates.

    Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Series B notes issued pursuant to the exchange offer would in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of Series A notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the related Series B notes

   .  will not be able to rely on the interpretation of the staff of the SEC,

   .  will not be able to tender its Series A notes in the exchange offer, and

   . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A notes unless such sale or transfer is made pursuant to an exemption from such requirements.

    Each holder of the Series A notes (other than certain specified holders) who wishes to exchange Series A notes for Series B notes in the exchange offer will be required to make certain representations, including

   . that any Series B notes received by it in the exchange offer will be acquired in the ordinary course of business,

   . that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in a distribution of the Series B notes, and

   . that it is not an affiliate of Plains Exploration & Production Company or Plains E&P Company.

    We further agreed to use our reasonable best efforts to cause to be filed with the SEC a shelf registration statement as soon as practicable after any of the following:

   . we determine that we may not effect the exchange offer as contemplated in this prospectus because it would violate any applicable law or applicable interpretations of the staff of the SEC;

   . the exchange offer is not for any other reason completed by December 30, 2002;

   . any holder of Series A notes is prohibited by law or the applicable interpretations of the staff of the SEC from participating in the exchange offer; or does not receive freely transferable Series B notes on the date of the exchange that may be sold without restriction under federal and state securities laws; or

   . any initial purchaser, upon completion of the exchange offer requests that a shelf registration be made in connection with the sale or offering of any of the Series B notes.

    For the purposes of the registration rights agreement, transfer restricted securities means each Series A note, until the earlier of:

   . the date on which a registration statement covering that Series A note has been declared effective by the SEC and that Series A note has been disposed of pursuant to that registration statement;

   . the date on which that Series A note has been exchanged in the exchange offer for a Series B note that may be resold without restriction under federal and state securities laws;

   . the date on which that Series A note has been sold in compliance with Rule 144 or is eligible to be sold pursuant to Rule 144(k) under the Securities Act or any similar provision other than Rule 144A; or

   .  the date on which that Series A note ceases to be outstanding.

    We agreed to use our reasonable best efforts to keep the shelf registration statement continuously effective for a period ending on the earlier of:

   .  two years after the date of issuance of the Series A notes; or

   . the date on which all of the transfer restricted securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

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

    The registration rights agreement provides that:

   . if the exchange offer is not completed or any required shelf registration statement is not declared effective on or prior to December 30, 2002, the interest rate on the transfer restricted securities will be increased by 1.00% per annum until the exchange offer is completed or the shelf registration statement is declared effective by the SEC or the Series A notes become freely tradeable under the Securities Act;

   . if any required shelf registration statement has been declared effective and thereafter either ceases to be effective or the related prospectus ceases to be usable at any time that we are obligated to maintain its effectiveness and such failure to remain effective or usable exists for more than 30 days (whether or not consecutive) in any 12-month period, then the interest rate on the transfer restricted securities will be increased by 1.00% per annum commencing on the 31st day in such 12-month period and ending on the date that the shelf registration statement has again been declared effective or the prospectus again becomes usable.

    Holders of Series A notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Series A notes or exchange notes included in the shelf registration statement.

    Except as set forth above, after consummation of the exchange offer, holders of Series A notes that are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See "--Consequences of Failure to Exchange," and "--Resale of the Series B Notes; Plan of Distribution."

Consequences of Failure to Exchange

    The Series A notes which are not exchanged for Series B notes in the exchange offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the registration statement of which this prospectus is a part, will remain restricted securities and subject to restrictions on transfer. Accordingly, such Series A notes may only be resold

    (1) to us, upon redemption thereof or otherwise,

    (2) so long as the Series A notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

    (3) in an offshore transaction in accordance with Regulation S under the Securities Act,

    (4) pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

    (5) in reliance on another exemption from the registration requirements of the Securities Act, or

    (6) pursuant to an effective registration statement under the Securities
        Act.

    In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

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

    To the extent Series A notes are tendered and accepted in the exchange offer, the principal amount of outstanding Series A notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the Series A notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

Terms of the Exchange Offer

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all Series A notes validly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of Series B notes in exchange for each $1,000 principal amount of Series A notes accepted in the exchange offer. Holders may tender some or all of their Series A notes pursuant to the exchange offer. However, Series A notes may be tendered only in integral multiples of $1,000 principal amount.

    The form and terms of the Series B notes are the same as the form and terms of the Series A notes, except that

   . the Series B notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act, and

   . except as otherwise described above, holders of the Series B notes will not be entitled to the rights of holders of Series A notes under the registration rights agreement.

    The Series B notes will evidence the same debt as the Series A notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.

    Solely for reasons of administration and for no other purpose, we have
fixed the close of business on       , as the record date for the exchange
offer to determine the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of Series A notes or such holder's legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the Series A notes entitled to participate in the exchange offer.

    Holders of the Series A notes do not have any appraisal or dissenters' rights under Delaware law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

    We shall be deemed to have accepted validly tendered Series A notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of the Series A notes for the purposes of receiving the Series B notes. The Series B notes delivered in the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of Series A notes.

    If any tendered Series A notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Series A notes will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date.

    Holders who tender Series A notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Series A notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

    The term "Expiration Date" with respect to the exchange offer means 5:00
p.m., New York City time, on            unless we, in our sole discretion,
extend the exchange offer, in which case the term "Expiration Date" means the latest date and time to which the exchange offer is extended.

    In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    We reserve the right, in our sole discretion,

   .  to delay accepting any Series A notes,

   .  to extend the exchange offer,

   . if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer, or

   .  to amend the terms of the exchange offer in any manner.

    We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

    Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Series A notes. The exchange offer will then be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

    Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release of such public announcement to the Dow Jones News Service.

Procedures for Tendering Series A Notes

    Tenders of Series A Notes. The tender by a holder of Series A notes pursuant to any of the procedures set forth below will constitute the tendering holder's acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of Series A notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their Series A notes. The procedures by which Series A notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the Series A notes are held.

    DTC has authorized DTC participants that are beneficial owners of Series A notes through DTC to tender their Series A notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the letter of transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under "--Book-entry delivery procedures," or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under "--Book-Entry Delivery Procedures."

    Tender of Series A Notes Held in Physical Form. To tender effectively Series A notes held in physical form in the exchange offer

   . a properly completed letter of transmittal applicable to such notes (or a facsimile thereof) duly executed by the tendering holder, and any other documents required by the letter of transmittal, must be received by the exchange agent at one of its addresses set forth in this prospectus, and tendered Series A notes must be received by the exchange agent at such address (or delivery effected through the deposit of Series A notes into the exchange agent's account with DTC and making book-entry delivery as set forth below), on or prior to the Expiration Date, or

   . the tendering holder must comply with the guaranteed delivery procedures set forth below.

    Letters of transmittal or Series A notes should be sent only to the exchange agent and should not be sent to us.

    Tender of Series A Notes Held Through a Custodian. To tender effectively Series A notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the Series A notes on the beneficial owner's behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner's Series A notes to effect the tender.

    Tender of Series A Notes Held Through DTC. To tender effectively Series A notes that are held through DTC, DTC participants should either

   . properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below, or

   . transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance.

    The term "Agent's Message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Series A notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

    Delivery of tendering Series A notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

    The method of delivery of Series A notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Series A notes and delivering letters of transmittal. Except as otherwise provided in the letter of transmittal,

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

delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

    Except as provided below, unless the Series A notes being tendered are deposited with the exchange agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message), we may, at our option, reject such tender. Exchange of Series B notes for Series A notes will be made only against deposit of the tendered Series A notes and delivery of all other required documents.

    Book-Entry Delivery Procedures. The exchange agent will establish accounts with respect to the Series A notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Series A notes by causing DTC to transfer such Series A notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Series A notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to as a "Book-Entry Confirmation."

    Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Series A notes tendered thereby are tendered (1) by a registered holder of Series A notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such Series A notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (2) for the account of an Eligible Institution. See Instruction 1 of the letter of transmittal. If the Series A notes are registered in the name of a person other than the signer of the letter of transmittal or if Series A notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered Series A notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the letter of transmittal.

    Guaranteed Delivery. If a holder desires to tender Series A notes pursuant to the exchange offer and time will not permit the letter of transmittal, certificates representing such Series A notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Series A notes may nevertheless be tendered if all the following conditions are satisfied:

   .  the tender is made by or through an Eligible Institution;

   . a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date, as provided below; and

   . the certificates for the tendered Series A notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Series A notes into the exchange agent's account at DTC as described above), together with the letter of transmittal (or facsimile thereof), property completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted Agent's Message, are received by the exchange agent within two business days after the date of execution of the notice of guaranteed delivery.

    The notice of guaranteed delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery.

    Notwithstanding any other provision hereof, delivery of Series B notes by the exchange agent for Series A notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such Series A notes (or Book-Entry Confirmation of the transfer of such Series A notes into the exchange agent's account at DTC as described above), and the letter of transmittal (or facsimile thereof) with respect to such Series A notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent's Message.

    Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series A notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Series A notes not properly tendered or any Series A notes our acceptance of which, in the opinion of our counsel, would be unlawful.

    We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A notes must be cured within such time as we shall determine.

    Although we intend to notify holders of defects or irregularities with respect to tenders of Series A notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of Series A notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    Any Series A notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Series A notes are submitted in a principal amount greater than the principal amount of Series A notes being tendered by such tendering holder, such unaccepted or non-exchanged Series A notes will either be

   .  returned by the exchange agent to the tendering holders, or

   . in the case of Series A notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such book-entry transfer facility.

    By tendering, each registered holder will represent to us that, among other things,

   . the Series B notes to be acquired by the holder and any beneficial owner(s) of the Series A notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s),

   . the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Series B notes,

   . the holder and each beneficial owner acknowledge and agree that (x) any person participating in the exchange offer for the purpose of distributing the Series B notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Series B notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed herein under "--Resale of the Series B Notes; Plan of Distribution," and (y) any broker-dealer that receives Series B notes for its own account in exchange for Series A notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such Series B notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act,

   . neither the holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of ours except as otherwise disclosed to us in writing, and

   . the holder and each beneficial owner understands that a secondary resale transaction described in the third bullet above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

    Each broker-dealer that receives Series B notes for its own account in exchange for Series A notes, where such Series A notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B notes. See "--Resale of the Series B Notes; Plan of Distribution."

Withdrawal of Tenders

    Except as otherwise provided herein, tenders of Series A notes in the exchange offer may be withdrawn, unless accepted for exchange as provided in the exchange offer, at any time prior to the Expiration Date.

    To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must

   . specify the name of the person having deposited the Series A notes to be withdrawn,

   . identify the Series A notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the Series A notes (unless such Series A notes were tendered by book-entry transfer), and aggregate principal amount of such Series A notes, and

   . be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the Series A notes into the name of the person withdrawing such Series A notes.

    If Series A notes have been delivered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Series A Notes--Book-Entry Delivery Procedures," any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn Series A notes and must otherwise comply with such book-entry transfer facility's procedures.

    If the Series A notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of Series A notes can only be accomplished in accordance with these procedures.

    All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of Series A notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any Series A notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Series B notes will be issued with respect thereto unless the Series A notes so withdrawn are retendered. Properly withdrawn Series A notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Series A Notes" at any time prior to the Expiration Date.

    Any Series A notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the Exchange Offer

    The exchange offer shall not be subject to any conditions, other than that

   . the SEC has issued an order or orders declaring the indenture governing the notes qualified under the Trust Indenture Act of 1939,

   . the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

   . no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might impair our ability to proceed with the exchange offer,

   . there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgment, would materially impair our ability to proceed with the exchange offer, or

   . there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in our judgment, would materially impair our ability to proceed with the exchange offer.

    If we determine in our sole discretion that any of the conditions to the exchange offer are not satisfied, we may

   . refuse to accept any Series A notes and return all tendered Series A notes to the tendering holders,

   . extend the exchange offer and retain all Series A notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such Series A notes, or

   . waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered Series A notes which have not been withdrawn.

    If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

Exchange Agent

    JPMorgan Chase Bank, the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery and other documents should be directed to the exchange agent addressed as follows:

                                   By Mail:

                              JPMorgan Chase Bank
                         600 Travis Street, Suite 1500
                             Houston, Texas 77002
                           Attention: Rebecca Newman

                                 By Facsimile:

                                (713) 577-5200
                           Attention: Rebecca Newman

                             Confirm by Telephone:

                                (713) 216-4931
                           Attention: Rebecca Newman

                                   By Hand:

                              JPMorgan Chase Bank
                         600 Travis Street, Suite 1500
                             Houston, Texas 77002
                           Attention: Rebecca Newman

Fees and Expenses

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of Plains Exploration & Production Company or our affiliates.

    No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses.

    Our out of pocket expenses for the exchange offer will include fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs, among others.

    We will pay all transfer taxes, if any, applicable to the exchange of the Series A notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Series A notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment for Exchange Offer

    The Series B notes will be recorded at the carrying value of the Series A notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the Series B notes.

Resale of the Series B Notes; Plan of Distribution

    Each broker-dealer that receives Series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Series B notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B notes received in exchange for Series A notes where such Series A notes were acquired as a result of market-making activities or other trading activities. In addition, until (90 days after the date of this prospectus), all dealers effecting transactions in the Series B notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

    We will not receive any proceeds from any sale of Series B notes by broker-dealers. Series B notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

   .  in the over-the-counter market,

   .  in negotiated transactions,

   . through the writing of options on the Series B notes or a combination of such methods of resale,

   .  at market prices prevailing at the time of resale,

   .  at prices related to such prevailing market prices, or

   .  at negotiated prices.

    Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Series B notes.

    Any broker-dealer that resells Series B notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Series B notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We agreed to permit the use of this prospectus by such broker-dealers to satisfy this prospectus delivery requirement. To the extent necessary to ensure that the prospectus is available for sales of

Series B notes by broker-dealers, we agreed to use our reasonable best efforts to keep the exchange offer registration statement continuously effective, supplemented, amended and current for a period of 180 days from the closing of the exchange offer. We will provide sufficient copies of the latest version of this prospectus to such broker-dealers no event later than one day after such request at any time during this period.

                                USE OF PROCEEDS

    The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Series B notes offered by this prospectus. In consideration for issuing the Series B notes as contemplated in this prospectus, we will receive in exchange Series A notes in like principal amount, the form and terms of which are the same as the form and terms of the Series B notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Series A notes surrendered in exchange for the Series B notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Series B notes will not result in any increase in our indebtedness.

                                CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2002 on
(a) a historical combined basis and (b) a pro forma basis to reflect (i) the reorganization, (ii) our issuance of the Series A notes, (iii) our entry into our $300.0 million revolving credit facility and our initial borrowings thereunder and (iv) the distribution of the proceeds of our notes offering and our initial borrowings under our credit facility to Plains Resources.

    You should read the pro forma capitalization data set forth in the table below in conjunction with "Use of Proceeds", "Selected Historical Combined Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and the notes appearing elsewhere in this prospectus.

                                            As of June 30, 2002
                                            --------------------
                                            Historical    Pro
                                             Combined    Forma
                                            ---------- ---------
                                               (In thousands)
               Cash and cash equivalents...  $      7   $      7
                                             ========  =========
               Total debt:
                Revolving credit facility..  $     --   $117,614
                Series A notes.............        --    196,752
                Long-term debt.............     1,533      1,533
                Payable to Plains Resources   257,704         --
                                             --------  ---------
                  Total debt...............   259,237    315,899
                                             --------  ---------
               Stockholder's equity........   169,130    114,870
                                             --------  ---------
               Total capitalization........  $428,367   $430,769
                                             ========  =========

             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

    The following table summarizes the combined statements of income and combined balance sheets data for our business since January 1, 1997. These data have been derived from (i) the audited combined statements of income for our business for each of the years ended December 31, 2001, 2000, and 1999 and combined balance sheets for our business as of December 31, 2001 and 2000,
(ii) the unaudited combined statements of income for our business for each of the years ended December 31, 1998 and 1997 and combined balance sheets for our business as of December 31, 1999, 1998 and 1997 and (iii) the unaudited combined statements of income and balance sheets of our business as of and for each of the six months ended June 30, 2002 and 2001. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes included elsewhere in this prospectus. The information set forth below is not necessarily indicative of our future results.


                                      Six Months Ended
                                          June 30,                   Year Ended December 31,
                                     -----------------  ------------------------------------------------
                                       2002     2001      2001      2000      1999      1998      1997
                                     -------  --------  --------  --------  --------  --------  --------
                                                                (In thousands)
Statement of Income Data:
Revenues:
  Oil and liquids................... $81,222  $ 86,756  $174,895  $126,434  $102,390  $ 81,416  $ 81,381
  Gas...............................   4,578    23,518    28,771    16,017     5,095     4,091     3,805
  Other operating revenues..........      13       423       473        --        --        --        --
                                     -------  --------  --------  --------  --------  --------  --------
       Total revenues...............  85,813   110,697   204,139   142,451   107,485    85,507    85,186
                                     -------  --------  --------  --------  --------  --------  --------
Costs and expenses:
  Production expenses...............  35,082    30,425    63,795    56,228    50,527    42,823    36,571
  General and administrative........   4,726     4,676    10,210     6,308     4,367     3,218     2,724
  Depreciation, depletion and
   amortization.....................  13,507    11,031    24,105    18,859    13,329    13,901    10,453
  Reduction of carrying cost of oil
   and gas properties(1)............      --        --        --        --        --    42,920        --
                                     -------  --------  --------  --------  --------  --------  --------
       Total costs and
        expenses....................  53,315    46,132    98,110    81,395    68,223   102,862    49,748
                                     -------  --------  --------  --------  --------  --------  --------
Income (loss) from operations.......  32,498    64,565   106,029    61,056    39,262   (17,355)   35,438
  Interest expense..................  (9,418)   (8,548)  (17,411)  (15,885)  (14,912)   (8,828)   (5,113)
  Interest and other income.........      36       422       463       343        87        74        88
                                     -------  --------  --------  --------  --------  --------  --------
Income (loss) before income taxes
 and cumulative effect of
 accounting change..................  23,116    56,439    89,081    45,514    24,437   (26,109)   30,413
Income tax (expense) benefit
  Current...........................  (4,018)   (3,810)   (6,014)   (2,431)     (505)   (4,435)  (10,916)
  Deferred..........................  (5,016)  (17,976)  (28,374)  (14,334)   (4,827)   11,510    (1,364)
                                     -------  --------  --------  --------  --------  --------  --------
Income (loss) before cumulative
 effect of accounting change........  14,082    34,653    54,693    28,749    19,105   (19,034)   18,133
Cumulative effect of accounting
 change, net of tax benefit(2)......      --    (1,522)   (1,522)       --        --        --        --
                                     -------  --------  --------  --------  --------  --------  --------
Net income (loss)................... $14,082  $ 33,131  $ 53,171  $ 28,749  $ 19,105  $(19,034) $ 18,133
                                     =======  ========  ========  ========  ========  ========  ========
Earnings Per Share Basic and
 Diluted:
  Income (loss) before cumulative
   effect of accounting change......   $0.58  $   1.43  $   2.26  $   1.19  $   0.79  $  (0.79) $   0.75
  Cumulative effect of accounting
   change...........................      --     (0.06)    (0.06)       --        --        --        --
                                     -------  --------  --------  --------  --------  --------  --------
Net income (loss)................... $  0.58  $   1.37  $   2.20  $   1.19  $   0.79  $  (0.79) $   0.75
                                     =======  ========  ========  ========  ========  ========  ========


                                 As of June 30,                       As of December 31,
                               ------------------  --------------------------------------------------------
                                 2002      2001      2001     2000       1999         1998          1997
                               --------  --------  -------- --------  ---------- -----------    -----------
                                                              (In thousands)
Balance Sheet Data:
Cash and cash equivalents..... $      7  $     --  $     13 $    536  $    5,075 $       138    $       207
Working capital...............  (18,285)  (17,643)      932   (6,861)     16,169     (12,148)        (7,142)
Total assets..................  522,554   456,655   516,755  401,035     360,964     277,792        239,712
Total debt....................  259,237   218,052   236,694  227,040     240,172     180,483        122,331
Combined owners' equity.......  169,130   143,459   180,087  111,032      82,283      63,177         85,776
Other Financial Data:
  Ratios of earnings to fixed
   charges(3).................      3.0       6.4       5.2      3.1         2.1          --(4)         4.6

--------
(1) Noncash charge related to a ceiling test write-down of the capitalized costs of our proved oil and gas properties due to low oil prices at December 31, 1998.
(2) Cumulative effect of adopting Statement of Financial Accounting Standards No. 133--"Accounting for Derivatives," or SFAS 133.
(3) We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before income taxes and the cumulative effect of accounting changes and fixed charges. "Fixed charges" consist of interest expense, capitalized interest and that portion of annual rental expenses we have deemed to represent the interest factor.
(4) In 1998 earnings were insufficient to cover fixed charges by $29.2 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

   We are an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. We are 100% owned by Plains Resources Inc. Our core areas of operation are:

   . onshore California, primarily in the LA Basin, and offshore California in the Point Arguello unit; and

   .  the Illinois Basin in southern Illinois and Indiana.

    We follow the full cost method of accounting whereby all costs associated with property acquisition, exploration, exploitation and development activities are capitalized. Our revenues are derived from the sale of oil, gas and natural gas liquids. We recognize revenues when our production is sold and title is transferred. Our revenues are highly dependent upon the prices of, and demand for, oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our oil and gas and our levels of production are subject to wide fluctuations and depend on numerous factors beyond our control, including supply and demand, economic conditions, foreign imports, the actions of OPEC, political conditions in other oil-producing countries, and governmental regulation, legislation and policies. Under the SEC's full cost accounting rules, we review the carrying value of our proved oil and gas properties each quarter. These rules generally require that we price our future oil and gas production at the oil and gas prices in effect at the end of each fiscal quarter to determine a ceiling value of our properties. The rules require a write-down if our capitalized costs exceed the allowed "ceiling." We have had no write-downs due to these ceiling test limitations since 1998. Given the volatility of oil and gas prices, it is likely that our estimate of discounted future net revenues from proved oil and gas reserves will fluctuate in the near term. If oil and gas prices decline significantly in the future, write-downs of our oil and gas properties could occur. Write-downs required by these rules do not directly impact our cash flows from operating activities. Decreases in oil and gas prices have had, and will likely have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow.

    To manage our exposure to commodity price risks, we use various derivative instruments to hedge our exposure to oil sales price fluctuations. Our hedging arrangements provide us protection on the hedged volumes if oil prices decline below the prices at which these hedges are set. However, if oil prices increase, ceiling prices in our hedges may cause us to receive less revenues on the hedged volumes than we would receive in the absence of hedges. We do not currently have any gas hedges. Gains and losses from hedging transactions are recognized as revenues when the associated production is sold.

    Our oil and gas production expenses include salaries and benefits of field personnel, electric costs, maintenance costs, production, ad valorem and severance taxes, and other costs necessary to operate our producing properties. Depletion of capitalized costs of producing oil and gas properties is provided using the units of production method based upon proved reserves. For the purposes of computing depletion, proved reserves are redetermined as of the end of each year and on an interim basis when deemed necessary. General and administrative expenses consist primarily of salaries and related benefits of administrative personnel, office rent, systems costs and other administrative costs. We estimate that our annual general and administrative expenses will increase by approximately $3.5 million over the amount reported for the year ended December 31, 2001 in connection with the reorganization and spin-off.

    Tax expense and effective tax rates have been calculated based on the tax sharing agreement covering all the members of the consolidated group on a combined basis for such periods.

Results of Operations

    The following table reflects the components of our oil and gas sales prices and sets forth our operating revenues and costs and expenses on a BOE basis:

                                         Six Months
                                       Ended June 30,  Year Ended December 31,
                                       --------------  ----------------------
                                        2002    2001    2001    2000    1999
                                       ------  ------  ------  ------  ------
 Average oil sales price ($/Bbl)
  Average NYMEX....................... $24.02  $28.40  $26.01  $30.25  $19.25
  Hedging gain (loss).................  (0.11)  (1.72)   0.03   (9.51)  (1.06)
  Differential........................  (4.16)  (4.63)  (4.76)  (4.22)  (3.73)
                                       ------  ------  ------  ------  ------
  Net realized........................ $19.75  $22.05  $21.28  $16.52  $14.46
                                       ======  ======  ======  ======  ======
 Average gas sales price ($/Mcf)...... $ 2.66  $14.45  $ 8.58  $ 5.26  $ 1.61
                                       ======  ======  ======  ======  ======
 Average sales price per BOE.......... $19.50  $26.22  $23.20  $17.46  $14.13
 Average production expenses per BOE..  (7.97)  (7.24)  (7.27)  (6.89)  (6.64)
                                       ------  ------  ------  ------  ------
 Gross margin per BOE.................  11.53   18.98   15.93   10.57    7.49
 G&A per BOE..........................  (1.07)  (1.11)  (1.16)  (0.77)  (0.57)
                                       ------  ------  ------  ------  ------
 Gross profit per BOE................. $10.46   17.87  $14.77  $ 9.80  $ 6.92
                                       ======  ======  ======  ======  ======
 DD&A per BOE (oil and gas properties) $ 3.04  $ 2.58  $ 2.70  $ 2.25  $ 1.72

Comparison of Six Months Ended June 30, 2002 to Six Months Ended June 30, 2001

    Operating revenues. Our operating revenues decreased 22%, or $24.9 million, to $85.8 million for the six months ended June 30, 2002 from $110.7 million for the six months ended June 30, 2001. The decrease was primarily due to lower realized prices for oil and gas that reduced revenues by $28.3 million partially offset by higher volumes that increased revenues by $3.8 million.

    Our daily oil sales volumes increased 5%, or 1.0 MBbls, to 22.7 MBbls per day for the six months ended June 30, 2002 from 21.7 MBbls for the six months ended June 30, 2001. Our daily gas sales volumes increased 6%, or 0.5 MMcf, to
9.5 MMcf per day for the six months ended June 30, 2002 from 9.0 MMcf for the six months ended June 30, 2001. Production increases were primarily attributable to the continuing development of our onshore California properties.

    Our average realized price for oil and natural gas liquids decreased 10%, or $2.30, to $19.75 per Bbl for the six months ended June 30, 2002 from $22.05 per Bbl for the six months ended June 30, 2001. The average NYMEX oil price decreased 15%, or $4.38, to $24.02 per Bbl for the six months ended June 30, 2002 from $28.40 per Bbl for the six months ended June 30, 2001. The NYMEX decrease was partially offset by a $1.61 decrease in our hedging loss per Bbl, from $1.72 per Bbl for the six months ended June 30, 2001 to $0.11 per Bbl for the six months ended June 30, 2002, as well as a 10%, or $0.47 per Bbl improvement in location and quality differentials over the same periods. The average realized price for gas decreased 82%, or $11.79, to $2.66 per Mcf for the six months ended June 30, 2002 from $14.45 per Mcf in 2001. Gas prices were unusually high in 2001, particularly in California.

    Production expenses. Our production expenses increased 15%, or $4.7 million, to $35.1 million for the six months ended June 30, 2002 from $30.4 million for the six months ended June 30, 2001. On a per unit basis, production expenses increased 10%, or $0.73 per BOE, to $7.97 per BOE for the six months ended June 30, 2002 from $7.24 per BOE for the six months ended June 30, 2001. Production expenses for 2001 were reduced by approximately $0.52 per BOE as a result of nonrecurring credits, primarily the sale of certain California emissions credits. Excluding these credits, production expenses per BOE increased 3% during the period, primarily due to higher electricity costs in California.

    Depreciation, depletion and amortization. DD&A increased 23%, or $2.5 million, to $13.5 million for the six months ended June 30, 2002 from $11.0 million for the six months ended June 30, 2001, as our oil and gas DD&A rate per BOE increased 18%, or $0.46, to $3.04 per BOE for the six months ended June 30, 2002 from $2.58 per BOE for the six months ended June 30, 2001. DD&A is affected by many factors, including production levels, costs incurred in the acquisition, exploitation and development of proved reserves and estimates of proved reserve quantities and future development costs. The increase in 2002 is primarily due to the increase in costs subject to DD&A as a result of our 2001 capital program.

    Interest expense. Our interest expense increased 11%, or $0.9 million, to $9.4 million for the six months ended June 30, 2002 from $8.5 million for the six months ended June 30, 2001, reflecting higher amounts payable to Plains Resources offset slightly by lower interest rates.

    Income tax expense. Our income tax expense decreased 59%, or $12.8 million, to $9.0 million for the six months ended June 30, 2002 from $21.8 million for the six months ended June 30, 2001. The decrease was primarily due to a decrease in pre-tax income, partially offset by an increase in our effective tax rate. Our effective tax rate was 39.1% for the six months ended June 30, 2002 compared to 38.6% for the six months ended June 30, 2001.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

    Operating revenues. Our operating revenues increased 43%, or $61.6 million, to $204.1 million in 2001 from $142.5 million in 2000. The increase primarily reflects higher realized oil and gas prices. Increased prices contributed $46.7 million in additional revenues, and increased sales volumes contributed $14.9 million.

    Our daily oil sales volumes increased 8%, or 1.6 MBbls, to 22.5 MBbls in 2001 from 20.9 MBbls in 2000. Our daily gas sales volumes increased 11%, or 0.9 MMcf, to 9.2 MMcf in 2001 from 8.3 MMcf in 2000. Production increases were primarily attributable to the continuing development of our onshore California properties.

    Our average realized price for oil increased 29%, or $4.76, to $21.28 per Bbl in 2001 from $16.52 per Bbl in 2000. The average NYMEX oil price decreased 14%, or $4.24, to $26.01 per Bbl in 2001 from $30.25 per Bbl in 2000. The NYMEX decrease was more than offset by a $9.54 per Bbl increase in our hedging margin. The average realized price for gas increased 63%, or $3.32, to $8.58 per Mcf in 2001 from $5.26 per Mcf in 2000. Gas prices were unusually high in 2001, particularly in California.

    Production expenses. Our production expenses increased 13%, or $7.6 million, to $63.8 million in 2001 from $56.2 million in 2000. Expenses for 2001 were reduced by $2.2 million due to the sale of California emission credits. Excluding the credits, on a BOE basis production expenses increased 9%, or $0.63, to $7.52 per BOE in 2001 from $6.89 per BOE in 2000. The increase is primarily due to increased volumes and higher electricity costs in California.

    General and administrative expense. Our G&A expense increased 62%, or $3.9 million, to $10.2 million in 2001 from $6.3 million in 2000. This increase was primarily due to a $3.7 million increase in G&A expenses allocated by Plains Resources. The increase in Plains Resources' G&A expenses was primarily due to costs related to its 2001 corporate reorganization.

    Depreciation, depletion and amortization. Our DD&A expense increased 28%, or $5.2 million, to $24.1 million in 2001 from $18.9 million in 2000, as our oil and gas DD&A rate increased 20%, or $0.45, to $2.70 per BOE in 2001 from $2.25 per BOE in 2000. DD&A is affected by many factors, including production levels, costs incurred in the acquisition, exploitation and development of proved reserves and estimates of proved reserve quantities and future development costs. The increase in our DD&A rate in 2001 was primarily due to our capital program resulting in higher costs being subject to DD&A and, to a lesser extent, to higher estimated future development costs.

    Interest expense. Our interest expense increased 10%, or $1.5 million, to $17.4 million in 2001 from $15.9 million in 2000, reflecting higher amounts owed to Plains Resources which were partially offset by lower interest rates.

    Income tax expense. Our income tax expense increased 105%, or $17.6 million, to $34.4 million in 2001 from $16.8 million in 2000. The increase was primarily due to the increase in our operating income. Our effective tax rate was 38.6% in 2001 compared to 36.8% in 2000.

    Cumulative effect. The cumulative effect of accounting change recognized for the year ended December 31, 2001 was for the adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended.

Comparison of Year Ended December 31, 2000 to Year Ended December 31, 1999

    Operating revenues. Our operating revenues increased 33%, or $35.0 million, to $142.5 million in 2000 from $107.5 million in 1999. The increase was primarily due to higher realized oil and gas prices. Increased prices contributed $25.3 million in additional revenues and increased sales volumes contributed $9.7 million.

    Our daily oil sales volumes increased 8%, or 1.5 MBbls, to 20.9 MBbls in 2000 from 19.4 MBbls in 1999. The volume increase is primarily due to a full year of production from our offshore California property, which was acquired in mid-1999. Our daily gas sales volumes decreased 4%, or 0.4 MMcf, to 8.3 MMcf in 2000 from 8.7 MMcf in 1999.

    Our average realized price for oil increased 14%, or $2.06, to $16.52 per Bbl in 2000 from $14.46 per Bbl in 1999. The average NYMEX oil price increased 57%, or $11.00, to $30.25 per Bbl in 2000 from $19.25 per Bbl in 1999. We did not participate in the full amount of this increase, as hedges that we put into place in the latter part of 1999, when oil prices were significantly lower, decreased our realized price by $9.51 per Bbl in 2000. The average realized price for gas increased 227%, or $3.65, to $5.26 per Mcf in 2000 from $1.61 per Mcf in 1999.

    Production expenses. Our production expenses increased 11%, or $5.7 million, to $56.2 million in 2000 from $50.5 million in 1999. Increased volumes accounted for $3.8 million of the increase. On a BOE basis, production expenses increased 4%, or $0.25, to $6.89 per BOE in 2000 from $6.64 per BOE in 1999, primarily reflecting a full year of production from our offshore California property, increased gas fuel costs and higher oilfield service costs.

    General and administrative expense. Our G&A expense increased 44%, or $1.9 million, to $6.3 million in 2000 from $4.4 million in 1999. This increase was primarily due to an increase in the number of employees in the latter part of 1999 and an increase in G&A expenses allocated by Plains Resources.

    Depreciation, depletion and amortization. Our DD&A expense increased 41%, or $5.6 million, to $18.9 million in 2000 from $13.3 million in 1999, as our oil and gas DD&A rate increased

31%, or $0.53, to $2.25 per BOE in 2000 from $1.72 per BOE in 1999. DD&A is affected by many factors, including production levels, costs incurred in the acquisition, exploitation and development of proved reserves and estimates of proved reserve quantities and future development costs. The increase in our DD&A rate in 2000 was primarily due to higher estimated future development costs. This increase reflects a doubling of our proved undeveloped reserves from the beginning of 1999 to the end of 2000.

    Interest expense. Our interest expense increased 7%, or $1.0 million, to $15.9 million in 2000 from $14.9 million in 1999, primarily reflecting higher interest rates.

    Income tax expense. Our income tax expense increased 214%, or $11.4 million, to $16.7 million in 2000 from $5.3 million in 1999. Our income tax expense in 1999 was reduced by $3.8 million as a result of the reversal of a valuation allowance established with respect to the deferred tax benefit related to the $42.9 million reduction on carrying costs of oil and gas properties recognized in 1998. Excluding this benefit, our income tax expense for 1999 was $9.1 million. Our effective tax rate was 36.8% in 2000 compared to 37.2% in 1999.

Liquidity and Capital Resources

Financing Activities

    Historically, our primary sources of liquidity have been cash generated from our operations and financing activity through our parent, Plains Resources. We believe that we have sufficient liquidity through our cash from operations and borrowing capacity under our revolving credit facility to meet our short-term and long-term normal recurring operating needs, debt service obligations, contingencies and anticipated capital expenditures.

    On July 3, 2002 we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued $200.0 million of Series A notes. The Series A notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of our existing and future domestic restricted subsidiaries. On July 3, 2002 we also entered into a $300.0 million revolving credit facility with a borrowing base of $225.0 million.

   We distributed the net proceeds of $195.3 million from the Series A notes and $117.6 million in initial borrowings under our credit facility to Plains Resources, which used:

   . $287.0 million to redeem its 10.25% senior subordinated notes on August 2, 2002;

   .  $25.0 million to repay the amounts outstanding under its credit facility;
      and

   .  $0.9 million to pay fees related to its credit facility.

    Our guarantees of Plains Resources debt facilities were terminated when it retired such obligations.

    At June 30, 2002 we had a working capital deficit of approximately $18.3 million. Approximately $12.1 million of the working capital deficit is attributable to the fair value of our hedges. In accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", the fair value of all derivative instruments is recorded on the balance sheet. Gains and losses on hedging instruments are included in oil and gas revenues in the period that the related volumes are delivered. The hedge agreements provide for monthly settlement based on the differential between the agreement price and actual NYMEX oil price. Cash received for sale of physical production will be based on actual market prices and will generally offset any gains or losses on the hedge instruments. The remaining $6.2 million working capital deficit is due primarily to ongoing capital expenditures that we will finance through cash flow and borrowings under our revolving credit facility.

    As of September 30, 2002 we had $90.7 million outstanding under our $300.0 million revolving credit facility which we entered into on July 3, 2002. We plan to use the proceeds from this offering to reduce the amounts outstanding under our credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which $5.2 million had been issued as of September 30, 2002). To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of its domestic oil and gas properties.

    Amounts borrowed under the credit facility bear an annual interest rate, at our election, equal to either: (i) the Eurodollar rate, plus from 1.375% to 1.75%; or (ii) the greatest of (1) the prime rate, as determined by JPMorgan Chase Bank, (2) the certificate of deposit rate, plus 1.0%, or (3) the federal funds rate, plus 0.5%; plus an additional 0.125% to 0.5% for each of (1)-(3). The amount of interest payable on outstanding borrowings is based on (1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) our long-term debt rating. Commitment fees and letter of credit fees under the credit facility are based on the utilization rate and long-term debt rating. Commitment fees range from 0.375% to 0.5% of the unused portion of the borrowing base. Letter of credit fees range from 1.375% to 1.75%. The issuer of any letter of credit receives an issuing fee of 0.125% of the undrawn amount. Our domestic subsidiaries unconditionally guarantee payment of borrowings under the credit facility.

    The credit facility contains negative covenants that limit our ability, as well as the ability of our subsidiaries, among other things, to incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of their business or operations, redeem stock or redeem subordinated debt, make investments, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, create subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into gas imbalance or take-or-pay arrangements, merge or consolidate and enter into transactions with affiliates. In addition, the credit facility requires us to maintain a current ratio, which includes availability, of at least 1.0 to 1.0 and a ratio of total debt to earnings before interest, depreciation, depletion, amortization and income taxes of no more than 4.5 to 1.0.

    The notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of our existing and future domestic restricted subsidiaries. The indenture governing the notes contains covenants that limit our ability, as well as the ability of our subsidiaries, among other things, to incur additional indebtedness, make certain investments, make restricted payments, sell assets, enter into agreements containing dividends and other payment restrictions affecting subsidiaries, enter into transactions with affiliates, create liens, merge, consolidate and transfer assets and enter into different lines of business. In the event of a change of control, as defined in the indenture, we will be required to make an offer to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of the repurchase. The indenture governing the notes will permit the spin-off and the spin-off will not, in itself, constitute a change of control for purposes of the indenture.

    The notes are not redeemable until July 1, 2007. On or after that date they are redeemable, at our option, at 104.375% of the principal amount for the twelve-month period ending June 30, 2008, at 102.917% of the principal amount for the twelve-month period ending June 30, 2009, at 101.458% of the principal amount for the twelve-month period ending June 30, 2010 and at 100% of the principal amount thereafter. In each case, accrued interest is payable to the date of redemption.

    The notes have been assigned a B2 rating by Moody's Investor Service and we have been assigned a BB- corporate credit rating, on credit watch with negative implications, by Standard and Poor's Corp, which are both below investment grade. As a result, at times we may have difficulty accessing capital markets or raising capital on favorable terms.
    As the owner of 100% of our capital stock, Plains Resources has made an aggregate of $5.0 million of cash contributions to us since the date of our reorganization. In addition, on September 30, 2002, Plains Resources contributed a promissory note payable by Plains Resources to us in the amount of $7.2 million. Such promissory note bears interest at the rate of 2.5% and is due on November 15, 2002. To the extent Plains Resources receives a distribution of less than $7.4 million from PAA on November 15, 2002, the principal amount due under the note will be reduced by the amount of such short fall. Plains Resources, in its sole discretion may make additional contributions to us in the future.

Capital Requirements

    During 2001, we spent $125.8 million on acquisition, exploration and development costs, compared to $70.5 million and $59.2 million in 2000 and 1999, respectively. The capital expenditure expansion in late 2000 and 2001 reflects the initial results of field studies and other analyses that were initiated in 1999 and were designed to advance some of the more technically challenging projects that exist within our property base. The 2001 capital expenditures incorporate several multi-year projects that, in the aggregate, are designed to generate year-over-year production increases in both 2001 and 2002. As a result of the multi-year benefit that we believe the 2001 investments will deliver, we estimate that we will be able to increase production volumes in 2002 and reduce capital spending approximately 41% from the 2001 level.

    We intend to make aggregate capital expenditures of approximately $74.0 million in 2002. In addition, we intend to continue to pursue the acquisition of underdeveloped producing properties. We believe that we will have sufficient cash flow from operating activities and from borrowings under our new credit facility to fund our planned capital expenditures.

    During 2002, we expect to spend approximately $63.0 million on maintaining, developing and exploiting our oil and gas properties and pursuing acquisition opportunities. We expect approximately $46.0 million of these capital expenditures will be for exploitation projects in onshore California. The 2002 capital program incorporates the results of various analyses and field studies and includes our drilling approximately 87 total wells, including 10 injection wells and numerous injection realignment related workovers. In addition, our 2002 estimated capital expenditures include $11.0 million of capitalized interest and general and administrative costs allocable directly to acquisition, exploitation and development activities. During the six months ended June 30, 2002 capital expenditures for these activities was $42.3 million, including capitalized interest and general and administrative costs.

    Under our spin-off agreements with Plains Resources, Plains Resources provides us with various management services related to operational management, tax, accounting services, payroll services, legal services, employee benefit services, insurance services and financial services. We are required to reimburse Plains Resources for its costs of providing such services, not to exceed $30 million in the aggregate. In addition, we have entered into various other agreements with Plains Resources relating to allocating our and Plains Resources assets and liabilities, including tax liabilities, amongst each other and providing for mutual indemnification with respect to those assets and liabilities. For a further discussion of these agreements, please see "Certain Transactions" on page 82.

Critical Accounting Policies

    Based on the accounting policies which we have in place, certain factors may impact our future financial results. The most significant of these factors and their effect on certain of our accounting policies are discussed below.

    Commodity pricing and risk management activities. Prices for oil and gas have historically been volatile. Decreases in oil and gas prices from current levels will adversely affect our revenues, results of operations, cash flows and proved reserves. If the industry experiences significant prolonged future price decreases, this could be materially adverse to our operations and our ability to fund planned capital expenditures.

    Periodically, we enter into hedging arrangements relating to a portion of our oil production to achieve a more predictable cash flow, as well as to reduce our exposure to adverse price fluctuations. Hedging instruments used are typically fixed price swaps and collars and purchased puts and calls. While the use of these types of hedging instruments limits our downside risk to adverse price movements, we are subject to a number of risks, including instances in which the benefit to revenues is limited when commodity prices increase. For a further discussion concerning our risks related to oil and gas prices and our hedging programs, see "--Quantitative and Qualitative Disclosures about Market Risks".

    Write-downs under full cost ceiling test rules. Under the SEC's full cost accounting rules we review the carrying value of our proved oil and gas properties each quarter. Under these rules, capitalized costs of proved oil and gas properties (net of accumulated depreciation, depletion and amortization, and deferred income taxes) may not exceed a "ceiling" equal to:

   . the standardized measure (including, for this test only, the effect of any related hedging activities); plus

   . the lower of cost or fair value of unproved properties not included in the costs being amortized (net of related tax effects).

    These rules generally require that we price our future oil and gas production at the oil and gas prices in effect at the end of each fiscal quarter and require a write-down if our capitalized costs exceed this "ceiling," even if prices declined for only a short period of time. We have had no write-downs due to these ceiling test limitations since 1998. Given the volatility of oil and gas prices, it is likely that our estimate of discounted future net revenues from proved oil and gas reserves will change in the near term. If oil and gas prices decline significantly in the future, even if only for a short period of time, write-downs of our oil and gas properties could occur. Write-downs required by these rules do not directly impact our cash flows from operating activities.

    Oil and gas reserves. The proved reserve information included in this prospectus is based on estimates prepared by outside engineering firms. Estimates prepared by others may be higher or lower than these estimates.

    Estimates of proved reserves may be different from the actual quantities of oil and gas recovered because such estimates depend on many assumptions and are based on operating conditions and results at the time the estimate is made. The actual results of drilling and testing, as well as changes in production rates and recovery factors, can vary significantly from those assumed in the preparation of reserve estimates. As a result, such factors have historically, and can in the future, cause significant upward and downward revisions to proved reserve estimates.

    You should not assume that PV-10 is the current market value of our estimated proved oil and gas reserves. In accordance with SEC requirements, we base the estimated discounted future net revenues from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

    A large portion of our reserve base (approximately 93% at December 31, 2001) is comprised of oil properties that are sensitive to oil price volatility. Historically, we have experienced significant upward and downward revisions to our reserves volumes and values as a result of changes in year-end oil and gas prices and the corresponding adjustment to the projected economic life of such properties. Prices for oil and gas are likely to continue to be volatile, resulting in future downward and upward revisions to our reserve base.

    Our rate of recording DD&A is dependent upon our estimate of proved reserves including future development and abandonment costs as well as our level of capital spending. If the estimates of proved reserves decline, the rate at which we record DD&A expense increases, reducing our net income. This decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields. The decline in proved reserve estimates may impact the outcome of the "ceiling" test discussed above. In addition, increases in costs required to develop our reserves would increase the rate at which we record DD&A expense. We are unable to predict changes in future development costs as such costs are dependent on the success of our exploitation and development program, as well as future economic conditions.

    Operating risks and insurance coverage. Our operations are subject to all of the risks normally incident to the exploration for and the production of oil and gas, including well blowouts, cratering, explosions, spills of oil, gas or well fluids, fires, pollution and releases of toxic gas, each of which could result in damage to or destruction of oil and gas wells, production facilities or other property, or injury to persons. Our operations in California, including transportation of oil by pipelines within the city and county of Los Angeles, are especially susceptible to damage from earthquakes and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of southern California. Although we maintain insurance coverage considered to be customary in the industry, we are not fully insured against some risks, including earthquake risk in California, either because insurance is not available or because of high premium costs. The occurrence of a significant event that is not fully insured against could have a material adverse effect on our financial position. Our insurance does not cover every potential risk associated with operating our pipelines, including the potential loss of significant revenues. Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences.

    Environmental matters. As an owner or lessee and operator of oil and gas properties, we are subject to various federal, state, and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liabilities on us for the cost of pollution clean-up resulting from operations, subject us to liability for pollution damages, and require suspension or cessation of operations in affected areas. We maintain insurance coverage, which we believe is customary in the industry, although we are not fully insured against all environmental risks. We have established policies for continuing compliance with environmental laws and regulations and have made and will continue to make expenditures in our efforts to comply with these requirements, which we believe are necessary business costs in the oil and gas industry.

    Although we obtained environmental studies on our properties in California and the Illinois Basin, and we believe that these properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for over 90 years, and current or future federal, state and local environmental laws and regulations may require substantial expenditures to remediate our properties or otherwise comply with these rules and regulations. While we do not believe that the cost of remediation and other compliance with current federal, state or local environmental laws and regulations will have a material adverse effect on our capital expenditures, results of operations or competitive position; there is no assurance that changes in or additions to these laws or regulations will not have such an impact.

    Consistent with normal industry practices, substantially all of our oil and gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. Based on our year-end 2001 reserve report, the cost to perform these tasks is approximately $19.3 million, net of salvage value and other considerations. These estimated amortized costs are included in expenses through the unit-of-production method as a component of accumulated DD&A. Results from operations for 2001, 2000 and 1999 include $0.5 million, $0.2 million and $0.2 million, respectively, of expense associated with these estimated future costs.

    We estimate our 2002 expenditures related to plugging, abandonment and remediation to be approximately $3.0 million. Due to the long-life of our onshore reserve base we do not expect our cash outlays on plugging, abandonment and remediation for these properties to increase significantly from this amount for the next several years. Based on our year-end 2001 reserve reports, we estimate our abandonment costs for the 52.6% interest we own in the offshore Point Arguello field to approximate $14.7 million. Timing of abandonment of this field depends of various factors, including oil prices and the success of our exploitation projects. For a discussion of our specific contractual obligations to incur plugging, abandonment and remediation costs, please see "Plugging, Abandonment and Remediation Obligations" beginning on page 71.

Recent Accounting Pronouncements

    In June 2001 Statement of Accounting Standards, or SFAS, No. 143, "Accounting for Asset Retirement Obligations" was issued. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. After recording, the asset retirement cost will be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of SFAS No. 143 and at this time we cannot reasonably estimate the effect of this statement on our consolidated financial position, results of operations or cash flows.

    In April 2002 SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and
64. Amendment of FASB Statement No. 13, and Technical Corrections", was issued. SFAS 145 rescinds SFAS 4 and SFAS 64 related to classification of gains and losses on debt extinguishment such that most debt extinguishment gains and losses will no longer be classified as extraordinary. SFAS 145 also amends SFAS 13 with respect to sales leaseback transactions. The provisions of SFAS 145 have no effect on our financial statements.

    In July 2002 SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities" was issued. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002 and does not require previously issued financial statements to be restated. We will account for exit or disposal activities initiated after December 31, 2002 in accordance with the provisions of SFAS 146.

Qualitative and Quantitative Disclosures About Market Risks

    We are exposed to various market risks, including volatility in oil and gas commodity prices and interest rates. Although we have routinely hedged a substantial portion of our oil production and intend to continue this practice, substantial future oil and gas price declines would adversely affect our overall results, and therefore our liquidity. Furthermore, low oil and gas prices could affect our ability to raise capital on favorable terms. Decreases in the prices of oil and gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow. To manage our exposure, we monitor current economic conditions and our expectations of future commodity prices and interest rates when making decisions with respect to risk management. We do not enter into derivative transactions for speculative trading purposes. Substantially all of our derivative contracts are exchanged or traded with major financial institutions and the risk of credit loss is considered remote.

    SFAS No. 133. For purposes of our combined financial statements, on January 1, 2001 we implemented SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138, or SFAS 133. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, we use only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in accumulated Other Comprehensive Income, or OCI, a component of our stockholders' equity, to the extent the hedge is effective.

    The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in OCI related to cash flow hedges for which hedge accounting has been discontinued remain unchanged until the related product has been delivered. If it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

    We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking the hedge. Hedge effectiveness is measured on a quarterly basis. This process includes specific identification of the hedging instrument and the hedged item, the nature of the risk being hedged and the manner in which the hedging instrument's effectiveness will be assessed. At the inception of the hedge and on an ongoing basis, we assess whether the derivatives used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. As of June 30, 2002 all open positions related to production from our oil and gas properties qualified for hedge accounting.

    Unrealized gains and losses on hedging instruments reflected in OCI, and adjustments to carrying amounts on hedged volumes, are included in oil and gas revenues in the period that the related volumes are delivered. Gains and losses of hedging instruments that represent hedge ineffectiveness, as well as any amounts excluded from the assessment of hedge effectiveness, are recognized currently in oil and gas revenues. For purposes of our combined financial statements, effective October 2001 we implemented Derivatives Implementation Group, Issue G20, "Cash Flow Hedges: Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge", or DIG Issue G20, which provides guidance for assessing the effectiveness on total changes in an option's cash flows rather than only on changes in the option's intrinsic value. Implementation of DIG Issue G20 has reduced earnings volatility since it allows us to include changes in the time value of purchased options and collars in the assessment of hedge effectiveness. Time value changes were previously recognized in current earnings since we excluded them from the assessment of hedge effectiveness. Oil and gas revenues for the year ended December 31, 2001 include a $3.1 million non-cash loss related to the ineffective portion of the cash flow hedges representing the fair value change in the time value of options for the nine months before the implementation of DIG Issue G20.

    We utilize various derivative instruments to hedge our exposure to price fluctuations on oil sales. The derivative instruments consist primarily of cash-settled oil option and swap contracts entered into with financial institutions. We do not currently have any gas hedges. We also use interest rate swaps to manage the interest rate exposure on our credit facility.

    On January 1, 2001, in accordance with the transition provisions of SFAS 133, we recorded a gain of $7.0 million in OCI representing the cumulative effect of an accounting change to recognize at fair value all cash flow derivatives. We recorded cash flow hedge derivative assets and liabilities of $9.7 million and $4.2 million, respectively, and a net-of-tax non-cash charge of $1.5 million was recorded in earnings as a cumulative effect adjustment.

    For the six months ended June 30, 2002 net unrealized gains of $6.7 million were relieved from OCI and the fair value of open positions decreased $18.4 million.

    As of June 30, 2002 net unrealized losses on our option and swap contracts included in OCI was $9.2 million. The related assets and liabilities were included in current assets ($0.6 million), current liabilities ($12.7 million), other assets ($0.6 million), other liabilities ($3.0 million) and deferred income taxes (benefit of $5.9 million). As of June 30, 2002 $7.7 million of deferred net losses on derivative instruments recorded in OCI were expected to be reclassified to earnings during the next twelve-month period.

   Commodity price risk. As of August 27, 2002, we had the following open oil hedge positions with respect to our oil properties:

                                              Bbls per Day
                                      -----------------------------
                                           2002
                                      ---------------
                                      4th Qtr 3rd Qtr  2003   2004
                                      ------- ------- ------ ------
            Puts:
             Average price $22.00/Bbl     --      --   2,000     --
            Calls:
             Average price $35.17/Bbl  9,000   9,000      --     --
             Average price $27.04/Bbl     --      --   2,000     --
            Swaps:
             Average price $24.20/Bbl     --  19,663      --     --
             Average price $24.22/Bbl 20,000      --      --     --
             Average price $23.36/Bbl     --      --  15,250     --
             Average price $23.53/Bbl     --      --      -- 12,500

    These positions result in us hedging approximately 78%, 68% and 49% of production in the remainder of 2002, 2003 and 2004, respectively. These positions provide for us to receive for the six months ended December 31, 2002 an average fixed NYMEX price of approximately $24.21 per Bbl on 19,832 Bbls per day with upside participation above $35.17 per Bbl on 45% of those hedged barrels. For example, if the NYMEX index average is $30.00 per Bbl, we will receive $24.21 per Bbl and if the NYMEX index average were to fall to $15.00 per Bbl, we would receive $24.21 per Bbl, on all the hedged barrels. For 2003, we have entered into various arrangements that entitle us to receive an average minimum NYMEX price of $23.20 per Bbl on 17,250 Bbls per day, with full upside participation to $27.04 per Bbl on 12% of those hedged barrels. For 2004, we have entered into various arrangements that entitle us to receive an average fixed NYMEX price of $23.53 per Bbl on 12,500 Bbls per day, regardless of the NYMEX index average. Location and quality differentials attributable to our properties and the cost of the hedges are not included in the foregoing prices. Because of the quality and location of our oil production, these adjustments will reduce our net price per Bbl.

    The agreements provide for monthly cash settlement based on the differential between the agreement price and the actual NYMEX price. Gains or losses are recognized in the month of related production and are included in oil and gas sales revenues. These contracts resulted in a decrease in revenues of $0.5 million and $6.8 million for the six months ended June 30, 2002 and 2001, respectively, as well as an increase (decrease) in revenues of $0.3 million, $(72.8) million and $(7.5) million for the years ended December 31, 2001, 2000 and 1999, respectively. As of June 30, 2002 we had an unrealized loss of $9.2 million, net of tax, with respect to these contracts. The estimated fair value of the hedges is included in our balance sheet as of June 30, 2002.

    The fair value of outstanding oil derivative commodity instruments and the change in fair value that would be expected from a 10% price decrease are shown in the table below (in millions):

                                              As of June 30,
                                -------------------------------------------
                                         2002                  2001
                                ---------------------- --------------------
                                 Fair   Effect of 10%  Fair  Effect of 10%
                                 Value  Price Decrease Value Price Decrease
                                ------  -------------- ----- --------------
    Swaps and options contracts $(14.5)     $25.9      $0.2      $22.6

    The fair value of the swaps and option contracts are estimated based on quoted prices from independent reporting services compared to the contract price of the swap, and approximate the gain or loss that would have been realized if the contracts had been closed out at quarters end. All hedge positions offset physical positions exposed to the cash market. None of these offsetting physical positions are included in the above table. Price risk sensitivities were calculated by assuming an across-the-board 10% decrease in price regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. In the event of an actual 10% change in prompt month oil prices, the fair value of our derivative portfolio would typically change less than that shown in the table due to lower volatility in out-month prices.

    The contract counterparties for our derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in our revolving credit facility, with one counterparty holding contracts that represent approximately 27% of the fair value of all open positions as of June 30, 2002.

    Our management intends to continue to maintain hedging arrangements for a significant portion of our production. These contracts may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if oil prices decline below the prices at which these hedges are set, but ceiling prices in our hedges may cause us to receive less revenues on the hedged volumes than we would receive in the absence of hedges.

    Interest rate risk. Our credit facility is sensitive to market fluctuations in interest rates. We use interest rate swaps to hedge underlying debt obligations. These instruments hedge specific debt issuances and qualify for hedge accounting. The interest rate differential is reflected as an adjustment to interest expense over the life of the instruments. We have entered into an interest rate swap for an aggregate notional principal amount of $7.5 million that fixes the interest rate on that amount of borrowing under our credit facility at 3.9% plus the LIBOR margin set forth in our credit facility. The swap expires in October 2004.

                                   BUSINESS

Overview

    We are an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. We are 100% owned by Plains Resources Inc. Our core areas of operation are:

   . onshore California, primarily in the LA Basin, and offshore California in the Point Arguello unit; and

   .  the Illinois Basin in southern Illinois and Indiana.

    We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. Our reserves are generally mature but underdeveloped, have produced significant volumes since initial discovery and have significant estimated remaining reserves. We opportunistically hedge portions of our oil production to manage our exposure to commodity price risk.

    The following table sets forth information with respect to our oil and gas properties as of and for the year ended December 31, 2001:

                                        California
                                     ---------------  Illinois Basin
                                     Onshore Offshore   and Other     Total
                                     ------- -------- -------------- ------
                                              (Dollars in millions)
   Proved reserves
    MMBOE...........................  211.8      5.0        22.5      239.3
    Percent oil.....................     93%      98%         98%        93%
   Proved developed reserves (MMBOE)  112.0      3.8        13.3      129.1
   Production (MBOE)................  6,347    1,431       1,000      8,778
   PV-10/(1)/....................... $577.7  $ 6.9//      $ 58.6     $643.2
   Standardized measure/(2)/........                                 $384.5

--------
(1) Based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas. The PV-10 and standardized measure have been reduced to reflect the abandonment costs of certain properties. In addition, the net cash flows realized from certain leases in our Los Angeles Basin properties, in which we hold a 100% working interest and that had proved reserves of 8.8 MMBOE at December 31, 2001, are subject to a 50% net profits interest. The reduction in future net revenues resulting from such net profits interest is reflected in the PV-10 and standardized measure. PV-10 represents the standardized measure before deducting estimated future income taxes.
(2) Estimated future income taxes are calculated on a combined basis using the statutory income tax rate, accordingly, the standardized measure is presented in total only.

    During the five-year period ended December 31, 2001 we drilled 561 development wells, 558 of which were successful. During this period, we incurred aggregate oil and gas acquisition, exploitation, development and exploration costs of $442.9 million, resulting in proved reserve additions of
177.9 MMBOE, at an average reserve replacement cost of $2.49 per BOE, which we believe to be among the lowest of our peer group. During that five-year period, which we believe is a useful period for measurement since our reserve replacement costs have historically fluctuated on a year to year basis, approximately 99% of our oil and gas capital expenditures were for acquisition, exploitation and development activities. During that same period, the average replacement cost for large domestic exploration and production companies was $6.57 per barrel.

Competitive Strengths

    Quality Asset Base With Long Reserve Life. We had estimated total proved reserves of 239.3 MMBOE as of December 31, 2001, of which 93% was comprised of oil and 54% was proved developed. We have a reserve life of over 27 years and a proved developed reserve life of over 14 years. We believe our long-lived, low production decline reserve base combined with our active hedging strategy should provide us with relatively stable and recurring cash flow. As of December 31, 2001 and based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas, our reserves had a PV-10 of $643.2 million and a standardized measure of $384.5 million.

    Efficient Operations With 100% Operatorship. We own a 100% working interest in and operate all of our properties, except for offshore California, in which we own a 52.6% working interest and where we are the operator. As a result, we benefit from economies of scale and control the level, timing and allocation of substantially all of our capital expenditures and expenses. We believe this gives us more flexibility than many of our peers to opportunistically pursue exploitation and development projects relating to our properties.

    Large Exploitation and Development Inventory. We have a large inventory of projects in our core areas that we believe will support at least five years of exploitation and development activity. Over the last five years, we have achieved a high success rate on these types of projects, drilling a total of 561 development wells with a 99.5% success rate. In addition, we have completed numerous other production enhancement projects, such as recompletions, workovers and upgrades. The results of these activities over the last five years have been additions to proved reserves, excluding reserves added through acquisition activities, totaling 120.6 MMBOE, or approximately 332% of cumulative net production for this period. Reserve replacement costs, excluding acquisitions, have averaged approximately $3.17 per BOE for the same period.

    Experienced and Proven Management and Operations Team. Our executive management team has an average of 20 years of experience in the oil and gas industry. Our Chief Executive Officer is James Flores, who founded Flores & Rucks Incorporated, a predecessor of Ocean Energy, Inc., and was President and Chief Executive Officer of Ocean Energy from July 1995 until March 1999. Mr. Flores served as Chairman of the Board of Ocean Energy from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. The executive management of Plains Resources is supported by a core team of 23 technical and operating managers who have worked with our properties for many years and have an average of 22 years of experience in the oil and gas industry.

Strategy

    Our strategy is to continue to grow our cash flow from operations and to use this cash flow to increase our proved developed reserves and production, acquire additional underdeveloped oil and gas properties and make other strategic acquisitions. We intend to implement our strategy as follows:

    Continue Exploitation and Development of Current Asset Base. We believe that we have a proven track record of exploiting underdeveloped properties to increase reserves and cash flow. We focus on implementing improved production practices and recovery techniques, and relatively low-risk development drilling. An example of our success in exploiting underdeveloped properties can be found in our Montebello field located in the LA Basin. Since our acquisition of this field in March 1997, our exploitation and development activities have resulted in an increase in our net average production from approximately 930 BOE per day at the time of acquisition to approximately 2,400 BOE per day during the first six months of 2002, representing a compound annual growth rate of over 20%.

    Pursue Additional Growth Opportunities. We believe we can continue our strong reserve and production growth through the exploitation and development of our existing inventory of projects relating to our properties. We also intend to be opportunistic in pursuing selective acquisitions of oil or gas properties or exploration projects, for example, during periods of weak commodity prices. We will consider opportunities located in our current core areas of operation as well as projects in other areas in North America that meet our investment criteria.

    Maintain Long-Term Hedging Program. We actively manage our exposure to commodity price fluctuations by hedging significant portions of our oil production through the use of swaps, collars and purchased puts and calls. The level of our hedging activity depends on our view of market conditions, available hedge prices and our operating strategy. Under our hedging program, we typically hedge approximately 70-75% of our production for the current year, 40-50% of our production for the next year and up to 25% of our production for the following year. For example, assuming estimated fourth quarter 2002 production levels are held constant in subsequent periods as of September 30, 2002 we had hedged approximately 78% of production for the remainder of 2002, approximately 68% of production for 2003 and approximately 49% of production for 2004.

Recent Developments

  Spin-off

    Our parent is Plains Resources Inc., which, in addition to owning us, owns an aggregate 26% ownership interest in PAA, including 44% of the general partner of PAA. PAA is a publicly traded master limited partnership that is engaged in the midstream activities of marketing, transportation and terminalling of oil and marketing liquified petroleum gas. Plains Resources also owns interests in oil and gas properties in Florida, which included 17.3 MMBOE of proved oil reserves as of December 31, 2001.

    On May 22, 2002 Plains Resources received a favorable private letter ruling from the IRS stating that, for United States federal income tax purposes, a distribution by Plains Resources of our capital stock owned by it to its stockholders will generally be tax-free to both Plains Resources and its stockholders. We expect the spin-off to occur within 120 days of the date of this offering. The indenture governing the notes will permit the spin-off and the spin-off will not, in itself, constitute a "change of control" for purposes of the indenture.

    The spin-off will, among other things:

   . generally divide Plains Resources' midstream and upstream assets into two separate platforms;

   . allow Plains Resources and us to focus corporate strategies and management teams for each business; and

   .  simplify Plains Resources' and our corporate structure.

    Any decision to pursue the spin-off is subject to obtaining a number of regulatory and contractual third-party consents and permits. Accordingly, we cannot provide any assurance that the spin-off will occur.

  Reorganization

    On July 3, 2002 Plains Resources contributed to us all of the capital stock of its subsidiaries that own oil and gas properties offshore California and in Illinois. As a result, we indirectly own our offshore California and Illinois properties and directly own our onshore California properties. Plains Resources and its management will continue to manage our operations under the terms of a transition services agreement. Plains Resources also contributed to us intercompany payables that we or our subsidiaries owed to it which totalled $257.7 million at June 30, 2002.

  Financings

    On July 3, 2002 we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain of our indebtedness, issued $200.0 million of Series A notes. The notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future indebtedness and are jointly and severally guaranteed on a full and unconditional basis by all of our existing and future domestic restricted subsidiaries.

    On July 3, 2002 we also entered into a $300.0 million revolving credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. As of September 30, 2002 we had $90.7 million outstanding under this credit facility. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which $5.2 million had been issued as of September 30, 2002). To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties.

    We distributed the net proceeds of $195.3 million from the Series A notes and $117.6 million in initial borrowings under our credit facility to Plains Resources, which used:

   . $287.0 million to redeem its 10.25% senior subordinated notes on August 2, 2002;

   .  $25.0 million to repay the amounts outstanding under its credit facility;
      and

   .  $0.9 million to pay fees related to its credit facility.

  Purchase of Additional Point Arguello Interest

    In August 2002 we acquired an additional 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure. The seller retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. We assumed the seller's share of the costs of plugging the wells and flushing the lines. As consideration for receiving the transferred properties and assuming the obligations described above, we received $2.4 million in cash for the sale and $3.0 million as our share of revenues less costs for the period from April 1, to July 30, 2002. This transaction doubled our working interest in the Point Arguello unit to 52.6%.

Oil and Gas Reserves

    The following tables set forth certain information with respect to our reserves based upon reserve reports prepared by the independent petroleum consulting firms of Netherland, Sewell & Associates, Inc. and Ryder Scott Company in 2001, and H.J. Gruy and Associates, Inc., Netherland, Sewell & Associates, Inc. and Ryder Scott Company in 2000 and 1999. The reserve volumes and values were determined under the method prescribed by the SEC, which requires the application of year-end prices for each year, held constant throughout the projected reserve life.

                                      Year Ended December 31,
                                   ------------------------------
                                     2001      2000       1999
                                   -------- ---------- ----------
                                       (Dollars in thousands)
              Oil (Mbbls):
              Proved developed....  119,248    105,679    100,758
              Proved undeveloped..  104,045     98,708     94,455
                                   -------- ---------- ----------
               Total..............  223,293    204,387    195,213
                                   ======== ========== ==========
              Gas (MMcf):
              Proved developed....   59,101     52,184     49,255
              Proved undeveloped..   37,116     41,302     41,618
                                   -------- ---------- ----------
               Total..............   96,217     93,486     90,873
                                   ======== ========== ==========
              Total (MBOE)........  239,329    219,968    210,359
                                   ======== ========== ==========
              PV-10:(1)
              Proved developed.... $454,095 $  982,752 $  628,451
              Proved undeveloped..  189,125    321,430    477,907
                                   -------- ---------- ----------
               Total.............. $643,220 $1,304,182 $1,106,358
                                   ======== ========== ==========
              Standardized measure $384,467 $  789,438 $  727,286
                                   ======== ========== ==========

--------
(1) Based on year-end spot market prices of: (a) $19.84 per Bbl of oil and $2.58 per Mcf of gas for 2001; (b) $26.80 per Bbl of oil and $13.70 per Mcf of gas for 2000; and (c) $25.60 per Bbl of oil and $2.37 per Mcf of gas for 1999. PV-10 represents the standardized measure before deducting estimated future income taxes.

    There are numerous uncertainties inherent in estimating quantities and values of proved reserves, and in projecting future rates of production and timing of development expenditures. Many of the factors that impact these estimates are beyond our control. Reservoir engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures, and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the PV-10 shown above represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties.

    In accordance with SEC guidelines, the reserve engineers' estimates of future net revenues from our properties, and the present value of the properties, are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where the guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations but excluding the effect of any hedges we have in place. The prices used in our reserve reports as of December 31, 2001 of $15.31 per Bbl of oil and $2.56 per Mcf of gas reflect the year-end spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas, as adjusted for variations based on location and quality of oil. Historically, the prices for oil and gas have been volatile and are likely to continue to be volatile in the future.

Exploitation and Development

    Exploitation strategy. We implement our exploitation plan with respect to our properties by:

   .  enhancing product price realizations;

   .  optimizing production practices;

   .  realigning and expanding injection processes;

   .  drilling wells; and

   . performing stimulations, recompletions, artificial lift upgrades and other operating margin and reserve enhancements.

    After we acquire a property, we may also seek to increase our interest in the property by acquiring nearby acreage, pursuing farm-in drilling arrangements and purchasing minority interests in the property.

    By implementing our exploitation plan, we seek to increase cash flows and enhance the value of our asset base. In doing so, we add to and enhance our proved reserves. During the five-year period ended December 31, 2001 our additions to proved reserves totaled 120.6 MMBOE, or approximately 332% of cumulative net production for this period. We added these reserves at an aggregate average cost of $3.17 per BOE, excluding reserves added as a result of our acquisition activities. Reserve additions related solely to our acquisition activities totaled 57.3 MMBOE and were added at an aggregate average cost of $1.06 per BOE.

    We believe that our properties in our core areas hold potential for additional increases in production, reserves and cash flow. In that regard, as a result of our 2002 capital program and preliminary 2003 capital program, we currently expect to achieve a 5% to 10% growth rate from our properties in 2003. However, we can give no assurance that increases will be achieved.

    During 2002, we expect to spend approximately $63.0 million maintaining, developing and exploiting our oil and gas properties and pursuing acquisition opportunities. We expect approximately $46.0 million of these capital expenditures will be for exploitation projects in onshore California. The 2002 capital program incorporates the results of various analyses and field studies and includes our drilling approximately 88 total wells, including 8 injection wells and numerous injection realignment related workovers. During the six months ended June 30, 2002 capital expenditures for these activities were $42.3 million.

    Exploitation projects. The following table sets forth information with respect to our oil and gas properties (dollars in millions):

                                  Onshore California Properties
                               -----------------------------------
                                                   Arroyo           Offshore  Illinois Basin
                               LA Basin Montebello Grande Mt. Poso California   and other
                               -------- ---------- ------ -------- ---------- --------------
                                                  (Dollars in thousands)
Year(s) discovered............  1924-66    1917      1906   1926      1981         1905
Year acquired.................     1992    1997      1997   1998      1999         1995
Proved reserves at acquisition
  (MMBOE).....................     17.7    23.3      19.9    7.7       6.4         17.3
As of December 31, 2001:
Proved reserves MMBOE.........    114.1    27.6      60.8    9.3       5.0         22.5/(2)/
 Percent oil..................      91%     97%       93%   100%       98%          98%
Proved developed reserves
  (MMBOE).....................     79.9    15.5      12.0    4.6       3.8         13.3
PV-10/(1)/.................... $  357.7   $71.4    $126.1  $22.5     $ 6.9        $58.6

(1) Based on year-end 2001 spot market prices of $19.84 per Bbl of oil and $2.58 per Mcf of gas. PV-10 represents the standardized measure before deducting estimated future income taxes. Our standard measure at December 31, 2001 was $384.5 million. The PV-10 and standardized measure have been reduced to reflect the abandonment costs of certain properties. In addition, the net cash flows realized from certain leases in our Los Angeles Basin properties, in which we hold a 100% working interest and that had proved reserves of 8.8 MMBOE at December 31, 2001, are subject to a 50% net profits interest. The reduction in future net revenues resulting from such net profits interest is reflected in the PV-10 and standardized measure.
(2) 21.1 MMBOE of these reserves are in the Illinois Basin and the remaining reserves are attributed to other properties we hold in the United States.

Onshore California

    LA Basin. In 1992 we acquired from Chevron U.S.A., Inc. substantially all of its producing oil properties in the LA Basin. These interests included the Inglewood, East Beverly Hills, San Vicente and South Salt Lake fields. Following the initial acquisition we expanded our holdings in this area by acquiring additional interests within the existing fields, including all of Texaco Exploration and Production, Inc.'s interest in its Vickers lease, which further consolidated our holdings in the Inglewood field. We refer to all of our properties in the LA Basin acquired before 1997 collectively as the "LA Basin properties". We hold a 100% working interest in the LA Basin properties.

    The LA Basin properties consist of oil reserves discovered at various times between 1924 and 1966. We have performed various exploitation activities, including drilling additional production and injection wells, returning previously marginal wells to economic production, optimizing pre-existing waterflood operations, initiating new waterfloods, optimizing artificial lift, increasing the capacity and efficiency of facilities, upgrading facilities to maintain regulatory compliance, reducing unit production expenses and improving marketing margins. Additionally, we continuously update and perform technical studies to identify new investment opportunities on these properties. Through these acquisition and exploitation activities, our net average daily production from this area has increased from approximately 6,700 BOE per day in 1992 to 12,300 BOE per day in the first six months of 2002.

    In December 1995, we negotiated an agreement with a unit of ChevronTexaco to remediate sections of our LA Basin properties impacted by prior drilling and production operations. Under this agreement, ChevronTexaco agreed to investigate contamination at the LA Basin properties and potentially remediate specific areas contaminated with hazardous substances, such as volatile organic substances and heavy metals, and we agreed to excavate and remediate nonhazardous oil contaminated soils. We are obligated to construct and operate, for the next eight years, at least a five-acre parcel of land as bioremediation cells for oil contaminated soils designated for excavation and treatment by ChevronTexaco. Although we believe that we do not have any material obligations for operations conducted before our acquisition of the properties from ChevronTexaco other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties (such as our agreement with ChevronTexaco described above), these amounts may not be recoverable from ChevronTexaco, either under our agreement or the limited indemnity from ChevronTexaco contained in the original purchase agreement.

    In 2001 we spent $66.8 million on capital projects on the LA Basin properties, the most significant of which were drilling 42 production and 15 injection wells. In 2002 we expect to spend $34.0 million on capital projects, which will include drilling 22 production wells and four injection wells, performing numerous recompletions and workovers, and modifying various production and injection facilities.

    We are also assessing the application of 3-D seismic technology to further evaluate the unproved reserves in our LA Basin properties. We expect to shoot the 3-D survey in 2003, interpretation of the data should occur in 2003 and any drilling based on the results may take place in late 2003 and in 2004 and 2005. This will be the first application of 3-D seismic technology in an onshore LA Basin Field. Also in the Inglewood Field, we have initiated a 20-well evaluation program using cased hole resistivity logging technology. This technology potentially identifies commercially producible sands behind casing in older wells. Furthermore, we expect these analyses to provide us with a more complete understanding of the field thereby potentially allowing us to improve the waterflood program. Finally, we are considering alternatives to procuring electricity for the field such as a self or cogeneration facility.

    Montebello. In March 1997 we expanded our operations in the LA Basin by acquiring Chevron USA's interest in the Montebello field, which included a 100% working interest (99.2% net revenue interest) in 55 producing oil wells and related facilities and approximately 450 acres of surface fee land. Our net average daily production from this field has increased from 930 BOE per day at the time of acquisition to 2,400 BOE per day in the first six months of 2002. Since the acquisition, we have drilled a total of 48 producing wells and 22 injection wells. During 2000, we evaluated the field reservoir information and prepared a comprehensive waterflood development plan. In 2001 we spent
$13.0 million on capital projects in the Montebello field, the most significant of which was drilling 17 production and three injection wells. In 2002 we expect to spend $10.0 million on capital projects, which include drilling 12 production wells and six injection wells, performing numerous workovers and increasing the capacity of the production and injection facilities.

    Arroyo Grande. In November 1997 we acquired a 100% working interest (94% net revenue interest) in the Arroyo Grande field located in San Luis Obispo County, California, from subsidiaries of Shell Oil Company. We also acquired surface and related development rights to approximately 1,000 acres included in the 1,500-acre producing unit. The field is primarily under continuous steam injection and, at our acquisition date, was producing approximately 1,600 BOE per day (approximately 1,500 BOE net to our interest) of 14 degree API gravity oil from 70 wells. Since acquiring this property, we have drilled additional wells to downsize the injection patterns in the currently developed area from five acres to one and a quarter acres to accelerate recoveries, and realigned steam injection within these areas to increase the efficiency of the recovery process. We also curtailed steam injection by about 50% immediately following the acquisition due to low oil prices. Although oil prices subsequently rebounded, we maintained injection at this low rate pending our analysis of the saturation inputs provided by the infill drilling program, and in 2001 due to excessive gas fuel costs. As a result, base volumes declined considerably, but this decline was offset by the wells we drilled to downsize the injection patterns.

    In 2001 we spent $10.6 million on capital projects in the Arroyo Grande field, the most significant of which was drilling 19 production and 11 injection wells and installing a gas processing facility to reduce third-party fuel gas purchases. During 2002 we reduced capital expenditures to $1.0 million to allow time to assess the results of the 2001 drilling program and prepare to expand our steam flood in 2003-2004. We are also reviewing a plan to optimize steam handling and produced water disposal during 2002. Our net average daily production from this field was approximately 1,900 BOE per day during the first six months of 2002.

    Mt. Poso. During 1998 we acquired the Mt. Poso field from Aera Energy LLC. The Mt. Poso field is located near Bakersfield, California, in Kern County. When we acquired the field, it was producing 900 BOE per day of 15 to 17 degree API gravity oil and added 7.7 MMBOE to our proved reserves. Since acquisition, we have undertaken an aggressive recompletion and drilling program targeting the Pyramid Hills formation, completing a 107-well drilling program in 2000-2001. In 2001 we spent $10.3 million on capital projects in the Mt.Poso field, the most significant of which was drilling 43 production wells and recompleting 38 wells. During 2002 we reduced capital expenditures as we will focus on optimizing operating costs, including the installation of electrical generation facilities, and reviewing past drilling results to identify future drilling potential. In 2002 we expect to spend $1.0 million on capital projects to optimize our producing infrastructure. Our net average daily production from this field was 1,700 BOE during the first six months of 2002.

Offshore California

    Point Arguello. In July 1999 we acquired Chevron USA's 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure. We are the operator for the Point Arguello unit which consists of three offshore platforms. Chevron USA retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all existing pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. We assumed Chevron USA's 26.3% share of all other abandonment costs.

    In 2001 we spent $5.6 million on capital projects in the Point Arguello unit, the most significant of which was drilling six production wells and a number of recompletion and stimulation workovers. In 2002 we expect to spend $7.0 million on capital projects, which includes drilling three development wells and converting five wells to electric submersible lift systems, and various recompletions and stimulations.

    At the time we acquired our interest in Point Arguello, our net average daily production from this unit was 5,200 BOE. During the first six months of 2002 our net average daily production was 3,400 BOE.

    In August 2002 we acquired an additional 26.3% working interest from subsidiaries of Phillips Petroleum Company in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure with effect from April 1, 2002. The seller retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. We assumed the seller's share of the costs of plugging the wells and flushing the lines. As consideration for receiving the transferred properties and assuming the obligations described above we received $2.4 million. In addition, we received $3.0 million as our share of revenues less costs for the period from April 1 to July 30, 2002. Final determination of this amount and certain other purchase price adjustments will be made within six months of the closing date. This transaction doubled our working interest in the Point Arguello unit to 52.6%.

    Rocky Point. Part of one of our leases in the Point Arguello unit is partially unitized in the Rocky Point unit, which is adjacent to the Point Arguello unit. As a result, we are the operator and have an agreement that entitles us to participate with at least a 52.6% working interest in the development of the Rocky Point unit. We are particularly interested in this unit because five exploratory wells were drilled into it in 1983-1984, and these wells tested at 3,500, 1,629, 1,100, 604 and 120 Bbls per day. Accordingly, we are currently seeking regulatory approval to allow near-term development of our lease in the Rocky Point unit by drilling extended-reach wells from the Point Arguello platforms. While we must obtain a larger rig and several regulatory permits and other agreements among the working interest owners, we believe that if we resolve these issues, we may be able to drill in the Rocky Point unit. There can be no assurance, however, that any such drilling can or will occur or that we will recover economic quantities of oil and gas from the Rocky Point unit. The other two leases that compose the Rocky Point unit are subject to litigation between the federal government and the state of California concerning the state's ability to review MMS approvals of lease suspensions for consistency with the state's Coastal Management Program and cannot be developed until the resolution of such litigation.

    Other Offshore California. Similar to Rocky Point, portions of two other nearby undeveloped offshore units, Sword and Bonito, could be developed by extended reach wells originating from the Point Arguello unit platforms. We have no interest in Sword unit and an approximate 2.6% interest in Bonito unit. To develop the Sword or Bonito units from the Point Arguello platforms, the Sword and

Bonito unit owners would have to secure all necessary permits and regulatory approvals and reach a commercial agreement for the use of the Point Arguello infrastructure. In addition, currently the Sword and Bonito units are subject to litigation between the federal government and the state of California concerning the state's ability to review MMS approvals of lease suspensions for consistency with the state's Coastal Management Program and cannot be developed until the resolution of such litigation. There can be no assurance, however, that such development will occur. We are not the operator of the Sword or Bonito units.

Illinois Basin

    In December 1995 we acquired our properties in the Illinois Basin from Marathon Oil Company, which produced an average of 2,700 Bbls of oil per day in 2001 and accounted for 11% of our total sales volumes. In 2001 we spent $9.5 million on capital projects in the Illinois Basin, the most significant of which was drilling 42 production and nine injection wells and various water injection realignment projects. In 2002, we expect to spend $7.0 million on capital projects, which include drilling 37 development wells. In addition, we are continuing to evaluate the feasibility and potential implementation of a pilot program to field test an alkaline-surfactant enhanced oil recovery process. Our production from the Illinois Basin averaged 2,600 Bbls of oil per day in the first six months of 2002.

Other

    Our 2001 capital expenditures includes $9.9 million of capitalized interest and general and administrative costs allocable directly to acquisition, exploitation and development activities. Our 2002 estimated capital expenditures include $11.0 million of capitalized interest and general and administrative costs allocable directly to acquisition, exploitation and development activities and $3.0 million attributable to other projects.

Exploration and acquisition expenditures

    The following table summarizes the costs incurred during the last three years for our exploitation and development, exploration and acquisition activities.

                                             Year Ended December 31,
                                             ------------------------
                                               2001    2000    1999
                                             -------- ------- -------
                                                  (In thousands)
          Exploitation and development costs $123,778 $68,186 $54,996
          Exploration costs.................      286     293     796
          Property acquisition costs:
           Unproved properties..............       44      73     879
           Proved properties................    1,645   1,953   2,496
                                             -------- ------- -------
          Total............................. $125,753 $70,505 $59,167
                                             ======== ======= =======

    Exploitation and development costs include expenditures of $58.5 million in 2001, $20.6 million in 2000 and $10.7 million in 1999 related to the development of proved undeveloped reserves included in our proved oil and gas reserves at the beginning of each year. Our year-end 2001 standardized measure includes future development costs related to proved undeveloped reserves of $25.5 million in 2002, $58.9 million in 2003 and $45.2 million in 2004.

Production and Sales

   The following table presents information with respect to oil and gas production attributable to our properties, the revenues we derived from the sale of this production, average sales prices we received and our average production expenses during the six months ended June 30, 2002 and 2001, and the years ended December 31, 2001, 2000 and 1999.

                                            Six Months
                                          Ended June 30,   Year Ended December 31,
                                         ---------------- --------------------------
                                          2002     2001     2001     2000     1999
                                         ------- -------- -------- -------- --------
Production:
Oil (MBbls).............................   4,113    3,934    8,219    7,654    7,081
Gas (MMcf)..............................   1,719    1,627    3,355    3,042    3,163
Total (MBOE)............................   4,399    4,205    8,778    8,161    7,608
Oil and gas revenues (In thousands):
Oil..................................... $81,222 $ 86,756 $174,895 $126,434 $102,390
Gas.....................................   4,578   23,518   28,771   16,017    5,095
Other/(1)/..............................      13      423      473       --       --
                                         ------- -------- -------- -------- --------
   Total revenues....................... $85,813 $110,697 $204,139 $142,451 $107,485
                                         ======= ======== ======== ======== ========
Average realized prices (hedged):
Oil..................................... $ 19.75 $  22.05 $  21.28 $  16.52 $  14.46
Gas ($/Mcf).............................    2.66    14.45     8.58     5.26     1.61
BOE.....................................   19.50    26.22    23.20    17.46    14.13
Expenses ($/BOE):
Average production expenses............. $  7.97 $   7.24 $   7.27 $   6.89 $   6.64
General and administrative..............    1.07     1.11     1.16     0.77     0.57
Depletion, depreciation and amortization    3.04     2.58     2.70     2.25     1.72

--------
(1) Other revenues represents electricity related sales.

    Pursuant to an oil marketing agreement, PAA is the exclusive purchaser of all of our equity oil production. Plains Resources owns a 25% interest in PAA.

Product Markets and Major Customers

    Our revenues are highly dependent upon the prices of, and demand for, oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our oil and gas production and the levels of our production are subject to wide fluctuations and depend on numerous factors beyond our control, including seasonality, economic conditions, foreign imports, political conditions in other oil-producing and gas-producing countries, the actions of OPEC, and domestic government regulation, legislation and policies. Decreases in oil and gas prices have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow.

    To manage our exposure to commodity price risks, we use various derivative instruments to hedge our exposure to price fluctuations on oil sales. Our hedging arrangements provide us protection on the hedged volumes if oil prices decline below the prices at which these hedges are set. However, ceiling prices in our hedges may cause us to receive less revenues on the hedged volumes than we would receive in the absence of hedges. We do not currently have any gas hedges.

    Deregulation of gas prices has increased competition and volatility of gas prices. Prices received for our gas are subject to seasonal variations and other fluctuations. All of our gas production is currently sold under various arrangements at spot indexed prices.

    Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary decreases in a significant portion of our oil and gas production.

    Pursuant to an oil marketing agreement, PAA is the exclusive purchaser of all of our equity oil production. The marketing agreement provides that PAA will purchase for resale at market prices all of our equity oil production. We pay PAA a marketing and administration fee of $0.20 per barrel and reimburse PAA for its reasonable expenses incurred in transporting or exchanging our oil. We have agreed to renegotiate the marketing and administration fee in good faith every three years. Under the marketing agreement, PAA has also agreed to, upon our request and reimbursement for its reasonable expenses, market certain of our gas and gas liquids and negotiate our gas purchase agreements. If we were to lose PAA as the exclusive purchaser of our equity production, we believe PAA could be replaced by other purchasers under contracts with similar terms and conditions. However, PAA's role as the exclusive purchaser for all of our equity oil production does have the potential to impact our overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions.

Productive Wells and Acreage

   As of December 31, 2001 we had working interests in 2,057 gross (2,031 net) active producing oil wells. The following table sets forth information with respect to our developed and undeveloped acreage as of December 31, 2001.

                                           December 31, 2001
                                     ---------------------------------
                                     Developed Acres Undeveloped Acres
                                     --------------- -----------------
                                     Gross    Net     Gross   Net/(1)/
                                     ------  ------  -------  -------
            Onshore California......  8,889   8,844    8,928   5,296
            Offshore California/(2)/ 15,326   4,033   41,720   1,449
            Illinois and other/(3)/. 17,777  15,482   69,360  49,101
                                     ------  ------  -------  ------
             Total.................. 41,992  28,359  120,008  55,846
                                     ======  ======  =======  ======

--------
(1) Less than 10% of total net undeveloped acres are covered by leases that expire from 2002 through 2004.
(2) Excludes 1,632 undeveloped acres (net) that we have the right to acquire under an option agreement.
(3) Includes 53,022 gross undeveloped acres and 42,505 net undeveloped acres that will be transferred to us in accordance with the terms of the separation agreement.

Drilling Activities

   Information with regard to our developmental well drilling activities during the years ended December 31, 2001, 2000 and 1999 is set forth below:

                                      Year Ended December 31,
                                -----------------------------------
                                   2001        2000        1999
                                ----------- ----------- -----------
                                Gross  Net  Gross  Net  Gross  Net
                                ----- ----- ----- ----- ----- -----
             Development wells:
             Oil............... 168.0 163.4 156.0 154.0 105.0 105.0
             Gas...............    --    --    --    --    --    --
             Dry...............   1.0   1.0   2.0   2.0    --    --
                                ----- ----- ----- ----- ----- -----
                Total.......... 169.0 164.4 158.0 156.0 105.0 105.0
                                ===== ===== ===== ===== ===== =====

Real Estate

   We currently own surface and mineral rights in the following tracts of real property, portions of which are used in our oil and gas operations:

                                                           Approximate
          Property               Location                    acreage
          --------               --------                  -----------
          Inglewood.... Los Angeles County, California              40
          Montebello... Los Angeles County, California             450
          Arroyo Grande San Luis Obispo County, California       1,045
          Mt. Poso..... Kern County, California                  1,230
          Gaviota...... Santa Barbara County, California           160

    In the course of our business, certain of our properties may be subject to easements or other incidental property rights and legal requirements that may affect the use and enjoyment of our property. For instance, 183 of our acres in the Montebello field have been designated as California Coastal Sage Scrub.

Title to Properties

    Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, including other mineral encumbrances and restrictions. We do not believe that any of these burdens materially interfere with our use of the properties in the operation of our business.

    We believe that we have generally satisfactory title to or rights in all of our producing properties. As is customary in the oil and gas industry, we make minimal investigation of title at the time we acquire undeveloped properties. We make title investigations and receive title opinions of local counsel only before we commence drilling operations. We believe that we have satisfactory title to all of our other assets. Although title to our properties is subject to encumbrances in certain cases, we believe that none of these burdens will materially detract from the value of our properties or from our interest therein or will materially interfere with our use in the operation of our business.

Competition

    Our competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of our larger competitors possess and employ financial and personnel resources substantially greater than ours. These competitors are able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and gas industry.

Regulation

    Our operations are subject to extensive regulations. Many federal, state and local departments and agencies are authorized by statute to issue, and have issued, laws and regulations binding on the oil and gas industry and its individual participants. The failure to comply with these rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability. However, we do not believe that we are affected in a significantly different manner by these laws and regulations than are

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

our competitors. Due to the myriad of complex federal, state and local regulations that may affect us directly or indirectly, you should not rely on the following discussion of certain laws and regulations as an exhaustive review of all regulatory considerations affecting our operations.

    OSHA. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard, the United States Environmental Protection Agency community-right-to-know regulations, and similar state statutes require that we maintain certain information about hazardous materials used or produced in our operations and that we provide this information to our employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances.

    MMS. Our oil and gas operations on offshore leases located in federal waters are regulated by the MMS. The MMS has broad authority over these operations. It must approve and grant permits in connection with our drilling and development plans. Additionally, the MMS has promulgated regulations requiring offshore production facilities to meet stringent engineering and construction specifications restricting the flaring or venting of gas, governing the plugging and abandonment of wells and controlling the removal of production facilities. Under certain circumstances, the MMS may require the suspension or termination of any of our operations on federal leases, as discussed in "Risk Factors-- Governmental agencies and other bodies, including those in California, might impose regulations that increase our costs and may terminate or suspend our operations," and has proposed regulations that would permit it to expel unsafe operators from offshore operations. The MMS has also established rules governing the calculation of royalties and the valuation of oil produced from federal offshore leases and regulations regarding costs for gas transportation. Delays in the approval of plans and issuance of permits by the MMS because of staffing, economic, environmental or other reasons could adversely affect our operations.

    Regulation of production. The production of oil and gas is subject to regulation under a wide range of federal and state statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of the spacing, plugging and abandonment of wells. Many states also restrict production to the market demand for oil and gas, and several states have indicated interest in revising applicable regulations. These regulations limit the amount of oil and gas we can produce from our wells and limit the number of wells or the locations at which we can drill. Also, each state generally imposes an ad valorem, production or severance tax with respect to production and sale of oil, gas and natural gas liquids within its jurisdiction.

    Pipeline regulation. We have pipelines to deliver our production to sales points. Our pipelines are subject to regulation by the United States Department of Transportation with respect to the design, installation, testing, construction, operation, replacement, and management of pipeline facilities. In addition, we must permit access to and copying of records, and must make certain reports and provide information, as required by the Secretary of Transportation. The states in which we have pipelines have comparable regulations. Some of our pipelines related to the Point Arguello unit are also subject to regulation by the Federal Energy Regulatory Commission, or FERC. We believe that our pipeline operations are in substantial compliance with applicable requirements.

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    Sale of gas.  The FERC regulates interstate gas pipeline transportation rates and service conditions. Although the FERC does not regulate gas producers such as us, the agency's actions are intended to foster increased competition within all phases of the gas industry. To date, the FERC's pro-competition policies have not materially affected our business or operations. It is unclear what impact, if any, future rules or increased competition within the gas industry will have on our gas sales efforts.

    The FERC, the United States Congress or state regulatory agencies may consider additional proposals or proceedings that might affect the gas industry. We cannot predict when or if these proposals will become effective or any effect they may have on our operations. We do not believe, however, that any of these proposals will affect us any differently than other gas producers with which we compete.

    Environmental. Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to safety, health and environmental protection, including the generation, storage, handling, emission and transportation of materials and the discharge of materials into the environment. Other statutes that provide protection to animal and plant species and which may apply to our operations include, but are not necessarily limited to, the Marine Mammal Protection Act, the Marine Protection, Research and Sanctuaries Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities, limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas; and impose substantial liabilities for pollution resulting from our operations. The permits required for various of our operations are subject to revocation, modification and renewal by issuing authorities.

    As with our industry generally, our compliance with existing and anticipated laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, upgrade and close equipment and facilities. Although these regulations affect our capital expenditures and earnings, we believe that they do not affect our competitive position because our competitors that comply with such laws and regulations are similarly affected, except as discussed in "Risk Factors--Environmental liabilities could adversely affect our financial condition". Environmental laws and regulations have historically been subject to change, and we are unable to predict the ongoing cost to us of complying with these laws and regulations or the future impact of these laws and regulations on our operations. If a person violates these environmental laws and regulations and any related permits, they may be subject to significant administrative, civil and criminal penalties, injunctions and construction bans or delays. If we were to discharge hydrocarbons or hazardous substances into the environment, we could, to the extent the event is not insured, incur substantial expense, including both the cost to comply with applicable laws and regulations and claims made by neighboring landowners and other third parties for personal injury and property damage. For additional information, see "Risk Factors--Environmental liabilities could adversely affect our financial condition".

    Permits. Our operations are subject to various federal, state and local regulations that include requiring permits for the drilling of wells, maintaining bonding and insurance requirements to drill, operate, plug and abandon, and restore the surface associated with our wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandonment of wells, the disposal of fluids and solids used in connection with our operations and air emissions associated with our operations. Also, we have permits from the city and county of Los Angeles, California, the city of Culver City, California, the county of Kern, California, and the county of Santa Barbara, California to operate crude oil, natural gas and related pipelines and equipment that run within the boundaries of these governmental entities.

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Plugging, Abandonment and Remediation Obligations

    Under the amended terms of an asset purchase agreement with respect to certain of our onshore California properties, commencing with the year beginning January 1, 2000, and each year thereafter, we are required to plug and abandon 20% of the then remaining inactive wells, which currently aggregate approximately 149. To the extent we elect not to plug and abandon the number of required wells, we are required to escrow an amount equal to the greater of $25,000 per well or the actual average plugging cost per well in order to provide for the future plugging and abandonment of such wells. In addition, we are required to expend a minimum of $600,000 per year in each of the ten years beginning January 1, 1996, and $300,000 per year in each of the succeeding five years to remediate oil contaminated soil from existing well sites, provided there are remaining sites to be remediated. If we do not expend the required amounts during a calendar year, we are required to contribute an amount equal to 125% of the actual shortfall to an escrow account. We may withdraw amounts from the escrow account to the extent we expend excess amounts in a future year. Through June 30, 2002, we have not been required to make contributions to an escrow account.

    In connection with the acquisitions of our interests in the Point Arguello field, offshore California, we assumed our 52.6% share of (1) plugging and abandoning all existing well bores, (2) removing conductors, (3) flushing hydrocarbons from all lines and vessels and (4) removing/abandoning all structures, fixtures and conditions created subsequent to closing. The sellers retained the obligation for all other abandonment costs, including but not limited to (1) removing, dismantling and disposing of the existing offshore platforms, (2) removing and disposing of all existing pipelines and (3) removing, dismantling, disposing and remediation of all existing onshore facilities.

    Although we obtained environmental studies on our properties in California and Illinois and we believe that such properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for more than 90 years, and current or future local, state and federal environmental laws and regulations may require substantial expenditures to comply with such rules and regulations. In connection with the purchase of certain of our onshore California properties, we received a limited indemnity for certain conditions if they violate applicable local, state and federal environmental laws and regulations in effect on the date of such agreement. We believe that we do not have any material obligations for operations conducted prior to our acquisition of the properties, other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties. Current or future local, state or federal rules and regulations may require us to spend material amounts to comply with such rules and regulations or that any portion of such amounts will be recoverable under the indemnity.

    Consistent with normal industry practices, substantially all of our oil and gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. We have estimated that at December 31, 2001 the costs to perform these tasks was approximately $19.3 million, net of salvage value and other considerations.

Legal Proceedings

    In the ordinary course of our business, we are a claimant or defendant in various legal proceedings. We do not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows.

    On September 18, 2002 Stocker Resources Inc., or Stocker, our general partner before we converted from a limited partnership to a corporation, filed a declaratory judgment action against

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Commonwealth Energy Corporation (doing business as electricAmerica), or
Commonwealth, in the Superior Court of Orange County, California relating to the termination of an electric service contract between Stocker and Commonwealth. Pursuant to the agreement, Commonwealth had agreed to supply Stocker with electricity and Stocker had obtained a $1.5 million performance bond in favor of Commonwealth to secure its obligations under the agreement. Stocker terminated the contract in accordance with its terms and Commonwealth notified Stocker of its intent to draw upon the performance bond. Stocker is seeking a declaratory judgment that it was entitled to terminate the contract and that Commonwealth has no basis for proceeding against Stocker's related performance bond. Also on September 18, 2002, Stocker was named a defendant in an action brought by Commonwealth in the Superior Court of Orange County, California for breach of the electric service contract. Commonwealth alleges that Stocker breached the terms of the contract by the termination and its implied covenant of good faith and fair dealing and is seeking unspecified damages. Under the master separation agreement described on page 82, we will be required to indemnify Stocker for damages it incurs as a result of this action. We understand that Stocker intends to defend its rights vigorously in this matter.

Employees

    As of June 30, 2002 we had 237 full-time employees, 190 of whom were field personnel involved in oil and gas producing activities. In addition, we use the services of 59 employees through a management agreement with Plains Resources. We believe our relationship with our employees is good. None of our or Plains Resources' employees is represented by a labor union.

    Effective October 1, 2002 Plains Resources hired 53 field personnel who were formerly employed at our Illinois Basin operations on a contract basis. These employees will become our employees after the spin-off. None of these employees is represented by a labor union.

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                                  MANAGEMENT

Our Executive Officers and Directors

    Except for Stephen A. Thorington, our Executive Vice President and Chief Financial Officer, all of the individuals who perform the day-to-day financial, administrative, and accounting functions for us, as well as those who are responsible for directing and controlling us, are currently employed by Plains Resources. In addition, a portion of our operational employees, generally those associated with our Arguello unit and Illinois Basin operations, are also employed by Plains Resources. Under a transition services agreement between us and Plains Resources, Plains Resources charges us for these services, which require substantially all of these persons' working time. The transition services will expire when the spin-off is completed. See "Certain Transactions".

   The following table sets forth certain information as of the date of this prospectus regarding our executive officers and directors. They hold office until their successors are duly elected and qualified, or until their earlier death, removal or resignation from office.

 Name                  Age                        Title
 ----                  ---                        -----
 James C. Flores...... 43  Chairman of the Board, Chief Executive Officer and a
                             Director
 John T. Raymond...... 32  President and Chief Operating Officer
 Stephen A. Thorington 46  Executive Vice President and Chief Financial Officer
 Timothy T. Stephens.. 50  Executive Vice President--Administration, Secretary
                             and General Counsel
 Cynthia Feeback...... 45  Senior Vice President--Accounting and Treasurer
 Thomas M. Gladney.... 49  Senior Vice President of Operations
 Jerry L. Dees........ 62  Director
 Tom H. Delimitros.... 62  Director
 John H. Lollar....... 63  Director

   The following biographies describe the business experience of our executive officers and directors:

    James C. Flores, Chairman of the Board, Chief Executive Officer and a Director since September 2002. He also has been Plains Resources' Chairman of the Board and Chief Executive Officer since May 2001. He was President and Chief Executive Officer of Ocean Energy, Inc., an oil and gas company, from July 1995 until March 1999, and a director of Ocean Energy, Inc. from 1992 until March 1999. In March 1999 Ocean Energy, Inc. was merged into Seagull Energy Corporation, which was the surviving corporation of the merger, and which was renamed Ocean Energy, Inc. Mr. Flores served as Chairman of the Board of the new Ocean Energy, Inc. from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. From January 2001 to May 2001 Mr. Flores managed various private investments.

    John T. Raymond, President and Chief Operating Officer since September 2002. He also has been Plains Resources' President and Chief Operating Officer since November 2001. Previously, he was its Executive Vice President and Chief Operating Officer from May 2001 to November 2001. In addition, Mr. Raymond served as Director of Corporate Development of Kinder Morgan, Inc. from January 2000 to May 2001, and as Vice President of Corporate Development of Ocean Energy, Inc. from April 1998 to January 2000. Mr. Raymond also served as Vice President of Howard Weil Labouisse Friedrichs, Inc., an energy investment company, from 1992 to April 1998. In addition, Mr. Raymond is a director of Plains All American GP LLC, which is the general partner of Plains AAP.

    Stephen A. Thorington, Executive Vice President and Chief Financial Officer since September 2002. Previously, he was Senior Vice President--Finance and Corporate Development

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of Ocean Energy, Inc. from July 2001 to September 2002 and Senior Vice
President--Finance, Treasury and Corporate Development of Ocean Energy, Inc. from March 1999 to July 2001. He also served as Vice President, Finance and Treasurer of Seagull Energy Corporation from May 1996 to March 1999. Mr. Thorington served as a Managing Director of Chase Securities, Inc. from April 1994 to May 1996.

    Timothy T. Stephens, Executive Vice President--Administration, Secretary and General Counsel since September 2002. He also has been Plains Resources' Executive Vice President--Administration, Secretary and General Counsel since May 2001. From March 2000 to May 2001 Mr. Stephens practiced as a private business consultant to various clients. In February 1998 Mr. Stephens was hired by the board of directors of Abacan Resources Corporation, an oil and gas company, to help the company overcome significant financial difficulties. He served as Chairman, President and Chief Executive Officer of Abacan until March 2000 when the company, after a two-year restructuring, was placed into statutory receivership with the agreement of its senior creditor. Previously, Mr. Stephens was President of Seven Seas Petroleum from February 1995 to May 1997, and Vice President of Enron Capital & Trade Resources Corp. from July 1991 to February 1995.

    Cynthia Feeback, Senior Vice President--Accounting and Treasurer since September 2002. She also has been Plains Resources' Senior Vice President--Accounting and Treasurer since July 2001. She was its Vice President--Accounting and Assistant Treasurer from May 1999 to July 2001, and its Assistant Treasurer, Controller and Principal Accounting Officer from May 1998 to May 1999. Previously, Ms. Feeback served as its Controller and Principal Accounting Officer from 1993 to 1998, Controller from 1990 to 1993, and Accounting Manager from 1988 to 1990.

    Thomas M. Gladney, Senior Vice President of Operations since September 2002. He also has been Plains Resources' Senior Vice President of Operations since November 2001. He was President of Arguello, Inc., a subsidiary of ours, from December 1999 to November 2001. From July 1999 to December 1999 he served as a Project Manager for Torch Energy Services, a contract operating services company. From January 1999 to June 1999 he served as a Project Manager for Venoco Inc., an oil and gas company. From September 1998 to January 1999 he was a self-employed engineering services consultant. From 1992 to September 1998 he was Offshore Operations Manager for Oryx Energy Company. Previously, he served as Gulf Coast Reserve Development Manager of Oryx Energy/Sun E&P from 1988 to 1992.

    Jerry L. Dees, Director since September, 2002. He also has been a director of Plains Resources since 1997 and will likely continue in that role until the spin-off. He retired in 1996 as Senior Vice President, Exploration and Land, for Vastar Resources, Inc. (previously ARCO Oil and Gas Company), a position he had held since 1991. From 1987 to 1991 he was Vice President of Exploration and Land for ARCO Alaska, Inc., and from 1985 to 1987 he held various positions as Exploration Manager of ARCO. From 1980 to 1985 Mr. Dees was Manager of Exploration Geophysics for Cox Oil and Gas Producers.

    Tom H. Delimitros, Director since September, 2002. He also has been a director of Plains Resources since 1998. He has been a General Partner of AMT Venture Funds, a venture capital firm, since 1989. He is also a director of Tetra Technologies, Inc., a publicly-traded energy services company. He currently serves as Chairman for two privately-owned companies--ImageLinks, Inc., and InterCorp International Inc.--both of which sell products and services to energy companies. Previously, he has served as President and CEO for Magna Corporation, (now Baker Petrolite, a unit of Baker Hughes). From 1983 to 1988, Mr. Delimitros was a General Partner of Sunwestern Investment Funds and Senior Vice President of Sunwestern Management, Inc.

    John H. Lollar, Director since September, 2002. He also has been a director of Plains Resources since 1995. He has been the Managing Partner of Newgulf Exploration L.P. since

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December 1996. He is also a director of Lufkin Industries, Inc., a manufacturing firm. Mr. Lollar was Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation from 1992 to 1995, and President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992.

    After the spin-off, in addition to their employment with us, we expect that Mr. Flores will continue as Chairman of the Board of Plains Resources and Mr. Raymond will be Chief Executive Officer of Plains Resources. Also after the spin-off, we expect that our other officers will no longer be employed by Plains Resources and will be our full-time employees and Messrs. Dees, Delimitros and Lollar will no longer serve as directors of Plains Resources.

                              BOARD OF DIRECTORS

    Our bylaws authorize a board of directors consisting of at least three members, with the exact number of directors being a number (not less than three) that may be determined from time to time by resolution of our board of directors. Our board of directors consists of four members, Messrs. Flores, Dees, Delimitros and Lollar. Our directors are elected to hold office until our next annual shareholder meeting and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

                     COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board may establish other committees from time to time to facilitate our management.

    Our audit committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Delimitros acting as chairman. Our audit committee selects our independent auditors to be engaged by us, reviews the plan, scope and results of our annual audit, and reviews our internal controls and financial management policies with our independent auditors. All of the members of our audit committee are non-employee directors. Our board of directors, in its business judgment, has determined that all current members of our audit committee are "independent" as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards.

    Our compensation committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Lollar acting as chairman. Our compensation committee establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and recommends to our entire board compensation for our executive officers and key employees. Our compensation committee also administers our equity compensation plan and determines the number of shares covered by, and terms of, grants to executive officers and key employees. All of the members of our compensation committee are non-employee directors.

    Our nominating and corporate governance committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Dees acting as chairman. Our nominating and corporate governance committee identifies and evaluates candidates for election as directors, nominates the slate of directors for election by our stockholders, and develops and recommends to our board our corporate governance principles.

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                                 COMPENSATION

Compensation of Directors

    We will pay each of our non-employee directors an annual retainer of $25,000, each non-employee committee chairperson an annual retainer of $2,000, an attendance fee of $3,000 for each board meeting attended in person, an attendance fee of $1,000 for each committee meeting attended in person and an attendance fee of $500 for each board or committee meeting attended telephonically, and we will reimburse all directors for reasonable expenses they incur while attending board and committee meetings.

    Any non-employee director may elect to receive a grant of shares of our common stock in lieu of the annual retainer fees as a board member and chairperson and attendance fees for board meetings (except telephonic meetings or other meetings attended by the director telephonically). The number of shares is determined by dividing the fee amount by the closing price per share of our common stock on the last trading day before we become obligated to pay the fee.

    In addition, each year on the day after the date of our annual stockholders meeting, each non-employee director is entitled to receive a fully vested stock option to purchase 10,000 shares of our common stock for a ten year term at an exercise price equal to the closing price of our common stock on the meeting date.

    Mr. Flores receives, and any other of our officers who serve as directors in the future will receive, no separate compensation for service on our board of directors.

Executive Compensation

    Plains Resources paid all the compensation of its officers during 1999, 2000 and 2001. Under the transition services agreement between Plains Resources and us, we reimburse Plains Resources for costs incurred to provide us with management services, including general and administrative expenses and other employee costs.

Option Grants in 2001

    We did not grant any options or stock appreciation rights to our executive officers in 2001.

Option Exercises and Option Values in 2001

    None of our executive officers held options to purchase our common stock as of the end of, or exercised options to purchase our common stock during 2001.

2002 Stock Incentive Plan

    We adopted our 2002 stock incentive plan on September 18, 2002. The 2002 plan provides for the grant of stock options (including incentive stock options, as defined in Section 422 of the Code, and non-qualified stock options) and other awards (including performance units, performance shares, share awards, restricted stock, restricted stock units, and stock appreciation rights, or SARs) to our directors, officers and employees, individuals to whom we have extended written offers of employment, and our consultants and advisors. Our compensation committee, which is comprised of "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, or the Exchange Act, administers the 2002 plan. Seven million shares of our common stock are subject to issuance under the 2002 plan. Our compensation committee may grant options and SARs on such terms, including vesting and payment forms, as it deems appropriate in its discretion, however, no option or

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SAR may be exercised more than 10 years after its grant, and the purchase price for incentive stock options and non-qualified stock options may not be less than 100% of the fair market value of our common stock on the date of grant.
Our compensation committee may grant restricted stock awards, restricted stock units, share awards, performance units and performance shares on such terms and conditions as it may in its discretion decide. Unless terminated earlier by our board of directors, the 2002 plan will terminate on September 18, 2012.

    Upon the occurrence of an event constituting a "change in control" (as defined in the 2002 plan) of us, all options and SARs will become immediately exercisable in full for the remainder of their terms. In addition, in such an event, unless otherwise determined by our compensation committee and set forth in the agreement governing the award, performance units will become immediately vested and restrictions on stock granted pursuant to restricted stock awards and restricted stock units will lapse.

    The spin-off will not be a change of control under our 2002 plan.

Employment Agreements and Change-in-Control Arrangements

    James C. Flores. On September 19, 2002 we entered into an employment agreement with Mr. Flores as our Chairman of the Board and Chief Executive Officer, which will not be effective until the spin-off occurs. If the spin-off date does not occur by May 23, 2003, the agreement will not become effective. The agreement has an initial term of five years beginning on its effective date, although it may be terminated earlier under certain circumstances. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if we and Mr. Flores agree to new compensation terms ninety days before the end of the applicable term.

    Pursuant to the employment agreement, beginning on its effective date, Mr. Flores will be entitled to a base salary of $400,000 and will be eligible for a target bonus of $400,000, subject to the attainment of performance goals. Also, Mr. Flores has been granted an award of 75,000 restricted shares of our common stock, which will vest over three equal annual installments beginning on the first anniversary of the date of grant, which will be the date of our spin-off.

    As a result of his employment with Plains Resources, Mr. Flores received an option under the Plains Resources' 2001 stock incentive plan to purchase 1,000,000 shares of Plains Resources common stock at an exercise price of $23.00 per share. At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources, which is discussed on pages 84-86, this performance option will "split" such that Mr. Flores will receive (1) an option to purchase 1,000,000 shares of Plains Resources common stock and (2) a number of stock appreciation rights, or SARs, with respect to our common stock equal to 1,000,000 multiplied by the spin-off distribution ratio (the number of shares of our common stock distributed in the spin-off for each share of Plains Resources common stock then outstanding). The $23.00 exercise price of his existing Plains Resources option will also be "split" between the new Plains Resources option and the SARs (and adjusted appropriately if the spin-off is based on a ratio other than one-to-one) based on the following relative amounts: the closing price of Plains Resources common stock on the spin-off date less the closing price (on a "when-issued" basis) of our common stock on the spin-off date, both as reported on the NYSE, and such closing price of our common stock. The vesting terms will remain unchanged. As a result, the SARs will become vested and exercisable on the first to occur of:

   .  May 7, 2006;

   . with respect to one-half of the shares subject to the SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 150% of the SARs exercise price;

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   .  with respect to all shares subject to the SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 200% of the SARs exercise price;

   . termination of Mr. Flores's employment by us for any reason other than cause (as defined in the employment agreement) or because of Mr. Flores's death or resignation or by Mr. Flores for good reason (as defined in the employment agreement);

   .  a change in control (as defined in the employment agreement) of us; or

   .  any such time that Mr. Flores is not a member of our board of directors.

In February 2002, Mr. Flores was granted an option to purchase 125,000 shares of Plains Resources common stock at an exercise price of $23.71 per share, which vests over three equal annual installments beginning on the first anniversary of the date of grant. This option will also "split" as discussed above and the vesting terms would remain unchanged.

    Under the employment agreement, Mr. Flores will also be entitled to all of the employee benefits, fringe benefits and perquisites we provide to other senior executives and we will reimburse him for monthly country club fees.

    Mr. Flores's employment agreement provides that if his employment is terminated by us without cause, by Mr. Flores's death or disability, or by Mr. Flores for good reason, we will pay him a lump sum amount equal to three times the sum of his base salary and last earned annual bonus (or his target bonus if his termination date occurs before a bonus amount has been determined for the first calendar year of his employment). Also, Mr. Flores and his dependents will be entitled to continued health insurance benefits for a period of three years made "whole" on a net after-tax basis and all of Mr. Flores' equity-based awards will become immediately exercisable and payable in full.

    Under the employment agreement, if benefits to which Mr. Flores becomes entitled are considered "excess parachute payments" under Section 280G of the Code, then Mr. Flores will be entitled to an additional payment from us in an amount equal to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

    John T. Raymond. On September 19, 2002 we entered into an employment agreement with Mr. Raymond as our President and Chief Operating Officer, which will not be effective until the spin-off occurs. If the spin-off does not occur by May 23, 2003, the agreement will not become effective. The agreement has an initial term of five years beginning on its effective date, although it may be terminated earlier under certain circumstances. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if we and Mr. Raymond agree to new compensation terms ninety days before the end of the applicable term.

    Pursuant to the employment agreement, beginning on its effective date, Mr. Raymond will be entitled to a base salary of $350,000 and will be eligible for a target bonus of $350,000, subject to the attainment of performance goals. Also, Mr. Raymond has been granted an award of 60,000 restricted shares of our common stock, which will vest over three equal annual installments beginning on the first anniversary of the date of grant, which will be the date of our spin-off.

    As a result of his employment with Plains Resources, Mr. Raymond received an option under the Plains Resources' 2001 stock incentive plan to purchase 300,000 shares of Plains Resources common stock at an exercise price of $25.26 per share. At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources, this option will "split" such that Mr. Raymond will receive (1) an option to purchase 300,000 shares of Plains Resources common stock and (2) a number of SARs

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with respect to our common stock equal to 300,000 multiplied by the spin-off distribution ratio. The $25.26 exercise price of his existing Plains Resources option will also be "split" between the new Plains Resources option and the SARs (and adjusted appropriately if the spin-off is based on a ratio other than one-to-one) based on the following relative amounts: the closing price of Plains Resources common stock on the spin-off date less the closing price (on a "when-issued" basis) of our common stock on the spin-off date, both as reported on the NYSE, and such closing price of our common stock. The vesting terms will remain unchanged. As a result, 100,000 of the SARs will become vested and exercisable on the first to occur of:

   .  May 16, 2006;

   . with respect to one-half of the shares subject to the 100,000 SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 150% of the SARs exercise price;

   . with respect to all shares subject to the 100,000 SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds 200% of the SARs exercise price;

   . termination of Mr. Raymond's employment by us for any reason other than cause (as defined in our 2002 plan) or because of Mr. Raymond's death or resignation or by Mr. Raymond for good reason (as defined in the related stock option agreement); or

   .  a change in control (as defined in our 2002 plan) of us.

The remaining 200,000 SARs would continue to have a five-year term and will vest in three equal annual installments which began on May 17, 2002. In February 2002, Mr. Raymond was granted an option to purchase 175,000 shares of Plains Resources common stock at an exercise price of $23.71 per share, which vests over three equal annual installments beginning on the first anniversary of the date of grant. This option will also "split" as discussed above and the vesting terms will remain unchanged.

    Under this employment agreement, Mr. Raymond will also be entitled to all of the employee benefits, fringe benefits and perquisites provided by us to other senior executives and will be reimbursed by us for monthly country club fees.

    Mr. Raymond's employment agreement provides that if his employment is terminated by us without cause (as defined in the employment agreement), by Mr. Raymond's death or disability, or by Mr. Raymond for good reason (as defined in the employment agreement), we will pay him a lump sum amount equal to two times the sum of his base salary and last earned annual bonus (or his target bonus if the termination date occurs before a bonus amount has been determined for the first calendar year of his employment). Also, Mr. Raymond and his dependents will be entitled to continued health insurance benefits for a period of three years made "whole" on a net after-tax basis and all of Mr. Raymond's equity-based awards will become immediately exercisable and payable in full.
    Under the employment agreement, if benefits to which Mr. Raymond becomes entitled are considered "excess parachute payments" under Section 280G of the Code, then Mr. Raymond will be entitled to an additional payment from us in an amount equal to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

    Stephen A. Thorington. We entered into an employment agreement with Mr. Thorington on August 20, 2002. Pursuant to this agreement, Mr. Thorington will serve for an initial term of five years beginning on September 3, 2002. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement is subject to a one-year extension if we and Mr. Thorington

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agree to new compensation terms before the end of the applicable term. Mr.
Thorington's employment agreement provides for a base salary of $300,000 per year and a target annual bonus of $300,000, subject to the attainment of performance goals. In addition, pursuant to the employment agreement, Mr. Thorington received a $350,000 signing bonus and has been granted effective on the spin-off date SARs with respect to 300,000 shares of our common stock at an exercise price equal to the closing price (on a "when-issued" basis) of our common stock on the spin-off date as reported on the NYSE. These SARs vest over three equal annual installments beginning on September 3, 2003. We will also reimburse Mr. Thorington for initial and monthly downtown luncheon club fees.

    In addition, Mr. Thorington was granted by Plains Resources an award of 45,000 restricted shares of Plains Resources common stock, which will vest over three equal annual installments beginning on September 3, 2003. These restricted shares are issued and outstanding, and Mr. Thorington is entitled to vote these shares and receive dividends paid on these shares, which dividends will be held in custody by us and paid to Mr. Thorington as the restricted shares vest. As a result, at the time of the spin-off, Mr. Thorington will receive 45,000 shares of our common stock pursuant to the spin-off, but the shares will still be subject to the vesting terms of his restricted Plains Resources common stock. If the spin-off does not occur by May 22, 2003, then Mr. Thorington will become Executive Vice President and Chief Financial Officer of Plains Resources, with the same terms of employment as outlined in the employment agreement, except that his SARs will be replaced with options covering the same number of shares of Plains Resources common stock, with an exercise price equal to the closing price per share of Plains Resources common stock on September 3, 2002.

    If Mr. Thorington's employment is terminated by us without cause, by Mr. Thorington's death, or if a change of control (as defined in our 2002 plan) occurs, we will pay him a lump sum amount equal to two times the sum of his base salary and last earned annual bonus (or his target bonus if the termination date occurs before the end of the first calendar year of his employment). Also, Mr. Thorington will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and his SARs will automatically vest.

    Timothy T. Stephens. On September 19, 2002 we entered into an employment agreement with Mr. Stephens, which will not be effective until the spin-off occurs. If the spin-off does not occur by May 23, 2003, the agreement will not become effective. The agreement has an initial term of five years beginning on its effective date. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if we and Mr. Stephens agree to new compensation terms before the end of the applicable term. Mr. Stephens will be entitled to a base salary of $275,000 per year and a target annual bonus of $275,000, subject to the attainment of performance goals. Also, Mr. Stephens has been granted an award of 30,000 restricted shares of our common stock, which will vest over three equal annual installments beginning on the first anniversary of the date of grant, which will be the date of our spin-off. We will also reimburse Mr. Stephens for initial and monthly downtown luncheon club fees.

    As a result of Mr. Stephens' employment with Plains Resources, Mr. Stephens received an option under the Plains Resources 2001 stock incentive plan to purchase 250,000 shares of Plains Resources common stock at an exercise price of $25.26 per share. In February 2002, Mr. Stephens was granted an option to purchase 60,000 shares of Plains Resources common stock at an exercise price of $23.71 per share. The Plains Resources board of directors has accelerated the vesting of these options effective immediately before the spin-off. At the time of the spin-off, pursuant to our employee matters agreement with Plains Resources, these options will "split" such that Mr. Stephens will receive (1) an option to purchase 310,000 shares of Plains Resources common stock and (2) a number of SARs with respect to our common stock equal to 310,000 multiplied by the spin-off distribution ratio, all of which will be fully vested. The exercise prices of his existing Plains Resources stock options will also be "split" between the new Plains Resources option and the SARs (and adjusted

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appropriately if the spin-off is based on a ratio other than one-to-one) based on the following relative amounts: the closing price of Plains Resources common stock on the spin-off date less the closing price (on a "when-issued" basis) of our common stock on the spin-off date, both as reported on the NYSE, and such closing price of our common stock.

    If Mr. Stephens' employment is terminated by us without cause, by Mr. Stephens' death, or if a change of control (as defined in our 2002 plan) occurs, we will pay him a lump sum amount equal to two times the sum of his base salary and last earned annual bonus (or his target bonus if the termination date occurs before the end of the first calendar year of his employment). Also, Mr. Stephens will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plans, and all of his equity-based awards will become fully exercisable.

    Other. In the event of certain corporate transactions, changes in control of us, or changes in the composition of our board of directors under certain circumstances, all options, SARs, and restricted stock awards granted to our executive officers will become exercisable on an accelerated schedule pursuant to our 2002 plan. To the extent not already exercisable, these options, SARs, and restricted stock awards generally will become fully exercisable upon a change of control of us resulting from:

   . a change in the composition of our board of directors pursuant to which incumbent directors or their designated successors cease to constitute at least two-thirds of our board;

   . subject to certain exceptions, the acquisition of securities by a person after which that person beneficially owns 50% or more of the voting power of our outstanding stock; or

   . subject to certain exceptions, approval by our stockholders of a merger, consolidation or reorganization involving us, a complete liquidation or dissolution of us, or an agreement for the sale of all or substantially all of our assets.

    The spin-off will not be a change of control under our 2002 plan.

                             PRINCIPAL STOCKHOLDER

    As of the date of this prospectus, 100% of our outstanding equity interest is owned directly by Plains Resources.

    Plains Resources currently intends to spin us off to its stockholders and has obtained an IRS private letter ruling that would allow the spin-off to occur, for United States federal income tax purposes, as a generally tax-free transaction subject to compliance with the terms of the private letter ruling. To benefit from the private letter ruling, the spin-off would need to occur within twelve months of the date of the ruling, or by May 21, 2003. The spin-off is subject to many factors, and we cannot provide any assurance that the spin-off will occur.

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                             CERTAIN TRANSACTIONS

Our Relationship With PAA

    Plains Resources owns approximately 25% of PAA, including 44% of the general partner of PAA. We are party to the following agreements with PAA and Plains Resources:

   . an omnibus agreement that provides (1) that we cannot engage in oil storage, terminalling, gathering, marketing or transportation activities in any state in the continental United States for any person other than us and (2) for the resolution of certain conflicts arising from our engaging in these activities, or with respect to marketing, at all.

   . a marketing agreement that provides that PAA will purchase all of our equity oil production at market prices for a fee of $0.20 per Bbl. For the purchase of oil under the agreement, including the royalty share of production, in 2001, 2000 and 1999 PAA paid $202.1 million, $222.7 million and $114.6 million, respectively; and

   . a letter agreement that provides that, if our marketing agreement with PAA terminates before the termination of PAA's oil sales agreement with Tosco Refining Co. pursuant to which PAA sells to Tosco all of the oil from our Arroyo Grande property it purchases from us, PAA will continue to purchase our equity production from our Arroyo Grande property under the same terms as our marketing agreement with PAA until the Tosco agreement terminates.

Master Separation Agreement

   Overview. To effect our separation from Plains Resources, we entered into a master separation agreement on July 3, 2002 with Plains Resources simultaneous with entering into our financing. The master separation agreement provides for the separation of substantially all of the upstream assets and liabilities of Plains Resources, other than its Florida operations. The master separation agreement provides for, among other things:

   .  the separation;

   .  an initial public offering;

   .  the spin-off;

   .  corporate governance provisions related to us;

   .  cross-indemnification provisions;

   . allocation of fees related to these transactions between us and Plains Resources;

   . other provisions governing our relationship with Plains Resources, including mandatory dispute arbitration, sharing information, confidentiality and other covenants;

   .  a noncompetition provision; and

   . us entering into the ancillary agreements discussed below with Plains Resources.

    Separation. To effect the separation, on July 3, 2002, Plains Resources transferred to us assets and liabilities related to Plains Resources' upstream business other than its Florida operations, including the capital stock of Arguello Inc., Plains Illinois Inc., PMCT, Inc. and Plains Resources International Inc., miscellaneous upstream assets and related hedging agreements. We assumed the liabilities associated with the transferred assets and businesses. At a future date before the spin-off, Plains Resources will transfer to us additional assets and liabilities, including remaining upstream agreements and permits that require consent to transfer and office furniture and equipment, and we will sublease a portion of Plains Resources' office space. Except as set forth in the master separation

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agreement, no party is making any representation or warranty as to the assets or liabilities transferred as a part of the separation, and all assets are being transferred on an "as is, where is" basis.
    Plains Resources has agreed to take such further actions as we may reasonably request to more effectively complete the transfers of assets and liabilities described above, to protect and enjoy all rights and benefits Plains Resources had with respect thereto and as otherwise appropriate to carry out the transactions contemplated by the master separation agreement.

   Reorganization. The master separation agreement provides for an internal reorganization within Plains Resources, including:

   .  our conversion into a Delaware corporation; and

   . before the spin-off, the merger of Stocker Resources, Inc. (our general partner before we converted from a limited partnership to a corporation) into Plains Resources.

    Spin-off. The master separation agreement provides for the spin-off distribution by Plains Resources of our common stock held by it. Plains Resources is not obligated to effect the spin-off. If Plains Resources decides to effect the spin-off, each holder of Plains Resources common stock on the record date would receive a pro rata share of the total shares of our common stock held by Plains Resources.

    Corporate governance. The master separation agreement contains several provisions regarding our corporate governance. First, as long as Plains Resources owns shares representing at least a majority of our voting power, Plains Resources will have the right to designate for nomination by our board of directors, or a nominating committee of the board, a majority of the members of our board. If Plains Resources' beneficial ownership of our common stock is reduced to a level below 50% of our voting power but is at least 20% of our voting power, Plains Resources will have the right to designate for nomination a number of directors proportionate to its voting power.

    Indemnification. The master separation agreement provides for cross-indemnities intended to place sole financial responsibility on us for all liabilities associated with the current and historical businesses and operations we conduct after giving effect to the separation, regardless of the time those liabilities arise, and to place sole financial responsibility for liabilities associated with Plains Resources' other businesses with Plains Resources and its other subsidiaries. The master separation agreement also contains indemnification provisions under which we and Plains Resources each indemnify the other with respect to breaches by the indemnifying party of the master separation agreement or any of the ancillary agreements described below. We agree to indemnify Plains Resources and its other subsidiaries against liabilities arising from misstatements or omissions in the various offering documents for this offering or the spin-off including related prospecti or in documents to be filed with the SEC in connection therewith, except for information regarding Plains Resources provided by Plains Resources for inclusion in such documents. Plains Resources agrees to indemnify us against liabilities arising from misstatements or omissions in the various offering documents for this offering or the spin-off, including related prospecti or in documents to be filed with the SEC in connection therewith if such information was provided by Plains Resources.

    The master separation agreement contains a general release under which we will release Plains Resources and its subsidiaries, affiliates, successors and assigns, and Plains Resources will release us from any liabilities arising from events between us on the one hand, and Plains Resources or its subsidiaries on the other hand, occurring on or before the separation, including events in connection with activities to implement the separation, this offering and the spin-off. The general release does not apply to obligations under the master separation agreement or any ancillary agreement, to liabilities transferred to us, to future transactions between us and Plains Resources, or to specified contractual arrangements.

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    Fees.  We will bear all out-of-pocket costs of the transfers of assets and liabilities in connection with the separation, including costs for providing notices of the transfers, costs for transferring licenses, permits or franchises or for issuing new licenses, permits or franchises in our name, fees or costs for the assignment or transfer of any agreements or contracts, and any recording or other fees, taxes or charges incurred in connection with transferring real property.

    Except as noted above or otherwise specifically addressed in the master separation agreement or an ancillary agreement, we shall bear the out-of-pocket costs associated with preparing and consummating the transactions contemplated by the master separation agreement, the ancillary agreements, the separation, this offering and the spin-off.

    Other provisions. The master separation agreement also provides for: (1) mandatory arbitration to settle disputes between us and Plains Resources and its subsidiaries; (2) exchange of information between Plains Resources and us for purposes of conducting our operations, meeting regulatory requirements, responding to regulatory or judicial proceedings, meeting SEC filing requirements, and other reasons; (3) coordination of the conduct of our annual audits and quarterly reviews so that we may both file our annual and quarterly reports in a timely manner; (4) preservation of legal privileges and (5) maintaining confidentiality of each other's information.

    In addition, we and Plains Resources agree to use reasonable efforts to amend the omnibus agreement with PAA to terminate the noncompetition provisions therein and to enter into a new oil marketing agreement with PAA so that the agreement only applies to us and to add a definite term to the agreement, and other amendments.

    Non-competition. The master separation agreement provides that for a period of three years, (1) Plains Resources and its subsidiaries will be prohibited from engaging in or acquiring any business engaged in any of the "upstream" activities of acquiring, exploiting, developing, exploring for and producing oil and gas in any state in the United States (except Florida), and
(2) we will be prohibited from engaging in any of the "midstream" activities of marketing, gathering, transporting, terminalling and storing oil and gas (except to the extent any such activities are ancillary to, or in support of, any of our upstream activities.)

   Ancillary agreements. The master separation agreement sets forth the related agreements that we will enter into with Plains Resources, including:

   .  employee matters agreement;

   .  tax allocation agreement;

   .  intellectual property agreement;

   .  Plains Exploration & Production transition services agreement;

   .  Plains Resources transition services agreement; and

   .  technical services agreement.

Employee Matters Agreement

    We entered into the employee matters agreement with Plains Resources. The employee matters agreement does not address the treatment of Messrs. Flores, Raymond and Stephens, whom we call the executives, except with respect to the treatment of their existing options to acquire Plains Resources common stock.

    Other employees. The employee matters agreement provides that those employees who will work for us after the spin-off will be transferred to us immediately before the spin-off. Neither their

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transfer nor the spin-off will be treated as a termination of their employment for purposes of any benefits under any plans.

    Stock options and restricted stock awards. Under the employee matters agreement, as a result of the spin-off, all outstanding options to acquire Plains Resources common stock at the time of the spin-off would be "split" into
(1) an equal number of options to acquire Plains Resources common stock and (2) a number of stock appreciation rights, or SARs, with respect to our common stock equal to the number of original Plains Resources stock options multiplied by the spin-off distribution ratio (the number of shares of our common stock distributed in the spin-off for each share of Plains Resources common stock then outstanding). For example, if the distribution ratio is 1.1 shares of our common stock for each share of Plains Resources common stock then outstanding, an employee who holds an option covering 10 shares of Plains Resources common stock would receive as a result of the spin-off a new option covering 10 shares of Plains Resources common stock and SARs covering 11 shares of our common stock.

    The exercise price for the original Plains Resources stock options would also be "split" between the new Plains Resources stock options and the SARs (and adjusted appropriately if the spin-off is based on a ratio other than one-to-one) based on the following relative amounts: the closing price of Plains Resources common stock on the spin-off date less the closing price of our common stock on the spin-off date, both as reported on the NYSE, and such closing price of our common stock. For example, assuming a one-to-one distribution ratio on the spin-off (one share of our common stock for each share of Plains Resources common stock outstanding), if an employee holds options to acquire 100 shares of Plains Resources common stock at an exercise price of $10 per share, and assuming for purposes of this example the closing price of Plains Resources common stock on the spin-off date is $15 per share and the closing price of our common stock on the spin-off date is $10 per share, the employee would receive as a result of the spin-off (1) options to acquire 100 shares of Plains Resources common stock at an exercise price of $3.33 per share and (2) SARs with respect to 100 shares of our common stock at an exercise price of $6.67 per share. If the spin-off is based on a ratio other than one-to-one, then the exercise prices of the new Plains Resources stock options and SARs will be appropriately adjusted by the actual distribution ratio.

    Also, unless otherwise provided for in the agreement governing the restricted stock award, at the time of the spin-off all restricted stock awards for Plains Resources common stock would be "split" into (1) restricted stock awards for an equal number of shares of Plains Resources common stock and
(2) restricted stock awards for an equal number of shares of our common stock.

    All recipients of our SARs and restricted stock awards would receive the benefit of prior service credit at Plains Resources and would have the same amount of vesting as they had under their related Plains Resources stock options and restricted stock awards, and vesting terms would remain unchanged. Also, an employee's or a director's service with us would count towards the vesting of their "split" Plains Resources stock options and restricted stock awards even though the employee is no longer employed by Plains Resources or the director no longer serves at Plains Resources. Likewise, with respect to employees and directors who stay with Plains Resources, their service at Plains Resources will count towards the vesting of their SARs even though they are not employed by us or do not serve on our board of directors.

    Unless a person is employed by or serves as a director for both Plains Resources and us, termination of employment or service as a director for any reason at either company will count as termination for the same reason at the other company for purposes of vesting and termination of options, SARs, and restricted stock awards. If a person is employed by or serves as a director for both Plains Resources and us, termination for any reason at one company will not count as termination at the other company.

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    Other plans.  The employee matters agreement provides that (1) before the spin-off, we will establish a nonqualified deferred compensation plan for certain executive officers and, to the extent that any of the executives are participants in the Plains Resources deferred compensation plan, the related assets and liabilities under the Plains Resources plan would be transferred to our plan, (2) on or before the spin-off, Plains Resources would transfer its 401(k) plan and welfare benefit plans to us and would form a duplicate 401(k) plan and duplicate welfare benefit plans, and (3) at the time of the spin-off, we will establish plans that mirror the fringe benefits and company policies of Plains Resources.

    Other. Under the employee matters agreement, Plains Resources would retain liability for all incurred but not reported claims occurring before the spin-off, and we will be liable for all claims incurred on or after the spin-off related to our employees.

Tax Allocation Agreement

    On July 3, 2002, we entered into the tax allocation agreement, which we and Plains Resources amended and restated on October 2, 2002. This agreement provides that, until the spin-off, we will continue to be included in Plains Resources' consolidated federal income tax group, and our federal income tax liability will be included in the consolidated federal income tax liability of Plains Resources. The amount of taxes that we will pay or receive with respect to consolidated or combined returns of Plains Resources in which we are included generally will be determined by multiplying our net taxable income included in the Plains Resources consolidated tax return by the highest marginal tax rate applicable to the income. Plains Resources will not be required to pay us for the use of our tax attributes that come into existence before the spin-off until such time as we would otherwise be able to utilize such attributes.

   Under the agreement, until the spin-off, Plains Resources will:

   .  continue to have all the rights of a parent of a consolidated group;

   . have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state, local and foreign income tax returns (or amended returns) although we may be required to assist in certain circumstances; and

   . have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund relating to these returns; provided, that (1) with the consent of Plains Resources, we may participate in any proceedings contesting any proposed adjustment related to our activities and (2) Plains Resources will not accept or offer any settlement of issues related to our tax liabilities without our consent, which will not be unreasonably withheld.

    If Plains Resources decides not to contest a proposed adjustment relating to our activities, we may at our expense contest the adjustment, but we may not settle or compromise any issues related to the tax liabilities of Plains Resources.

    In general, the agreement provides that we will be included in Plains Resources' consolidated group for federal income tax purposes until the time of the spin-off. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although this agreement allocates tax liabilities between us and Plains Resources during the period in which we are included in Plains Resources' consolidated group, we could be liable if any federal tax liability is incurred, but not discharged, by any other member of Plains Resources' consolidated group. In addition, to the extent Plains Resources' net operating losses are used in the consolidated return to offset our taxable income from operations during the period

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January 1, 2002 through the spin-off, we will reimburse Plains Resources for the reduction in our federal income tax liability resulting from the utilization of such net operating losses, but such reimbursement shall not exceed $3 million exclusive of any interest occurring under the agreement.

    Under the terms of this agreement, we agree to indemnify Plains Resources if the spin-off is not tax-free to Plains Resources as a result of various actions taken by or with respect to our failure to take various actions.

    In addition, we will agree that, during the three-year period following the spin-off, without the prior written consent of Plains Resources, we will not engage in transactions that could adversely affect the tax treatment of the spin-off unless we obtain a supplemental tax ruling from the IRS or a tax opinion acceptable to Plains Resources of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off or provide adequate economic security to Plains Resources to ensure we would be able to comply with our obligation under this agreement. We may not be able to control some of these events that could trigger this indemnification obligation.

    We also agree to be liable for transfer taxes associated with the transfer of assets and liabilities in connection with the separation and the spin-off.

Intellectual Property Agreement

    On July 3, 2002 we entered into the intellectual property agreement, which provides that Plains Resources will transfer to us ownership and all rights associated with certain trade names, trademarks, service marks and associated goodwill, including Arguello, Plains, Plains Energy, Plains E&P, Plains Exploration & Production, Plains Illinois, Plains Petroleum, Plains Resources, Plains Resources International, PLX, PMCT, Stocker Resources and the Plains logo. In addition, we will grant to Plains Resources a full license to use certain trade names including Plains Energy and Plains Resources, referred to as the Plains Marks, subject to certain limitations. These licenses are not transferable or assignable without our written consent, except that Plains Resources may grant its subsidiaries sublicenses to use the Plains Marks.

    Plains Resources will not attempt to register a trade name or trademark that incorporates or is confusingly similar to the Plains Marks. Also, if Plains Resources develops new trademarks using the name "Plains," it must first obtain our written approval. We will own such new trademarks and they will be considered subject to the terms of this agreement.

    The intellectual property agreement provides that Plains Resources will conform the nature and quality of its products and services offered in connection with the Plains Marks to our reasonable design and quality standards. Further, Plains Resources will use the Plains Marks only in connection with its business.

Plains Exploration & Production Transition Services Agreement

    On July 3, 2002 we entered into the Plains Exploration & Production transition services agreement, which provides that Plains Resources will provide us the following services, on an interim basis:

   . management services, including managing our operations, evaluating investment opportunities for us, overseeing our upstream activities, and staffing;

   . tax services, including preparing tax returns and preparing financial statement disclosures;

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   .  accounting services, including maintaining general ledgers, preparing financial statements and working with our auditors;

   . payroll services, including payment processing and complying with regulations relating to payroll services;

   . insurance services, including maintaining for the interim period the existing insurance that Plains Resources provides for us;

   . employee benefits services, including administering and maintaining the employee benefit plans that cover our employees;

   .  legal services, including typical and customary legal services; and

   . financial services, including helping us raise capital, preparing budgets and executing hedges.

    Plains Resources will charge us its costs of providing such services monthly but that charge may not exceed $30.0 million in the aggregate during the term of the agreement.

    In addition, we and Plains Resources may identify additional services that Plains Resources will provide to us under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by us and Plains Resources. Plains Resources may allow one of its subsidiaries or a qualified third party to provide the services under this agreement, but Plains Resources will be responsible for the performance of the services. To the extent that Plains Resources personnel who traditionally have provided services contemplated by the transition services agreement have been or are transferred to a similar position with us, Plains Resources will be relieved of its obligations to provide such services to us.

    Plains Resources will be obligated to provide the services with substantially the same degree of care as it employs for its own operations. Plains Resources may change the manner in which it provides the services so long as it deems such change to be necessary or desirable for its own operations.

    This transition services agreement provides that Plains Resources will not be liable to us with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. Plains Resources will indemnify us for any liabilities arising from such gross negligence or misconduct. We will indemnify Plains Resources for any liabilities arising directly from the performance of the services by Plains Resources, except for liabilities caused by gross negligence or willful misconduct of Plains Resources. Plains Resources will disclaim all warranties and makes no representations as to the quality, suitability or adequacy of the services provided.

    Plains Resources will provide the services until the spin-off, unless we and Plains Resources decide to terminate the agreement earlier. We and Plains Resources may agree to extend this agreement to up to 180 days following the spin-off and thereafter for a period as mutually agreed.

Plains Resources Transition Services Agreement

    On July 3, 2002 we entered into the Plains Resources transition services agreement, under which we will provide Plains Resources the following services on an interim basis beginning on a date to be determined by both us and Plains Resources upon the transfer by Plains Resources of substantially all of its employees to us:

   . tax services, including preparing tax returns and preparing financial statement disclosures;

   . accounting services, including maintaining general ledgers, preparing financial statements and working with Plains Resources auditors;

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   .  payroll services, including payment processing and complying with regulations relating to payroll services;

   . employee benefits services, including administering and maintaining the employee benefit plans that cover Plains Resources' employees;

   .  legal services, including typical and customary legal services; and

   . financial services, including helping Plains Resources raise capital, preparing budgets and executing hedges.

    The services provided by us under the Plains Resources transition services agreement and the services provided by Plains Resources under the Plains Exploration & Production transition services agreement are substantially similar, except that:

   . the Plains Resources transition services agreement will not become effective unless and until the spin-off occurs;

   . the Plains Resources transition services agreement does not cover management services, insurance services or operational services;

   . the tax services provided under the Plains Resources transition services agreement are not subject to the tax allocation agreement discussed on pages 86-87; and

   . the legal services provided under the Plains Exploration & Production transition services agreement include legal services that have been historically provided for it and its subsidiaries by Plains Resources.
    We will charge Plains Resources on a monthly basis our costs of providing such services.

    In addition, we and Plains Resources may identify additional services that we will provide to Plains Resources under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by us and Plains Resources. We may allow one of our subsidiaries or a qualified third party to provide the services under this agreement, but we will be responsible for the performance of the services.

    We will be obligated to provide the services with substantially the same degree of care as we employ for our own operations. We may change the manner in which we provide the services so long as we deem such change to be necessary or desirable for our own operations.

    This transition services agreement provides that we will not be liable to Plains Resources with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. We will indemnify Plains Resources for any liabilities arising from such gross negligence or misconduct. Plains Resources will indemnify us for any liabilities arising directly from our performance of the services, except for liabilities caused by our gross negligence or willful misconduct. We will disclaim all warranties and make no representations as to the quality, suitability or adequacy of the services provided.

    We will provide the services for 180 days, unless we and Plains Resources decide to terminate the agreement earlier. We and Plains Resources may agree to extend this agreement beyond the 180 day period if necessary or desirable.

Technical Services Agreement

    On July 3, 2002 we entered into the technical services agreement, which provides that, beginning on a date to be determined by us and Plains Resources, we will provide Calumet Florida certain engineering and technical support services required to support operation and maintenance of the oil

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and gas properties owned by Calumet, including geological, geophysical, surveying, drilling and operations services, environmental and other governmental or regulatory compliance related to oil and gas activities and other oil and gas engineering services as requested, and accounting services.

    Plains Resources will reimburse us for our costs to produce these services.

    In addition, we and Plains Resources may identify additional services that we will provide to Plains Resources under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by us and Plains Resources. We may allow one of our subsidiaries or a qualified third party to provide the services under this agreement, but we will be responsible for the performance of the services.

    We and Plains Resources may agree to specific performance metrics that we must meet. Where no metrics are provided, we will (1) perform the services in accordance with the policies and procedures in effect before this agreement,
(2) exercise the same care and skill as we exercise in performing similar services for our subsidiaries, and (3) in cases where there is common personnel, equipment or facilities for services provided to our subsidiaries and Plains Resources, not favor Plains Resources or our subsidiaries over the other. We may change the manner in which we provide the services so long as we are making similar changes to the services we are providing to our subsidiaries. We are not obligated to provide any service to the extent it is impracticable as a result of causes outside of our control.

    The technical services agreement provides that we will not be liable to Plains Resources or Calumet with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. We will indemnify Plains Resources and Calumet for any liabilities arising from such gross negligence or misconduct. Plains Resources will indemnify us for any liabilities arising directly from the performance of the services, except for liabilities caused by our gross negligence or willful misconduct. We disclaim all warranties and make no representations as to the quality, suitability or adequacy of the services provided.

    We will provide the services until (1) Calumet is no longer a subsidiary of Plains Resources, (2) Calumet transfers substantially all of its assets to a person that is not a subsidiary of Plains Resources, (3) the third anniversary of the date of this agreement or (4) when all the services are terminated as provided in the agreement. Plains Resources may terminate the agreement as to some or all of the services at any time by giving us at least 90 days' written notice.

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                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

    On July 3, 2002, we entered into a $300.0 million revolving credit facility with JPMorgan Chase Bank as sole administrative agent. As of September 30, 2002 we had $90.7 million outstanding under the credit facility. The credit facility provides for an initial borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which $5.2 million had been issued as of September 30, 2002). Amounts borrowed under this credit facility bear an annual interest rate, at our election, equal to either:

   .  the Eurodollar rate, plus from 1.375% to 1.75%; or

   .  the greatest of (1) the prime rate, as determined by JPMorgan Chase Bank,
      (2) the certificate of deposit rate, plus 1.0%, or (3) the federal funds rate, plus 0.5%; plus an additional 0.125% to 0.5% for each of (1)-(3).

    The amount of interest payable on outstanding borrowings is based on (1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) our long-term debt rating. Commitment fees and letter of credit fees under the credit facility are based on our utilization rate and long-term debt rating. Commitment fees range from 0.375% to 0.5% of the unused portion of the borrowing base. Letter of credit fees range from 1.375% to 1.75%. The issuer of any letter of credit receives an issuing fee of 0.125% of the undrawn amount. Our domestic subsidiaries unconditionally guarantee our payment of borrowings under the credit facility. Additionally, to secure our borrowing, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties. The credit facility contains negative covenants that limit our ability as well as the ability of our subsidiaries, among other things, to:

   .  incur additional debt;

   .  pay dividends on stock;

   .  make distributions of cash or property;

   .  change the nature of our business or operations;

   .  redeem stock or redeem subordinated debt;

   .  make investments;

   .  create liens;

   .  enter into leases;

   .  sell assets;

   .  sell capital stock of subsidiaries;

   .  create subsidiaries;

   .  guarantee other indebtedness;

   .  enter into agreements that restrict dividends from subsidiaries;

   .  enter into certain types of swap agreements;

   .  enter into gas imbalance or take-or-pay arrangements;

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   .  merge or consolidate; and

   .  enter into transactions with affiliates.

    In addition, the credit facility requires us to maintain:

   .  a current ratio (which includes availability) of at least 1.0 to 1.0; and

   . a ratio of total debt to earnings before interest, depreciation, depletion, amortization, exploration expenses and income taxes of no more than 4.5 to 1.0.

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                             DESCRIPTION OF NOTES

    On July 3, 2002 the Issuers issued the Series A notes as joint and several obligors under the Indenture (the "Indenture") among the Issuers, the Subsidiary Guarantors and JPMorgan Chase Bank, as trustee (the "Trustee"). The Series B notes (for this "Description of Notes", the "Notes") will be issued under the same indenture. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

    This description of Notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Issuers and your rights.

    The section entitled "Certain Definitions" includes the definitions of the capitalized terms used in this description. References to the "Company" mean only Plains Exploration & Production Company and not its subsidiaries and references to the "Issuers" mean collectively Plains Exploration & Production Company and Plains E&P Company.

General

    The Series A notes and the Series B notes will constitute a single class of debt securities under the Indenture. If the exchange offer is completed, holders of Series A notes who do not exchange their Series A notes for Series B notes will vote together with holders of the Series B notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by holders, including acceleration following an event of default, must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Series A notes that remain outstanding after the exchange offer will be aggregated with the Series B notes, and the holders of the Series A notes and the Series B notes will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of the Notes means, at any time after the exchange offer is completed, the percentages in aggregate principal amount of the Series A notes and the Series B notes collectively then outstanding.

The Notes

    The Notes:

   .  are general unsecured, senior subordinated obligations of the Issuers;

   . are initially limited to an aggregate principal amount of $200.0 million (the "Initial Notes"), but subject to compliance with the covenant described in "Limitation On Indebtedness," additional notes may be issued without limitation as to aggregate principal amount (the "Additional Notes");

   .  mature on July 1, 2012;

   . will be issued in denominations of $1,000 and integral multiples of $1,000;

   . will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form;

   . are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers; and

   . rank equally in right of payment to all existing and future Senior Subordinated Indebtedness of the Issuers.

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Interest

    Interest on the Notes will compound semi-annually and will:

   .  accrue at the rate of 8 3/4% per annum;

   .  accrue from the date of issuance or the most recent interest payment date;

   . be payable in cash semi-annually in arrears on January 1 and July 1, commencing on January 1, 2003;

   . be payable to the holders of record on the December 15 and June 15 immediately preceding the related interest payment dates; and

   . be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuers in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Issuers, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register. Payment of principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by the Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered holder of such global Note. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    The Trustee will initially act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Issuers or any of the Restricted Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

    A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered holder of a Note will be treated as the owner of it for all purposes.

Subordination

    The payment of the principal of, premium, if any, and interest on the Notes and any other payment obligations in respect of the Notes (including any obligation to repurchase the Notes) will be subordinated to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness of the Issuers. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust (as described under "Defeasance" below) is and will not be subordinated to any Senior Indebtedness or subject to these restrictions.

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    As a result of the subordination provisions described below, holders of the
Notes may recover less than creditors of the Issuers who are holders of Senior Indebtedness in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to the Issuers. Moreover, the Notes will be structurally subordinated to the liabilities of the Subsidiaries of the Issuers other than the Subsidiary Guarantors. See "--Senior Subordinated Guarantees of Notes." On a pro forma basis:

   . on June 30, 2002, outstanding Senior Indebtedness would have been $119.1 million, $117.6 million of which would have been secured;

   . on June 30, 2002, the Issuers would have had no Senior Subordinated Indebtedness other than the Notes; and

   . on June 30, 2002, Restricted Subsidiaries would have had $10.7 million of total liabilities (excluding guarantees of the Notes and amounts borrowed under the Senior Credit Agreement):

    Although the Indenture will limit the amount of indebtedness that the Issuers and the Restricted Subsidiaries may incur, such indebtedness of the Issuers may be substantial and all of it may be Senior Indebtedness.

    Only Indebtedness of the Issuers that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank equally with all other Senior Subordinated Indebtedness of the Issuers. As described in "Limitation on layering," the Issuers may not incur any indebtedness that is senior in right of payment to the Notes, but junior in right of payment to Senior Indebtedness. Unsecured Indebtedness of the Issuers is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

    The Issuers may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or retire any Notes (collectively, "pay the Notes") if:

    (1) any Senior Indebtedness is not paid when due in cash or Cash Equivalents; or

    (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents.

    However, the Issuers may pay the Notes if the Issuers and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

    The Issuers also will not be permitted to pay the Notes for a Payment Blockage Period (as defined below) during the continuance of any default (a "Non-Payment Default"), other than a default described in clause (1) or (2) of the preceding paragraph, on any Designated Senior Indebtedness that permits the holders of the Designated Senior Indebtedness to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

    A "Payment Blockage Period" commences on the receipt by the Trustee (with a copy to the Issuers) of written notice (a "Blockage Notice") of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ends 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

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    (1) by written notice to the Trustee and the Issuers from the Person or
        Persons who gave such Blockage Notice;

    (2) because the default giving rise to such Blockage Notice is no longer continuing; or

    (3) because such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents.

    The Issuers may resume payments on the Notes after the end of the Payment Blockage Period, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. No Non-Payment Default that existed or was continuing on the date of delivery of any Payment Blockage Period Notice to the Trustee will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period.

    In the event of:

    (1) a total or partial liquidation or a dissolution of the Company or Plains E&P Company (until the Company is converted into a corporation);

    (2) a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to either Issuer or its property; or

    (3) an assignment for the benefit of creditors or marshaling of either Issuer's assets and liabilities, then the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents in respect of such Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Notes will be entitled to receive any payment or distribution other than Junior Securities, in the event of any payment or distribution of the assets or securities of the Issuers. In addition, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    If payment of the Notes is accelerated because of an Event of Default, the Issuers or the Trustee will promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Issuers may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receives notice of such acceleration and, after that five Business Day period, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

Senior Subordinated Guarantees of Notes

    Initially, Arguello Inc., Plains Illinois Inc., PMCT Inc. and Plains Resources International Inc. will be the only Subsidiary Guarantors; however, other Restricted Subsidiaries may in the future incur Subsidiary Guarantees of the Notes as described in this Description of Notes. Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each holder of Notes and the Trustee the full and prompt performance of the Issuers' obligations under the Indenture and the Notes, including the payment of principal of and premium, if any, on and interest on the Notes pursuant to its

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Subsidiary Guarantee. The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior Indebtedness) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

    Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the covenant described under "--Merger and Consolidation" or "--Limitation on Sales of Assets and Subsidiary Stock." Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than the Company or another Subsidiary Guarantor (whether or not Affiliated with the Subsidiary Guarantor). However:

    (1) if the surviving Person is not the Subsidiary Guarantor, the surviving Person must agree to assume the Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and

    (2) the transaction must not (a) violate any of the covenants described under the heading "--Certain Covenants" or (b) result in a Default or Event of Default immediately thereafter that is continuing.

    Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) to a Person other than the Company or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture. However, any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of the Company or any other Restricted Subsidiary shall also terminate upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

    The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are subordinated to the prior payment in full of all Guarantor Senior Indebtedness of such Subsidiary Guarantor (including its guarantee of Indebtedness of the Company under the Senior Credit Agreement) to substantially the same extent as the Notes are subordinated to Senior Indebtedness. The Subsidiary Guarantees will be structurally subordinated to all existing and future liabilities of Subsidiaries of Subsidiary Guarantors that are not also Subsidiary Guarantors.

Optional Redemption

    Except as described below, the Notes are not redeemable until July 1, 2007. On and after July 1, 2007, the Issuers may redeem all or a part of the Notes from time to time upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to

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the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

                         Year                Percentage
                         ----                ----------
                         2007...............  104.375%
                         2008...............  102.917%
                         2009...............  101.458%
                         2010 and thereafter  100.000%

    Prior to July 1, 2005, the Issuers may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

    (1) at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

    (2) the redemption occurs within 90 days after the closing of such Equity Offering.

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

Mandatory Redemption

    The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Change of Control

    If a Change of Control occurs, each holder will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    Within 30 days following any Change of Control, the Issuers will mail a notice (the "Change of Control Offer") to each holder with a copy to the Trustee stating:

    (1) that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

    (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

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    (3) the procedures determined by the Issuers, consistent with the
        Indenture, that a holder must follow in order to have its Notes repurchased.

    On the Change of Control Payment Date, the Issuers will, to the extent lawful:

    (1) accept for payment all Notes or portions thereof (equal to $1,000 or an integral multiple thereof) properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

    (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

    The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

    If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) all Senior Indebtedness must be repaid in full in cash or Cash Equivalents, or the Issuers must offer to repay all Senior Indebtedness whose holders accept such offer or (ii) the requisite holders of each issue of Senior Indebtedness shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control. The Issuers covenant to effect such repayment or obtain such consent and waiver within 30 days following any Change of Control, it being a default of the Change of Control provision if the Issuers fail to comply with such covenant. A default under the Indenture may result in a cross-default under the Senior Credit Agreement. In the event of a default under the Senior Credit Agreement, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes.

    The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue thereof.

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    The Issuers' ability to repurchase Notes pursuant to a Change of Control
Offer may be limited by a number of factors. The occurrence of the events that constitute a Change of Control will constitute a default under the Senior Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Credit Agreement and cause a default thereunder may not constitute a Change of Control under the Indenture. Future Indebtedness of the Issuers and the Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers' ability to pay cash to the holders upon a repurchase may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

    The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Issuers by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be/-/unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

Certain Covenants

Limitation on Indebtedness

    The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof:

    (1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.50 to 1.00; and

    (2) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof.

    The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

    (1) Indebtedness incurred pursuant to the Senior Credit Agreement, including any amendment, modification, supplement, extension, restatement, replacement (including replacement after the termination of such Senior Credit Agreement), restructuring, increase, renewal, or refinancing thereof from time to time in one or more agreements or instruments; provided, however; that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (i) $300.0 million and (ii) so long as the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00 after giving effect to any such Incurrence, $100.0 million plus 25% of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness;

    (2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any

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        such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

    (3) Indebtedness under the Notes (but not Additional Notes) and the Subsidiary Guarantees;

    (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

    (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company);

    (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to the first paragraph of this covenant or pursuant to clause (3), (4),
        (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary or the Company;

    (7) Permitted Acquisition Indebtedness;

    (8) Indebtedness in respect of purchase money obligations, including Capitalized Lease Obligations, in an aggregate amount not to exceed $25.0 million;

    (9) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred pursuant to the Indenture;

    (10)Non-Recourse Debt;

    (11)Indebtedness in respect of bid, performance, reimbursement or surety obligations issued by or for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including Guarantees and letters of credit functioning as or supporting such bid, performance, reimbursement or surety obligations (in each case other than for an obligation for money borrowed);

    (12)Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of Property;

    (13)Indebtedness under Commodity Agreements and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries;

    (14)Any Guarantee by the Company or a Subsidiary of the Company of Indebtedness Incurred pursuant to the first paragraph of this covenant or pursuant to clause (1), (2), (3), (4), (8), (9), (13) or (15) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to the first paragraph of this covenant or pursuant to clauses (3) or (4); and

    (15)Indebtedness in an aggregate principal amount which, when taken together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses
        (1) through (14) above or the first paragraph of this covenant) does not exceed $30.0 million.

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    The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

    (i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will on the date of Incurrence classify (or later reclassify) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and

    (ii)the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

    Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "Limitation on Indebtedness" covenant, the Company shall be in Default of this covenant).

    For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Layering

    The Issuers will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. No Subsidiary Guarantor will incur or allow to remain outstanding, any Indebtedness (including Acquired Indebtedness and any indebtedness allowed pursuant to the second paragraph of

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the covenant described under "Limitation on Indebtedness") other than such
Subsidiary Guarantor's Subsidiary Guarantee, that is subordinated in right of payment to any Guarantor Senior Indebtedness unless such Indebtedness is Guarantor Senior Subordinated Indebtedness or is subordinated in right of payment to Guarantor Senior Subordinated Indebtedness.

Limitation on Restricted Payments

    The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

    (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

         (a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

         (b) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

    (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

    (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

    (4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses
(1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment:

         (a) a Default shall have occurred and be continuing (or would result therefrom); or

         (b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant, after giving effect to such Restricted Payment; or

         (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

             (i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

             (ii)the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital

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                 contributions subsequent to the Issue Date (other than Net
                 Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with case on or prior to the date of determination);

            (iii)the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); and

             (iv)the amount equal to the net reduction in Restricted Investment made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

                 (A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than the Company or a Subsidiary, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary of the Company; or

                 (B) the redesignation of Unrestricted Subsidiaries as
                     Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

    The provisions of the preceding paragraph will not prohibit:

    (1) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale will be excluded from clause (c)(ii) of the preceding paragraph;

    (2) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company that qualifies as Refinancing Indebtedness; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

    (3) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Preferred Stock from Net Available Cash to the

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        extent permitted under "--Limitation on Sales of Assets and Subsidiary
        Stock" below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

    (4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments unless the declaration of such dividend had been counted in a prior period;

    (5) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense"; provided, that the payment of such dividends will be excluded from subsequent calculations of Restricted Payments;

    (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

    (7) payments contemplated by the Transition Agreements (except the employment matters agreement) as in effect on the date hereof, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not adversely affect the rights of any holders of the Notes as compared to the terms of the agreements in effect on the Issue Date; provided, further, that payments made pursuant to the Plains Exploration & Production transition services agreement shall be the costs and expenses incurred in providing the services and limited in an aggregate amount not to exceed $30.0 million;

    (8) repurchases of Capital Stock of any officer, director or employee of the Company in an aggregate amount not to exceed $2.0 million in any twelve-month period; provided, that such payments will be excluded from subsequent calculation of the amounts of Restricted Payments; and

    (9) Restricted Payments in an amount not to exceed $15.0 million; provided, that such payments will be included in subsequent calculations of the amount of Restricted Payments.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $25.0 million. Not later than the date of making any Restricted Payment other than a Restricted Payment allowed pursuant to (1) through (9) of the previous paragraph, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on Liens

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or permit to exist any Lien (other than Permitted Liens) upon any Principal

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Property or any shares of stock or Indebtedness of any Restricted Subsidiary that owns or leases any Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired), securing any Senior Subordinated Indebtedness or Subordinated Obligations, unless all payments due under the Indenture with respect to the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

    (2) make any loans or advances to the Company or any Restricted Subsidiary;
        or

    (3) transfer any of its property or assets to the Company or any Restricted Subsidiary.

    The preceding provisions will not prohibit:

    (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including, without limitation, the Indenture and the Senior Credit Agreement in effect on such date);

    (ii)any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of indebtedness Incurred pursuant to an agreement referred to in clause (i) of this paragraph or this clause (ii) or contained in any amendment to an agreement referred to in clause (i) of this paragraph or this clause
        (ii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment taken as a whole are no less favorable in any material respect to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clause (i) of this paragraph on the Issue Date;

   (iii)in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

         (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

         (b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

         (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements`of the Company or any Restricted Subsidiary;

    (iv)purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

    (v) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition

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        of all or substantially all the Capital Stock or assets of such
        Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

    (vi)encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

   (vii)customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements;

  (viii)customary encumbrances or restrictions imposed pursuant to any agreement referred to in the definition of "Permitted Business Investment";

    (ix)encumbrances or restrictions in instruments evidencing Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company; provided, however, that such encumbrances or restrictions are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; and

    (x) Indebtedness permitted under the Indenture containing encumbrances or restrictions that taken as a whole are not materially more restrictive than the encumbrances and restrictions otherwise contained in the Indenture.

Limitation on Sales of Assets and Subsidiary Stock

   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

    (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

    (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Additional Assets; and

    (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

         (a) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness or Indebtedness (other than any Preferred Stock) of a Restricted Subsidiary that is a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

         (b) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

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    Pending the final application of any Net Available Cash, the Company may temporarily reduce its revolving credit borrowings or otherwise invest such Net Available Cash in any manner that is not prohibited by the Indenture.

    Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the second preceding paragraph will be deemed to constitute "Excess Proceeds." On the 361st day after an Asset Disposition (or, if there exists any Senior Indebtedness with similar provisions requiring the Company to make an offer to purchase such Senior Indebtedness, on the 451st day after an Asset Disposition), if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will be required to make an offer ("Asset Disposition Offer") to all holders of Notes and to the extent required by the terms thereof, to all holders of other Senior Subordinated Indebtedness outstanding with similar provisions requiring the Company or the Issuers to make an offer to purchase such Senior Subordinated Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate or partnership purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders thereof, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

    The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Issuers will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

    If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

    On or before the Asset Disposition Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions thereof so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn. The Issuers will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this covenant and, in addition, the Issuers will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Issuers or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu

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Notes so validly tendered and not properly withdrawn by such holder or lender, as the case maybe, and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Issuers will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered. In addition, the Company or the Issuers will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Issuers to the holder thereof. The Issuers will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

    For the purposes of this covenant, the following will be deemed to be cash:

    (1) the assumption by the transferee of Indebtedness (other than Senior Subordinated Indebtedness, Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness (other than Preferred Stock) of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(a) above); and

    (2) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

    The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

Limitation on Affiliate Transactions

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

    (1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arms-length dealings with a Person who is not such an Affiliate;

    (2) in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

    (3) in the event such Affiliate Transaction involves an aggregate amount in excess of $20.0 million, the Company has received a written opinion from an independent investment banking firm, appraiser or other expert of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate.

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    The preceding paragraph will not apply to:

    (1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments;"

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Company and its Restricted Subsidiaries;

    (3) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

    (4) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

    (5) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiary of the Company;

    (6) any transaction between the Company and Plains Resources Inc. and its Subsidiaries or between a Restricted Subsidiary and Plains Resources Inc. or its Subsidiaries pursuant to any of the Transition Agreements as in effect on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided, however that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not adversely affect the rights of any holders of the Notes as compared to the terms of the agreements in effect on the Issue Date;

    (7) any transaction pursuant to the existing agreements between the Company and PAA as in effect on the date hereof, as these agreements may be amended, modified or supplemented from time to time; provided, however that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not adversely affect the rights of any holders of the Notes as compared to the terms of the agreements in effect on the Issue Date; and

    (8) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party on the Issue Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided, however that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not adversely affect the rights of any holders of the Notes as compared to the terms of the agreements in effect on the Issue Date.

Limitation on Sale of Capital Stock of Restricted Subsidiaries

    The Company will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors' qualifying shares) to any Person except:

    (1) to the Company or a Restricted Subsidiary or the parent of a Restricted Subsidiary; or

    (2) in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

                                      110

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    Notwithstanding the preceding paragraph, the Company may sell all the
Voting Stock of a Restricted Subsidiary as long as the Company complies with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

SEC Reports

    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission, and provide the Trustee and the holders of the Notes with, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless provide such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

Merger and Consolidation

    The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

    (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant;

    (4) if the Company is not the continuing obligor under the Indenture, then any Subsidiary Guarantor, unless it is the Successor Company, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to the Successor Company's obligations under the Indenture and the Notes; and

    (5) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Company.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

    Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

    Notwithstanding the foregoing, the Company is permitted to reorganize as a corporation in accordance with the procedures established in the Indenture, and may merge or consolidate with an Affiliate for such purpose; provided that the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such reorganization. Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and (y) if then a corporation, the Company may merge with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

Effectiveness of Covenants

    The covenants described under "--Limitation on Indebtedness," "--Limitation on Layering," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sale of Assets and Subsidiary Stock," "--Limitation on Sale of Capital Stock of Restricted Subsidiaries," "--Limitation on Lines of Business" and "--Payments for Consent" (collectively, the "Suspended Covenants"), will no longer be in effect upon (a) the Notes having an Investment Grade Rating from either of the Rating Agencies and (b) no Default or Event of Default having occurred and continuing under the Indenture. In the event that the Issuers and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the rating assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Issuers and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants. Compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of the covenant described above under "--Limitation on Restricted Payments" as though such covenant had been in effect during the entire period of time from the date the Notes are issued.

Future Subsidiary Guarantors

    After the Issuer Date, the Company will cause each Restricted Subsidiary other than a Foreign Subsidiary created or acquired by the Company to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior subordinated basis.

Limitation on Lines of Business

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

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Restrictions on Activities of Plains E&P Company

    Plains E&P Company will not hold any material assets, become liable for any material obligations, other than the Notes, or engage in any significant business activities; provided that Plains E&P Company may be a co-obligor with respect to Indebtedness if the Company is the primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company's Restricted Subsidiaries other than Plains E&P Company. At any time after the Company is a corporation, Plains E&P Company may consolidate or merge with or into the Company or any Restricted Subsidiary.

Payments for Consent

    Neither the Issuers nor any of the Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default

   Each of the following is an Event of Default:

    (1) default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "Subordination;"

    (2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Subordination;"

    (3) failure by the Company to comply with its obligations under "Certain Covenants--Merger and Consolidation;"

    (4) failure by the Issuers to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under the covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "Certain Covenants--Merger and Consolidation" which is covered by clause (3));

    (5) failure by the Issuers or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

    (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

         (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

         (b) results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

                                      113

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        and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

    (7) any Subsidiary Guarantee shall be held in a judicial proceeding to be, or be asserted by the Issuers or any Subsidiary Guarantor, as applicable, not to be, enforceable or valid or shall cease to be in full force and effect (except pursuant to the release or termination of any such Subsidiary Guarantee in accordance with the Indenture);

    (8) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions"); or

    (9) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision").

    However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company, and the Trustee in the case of a notice given by the holders, of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

    If an Event of Default (other than an Event of Default described in clause
(8) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under "Events of Default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1), the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if
(1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

                                      114

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    Subject to the provisions of the Indenture relating to the duties of the
Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless :

    (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

    (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

    (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

    (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

    (5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

    Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the issuers are required try deliver to the Trustee; within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to he Trustee within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuers are to king or proposes to take in respect thereof.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or were required to repurchase the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to July 1, 2007 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the issuers with the intention of avoiding the prohibition on redemption of the Notes prior to July 1, 2007, the premium specified in the Indenture far the period commencing July 1, 2007 shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

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Amendments and Waivers

    Subject to certain exceptions the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer far, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

    (1) reduce the amount of Notes whose holders must consent to an amendment;

    (2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

    (3) reduce the principal of or extend the Stated Maturity of any Note;

    (4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under "Optional Redemption;" "Change of Control," "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" or any similar provision, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

    (5) make any Note payable in money other than that stated in the Note;

    (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

    (7) reduce the relative ranking of any Notes or Subsidiary Guarantees; or

    (8) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Without the consent of any holder, the Issuers, the Subsidiary Guarantors and the Trustee may amend the Indenture to:

    (1) cure any ambiguity, omission, defect or inconsistency;

    (2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Issuers under the Indenture;

    (3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

    (4) add or release Subsidiary Guarantees pursuant to the terms of the Indenture;

    (5) secure the Notes;

    (6) add to the covenants of the Company and the Subsidiary Guarantors for the benefit of the holders or surrender any right or power conferred upon the Company;

    (7) make any change that does not adversely affect the rights of any holder; or

    (8) comply with any requirement of the Commission in connection with the quaIification of the Indenture under the Trust Indenture Act.

    However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent)

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

consent to such change. In addition, any amendment to the subordination provisions of the Indenture that adversely affects the rights of any holder of the Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

    The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

    The Issuers at any time may terminate aII their obIigations under the Notes and the Indenture and all obligations of the Subsidiary Guarantors under the Subsidiary Guarantees and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

    The Issuers at any time may terminate their and the Subsidiary Guarantors obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Events of Default" above and the limitations contained in clause (3) under "Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    The Issuers may exercise their legal defeasance option notwithstanding the prior exercise of a covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (8) (with respect only to Significant Subsidiaries) or (9) under "Events of Default" above or because of the failure of the Company to comply with clause (3) under "Certain Covenants--Merger and Consolidation" above.

    In order to exercise either defeasance option, the Issuers or any Subsidiary Guarantor must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Satisfaction and Discharge

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes and the Subsidiary Guarantees when:

    (1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money or

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        certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers or the Subsidiary Guarantors have irrevocably deposited or caused to be deposited with the Trustee funds or U.S. Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of and premium, if any, on and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be, together with instructions from the issuers irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

    (2) the Issuers or the Subsidiary Guarantors have paid all other sums then due and payable under the Indenture by the lssuers; and

    (3) the lssuers have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the indenture have been complied with.

No Personal Liability of Directors, Officers, Employees, Partners and
Stockholders

    No director, officer, employee, incorporator, partner or stockholder of the Company, Plains E&P Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company, Plains E&P Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Concerning the Trustee

    JPMorgan Chase Bank is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Notes.

Governing Law

    The Indenture provides that it, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with the laws of the State of New York.

Certain Definitions

   "Additional Assets" means:

    (1) any property or assets (other than indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

    (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

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    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

   "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of,

    (a) the sum of:

         (i) discounted future net revenues from proved\\.\\oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, Federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available and giving effect to/-/applicable Commodity Agreements, as increased by, as of the date of determination, the estimated discounted future net revenues from

             (A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

             (B) estimated oil and gas reserves attributable to upward
                 revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination and giving effect to applicable Commodity Agreements), and decreased by, as of the date of determination, the estimated discounted future net revenues from

             (C) estimated proved oil and gas reserves produced or disposed of since such year end, and

             (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination and giving effect to applicable Commodity Agreements), in each case as estimated by the Company's petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

         (ii)the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements;

        (iii)the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

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         (iv)the greater of

             (A) the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest annual or quarterly financial statement, and

             (B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements (provided that the Company shall not be required to obtain such appraisal solely for the purpose of determining this value); minus

    (b) the sum of:

         (i) Minority Interests;

         (ii)any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

        (iii)to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

         (iv)the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

    If the Company changes its method of accounting from the full cost or a similar method to the successful efforts method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the full cost or a similar method of accounting.

    "Adjusted Net Assets" of a Subsidiary Guarantor at any date means the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each

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referred to for the purposes of this definition as a "disposition") by the
Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

    (1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary;

    (2) the transfer of cash and Cash Equivalents in the ordinary course of business;

    (3) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

    (4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

    (5) transactions permitted under "Certain Covenants--Merger and Consolidation;"

    (6) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to a Wholly-Owned Subsidiary;

    (7) for purposes of "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition that constitutes a Restricted Payment permitted under "Certain Covenants--Limitation on Restricted Payments;"

    (8) dispositions of assets with an aggregate fair market value of less than $1.0 million;

    (9) dispositions in connection with Permitted Liens;

    (10)any change of Control;

    (11)dispositions of defaulted accounts receivable to any collection agency;

    (12)the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

    (13)foreclosure on assets;

    (14)the sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided, that at the time of such sale or transfer such properties do not have associated with them any proved reserves; and

    (15)the farm-out, lease or sublease of developed or undeveloped crude oil and natural gas Property owned or held by the Company or such Restricted Subsidiary for crude oil and natural gas Property owned or held by another Person.

    "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

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    "Bank Indebtedness" means any and all amounts, whether outstanding on the
Issue Date or thereafter Incurred, payable by the Company or any Subsidiary Guarantor under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into with any lender or affiliate of a lender, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary Guarantor at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

    "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof; provided that so long as the Company is a limited partnership, "Board of Directors" means the board of directors of Stocker Resources, Inc., its general partner, or any duly authorized committee thereof.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

   "Cash equivalents" means:

    (1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

    (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service,Inc.;

    (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Group or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and
        (3) entered into with any bank meeting the qualifications specified in clause (3) above;

    (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Group or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within one year after the date of acquisition thereof; and

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    (6) interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (1) through (5) above.

    "Change of Control" means:

    (1) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by an entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 40% of the voting power of the Voting Stock of such entity);

    (2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

    (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a Whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

    (4) the adoption of a plan or proposal for the liquidation or dissolution of the company or, for so long as the Company is a partnership, the general partner of the Company; or

    (5) for so long as the Company is a partnership, such time as Plains Resources Inc. or any of its Subsidiaries ceases to own, directly or indirectly, the general partner of the Company, or Plains Resources inc. or its Subsidiaries, or their respective officers, employees or agents cease to serve as the only general partners of the Company.

    Notwithstanding the foregoing, the conversion of the Company into a corporation will not be a Change of Control unless clause (1) above is applicable.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commodity Agreements" means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuation in commodity prices.

    "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

    (1) if the Company or any Restricted Subsidiary:

         (a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense (taking into account any `

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             Interest Rate Agreements applicable to such lndebtedness) for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of lndebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

         (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated lnterest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

    (2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

         (a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such. Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

         (b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

    (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, including a single asset or all or substantially all of an operating unit, division or Line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

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    (4) if since the beginning of such period any Person (that subsequently became Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto, as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

    For purposes of this definition, whenever pro forma effect is to be given to any calculation under, this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such lndebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the .entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such interest Rate Agreement has a remaining term in excess of 12 months).

    "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

    (1) Consolidated Interest Expense, less the consolidated: interest expense of such Person and its Restricted Subsidiaries that was capitalized and not deducted during such period;

    (2) Consolidated Income Taxes;

    (3) consolidated depreciation expense;

    (4) consolidated amortization of intangibles;

    (5) exploration and abandonment expense (if applicable); and

    (6) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the prior period calculation), and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

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    "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued (except to the extent accrued in a prior period), plus, to the extent not included in such interest expense:

    (1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

    (2) amortization of debt discount and debt issuance cost;

    (3) non-cash interest expense;

    (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

    (6) net payments pursuant to Hedging Obligations (including amortization of fees);

    (7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

    (8) the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

    (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

    For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements; provided, however, that "Consolidated Interest Expense" shall not include (a) any Consolidated Interest Expense with respect to any Production Payments and Reserve Sales, (b) to the extent included in total interest expense, write-off of deferred financing costs of such Person or (c) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness.

    "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

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    (1) any net income (loss) of any Person if such Person is not a Restricted
        Subsidiary, except that:

         (a) subject to the limitations contained in clauses (4), (5) and (6) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

         (b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

    (2) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly; on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

         (a) subject to the limitations contained in clauses (4), (5) and (6) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained, in this clause); and

         (b) the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

    (4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

    (5) any extraordinary gain or loss;

    (6) the cumulative effect of a change in accounting principles;

    (7) any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines; and

    (8) any unrealized non-cash gains or losses on charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133).

    "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders' equity) amounts attributable to Disqualified Stock of such Person or its Subsidiaries.

    "Continuing Directors" means as of any date of determination after the Company is a corporation, any member of the Board of Directors of the Company who:

    (1) was a member of such Board of Directors on the date of conversion of the Company to a corporation; or

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    (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Indebtedness" means (1) Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness) and (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

    (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

    (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

    (3) is redeemable at the option of the holder thereof, in whole or in part,

in each case on or prior to the date that is 91 days after the date (a) on which the Notes mature or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "Change of Control" and "Limitation on Sales of Assets and Subsidiary Stock" and such repurchase or redemption complies with "Certain Covenants--Restricted Payments."

    "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "Equity Offering" means an offering for cash by the Company of its common Capital Stock, or options, warrants or rights with respect to its common Capital Stock.

    "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

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    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Guarantor Senior Indebtedness" means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication:

    (1) any Guarantee of the Bank Indebtedness by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Issuers or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

    (2) all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, the Bank Indebtedness and all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether post-filing interest is allowed in such proceeding.

    Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

    (1) any Indebtedness which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment of the Notes and the Subsidiary Guarantee;

    (2) any obligations of such Subsidiary Guarantor to another Subsidiary or the Company;

    (3) any liability for Federal, state, foreign, local or other taxes owed or owing by such Subsidiary Guarantor;

    (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

    (5) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor; or

    (6) any Capital Stock.

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    "Guarantor Senior Subordinated Indebtedness" means, with respect to a
Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

    "Guarantor Subordinated Obligation" means any Indebtedness of a Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor pursuant to a written agreement.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

    "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

    (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

    (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

    (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than nine months after the date of placing such property in service or taking delivery and title thereto;

    (5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

    (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

    (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

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    (8) the principal component of Indebtedness of other Persons to the extent
        Guaranteed by such Person; and

    (9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

    The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

    (1) such indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

    (2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

    (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

         (a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

         (b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Company or its Restricted Subsidiaries.

    Notwithstanding the preceding, Indebtedness shall not include (a) accounts payable arising in the ordinary course of business, (b) any obligations in respect of prepayments for gas or oil production or gas or oil imbalances, and
(c) Production Payments and Reserve Sales.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that:

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    (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

    (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

    (3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration consisting exclusively of common equity securities of the Company,

shall in each case not be deemed to be an Investment.

    For purposes of "Certain covenants--Limitation on restricted payments,"

    (1) "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

    (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

    If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Company in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

    "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. or BBB- (or the equivalent) by Standard & Poor's Ratings Group.

    "Issue Date" means the date on which the Initial Notes are originally issued.

    "Junior Securities" means securities that are subordinated to the Senior Indebtedness at least to the same extent as the Notes.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Minority Interest" means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary of the Company that are not owned by the Company or a Restricted Subsidiary of the Company.

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment

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receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

    (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes, required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

    (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

    "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

    "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business; less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

    "Non-Recourse Debt" means Indebtedness:

    (1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

    (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    (3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

    "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of an Issuer or, so long as the Company is a limited partnership, of its general partner.

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    "Officers' Certificate" means a certificate signed by two Officers or by an
Officer and either an Assistant Treasurer or an Assistant Secretary of an Issuer or, so long as the Company is a limited partnership, of its general partner.

    "Oil and Gas Properties" means all Properties, including equity or other ownership interests therein, owned by such Person which contain "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "PAA" means Plains All American Pipeline, a Delaware limited partnership.

    "Permitted Acquisition Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary to the extent such Indebtedness is incurred to finance the acquisition of Oil and Gas Properties (and development costs related thereto) and does not exceed the principal amount of $50.0 million with respect to any such acquisition transaction or series of related acquisition transactions if on the date of the incurrence (i) (A) the Adjusted Consolidated Net Tangible Assets acquired are equal to or greater than 200% of the Indebtedness incurred, and (B) the Adjusted Consolidated Net Tangible Assets of Company (after giving effect to such acquisition) are equal to or greater than 125% of the consolidated Indebtedness of the Company and its Restricted Subsidiaries or (ii) (A) the Property Net Revenue Coverage Ratio would have been equal to or greater than 2.5 to 1.0, (B) the Adjusted Consolidated Net Tangible Assets acquired are equal to or greater than 150% of the Indebtedness incurred, and (C) the Adjusted Consolidated Net Tangible Assets of the Company (after giving effect to such acquisition) are equal to or greater than 125% of the consolidated Indebtedness of the Company and its Restricted Subsidiaries.

    "Permitted Business Investment" means any investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Related Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Related Business jointly with third parties, including (i) ownership interests in oil and gas properties, processing facilities, gathering systems, pipelines or ancillary real property interests and (ii) investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in corporations other than Restricted Subsidiaries.

    "Permitted Holders" means (a) prior to the Spin-off, Plains Resources Inc. and its Subsidiaries or (b) (i) James C. Flores and his spouse and lineal descendants, their respective estates or legal representatives, (ii) trusts created for the benefit of such Persons and (iii) entities 80% or more of the Voting Stock of which is directly or indirectly owned by any of the preceding Persons.

  "Permitted Investment" means an Investment by the Company or any Restricted
                                Subsidiary in:

    (1) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;


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    (2) another Person if as a result of such investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

    (3) cash and Cash Equivalents;

    (4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

    (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

    (8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock;"

    (9) Investments in existence on the Issue Date;

    (10)Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are incurred in compliance with "Certain Covenants--Limitation on Indebtedness;"

    (11)Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $20.0 million outstanding at any one time;

    (12)Guarantees issued in accordance with "Certain Covenants--Limitations on Indebtedness;"

    (13)prepaid expenses, lease, utilities, workers' compensation performance and similar deposits made in the ordinary course of business;

    (14)Investments owned by a Person if and when it is acquired by the Company and becomes a Restricted Subsidiary; provided, however, that such Investments are not made in contemplation of such acquisition;

    (15)Permitted Business Investments; and

    (16)Investments in any units of any oil and gas royalty trust.

    "Permitted Liens" means, with respect to any Person:

    (1) Liens securing Indebtedness and other obligations of the Company under the Senior Credit Agreement, Interest Rate Agreements, Currency Agreements and other Senior Indebtedness and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Senior Credit Agreement and other Senior Indebtedness;

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    (2) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits/,/as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

    (3) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith, by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

    (4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

    (5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

    (6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric fines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

    (7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

    (8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

    (9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

    (10)Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business; provided that:

         (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

         (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

    (11)Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

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         (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

         (b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

    (12)Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

    (13)Liens existing on the Issue Date;

    (14)Liens on property at the time the Company acquired the property, including any acquisition by means of a merger or consolidation with or into the Company; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

    (15)Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly Owned Subsidiary;

    (16)Liens securing the Notes, the Subsidiary Guarantees and other obligations arising under the Indenture;

    (17)Liens securing Refinancing Indebtedness of the Company or a Restricted Subsidiary Incurred to refinance Indebtedness of the Company that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

    (18)Liens in respect of Production Payments and Reserve Sales;

    (19)Liens on pipelines and pipeline facilities that arise by operation of law; and

    (20)farmout, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof. or any other entity.

    "Point Arguello Partnerships" means the following partnerships of which Arguello Inc. is a managing general partner: (a) Gaviota Gas Plant Company, (b) Point Arguello Natural Gas Line Company, (c) Point Arguello Pipeline Company and (d) Point Arguello Terminal Company.

    "Preferred Stock," as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Principal Property" means any property owned or leased by the Company or any Subsidiary of the Company, the gross book value of which exceeds one percent of Consolidated Net Worth.

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    "Production Payments and Reserve Sales" means the grant or transfer by the
Company or a Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

    "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

    "Property Net Revenue Coverage Ratio" means, with respect to Property to be acquired by the Company or any Restricted Subsidiary, the ratio of (i) the amount equal to (A) the revenues attributable to the sale of Hydrocarbons from such Property for the most recent four full fiscal quarters for which financial information is available immediately prior to the acquisition date (the "Pro Forma Period"), minus (B) the production and general and administrative expenses attributable to such Property during the Pro Forma Period (the "Property Net Revenue") to (ii) the aggregate Consolidated Interest Expense which the Company or any Restricted Subsidiary will accrue during the fiscal quarter in which the acquisition date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter as a result of Indebtedness incurred for the purpose of making such acquisition (as though all such Indebtedness was incurred or repaid on the first day of the quarter in which the acquisition date occurs). For purposes of this definition, Property Net Revenue shall be calculated, after giving effect on a pro forma basis for the Pro Forma Period, to (a) any adjustments in revenues from the sale of Hydrocarbons as a result of fixed price or other contract arrangements entered into as of the acquisition date and (b) any adjustments in production and general and administrative expenses which are fixed or determinable as of the acquisition date.

    "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance", "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the lndenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including
Indebtedness that refinances. Refinancing Indebtedness; provided, however, that:

    (1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

    (2) the-Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue pricey that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus, without duplication, accrued interest, fees and

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        expenses, including any premium and defeasance costs) of the
        Indebtedness being refinanced; and

    (4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company on the date of the Indenture, which includes (a) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other hydrocarbon properties, and the utilization of the Company's properties, (b) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and products produced in association therewith, (c) any power generation and electrical transmission business and (d) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) through (c) of this definition.

    "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

    "Restricted investment" means any Investment other than a Permitted Investment.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

    "Senior Credit Agreement" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement, dated as of July 3, 2002, among the Company, JPMorgan Chase Bank, as administrative agent, and the lenders and agents parties thereto from time to time) or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture).

    "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, incurred or assumed, the Bank Indebtedness and all other Indebtedness of an Issuer, including accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Issuer at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

    (1) any Indebtedness which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment of the Notes;

    (2) any obligation of the Company to any Subsidiary;

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    (3) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company;

    (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

    (5) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or

    (6) any Capital Stock.

    "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Spin-off" means any distribution of Voting Stock then owned by Plains Resources Inc. and its Subsidiaries of the Company to Plains Resources Inc.'s shareholders.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

    "Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to\\.\\vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company. The Point Arguello Partnerships are not Subsidiaries of the Company.

    "Subsidiary Guarantee" means any guarantee of the Notes by any Subsidiary Guarantor in accordance with the provisions set forth in "--Senior Subordinated Guarantee of Notes."

    "Subsidiary Guarantor" means each Restricted Subsidiary of the Company that has issued a Subsidiary Guarantee.

    "Transition Agreements" mean the Master Separation Agreement, between Plains Resources Inc. and the Company, dated as of July 3, 2002, the Employee Matters Agreement, between Plains Resources Inc. and the Company, dated as of July 3, 2002, the Plains Exploration & Production transition services agreement, between Plains Resources Inc. and the Company, dated as of July 3, 2002, the Plains Resources transition services agreement, between Plains Resources Inc. and the Company, dated as of July 3, 2002, the Technical Services Agreement, among Plains Resources Inc., Calumet Florida, LLC and the Company, dated as of July 3, 2002, the Intellectual Property Agreement, between

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Plains Resources Inc. and the Company, dated as of July 3, 2002 and the Tax
Allocation Agreement, between Plains Resources Inc. and the Company, dated as of July 3, 2002, each as amended or supplemented from time to time in compliance with the terms of the Indenture.

   "Unrestricted Subsidiary" means:

    (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

    (2) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

    (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

    (2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

    (3) such designation and the Investment of the Company in such Subsidiary complies with "Certain Covenants--Limitation on Restricted Payments;"

    (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries taken as a whole;

    (5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

         (a) to subscribe for additional Capital Stock of such Person; or

         (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

    (6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

    Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

    The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant on a pro forma basis taking into account such designation.

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    "Volumetric Production Payments" means production payment obligations recorded as defined revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

    "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

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                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of purchasing, holding and selling the notes. Except where we state otherwise, this summary deals only with notes held as capital assets, as defined in the Internal Revenue Code of 1986, as amended, or the Code, by a United States holder (as defined below) who purchases the notes at their original offering price when we originally issue them.

    We do not address all of the tax consequences that may be relevant to a United States holder. We also do not address, except as stated below, any of the tax consequences to holders that are foreign holders (as defined below) or to holders that may be subject to special tax treatment including banks, thrift institutions, real estate investment trusts, personal holding companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

   . the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

   . the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes;

   . the United States federal income tax consequences to persons who hold the notes in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

   . any state, local or foreign tax consequences of the purchase, ownership and sale of the notes.

    Accordingly, you are urged to consult your own tax advisor regarding the particular tax consequences of purchasing, owning and selling the notes in light of your circumstances.

    A "United States holder" is a beneficial owner of the notes who, for United States federal income tax purposes, is:

   .  an individual who is a citizen or resident of the United States;

   . a corporation, another entity taxable as a corporation or a partnership created or organized in or under the laws of the United States or any political subdivision thereof or therein;

   . an estate if its income is subject to United States federal income taxation regardless of its source; or

   . a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions or it has made a valid election under applicable U.S. treasury regulations to be treated as a United States person.

    If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

    A "foreign holder" is a beneficial owner of the notes other than a United States holder. This summary is based on the currently existing provisions of the Code, Treasury regulations issued under the Code, and administrative judicial interpretations thereof, all as they currently exist as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations.

United States Federal Income Taxation of United States Holders

    Payment of interest on the notes. The notes were not issued with original issue discount. Interest paid or payable on a note will be taxable to a United States holder as ordinary income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for United States federal income tax purposes.

    Exchange offer. The exchange of Series A notes for Series B notes in the registered exchange offer will not constitute a taxable event for United States holders. Consequently, a United States holder will not recognize gain or loss on the exchange, the holding period of the Series B note will include the holding period of the Series A note, and the basis of the Series B note will be the same as the basis of the Series A note immediately before the exchange.

    As more fully described under "The Exchange Offer--Registration Rights," we may be required to pay liquidated damages to United States holders. If this occurs, we believe these payments should be treated in the same manner as regular interest on the notes. However, this matter is not free from doubt. The Internal Revenue Service might instead require the United States holder to report it as income when it accrues or becomes fixed, even if the United States holder is a cash method taxpayer.

    Sale, exchange or retirement of the notes. Upon the sale, exchange, redemption, retirement at maturity, or other disposition of a note, a United States holder generally will recognize taxable gain or loss equal to the difference between (1) the sum of cash plus the fair market value of all non-cash property received on such disposition (except to the extent such cash or property is attributable to accrued, but unpaid, interest, which will be taxable as ordinary income) and (2) such United States holder's adjusted tax basis in the note. A United States holder's adjusted tax basis in a note generally will equal the cost of the note to the United States holder. Gain or loss recognized on the disposition of a note will be long-term capital gain or loss if, at the time of such disposition, the United States holder's holding period for the note is more than one year. Long-term capital gain realized by individual taxpayers is generally taxable at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

    Backup withholding and information reporting. Backup withholding and information reporting requirements may apply to payments made with respect to the notes. We, or our agents or a broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding a portion of such payment not to exceed 22.5% if a United States holder fails to furnish its taxpayer identification number (social security or employer identification number) or otherwise fails to comply with the applicable requirements of the backup withholding rules. Corporations and certain other entities are generally exempt from the backup withholding and information reporting requirements. Generally, income on the notes will be reported to non-exempt United States holders on an applicable Internal Revenue Service Form 1099.

    Any amounts withheld under the backup withholding rules from a payment to a United States holder will be allowed as a credit against such United States holder's federal income tax liability and may entitle the United States holder to a refund, provided that the required information is furnished to the Internal Revenue Service by the United States holder.

United States Federal Income Taxation of Foreign Holders

    Payment of interest on the notes. Payments of interest to a foreign holder that are not effectively connected to the conduct of a United States trade or business will generally not be subject to United States federal income tax, or the withholding thereof, provided the foreign holder is the beneficial owner and:

   . does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our capital stock entitled to vote within the meaning of 871(h)(3) of the Code and the regulations thereunder;

   . is not a controlled foreign corporation that is related to us through stock ownership; and

   . is not a bank receiving interest described in section 881(c)(3)(A) of the Code.

    A foreign holder that receives interest payments that are not effectively connected with a United States trade or business but that does not satisfy each of the three above mentioned conditions will be subject to withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

    To qualify for exemption from withholding, the last United States payor in the chain of payment before payment to a foreign holder (the "withholding agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

   .  is signed by the foreign holder under penalties of perjury;

   .  certifies that the holder of the securities is a foreign holder; and

   .  provides the name and address of the foreign holder.

    The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, and the foreign holder must inform the withholding agent of any change in the information on the statement within 30 days of any change. If the notes are held through a securities clearing organization or certain other financial institutions that are not qualified intermediaries, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8BEN or a substitute form provided by the foreign holder. If the financial institution is a qualified intermediary, it generally will not be required to furnish a copy of the Internal Revenue Service Form W-8BEN. A qualified intermediary is a financial institution that has entered into a withholding agreement with the Internal Revenue Service.

    Exchange offer. The exchange of Series A notes Series B notes in the exchange offer will not constitute a taxable event for foreign holders. Consequently, for United States federal income tax purposes, a foreign holder will not recognize gain or loss on the exchange, the holding period of the Series B note will include the holding period of the Series A note, and the basis of the Series B note will be the same as the basis of the Series A note immediately before the exchange. As more fully described under "Exchange Offer--Registration Rights," upon the occurrence of certain enumerated events we may be required to pay liquidation damages to the foreign holders. If this occurs, we believe these payments should be treated in the same manner as regular interest on the notes.

    Sale, exchange or retirement of the notes. A foreign holder will generally not be subject to United States federal income tax, or the withholding thereof, on any gain realized upon the sale, exchange, redemption, retirement at maturity, or other disposition of the notes. If, however, the gain is effectively connected with the conduct of a trade or business within the United States by the foreign holder or if the foreign holder is an individual present in the United States for 183 days or more during the taxable year of sale, redemption, retirement, or other disposition and certain other conditions are met, the foreign holder may be subject to income tax on all income and gains recognized.

    U.S. trade or business. If a foreign holder holds the notes in connection with a trade or business that the foreign holder has conducted in the United
States:

   . Any interest on the notes, and any gain from disposing of the notes, generally will be subject to income tax as if the foreign holder were a United States holder.

   . If the foreign holder is a corporation, the foreign holder may be subject to the "branch profits tax" on the earnings that are connected with foreign holder's United States trade or business, including earnings from the notes. This tax is 30%, but may be reduced or eliminated by an applicable United States income tax treaty.

    Backup withholding and information reporting. Backup withholding and information reporting requirements do not apply to payments of interest made to foreign holders if the certification needed to avoid withholding tax on interest, as described above, is received, provided that the payor does not have actual knowledge or reason to know that the holder is a United States holder. If any payments of principal and interest are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable United States Treasury regulations) pays the proceeds of the sale of a note effected outside the United States to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by or through a foreign office of a broker of principal and interest or the proceeds of a sale of a note effected outside the United States if that broker has specified types of relationships with the United States, unless the broker has documentary evidence in its records that the holder is a foreign holder and certain other conditions are met or the foreign holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of approximately 30% and information reporting unless the holder certifies, under penalties of perjury, in the manner required as to its foreign holder status or otherwise establishes an exemption.

                             PLAN OF DISTRIBUTION

    Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may freely transfer Series B notes issued under the exchange offer in exchange for the Series A notes, unless you are:

   .  our "affiliate" within the meaning of Rule 405 under the Securities Act;

   . a broker-dealer or an initial purchaser that acquired Series A notes directly from us; or

   . a broker-dealer that acquired Series A notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the Series B notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Series B notes. Broker-dealers receiving Series B notes in the exchange offer in exchange for Series A notes that were acquired in market-making or other trading activities will be subject to a prospectus delivery requirement with respect to resales of the Series B notes.

    To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Series A notes, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit such participating broker-dealers to use this prospectus in connection with the resale of the Series B notes.

    If you wish to exchange your Series A notes for Series B notes in the exchange offer, you will be required to make certain representations to us as set forth in "The Exchange Offer--Registration Rights" and "--Procedures for Tendering Series A Notes--Determination of Validity" of this prospectus beginning on pages 27 and 34 and in the letter of transmittal. In addition, if you are a broker-dealer who receives Series B notes for your own account in exchange for Series A notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of those Series B notes. See "The Exchange Offer--Resale of Series B Notes; Plan of Distribution" beginning on page 38.

    We will not receive any proceeds from any sale of Series B notes by broker-dealers. Broker-dealers who receive Series B notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

   .  in negotiated transactions;

   . through the writing of options on the Series B notes or a combination of such methods of resale;

   .  at market prices prevailing at the time of resale; or

   .  at prices related to the prevailing market prices or negotiated prices.

    Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Series B notes. Any broker-dealer that resells Series B notes it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of

Series B notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of Series B notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Although the letter of transmittal requires a broker dealer to deliver a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act as a result of such delivery.

    We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Series A notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                        VALIDITY OF THE SERIES B NOTES

    Akin Gump Strauss Hauer & Feld LLP will pass upon the validity of the Series B notes we are offering.

                                    EXPERTS

    The combined financial statements of the Upstream Subsidiaries of Plains Resources Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Certain information with respect to the oil and gas reserves associated with our oil and gas properties is derived from the reports of Netherland, Sewell & Associates, Inc., Ryder Scott Company, and H.J. Gruy and Associates, Inc., independent petroleum consulting firms, and has been included in this prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    Upon completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at "http://www.sec.gov".

    This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Although we have discussed the material provisions of our contracts and other documents in this prospectus, whenever a reference is made in this prospectus to any of our contracts or other documents, you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

    After this offering, we expect to provide annual reports to our stockholders that include financial information examined and reported on by our independent public accountants.

                       INDEX TO OUR FINANCIAL STATEMENTS

                                                                                        Page
Plains Exploration & Production Company
 Unaudited Pro Forma Combined Balance Sheet at June 30, 2002...........................  F-4
 Unaudited Pro Forma Combined Statement of Income for the six months ended June 30,
   2002................................................................................  F-6
 Unaudited Pro Forma Combined Statement of Income for the year ended December 31,
   2001................................................................................  F-8
Plains E&P Company
 Report of Independent Accountants..................................................... F-10
 Balance Sheets as of June 30, 2002 and June 20, 2002.................................. F-11
 Note to Balance Sheets................................................................ F-12
Upstream Subsidiaries of Plains Resources Inc.
 Unaudited Combined Balance Sheets as of June 30, 2002 and December 31, 2001........... F-13
 Unaudited Combined Statements of Income for the six months ended June 30, 2002 and
   2001................................................................................ F-14
 Unaudited Combined Statements of Cash Flows for the six months ended June 30, 2002 and
   2001................................................................................ F-15
 Unaudited Combined Statements of Comprehensive Income for the six months ended
   June 30, 2002 and 2001.............................................................. F-16
 Unaudited Combined Statements of Changes in Combined Owners' Equity for the six months ended June 30, 2002 and 2001........................................................ F-17
 Notes to Unaudited Combined Financial Statements...................................... F-18
 Report of Independent Accountants..................................................... F-33
 Combined Balance Sheets as of December 31, 2001 and 2000.............................. F-34
 Combined Statements of Income for the years ended December 31, 2001, 2000 and 1999.... F-35
 Combined Statements of Cash Flows for the years ended December 31, 2001, 2000 and
   1999................................................................................ F-36
 Combined Statements of Comprehensive Income for the years ended December 31, 2001,
   2000 and 1999....................................................................... F-37
 Combined Statements of Combined Owners' Equity for the years ended December 31, 2001,
   2000 and 1999....................................................................... F-38
 Notes to Combined Financial Statements................................................ F-39

                    PLAINS EXPLORATION & PRODUCTION COMPANY

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined statements of income for the six months ended June 30, 2002 and the year ended December 31, 2001 and the unaudited pro forma combined balance sheet at June 30, 2002 have been prepared based on the historical combined financial statements of the Upstream Subsidiaries of Plains Resources Inc., under the assumptions set forth in the accompanying footnotes.

    On July 3, 2002, as provided in the Separation Agreement, Plains Resources transferred to Plains Exploration & Production Company ("PXP", previously known as Stocker Resources L.P.) 100% of the capital stock of Arguello Inc., Plains Illinois, Inc., PMCT, Inc. and Plains Resources International Inc. (all referred to as Upstream Subsidiaries in the historical combined financial statements) and all amounts payable to it by PXP and its subsidiary companies. As part of this reorganization, PXP was converted into a Delaware corporation on September 18, 2002. The effect of the reorganization is reflected in the Reorganization Adjustments in these unaudited pro forma combined financial statements. These unaudited pro forma combined financial statements do not reflect the effects of the transfer of certain assets, primarily related to land, certain unproved oil and gas properties and office equipment. The effect of excluding such assets is not material.

    On July 3, 2002, PXP and Plains E&P Company, a wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain indebtedness, issued $200.0 million of 8.75% senior subordinated notes due 2012 (the "8.75% Notes") at an issue price of 98.376%. Also on July 3, PXP entered into a $300.0 million revolving credit facility (the "PXP credit facility") that provides for a borrowing base of $225.0 million and made initial borrowings of $117.6 million. On July 3, PXP distributed the $195.3 million net proceeds from the 8.75% Notes and $116.7 million of the initial borrowings under the PXP credit facility to Plains Resources. The effect of these transactions is reflected in the Debt Issuance Adjustments in these unaudited pro forma combined financial statements.

    Plains Resources has received a favorable private letter ruling from the Internal Revenue Service, or IRS, stating that, for United States federal income tax purposes, a distribution by Plains Resources of the PXP capital stock owned by it to its stockholders will generally be tax-free to both Plains Resources and its stockholders. We call this proposed distribution the "spin-off". Any decision to pursue the spin-off is subject to obtaining a number of regulatory and contractual third-party consents and permits. Accordingly, we cannot provide any assurance that the spin-off will occur.

    Historically, general and administrative expenses consist of our direct expenses plus amounts allocated from Plains Resources for various operational, financial, accounting and administrative services provided to us. We estimate that as a result of the reorganization and the spin-off, our annual general and administrative expenses will increase by approximately $3.5 million over the historical amount for the year ended December 31, 2001 reflecting the incremental costs of operating as a separate, publicly-held company.

    The unaudited pro forma combined statements of income for the six months ended June 30, 2002 and the year ended December 31, 2001 assume the Reorganization Adjustments and the Debt Issuance Adjustments occurred on January 1, 2001 and the unaudited pro forma combined balance sheet at June 30, 2002 assumes such transactions occurred on that date. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the separation and offering transactions. The unaudited pro forma combined financial statements do not purport to represent what our results of operations or financial position would have been if such transactions had occurred on such dates. These unaudited pro forma combined financial statements should be read in conjunction with the Combined Financial Statements of the Upstream Subsidiaries of Plains Resources Inc. and Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AT JUNE 30, 2002
                           (in thousands of dollars)

                                                         Upstream
                                                       Subsidiaries                                    Plains
                                                        of Plains                       Debt        Exploration
                                                        Resources   Reorganization    Issuance     and Production
                                                        Historical   Adjustments     Adjustments      Proforma
                                                       ------------ --------------  -----------    --------------
ASSETS                                                                               $195,250 (2)
Current Assets                                                                         116,714 (3)
Cash and cash equivalents.............................  $       7     $      --       (311,964)(4)   $       7
Accounts receivable and other current assets..........     20,732            --             --          20,732
Commodity hedging contracts...........................        564            --             --             564
Inventories...........................................      5,020            --             --           5,020
                                                        ---------     ---------      ---------       ---------
                                                           26,323            --             --          26,323
                                                        ---------     ---------      ---------       ---------
Property and Equipment, at cost
Oil and natural gas properties--full cost method......                       --             --
Subject to amortization...............................    601,993            --             --         601,993
Not subject to amortization...........................     34,753            --             --          34,753
Other property and equipment..........................      1,533            --             --           1,533
                                                        ---------     ---------      ---------       ---------
                                                          638,279            --             --         638,279
Allowance for depreciation, depletion and amortization   (154,318)           --                       (154,318)
                                                        ---------     ---------      ---------       ---------
                                                          483,961            --             --         483,961
                                                        ---------     ---------      ---------       ---------
                                                                                         3,108 (2)
Other Assets..........................................     12,270            --          1,407 (3)      16,785
                                                        ---------     ---------      ---------       ---------
                                                        $ 522,554     $      --      $   4,515       $ 527,069
                                                        =========     =========      =========       =========

LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities........                               $   1,606 (2)
                                                        $  31,438     $      --            507 (3)   $  33,551
Commodity hedging contracts...........................     12,659            --             --          12,659
Current maturities on long-term debt..................        511            --             --             511
                                                        ---------     ---------      ---------       ---------
                                                           44,608            --          2,113          46,721
                                                        ---------     ---------      ---------       ---------
Payable to Plains Resources Inc.......................    257,704      (257,704)(1)         --              --
                                                        ---------     ---------      ---------       ---------
                                                                                       196,752 (2)
Long-Term Debt........................................      1,022            --        117,614 (3)     315,388
                                                        ---------     ---------      ---------       ---------
Other Long-Term Liabilities...........................      4,468            --             --           4,468
                                                        ---------     ---------      ---------       ---------
Deferred Income Taxes.................................     45,622            --             --          45,622
                                                        ---------     ---------      ---------       ---------
Combined Owners' Equity...............................    169,130       257,704       (311,964)(4)     114,870
                                                        ---------     ---------      ---------       ---------
                                                        $ 522,554     $      --      $   4,515       $ 527,069
                                                        =========     =========      =========       =========

                                                  (footnotes on following page)

Reorganization Adjustments
    (1) Reflects the contribution, in accordance with the terms of the Separation Agreement, to PXP by Plains Resources of all amounts payable to Plains Resources by PXP and its subsidiary companies.

Debt Issuance Adjustments
    (2) Reflects (i) the $196.8 million proceeds from the issuance of the 8.75% Notes; (ii) the payment of $1.5 million in underwriting fees; and (iii) the accrual of $1.6 million in costs associated with the issuance of the 8.75% Notes.
    (3) Reflects (i) the $117.6 million of initial borrowings under the PXP credit facility; (ii) the payment of $0.9 million of fees associated with the establishment of the PXP credit facility; and (iii) the accrual of $0.5 million of costs associated with the establishment of the PXP credit facility.
    (4) Reflects the distribution by PXP of $312.0 million to Plains Resources in accordance with the terms of the Separation Agreement.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED JUNE 30, 2002
                           (in thousands of dollars)

                                              Upstream
                                            Subsidiaries                                 Plains
                                             of Plains                     Debt       Exploration
                                             Resources   Reorganization  Issuance     & Production
                                             Historical   Adjustments   Adjustments   Proforma(6)
                                            ------------ -------------- -----------   ------------
Revenues
  Crude oil and liquids....................   $81,222       $    --      $     --       $ 81,222
  Natural gas..............................     4,578            --            --          4,578
  Other operating revenues.................        13            --            --             13
                                              -------       -------      --------       --------
                                               85,813            --            --         85,813
                                              -------       -------      --------       --------
Costs and Expenses
  Production expenses......................    35,082            --            --         35,082
  General and administrative...............     4,726            --            --          4,726
  Depreciation, depletion and amortization.    13,507            --           391 (3)     13,898
                                              -------       -------      --------       --------
                                               53,315            --           391         53,706
                                              -------       -------      --------       --------
Income from Operations.....................    32,498            --          (391)        32,107
Other Income (Expense)
  Interest expense.........................    (9,418)        9,357(1)    (10,737)(4)    (10,798)
  Interest and other income................        36            --            --             36
                                              -------       -------      --------       --------
Income Before Income Taxes.................    23,116         9,357       (11,128)        21,345
  Income tax expense.......................    (9,034)       (3,657)(2)     4,349 (5)     (8,342)
                                              -------       -------      --------       --------
Net Income.................................   $14,082       $ 5,700      $ (6,779)      $ 13,003
                                              =======       =======      ========       ========
Earnings Per Share
  Basic and diluted........................   $  0.58                                   $   0.54
Average Shares Outstanding
  Basic and diluted........................    24,200                                     24,200

Reorganization Adjustments
    (1) Reflects the reversal of historical interest expense related to amounts payable to Plains Resources since such amounts payable were contributed to PXP under the terms of the Separation Agreement.
    (2) Reflects the income tax effect of the Reorganization Adjustments based on our historical effective income tax rate of 39%.

Debt Issuance Adjustments
    (3) Reflects amortization of debt issue costs, on a straight line basis that approximates the interest method, over the life of the debt agreements.
    (4) Reflects interest expense for the period on the 8.75% Notes ($8.9 million) and the PXP credit facility ($3.1 million). Interest expense with respect to the 8.75% Notes includes $0.1 million of amortization of original issue discount. Interest expense with respect to the PXP credit facility is computed based on the prime rate at the time the borrowings were made (4.75%). A 1/8 of 1% change in the interest rate with respect to the PXP credit facility would result in a $0.1 million change in interest expense. Pro forma amount reflects interest expense after capitalization of interest of $1.2 million.
    (5) Reflects the income tax effect of the Debt Issuance Adjustments based on our historical effective income tax rate of 39%.

Stock Appreciation Rights
    (6) Plains Resources has received a favorable private letter ruling from the Internal Revenue Service, stating that for U.S. federal income tax purposes, a distribution by Plains Resources of PXP common stock owned by it to its stockholders will generally be tax-free to both Plains Resources and its stockholders. This proposed distribution is called the "spin-off". The spin-off is subject to obtaining a number of regulatory and contractual third-party consents and permits, therefore, there is no assurance that the spin-off will occur.

        If the spin-off occurs, our employees holding options to acquire Plains Resources common stock will receive, assuming a one-to-one distribution ratio on the spin-off (one share of our common stock for each share of Plains Resources common stock outstanding), an equal number of stock appreciation rights, or SARs, with respect to our common stock. The exercise price of the SARs will be based on the relationship between the price of Plains Resources common stock and our common stock at the time of the spin-off. If the SARs are in-the-money at the time of the spin-off, we will recognize an initial accounting charge as compensation expense equal to the aggregate in-the-money value of the SARs deemed vested at that time. Assuming the market price of Plains Resources common stock was $25.78 per share (the closing price of Plains Resources on September 30, 2002) and the market price of our common stock was $11.00 per share, our costs and expenses will increase by approximately $3.9 million, and our net income will be reduced by $2.3 million, or approximately $0.08 per share. Such charge is not reflected in the unaudited pro forma combined financial statements.

        SARs are subject to variable accounting treatment. As a result, if the spin-off occurs, at the end of each quarter, we will compare the closing price of our common stock to the exercise price of each SAR. To the extent the closing price exceeds the exercise price of each SAR, we will recognize such excess as an accounting charge for the SARs deemed vested to the extent such excess had not been recognized in previous quarters. If such excess is less than the extent to which accounting charges had been recognized in previous quarters, we will recognize the difference as income in the quarter. These quarterly charges and income will make our results of operations depend, in part on fluctuations in the price of our common stock and could have a material adverse effect on our results of operations.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 2001
                           (in thousands of dollars)

                                              Upstream
                                            Subsidiaries                                 Plains
                                             of Plains                     Debt       Exploration
                                             Resources   Reorganization  Issuance     & Production
                                             Historical   Adjustments   Adjustments   Proforma(6)
                                            ------------ -------------- -----------   ------------
Revenues
  Crude oil and liquids....................   $174,895      $    --      $     --       $174,895
  Natural gas..............................     28,771           --            --         28,771
  Other operating revenues.................        473           --            --            473
                                             ---------      -------      --------       --------
                                               204,139           --            --        204,139
                                             ---------      -------      --------       --------
Costs and Expenses
  Production expenses......................     63,795           --            --         63,795
  General and administrative...............     10,210           --            --         10,210
  Depreciation, depletion and amortization.     24,105           --           780 (3)     24,885
                                             ---------      -------      --------       --------
                                                98,110           --           780         98,890
                                             ---------      -------      --------       --------
Income from Operations.....................    106,029           --          (780)       105,249
Other Income (Expense)
  Interest expense.........................    (17,411)      17,216 (1)   (21,359)(4)    (21,554)
  Interest and other income................        463           --            --            463
                                             ---------      -------      --------       --------
Income Before Income Taxes.................     89,081       17,216       (22,139)        84,158
  Income tax expense.......................    (34,388)      (6,646)(2)     8,546 (5)    (32,488)
                                             ---------      -------      --------       --------
Net Income.................................  $  54,693      $10,570      $(13,593)      $ 51,670
                                             =========      =======      ========       ========
Earnings Per Share
  Basic and diluted........................      $2.26                                  $   2.14
Average Shares Outstanding
  Basic and diluted........................     24,200                                    24,200

Reorganization Adjustments

    (1) Reflects the reversal of historical interest expense related to amounts payable to Plains Resources since such amounts payable were contributed to PXP under the terms of the Separation Agreement.
    (2) Reflects the income tax effect of the Reorganization Adjustments based on our historical effective income tax rate of 38.6%.

Debt Issuance Adjustments

    (3) Reflects amortization of debt issue costs, on a straight line basis that approximates the interest method, over the life of the debt agreements.
    (4) Reflects interest expense for the period on the 8.75% Notes ($17.7 million) and the PXP credit facility ($6.2 million). Interest expense with respect to the 8.75% Notes includes $0.2 million of amortization of original issue discount. Interest expense with respect to the PXP credit facility is computed based on the prime rate at the time the borrowings were made (4.75%). A 1/8 of 1% change in the interest rate with respect to the PXP credit facility would result in a $0.2 million change in interest expense. Pro forma amount reflects interest expense after capitalization of $2.5 million.
    (5) Reflects the income tax effect of Debt Issuance Adjustments based on our historical effective income tax rate of 38.6%.

Stock Appreciation Rights
    (6) Plains Resources has received a favorable private letter ruling from the Internal Revenue Service, stating that for U.S. federal income tax purposes, a distribution by Plains Resources of PXP common stock owned by it to its stockholders will generally be tax-free to both Plains Resources and its stockholders. This proposed distribution is called the "spin-off". The spin-off is subject to obtaining a number of regulatory and contractual third-party consents and permits, therefore, there is no assurance that the spin-off will occur.

        If the spin-off occurs, our employees holding options to acquire Plains Resources common stock will receive, assuming a one-to-one distribution ratio on the spin-off (one share of our common stock for each share of Plains Resources common stock outstanding), an equal number of stock appreciation rights, or SARs, with respect to our common stock. The exercise price of the SARs will be based on the relationship between the price of Plains Resources common stock and our common stock at the time of the spin-off. If the SARs are in-the-money at the time of the spin-off, we will recognize an initial accounting charge as compensation expense equal to the aggregate in-the-money value of the SARs deemed vested at that time. Assuming the market price of Plains Resources common stock was $25.78 per share (the closing price of Plains Resources on September 30, 2002) and the market price of our common stock was $11.00 per share, our costs and expenses will increase by approximately $3.9 million, and our net income will be reduced by approximately $2.3 million, or $0.08 per share. Such charge is not reflected in the unaudited pro forma combined financial statements.

        SARs are subject to variable accounting treatment. As a result, if the spin-off occurs at the end of each quarter, we will compare the closing price of our common stock to the exercise price of each SAR. To the extent the closing price exceeds the exercise price of each SAR, we will recognize such excess as an accounting charge for the SARs deemed vested to the extent such excess had not been recognized in previous quarters. If such excess is less than the extent to which accounting charges had been recognized in previous quarters, we will recognize the difference as income in the quarter. These quarterly charges and income will make our results of operations depend, in part on fluctuations in the price of our common stock and could have a material adverse effect on our results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Plains Resources Inc.

    In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Plains E&P Company at June 20, 2002 (date of inception) in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas
June 21, 2002

                              PLAINS E&P COMPANY

                                BALANCE SHEETS
                                 (in dollars)

                                                                    June 30,   June 20,
                                                                      2002       2002
-                                                                  ----------- --------
                                                                   (Unaudited)
Assets
Cash..............................................................   $1,000    $1,000
                                                                     =======   =======
Stockholders' Equity
Common stock, $0.01 par value, 1,000 shares authorized, issued and
  outstanding.....................................................   $    10   $    10
Additional paid-in capital........................................       990       990
                                                                     -------   -------
                                                                     $ 1,000   $ 1,000
                                                                     =======   =======




    The accompanying note is an integral part of this financial statement.

                              PLAINS E&P COMPANY

                            NOTES TO BALANCE SHEETS

Note 1--Organization

    Plains E&P Company (the "Company") was formed on June 20, 2002 for the sole purpose of being a co-issuer of the senior subordinated notes due 2012 ("the Notes"), along with Plains Exploration & Production Company ("PXP"). As of June 20, 2002, the offering of the Notes had not begun; as such, the Company's operations have not commenced.

Note 2--Subsequent Events

    On July 3, 2002, the Company and PXP were the co-issuers of $200.0 million of 8.75% Senior Subordinated Notes due 2012, at an issue price of 98.376%.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                       UNAUDITED COMBINED BALANCE SHEETS

                                                              June 30,  December 31,
                                                                2002        2001
                                                             ---------  ------------
                                                                 (in thousands)
                                       ASSETS
Current Assets
 Cash and cash equivalents.................................. $       7   $      13
 Accounts receivable and other current assets...............    20,732      16,382
 Commodity hedging contracts................................       564      21,787
 Inventories................................................     5,020       4,629
                                                             ---------   ---------
                                                                26,323      42,811
                                                             ---------   ---------
Property and Equipment, at cost
 Oil and natural gas properties--full cost method
   Subject to amortization..................................   601,993     561,034
   Not subject to amortization..............................    34,753      33,371
 Other property and equipment...............................     1,533       1,516
                                                             ---------   ---------
                                                               638,279     595,921
 Less allowance for depreciation, depletion and amortization  (154,318)   (140,804)
                                                             ---------   ---------
                                                               483,961     455,117
                                                             ---------   ---------
Other Assets................................................    12,270      18,827
                                                             ---------   ---------
                                                             $ 522,554   $ 516,755
                                                             =========   =========
                      LIABILITIES AND COMBINED OWNERS' EQUITY

Current Liabilities
 Accounts payable and other current liabilities............. $  31,438   $  41,368
 Commodity hedging contracts................................    12,659          --
 Current maturities on long-term debt.......................       511         511
                                                             ---------   ---------
                                                                44,608      41,879
                                                             ---------   ---------
Payable to Plains Resources Inc.............................   257,704     235,161
                                                             ---------   ---------
Long-Term Debt..............................................     1,022       1,022
                                                             ---------   ---------
Other Long-Term Liabilities.................................     4,468       1,413
                                                             ---------   ---------
Deferred Income Taxes.......................................    45,622      57,193
                                                             ---------   ---------
Commitments and Contingencies (Note 5)
Combined Owners' Equity
 Owner's equity.............................................   178,285     164,203
 Accumulated other comprehensive income (loss)..............    (9,155)     15,884
                                                             ---------   ---------
                                                               169,130     180,087
                                                             ---------   ---------
                                                             $ 522,554   $ 516,755
                                                             =========   =========

                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                    UNAUDITED COMBINED STATEMENTS OF INCOME

                                                                Six Months Ended
                                                                    June 30,
                                                               -----------------
                                                                 2002     2001
                                                               -------  --------
                                                                 (in thousands)
Revenues
 Crude oil and liquids........................................ $81,222  $ 86,756
 Natural gas..................................................   4,578    23,518
 Other operating revenues.....................................      13       423
                                                               -------  --------
                                                                85,813   110,697
                                                               -------  --------
Costs and Expenses
 Production expenses..........................................  35,082    30,425
 General and administrative...................................   4,726     4,676
 Depreciation, depletion and amortization.....................  13,507    11,031
                                                               -------  --------
                                                                53,315    46,132
                                                               -------  --------
Income from Operations........................................  32,498    64,565
Other Income (Expense)
 Interest expense.............................................  (9,418)   (8,548)
 Interest and other income....................................      36       422
                                                               -------  --------
Income Before Income Taxes and Cumulative Effect of Accounting
  Change......................................................  23,116    56,439
 Income tax expense
   Current....................................................  (4,018)   (3,810)
   Deferred...................................................  (5,016)  (17,976)
                                                               -------  --------
Income Before Cumulative Effect of Accounting Change..........  14,082    34,653
 Cumulative effect of accounting change, net of tax benefit...      --    (1,522)
                                                               -------  --------
Net Income.................................................... $14,082  $ 33,131
                                                               =======  ========
Earnings Per Share Basic and Diluted..........................
 Income before cumulative effect of accounting change......... $  0.58  $   1.43
 Cumulative effect on accounting change.......................       -      (.06)
                                                               -------  --------
 Net income................................................... $  0.58  $   1.37
                                                               =======  ========


                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

                                                                Six Months
                                                              Ended June 30,
                                                            ------------------
                                                              2002      2001
                                                            --------  --------
                                                              (in thousands)
Cash Flows From Operating Activities
Net income................................................. $ 14,082  $ 33,131
Items not affecting cash flows from operating activities:
 Depreciation, depletion and amortization..................   13,507    11,031
 Deferred income taxes.....................................    5,016    17,976
 Cumulative effect of adoption of accounting change........       --     1,522
 Change in derivative fair value...........................       --     1,055
 Other noncash items.......................................      324       721
Change in assets and liabilities from operating activities:
 Accounts receivable and other assets......................   (2,839)   (1,618)
 Inventories...............................................     (384)   (2,562)
 Accounts payable and other liabilities....................   (9,930)   10,363
                                                            --------  --------
Net cash provided by operating activities..................   19,776    71,619
                                                            --------  --------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs............  (42,341)  (63,052)
Additions to other property and assets.....................      (17)     (115)
                                                            --------  --------
Net cash used in investing activities......................  (42,358)  (63,167)
                                                            --------  --------
Cash Flows From Financing Activities
Receipts from (payments to) Plains Resources Inc...........   22,576    (8,988)
                                                            --------  --------
Net cash provided by (used in) financing activities........   22,576    (8,988)
                                                            --------  --------
Net increase (decrease) in cash and cash equivalents.......       (6)     (536)
Cash and cash equivalents, beginning of period.............       13       536
                                                            --------  --------
Cash and cash equivalents, end of period................... $      7  $     --
                                                            ========  ========


                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

             UNAUDITED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

                                                              Six Months
                                                            Ended June 30,
                                                          -----------------
                                                            2002      2001
                                                          --------  -------
                                                            (in thousands)
    Net Income........................................... $ 14,082  $33,131
    Other Comprehensive Income (Loss):
     Unrealized gains on derivatives:
       Cumulative effect of accounting change............       --    6,967
       Change in fair value of open hedging positions....  (18,372)  (6,972)
       Reclassification adjustment for settled contracts.   (6,667)    (699)
                                                          --------  -------
                                                           (25,039)    (704)
                                                          --------  -------
    Comprehensive Income (Loss).......................... $(10,957) $32,427
                                                          ========  =======



                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

           UNAUDITED COMBINED STATEMENTS OF COMBINED OWNERS' EQUITY

                                                      Six Months
                                                    Ended June 30,
                                                  ------------------
                                                    2002      2001
                                                  --------  --------
                                                    (in thousands)
           Owners' Equity
              Balance, beginning of period....... $164,203  $111,032
              Net income.........................   14,082    33,131
                                                  --------  --------
              Balance, end of period.............  178,285   144,163
                                                  --------  --------
           Accumulated Other Comprehensive Income
              Balance, beginning of period.......   15,884        --
              Other comprehensive income.........  (25,039)     (704)
                                                  --------  --------
              Balance, end of period.............   (9,155)     (704)
                                                  --------  --------
           Combined Owners' Equity............... $169,130  $143,459
                                                  ========  ========



                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

               NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

Note 1 -- Organization and Significant Accounting Policies

Organization

    The combined financial statements of the Upstream Subsidiaries of Plains Resources Inc. (the "Companies", "us", "our", or "we") include the accounts of Plains Exploration & Production Company ("PXP", formerly Stocker Resources, L.P.), Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc. Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc. are wholly-owned subsidiaries of Plains Resources Inc. ("Plains"). Plains Exploration & Production Company is a limited partnership of which Stocker Resources, Inc. is the general partner (holding a 2.5% interest) and Plains is the limited partner (holding a 97.5% interest). All significant intercompany transactions have been eliminated. PXP was converted to a Delaware corporation in September 2002 and is currently known as Plains Exploration & Production Company.

    The accompanying combined financial statements are presented on a carve-out combined basis to include the historical operations of the businesses owned by the Companies. In this context, no direct owner relationship existed among the various operations comprising the businesses as described above. Accordingly, Plains' net investment in the businesses (combined owners' equity) is shown in lieu of stockholders' equity in the combined financial statements.

    Under the terms of a Master Separation Agreement between Plains and PXP dated as of July 3, 2002, Plains contributed to PXP: (i) 100% of the capital stock of Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc. and (ii) all amounts payable to it by PXP and its subsidiary companies. The contribution of the amounts payable to Plains will be reflected as an increase to Owner's Equity.

    These combined financial statements and related notes present our combined financial position as of June 30, 2002 and December 31, 2001 and the results of our operations, our cash flows, our comprehensive income and the changes in our owner's equity for the six months ended June 30, 2002 and 2001. The results for the six months ended June 30, 2002 and 2001, are not necessarily indicative of the final results to be expected for the full year. All adjustments, consisting only of normal recurring adjustments, that in the opinion of management were necessary for a fair statement of the results for the interim periods, have been reflected. These combined financial statements should be read in conjunction with the audited combined financial statements for the year ended December 31, 2001.

    We are independent energy companies that are engaged in the "Upstream" oil and gas business. The Upstream business acquires, exploits, develops, explores for and produces crude oil and natural gas. Our Upstream activities are all located in the United States.

    Under the terms of a service agreement (the "Service Agreement"), Plains provides the Companies with financial intermediary, treasury and other services as may be required from time to time. Such services include, but are not limited to: arranging financings and commercial transactions for the procurement of funds and other commercial accommodations from financial institutions and other lenders; disbursement of capital and operating funds in the form of loans or intercompany advances; maintenance of financial records and books of account; and cash management, including the processing of cash receipts and disbursements.

    These financial statements include allocations of direct and indirect corporate and administrative costs of Plains. The methods by which such costs are estimated and allocated to the Companies are deemed reasonable by Plains' management; however, such allocations and estimates are not necessarily indicative of the costs and expenses that would have been incurred had we operated as a separate entity. Allocations of such costs are considered to be related party transactions and are discussed in Note 4.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Significant Accounting Policies

    Oil and Gas Properties. We follow the full cost method of accounting whereby all costs associated with property acquisition, exploration, exploitation and development activities are capitalized. Such costs include internal general and administrative costs such as payroll and related benefits and costs directly attributable to employees engaged in acquisition, exploration, exploitation and development activities ($3.1 million and $2.9 million in 2002 and 2001, respectively). General and administrative costs associated with production, operations, marketing and general corporate activities are expensed as incurred. These capitalized costs along with our estimate of future development and abandonment costs, net of salvage values and other considerations, are amortized to expense by the unit-of-production method using engineers' estimates of proved oil and natural gas reserves. The costs of unproved properties are excluded from amortization until the properties are evaluated. Interest is capitalized on oil and natural gas properties not subject to amortization and in the process of development ($1.4 million and $1.6 million in 2002 and 2001, respectively). Proceeds from the sale of oil and natural gas properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. Unamortized costs of proved properties are subject to a ceiling which limits such costs to the present value of estimated future cash flows from proved oil and natural gas reserves of such properties (including the effect of any related hedging activities) reduced by future operating expenses, development expenditures and abandonment costs (net of salvage values), and estimated future income taxes thereon.

    Other Property and Equipment. Other property and equipment is recorded at cost and consists primarily of office furniture and fixtures and computer hardware and software. Acquisitions, renewals, and betterments are capitalized; maintenance and repairs are expensed. Depreciation is provided using the straight-line method over estimated useful lives of three to seven years. Net gains or losses on property and equipment disposed of are included in interest and other income in the period in which the transaction occurs.

    Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include
(1) crude oil and natural gas reserves, (2) depreciation, depletion and amortization, including future abandonment costs, (3) income taxes and (4) accrued liabilities. Although management believes these estimates are reasonable, actual results could differ from these estimates.

    Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. At June 30, 2002, the majority of cash and cash equivalents is concentrated in one institution and at times may exceed federally insured limits. We periodically assess the financial condition of the institution and believe that any possible credit risk is minimal.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    Inventory. Crude oil inventories are carried at cost. Materials and supplies inventory is stated at the lower of cost or market with cost determined on an average cost method. Inventory consists of the following (in thousands):

                                         June 30, December 31,
                                           2002       2001
                                         -------- ------------
                  Crude oil.............  $  602     $  428
                  Materials and supplies   4,419      4,201
                                          ------     ------
                                          $5,021     $4,629
                                          ======     ======

    Federal and State Income Taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established to reduce deferred tax assets if it is more than likely than not that the related tax benefits will not be realized.

    The taxable income or loss of the Companies is included in the consolidated income tax returns filed by Plains. Income tax obligations reflected in these financial statements are calculated assuming the combined companies filed a separate income tax return. Income taxes payable are included in Payable to Plains in the combined balance sheet.

    Revenue Recognition. Oil and gas revenue from our interests in producing wells is recognized when the production is delivered and the title transfers. Transportation costs incurred in connection with such operations, which are immaterial, are reflected as a reduction of sales revenues.

    Derivative Financial Instruments (Hedging). We utilize various derivative instruments to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions.

    Recent Accounting Pronouncements. In June 2001 Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations was issued. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of SFAS No. 143 and at this time cannot reasonably estimate the effect of this statement on our consolidated financial position, results of operations or cash flows.

    In April 2002, Statement of Accounting Standards ("SFAS") No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued. SFAS 145 rescinds SFAS 4 and SFAS 64 related to classification of gains and losses on debt extinguishment such that most debt extinguishment gains and losses will no longer be classified as extraordinary. SFAS 145 also amends SFAS 13 with respect to sales-leaseback transactions. The provisions of SFAS 145 have no effect on our financials.

    In July 2002, SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities" was issued. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002 and does not require previously issued financial statements to be restated. We will account for exit or disposal activities initiated after December 31, 2002 in accordance with the provisions of SFAS 146.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Note 2 -- Derivative Instruments and Hedging Activities

    Plains entered into various derivative instruments on behalf of the Companies to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions. In accordance with the terms of the Services Agreement, the gains and losses with respect to such instruments have been allocated to the Companies and oil revenues for the six months ended June 30, 2002 and 2001 have been reduced by $0.5 million and $6.8 million, respectively, as a result of such transactions.

    Accounting for derivative instruments is in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138 ("SFAS 133"). Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income ("OCI"), a component of Combined Owner's Equity. At June 30, 2002 all open positions qualified for hedge accounting.

    Gains and losses deferred in OCI related to cash flow hedges that become ineffective remain unchanged until the related product is delivered. Gains and losses on crude oil hedging instruments representing hedge ineffectiveness, which is measured on a quarterly basis, are included in oil and gas revenues in the period in which they occur. There was no ineffectiveness recognized in the six months ended June 30, 2002 and 2001.

    On January 1, 2001, in accordance with the transition provisions of SFAS 133, we recorded a gain of $7.0 million in OCI, representing the cumulative effect of an accounting change to recognize at fair value all cash flow derivatives. We recorded cash flow hedge derivative assets and liabilities of $9.7 million and $4.2 million, respectively, and a net-of-tax non-cash charge of $1.5 million was recorded in earnings as a cumulative effect adjustment.

    During the first six months of 2002, gains of $6.7 million were relieved from OCI and the fair value of open positions decreased $18.4 million. At June 30, 2002, the unrealized loss on our derivatives contracts included in OCI was $9.2 million. The fair value of our derivatives contracts were included in current assets and liabilities ($0.6 million and $12.7 million, respectively), other assets and liabilities ($0.6 million and $3.0 million, respectively), and deferred income taxes (benefit of $5.9 million). As of June 30, 2002, $7.7 million of deferred net losses on derivative instruments recorded in OCI are expected to be reclassified to earnings during the next twelve-month period.

    Oil and gas revenues for the six months ended June 30, 2002 include $0.1 million of cash losses on hedging instruments, and a $0.4 million non-cash loss related to the amortization of time value in existence when Derivative Information Group Issue G20 was implemented in the fourth quarter of 2001. Assets related to the time value component of the fair value of options are included in current assets ($0.5 million).

    We utilize various derivative instruments to hedge our exposure to price fluctuations on crude oil sales. The derivative instruments consist primarily of cash-settled crude oil option and swap contracts

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

entered into with financial institutions. We do not currently have any natural gas hedges. At June 30, 2002 we had the following open crude oil hedge positions:

                                                   Barrels Per Day
                                             ----------------------------
                                                  2002
                                             --------------- ------ -----
                                             3rd Qtr 4th Qtr  2003  2004
                                             ------- ------- ------ -----
       Calls
          Average price $35.17/bbl..........  9,000   9,000      --    --
       Collars
          Average floor price of $22.00/bbl.
          Average cap price of $27.04/bbl...     --      --   2,000    --
       Swaps
          Average price $24.10/bbl.......... 19,000      --      --    --
          Average price $24.09/bbl..........     --  19,000      --    --
          Average price $23.31/bbl..........     --      --  14,750    --
          Average price $23.02/bbl..........     --      --      -- 5,000

Note 3 -- Long-Term Debt

    Long-term debt and the related current maturities represents a note issued in connection with the purchase of a production payment on certain of our producing properties. The note bears interest at 8%, payable annually, and requires an annual principal payment of $511,000 through 2004.

Note 4 -- Related Party Transactions

    We use a centralized cash management system under which our cash receipts are remitted to Plains and our cash disbursements are funded by Plains. We are charged interest on any amounts, other than income taxes payable, due to Plains at the average effective interest rate of Plains long-term debt. For the six months ended June 30, 2002 and 2001 we were charged $10.1 million and $8.5 million, respectively, of interest on amounts payable to Plains. Of such amounts, $8.7 million and $6.9 million was included in interest expense in 2002 and 2001, respectively, and $1.4 million and $1.6 million was capitalized in oil and gas properties in 2002 and 2001, respectively.

    To compensate Plains for services rendered under the Services Agreement, we are allocated direct and indirect corporate and administrative costs of Plains. Such costs for the six months ended June 30, 2002 and 2001 totaled $4.4 million and $3.5 million, respectively. Of such amounts, $3.1 million and $2.7 million was included in general and administrative expense in 2002 and 2001, respectively, and $1.3 million and $0.8 million was capitalized in oil and gas properties in 2002 and 2001, respectively.

    In addition, as discussed in Note 2, Plains entered into various derivative instruments to reduce our exposure to decreases in the market price of crude oil.

    At June 30, 2002, $17.5 million was outstanding under Plains' $225.0 million revolving credit facility. Plains also had $267.5 million principal amount of 10.25% Senior Subordinated Notes due 2006 outstanding. Such amounts are collateralized by our oil and natural gas properties, and guaranteed by the Companies on a full, unconditional, joint and several basis.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Note 5 -- Commitments, Contingencies and Industry Concentration

Commitments and Contingencies

    Under the amended terms of an asset purchase agreement with respect to certain of our onshore California properties, commencing with the year beginning January 1, 2000, and each year thereafter, we are required to plug and abandon 20% of the then remaining inactive wells, which currently aggregate approximately 149. To the extent we elect not to plug and abandon the number of required wells, we are required to escrow an amount equal to the greater of $25,000 per well or the actual average plugging cost per well in order to provide for the future plugging and abandonment of such wells. In addition, we are required to expend a minimum of $600,000 per year in each of the ten years beginning January 1, 1996, and $300,000 per year in each of the succeeding five years to remediate oil contaminated soil from existing well sites, provided there are remaining sites to be remediated. In the event we do not expend the required amounts during a calendar year, we are required to contribute an amount equal to 125% of the actual shortfall to an escrow account. We may withdraw amounts from the escrow account to the extent we expend excess amounts in a future year. Through June 30, 2002, we have not been required to make contributions to an escrow account.

    In connection with the acquisition of our interest in the Point Arguello field, offshore California, we assumed our 26% share of (1) plugging and abandoning all existing well bores, (2) removing conductors, (3) flushing hydrocarbons from all lines and vessels and (4) removing/abandoning all structures, fixtures and conditions created subsequent to closing. The seller retained the obligation for all other abandonment costs, including but not limited to (1) removing, dismantling and disposing of the existing offshore platforms, (2) removing and disposing of all existing pipelines and (3) removing, dismantling, disposing and remediation of all existing onshore facilities.

    Although we obtained environmental studies on our properties in California and Illinois and we believe that such properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for more than 90 years, and current or future local, state and federal environmental laws and regulations may require substantial expenditures to comply with such rules and regulations. In connection with the purchase of certain of our onshore California properties, we received a limited indemnity for certain conditions if they violate applicable local, state and federal environmental laws and regulations in effect on the date of such agreement. We believe that we do not have any material obligations for operations conducted prior to our acquisition of the properties, other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties. There can be no assurance that current or future local, state or federal rules and regulations will not require us to spend material amounts to comply with such rules and regulations or that any portion of such amounts will be recoverable under the indemnity.

    Consistent with normal industry practices, substantially all of our crude oil and natural gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. We have estimated that at December 31, 2001 the costs to perform these tasks was approximately $12.0 million, net of salvage value and other considerations.

    As is common within the industry, we have entered into various commitments and operating agreements related to the exploration and development of and production from proved crude oil and natural gas properties and the marketing, transportation, terminalling and storage of crude oil. It is management's belief that such commitments will be met without a material adverse effect on our financial position, results of operations or cash flows.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    We, in the ordinary course of business, are a claimant and/or defendant in various other legal proceedings. Management does not believe that the outcome of these legal proceedings, individually and in the aggregate, will have a materially adverse effect on our financial condition, results of operations or cash flows.

Industry Concentration

    Financial instruments which potentially subject us to concentrations of credit risk consist principally of accounts receivable with respect to our oil and gas operations and derivative instruments related to our hedging activities. PAA is the exclusive marketer/purchaser for all of our equity oil production. This concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions. We do not believe the loss of PAA as the exclusive purchaser of our equity production would have a material adverse affect on our results of operations. We believe PAA could be replaced by other purchasers under contracts with similar terms and conditions. The contract counterparties for our derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in Plains' revolving credit facility, with one such counterparty holding contracts that represent approximately 27% of the fair value of all of Plains' open positions at June 30, 2002.

    There are a limited number of alternative methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of our oil and gas production which could have a negative impact on future results of operations or cash flows.

Note 6 -- Subsequent Events

    Under the terms of a Master Separation Agreement between Plains and PXP dated as of July 3, 2002, Plains has contributed to PXP: (i) 100% of the capital stock of Arguello Inc., Plains Illinois, Inc. and Plains Resources International Inc. and (ii) all amounts payable to it by PXP and its subsidiary companies.

    On July 3, 2002, PXP and Plains E&P Company (a wholly owned subsidiary of PXP that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain notes) issued, at an issue price of 98.376%, $200.0 million of 8.75% Senior Subordinated Notes due 2012 (the "8.75% notes"). Also on July 3, PXP entered into a revolving credit facility (the "PXP credit facility") of up to $300.0 million, of which $150.0 million was committed on that date. The syndication of the PXP credit facility for the full $300.0 million, with a $225.0 million borrowing base, was completed on July 19, 2002.

    Also on July 3, 2002. PXP used the proceeds from the 8.75% notes, $195.3 million after deducting $3.2 million in issue discount and $1.5 million in underwriting fees, and $117.6 million of initial borrowings under the PXP credit facility to make a $312.9 million cash distribution to Plains.

    The 8.75% notes are unsecured general obligations of PXP and are subordinated in right of payment to all existing and future senior indebtedness and are guaranteed on a senior subordinated basis by PXP's existing and future domestic restricted subsidiaries.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    The indenture governing the 8.75% notes contains covenants that limit PXP's ability, as well as the ability of PXP's subsidiaries, among other things, to incur additional indebtedness, make certain investments, make restricted payments, sell assets, enter into agreements containing dividends and other payment restrictions affecting subsidiaries, enter into transactions with affiliates, create liens, merge, consolidate and transfer assets and enter into different lines of business. In the event of a Change of Control, as defined in the indenture, PXP will be required to make an offer to repurchase the 8.75% notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of the repurchase. The indenture governing the 8.75% notes will permit the spin-off and the spin-off will not, in itself, constitute a change of control for purposes of the indenture.

    The 8.75% notes are not redeemable until July 1, 2007. On or after that date they are redeemable, at our option, at 104.375% of the principal amount for the twelve-month period ending June 30, 2008, at 102.917% of the principal amount for the twelve-month period ending June 30, 2009, at 101.458% of the principal amount for the twelve-month period ending June 30, 2010 and at 100% of the principal amount thereafter. In each case, accrued interest is payable to the date of redemption.

    The PXP credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and PXP each having the right to one annual interim unscheduled redetermination, and adjusted based on PXP's oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit. To secure borrowings, PXP pledged 100% of the shares of stock of its domestic subsidiaries and mortgages that secure at least 80% of the total present value of its domestic oil and gas properties.

    Amounts borrowed under the PXP credit facility bear an annual interest rate, at PXP's election, equal to either: (i) the Eurodollar rate plus from 1.375% to 1.75%; or (ii) the greater of (1) the prime rate, as determined by JPMorgan Chase Bank, (2) the certificate of deposit rate, plus 1.0%, or (3) the federal funds rate, plus 0.5%; plus an additional 0.125% to 0.5% for each of
(1)-(3). The amount of interest payable on outstanding borrowings is based on
(1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) PXP's long-term debt rating. Commitment fees and letter of credit fees under the PXP credit facility are based on the utilization rate and long-term debt rating. Commitment fees range from 0.375% to 0.5% of the unused portion of the borrowing base. Letter of credit fees range from 1.375% to 1.75%. The issuer of any letter of credit receives an issuing fee of 0.125% of the undrawn amount. PXP's domestic subsidiaries fully and unconditionally guarantee, jointly and severally, payment of borrowings under the PXP credit facility.

    The PXP credit facility contains negative covenants that limit PXP's ability, as well as the ability of PXP's subsidiaries, among other things, to incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of their business or operations, redeem stock or redeem subordinated debt, make investments, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, create subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into gas imbalance or take-or-pay arrangements, merge or consolidate and enter into transactions with affiliates. In addition, the PXP credit facility requires PXP to maintain a current ratio (which includes amounts available under the PXP credit facility) of at least 1.0 to 1.0 and a ratio of total debt to earnings before interest, depreciation, depletion, amortization and income taxes of no more than 4.5 to 1.0.

    On September 18, 2002 Stocker Resources Inc., or Stocker, our general partner before we converted from a limited partnership to a corporation, filed a declaratory judgment action against

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Commonwealth Energy Corporation (doing business as electricAmerica), or Commonwealth, in the Superior Court of Orange County, California relating to the termination of an electric service contract between Stocker and Commonwealth. Pursuant to the agreement, Commonwealth had agreed to supply Stocker with electricity and Stocker had obtained a $1.5 million performance bond in favor of Commonwealth to secure its obligations under the agreement. Stocker terminated the contract in accordance with its terms and Commonwealth notified Stocker of its intent to draw upon the performance bond. Stocker is seeking a declaratory judgment that it was entitled to terminate the contract and that Commonwealth has no basis for proceeding against Stocker's related performance bond. Also on September 18, 2002, Stocker was named a defendant in an action brought by Commonwealth in the Superior Court of Orange County, California for breach of the electric service contract. Commonwealth alleges that Stocker breached the terms of the contract by the termination and its implied covenant of good faith and fair dealing and is seeking unspecified damages. We will be required to indemnify Stocker for damages, if any, it incurs as a result of this action. We understand that Stocker intends to defend its rights vigorously in this matter.

    At this time, the Companies are not in a position to express a judgment concerning the potential exposure or likely outcome of this matter.

    On September 30, 2002, the Company was capitalized with 24.2 million shares of common stock, all of which are owned by Plains. In accordance with SEC Staff Accounting Bulletin No. 98, this capitalization has been retroactively reflected for purposes of calculating earnings per share for all periods presented in the accompanying unaudited combined statements of income. In computing EPS, no adjustments were made to reported net income, and no potential common stock exists. The weighted average shares outstanding for computing both basic and diluted EPS was 24.2 million shares for the six months ended June 30, 2002 and 2001.

Note 7 -- Consolidating Financial Statements

    PXP and Plains E&P Company are the co-issuers of the 8.75% notes discussed in Note 6. The 8.75% notes are jointly and severally guaranteed on a full and unconditional basis by Arguello Inc., Plains Illinois Inc., PMCT Inc. and Plains Resources International Inc. (referred to as "Guarantor Subsidiaries").

    The following financial information presents consolidating financial statements, which include:

   .  PXP (the "Issuer");

   .  the guarantor subsidiaries on a combined basis ("Guarantor Subsidiaries");

   . elimination entries necessary to consolidate the Issuer and Guarantor Subsidiaries; and

   .  the Companies on a consolidated basis.

    Plains E&P Company has no material assets or operations; accordingly, Plains E&P Company has been omitted from the Issuer financial information.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                     CONSOLIDATING COMBINED BALANCE SHEET
                                 JUNE 30, 2002

                                                             Guarantor   Intercompany
                                                   Issuer   Subsidiaries Eliminations  Combined
                                                  --------  ------------ ------------ ---------
                                                                  (in thousands)
                                             ASSETS
Current Assets
 Cash and cash equivalents....................... $     --    $      7     $    --    $       7
 Accounts receivable and other current assets....   15,602       5,130          --       20,732
 Commodity hedging contracts.....................      250         314          --          564
 Inventories.....................................    3,502       1,518          --        5,020
                                                  --------    --------     -------    ---------
                                                    19,354       6,969          --       26,323
                                                  --------    --------     -------    ---------
Property and Equipment, at cost
 Oil and natural gas properties--full cost method
   Subject to amortization.......................  484,179     117,814          --      601,993
   Not subject to amortization...................   20,437      14,316          --       34,753
 Other property and equipment....................    1,337         196          --        1,533
                                                  --------    --------     -------    ---------
                                                   505,953     132,326          --      638,279
 Less allowance for depreciation, depletion and
   amortization..................................  (66,128)    (88,190)         --     (154,318)
                                                  --------    --------     -------    ---------
                                                   439,825      44,136          --      483,961
                                                  --------    --------     -------    ---------
Investment in and Advances to Subsidiaries.......  (26,968)         --      26,968           --
                                                  --------    --------     -------    ---------
Other Assets.....................................   11,935         335          --       12,270
                                                  --------    --------     -------    ---------
                                                  $444,146    $ 51,440     $26,968    $ 522,554
                                                  ========    ========     =======    =========

                            LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
 Accounts payable and other current liabilities.. $ 26,832    $  4,606     $    --    $  31,438
 Commodity hedging contracts.....................    9,052       3,607          --       12,659
 Current maturities on long-term debt............      511          --          --          511
                                                  --------    --------     -------    ---------
                                                    36,395       8,213          --       44,608
                                                  --------    --------     -------    ---------
Payable to Plains Resources Inc..................  188,847      68,857          --      257,704
                                                  --------    --------     -------    ---------
Long-Term Debt...................................    1,022          --          --        1,022
                                                  --------    --------     -------    ---------
Other Long-Term Liabilities......................    1,996       2,472          --        4,468
                                                  --------    --------     -------    ---------
Deferred Income Taxes............................   46,756      (1,134)         --       45,622
                                                  --------    --------     -------    ---------
Combined Owners' Equity
 Owner's equity..................................  178,285     (24,299)     24,299      178,285
 Accumulated other comprehensive income..........   (9,155)     (2,669)      2,669       (9,155)
                                                  --------    --------     -------    ---------
                                                   169,130     (26,968)     26,968      169,130
                                                  --------    --------     -------    ---------
                                                  $444,146    $ 51,440     $26,968    $ 522,554
                                                  ========    ========     =======    =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                     CONSOLIDATING COMBINED BALANCE SHEET
                               December 31, 2001

                                                             Guarantor   Intercompany
                                                   Issuer   Subsidiaries Eliminations  Combined
                                                  --------  ------------ ------------ ---------
                                                                  (in thousands)
                                             ASSETS
Current Assets
 Cash and cash equivalents....................... $     11    $      2     $    --    $      13
 Accounts receivable and other current assets....   10,703       5,679          --       16,382
 Commodity hedging contracts.....................   13,872       7,915          --       21,787
 Inventories.....................................    3,252       1,377          --        4,629
                                                  --------    --------     -------    ---------
                                                    27,838      14,973          --       42,811
                                                  --------    --------     -------    ---------
Property and Equipment, at cost
 Oil and natural gas properties--full cost method
   Subject to amortization.......................  450,038     110,996          --      561,034
   Not subject to amortization...................   19,676      13,695          --       33,371
 Other property and equipment....................    1,322         194          --        1,516
                                                  --------    --------     -------    ---------
                                                   471,036     124,885          --      595,921
 Less allowance for depreciation, depletion and
   amortization..................................  (56,137)    (84,667)         --     (140,804)
                                                  --------    --------     -------    ---------
                                                   414,899      40,218          --      455,117
                                                  --------    --------     -------    ---------
Investment in and Advances to Subsidiaries.......  (21,496)         --      21,496           --
                                                  --------    --------     -------    ---------
Other Assets.....................................   16,275       2,552          --       18,827
                                                  --------    --------     -------    ---------
                                                  $437,516    $ 57,743     $21,496    $ 516,755
                                                  ========    ========     =======    =========

                            LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
 Accounts payable and other current liabilities.. $ 29,822    $ 11,546     $    --    $  41,368
 Current maturities on long-term debt............      511          --          --          511
                                                  --------    --------     -------    ---------
                                                    30,333      11,546          --       41,879
                                                  --------    --------     -------    ---------
Payable to Plains Resources Inc..................  172,603      62,558          --      235,161
                                                  --------    --------     -------    ---------
Long-Term Debt...................................    1,022          --          --        1,022
                                                  --------    --------     -------    ---------
Other Long-Term Liabilities......................       --       1,413          --        1,413
                                                  --------    --------     -------    ---------
Deferred Income Taxes............................   53,471       3,722          --       57,193
                                                  --------    --------     -------    ---------
Combined Owners' Equity
 Owner's equity..................................  164,203     (25,889)     25,889      164,203
 Accumulated other comprehensive income..........   15,884       4,393      (4,393)      15,884
                                                  --------    --------     -------    ---------
                                                   180,087     (21,496)     21,496      180,087
                                                  --------    --------     -------    ---------
                                                  $437,516    $ 57,743     $21,496    $ 516,755
                                                  ========    ========     =======    =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME
                        Six Months Ended June 30, 2002

                                                    Guarantor   Intercompany
                                           Issuer  Subsidiaries Eliminations Combined
                                          -------  ------------ ------------ --------
                                                        (in thousands)
Revenues
 Crude oil and liquids................... $60,020    $21,202      $    --    $81,222
 Natural gas.............................   4,578         --           --      4,578
 Other operating revenues................      --         13           --         13
                                          -------    -------      -------    -------
                                           64,598     21,215           --     85,813
                                          -------    -------      -------    -------
Costs and Expenses
 Production expenses.....................  24,149     10,933           --     35,082
 General and administrative..............   3,945        781           --      4,726
 Depreciation, depletion and amortization   9,985      3,522           --     13,507
                                          -------    -------      -------    -------
                                           38,079     15,236           --     53,315
                                          -------    -------      -------    -------
Income from Operations...................  26,519      5,979           --     32,498
Other Income (Expense)
 Equity in earnings of subsidiaries......   1,590         --       (1,590)        --
 Interest expense........................  (6,003)    (3,415)          --     (9,418)
 Interest and other income...............      23         13           --         36
                                          -------    -------      -------    -------
Income Before Income Taxes                 22,129      2,577       (1,590)    23,116
 Income tax expense
   Current...............................  (2,886)    (1,132)          --     (4,018)
   Deferred..............................  (5,161)       145           --     (5,016)
                                          -------    -------      -------    -------
Net Income............................... $14,082    $ 1,590      $(1,590)   $14,082
                                          =======    =======      =======    =======

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME
                        Six Months Ended June 30, 2001

                                                              Guarantor   Intercompany
                                                    Issuer   Subsidiaries Eliminations Combined
                                                   --------  ------------ ------------ --------
                                                                  (in thousands)
Revenues
 Crude oil and liquids............................ $ 62,907    $23,849      $    --    $ 86,756
 Natural gas......................................   23,518         --           --      23,518
 Other operating revenues.........................       --        423           --         423
                                                   --------    -------      -------    --------
                                                     86,425     24,272           --     110,697
                                                   --------    -------      -------    --------
Costs and Expenses
 Production expenses..............................   19,009     11,416           --      30,425
 General and administrative.......................    3,948        728           --       4,676
 Depreciation, depletion and amortization.........    8,740      2,291           --      11,031
                                                   --------    -------      -------    --------
                                                     31,697     14,435           --      46,132
                                                   --------    -------      -------    --------
Income from Operations............................   54,728      9,837           --      64,565
Other Income (Expense)
 Equity in earnings of subsidiaries...............    5,573         --       (5,573)         --
 Interest expense.................................   (5,168)    (3,380)          --      (8,548)
 Interest and other income........................       50        372           --         422
                                                   --------    -------      -------    --------
Income Before Income Taxes and Cumulative
  Effect of Accounting Change.....................   55,183      6,829       (5,573)     56,439
 Income tax expense
   Current........................................   (2,520)    (1,290)          --      (3,810)
   Deferred.......................................  (17,770)      (206)          --     (17,976)
                                                   --------    -------      -------    --------
Income Before Cumulative Effect of Accounting
  Change..........................................   34,893      5,333       (5,573)     34,653
Cumulative effect of accounting change, net of tax
  benefit.........................................   (1,762)       240           --      (1,522)
                                                   --------    -------      -------    --------
Net Income........................................ $ 33,131    $ 5,573      $(5,573)   $ 33,131
                                                   ========    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS
                        Six Months Ended June 30, 2002

                                                               Guarantor   Intercompany
                                                     Issuer   Subsidiaries Eliminations Combined
                                                    --------  ------------ ------------ --------
                                                                   (in thousands)
Cash Flows From Operating Activities
Net income......................................... $ 14,082    $ 1,590      $(1,590)   $ 14,082
Items not affecting cash flows from operating
  activities:
 Depreciation, depletion and amortization..........    9,985      3,522           --      13,507
 Equity in earnings of subsidiaries................   (1,590)        --        1,590          --
 Deferred income taxes.............................    5,161       (145)          --       5,016
 Other noncash items...............................      277         47           --         324
Change in assets and liabilities from operating
  activities:
 Accounts receivable and other assets..............   (5,833)     2,994           --      (2,839)
 Inventories.......................................     (244)      (140)          --        (384)
 Accounts payable and other liabilities............   (2,990)    (6,940)          --      (9,930)
                                                    --------    -------      -------    --------
Net cash provided by operating activities..........   18,848        928           --      19,776
                                                    --------    -------      -------    --------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs....  (34,902)    (7,439)          --     (42,341)
Additions to other property and equipment..........      (15)        (2)          --         (17)
                                                    --------    -------      -------    --------
Net cash used in investing activities..............  (34,917)    (7,441)          --     (42,358)
                                                    --------    -------      -------    --------
Cash Flows From Financing Activities
Receipts from (payments to) Plains Resources Inc...   16,058      6,518           --      22,576
                                                    --------    -------      -------    --------
Net cash provided by (used in) financing activities   16,058      6,518           --      22,576
                                                    --------    -------      -------    --------
Net increase (decrease) in cash and cash
  equivalents......................................      (11)         5           --          (6)
Cash and cash equivalents, beginning of period.....       11          2           --          13
                                                    --------    -------      -------    --------
Cash and cash equivalents, end of period........... $     --    $     7      $    --    $      7
                                                    ========    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS
                        Six Months Ended June 30, 2001

                                                               Guarantor   Intercompany
                                                     Issuer   Subsidiaries Eliminations Combined
                                                    --------  ------------ ------------ --------
                                                                   (in thousands)
Cash Flows From Operating Activities
Net income......................................... $ 33,131    $ 5,573      $(5,573)   $ 33,131
Items not affecting cash flows from operating
  activities:......................................
 Depreciation, depletion and amortization..........    8,740      2,291           --      11,031
 Equity in earnings of subsidiaries................   (5,573)        --        5,573          --
 Deferred income taxes.............................   17,770        206           --      17,976
 Cumulative effect of adoption of accounting
   change..........................................    1,762       (240)          --       1,522
 Change in derivative fair value...................       (7)     1,062           --       1,055
 Other noncash items...............................       (6)       727           --         721
Change in assets and liabilities from operating
  activities:
 Accounts receivable and other assets..............    3,022     (4,640)          --      (1,618)
 Inventories.......................................   (1,479)    (1,083)          --      (2,562)
 Accounts payable and other liabilities............   13,295     (2,932)          --      10,363
                                                    --------    -------      -------    --------
 Net cash provided by operating activities.........   70,655        964           --      71,619
                                                    --------    -------      -------    --------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs....  (54,358)    (8,694)          --     (63,052)
Additions to other property and equipment..........     (107)        (8)          --        (115)
                                                    --------    -------      -------    --------
Net cash used in investing activities..............  (54,465)    (8,702)          --     (63,167)
                                                    --------    -------      -------    --------
Cash Flows From Financing Activities
Receipts from (payments to) Plains Resources Inc...  (16,430)     7,442           --      (8,988)
                                                    --------    -------      -------    --------
Net cash provided by (used in) financing activities  (16,430)     7,442           --      (8,988)
                                                    --------    -------      -------    --------
Net increase (decrease) in cash and cash
  equivalents......................................     (240)      (296)          --        (536)
Cash and cash equivalents, beginning of period.....      240        296           --         536
                                                    --------    -------      -------    --------
Cash and cash equivalents, end of period........... $     --    $    --      $    --    $     --
                                                    ========    =======      =======    ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Plains Resources Inc.

    In our opinion, the combined financial statements listed in the accompanying index present fairly, in all material respects, the financial position of the Upstream Subsidiaries of Plains Resources Inc. (collectively, the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 2 to the combined financial statements, the Company changed its method of accounting for derivative instruments and hedging activities, effective January 1, 2001.

PricewaterhouseCoopers LLP

Houston, Texas
April 17, 2002, except as to Note 10 for which the date is September 30, 2002

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                            COMBINED BALANCE SHEETS

                                                           December 31,
                                                       --------------------
                                                          2001       2000
                                                       ---------  ---------
                                                          (In thousands)
                                    ASSETS
   Current Assets
    Cash and cash equivalents......................... $      13  $     536
    Accounts receivable and other current assets......    16,382     32,878
    Commodity hedging contracts.......................    21,787         --
    Inventories.......................................     4,629      4,038
                                                       ---------  ---------
                                                          42,811     37,452
                                                       ---------  ---------
   Property and Equipment, at cost
    Oil and natural gas properties -- full cost method
    Subject to amortization...........................   561,034    433,915
    Not subject to amortization.......................    33,371     34,737
    Other property and equipment......................     1,516      1,389
                                                       ---------  ---------
                                                         595,921    470,041
    Less allowance for depreciation, depletion and
        amortization..................................  (140,804)  (116,697)
                                                       ---------  ---------
                                                         455,117    353,344
                                                       ---------  ---------
   Other Assets.......................................    18,827     10,239
                                                       ---------  ---------
                                                       $ 516,755  $ 401,035
                                                       =========  =========
                    LIABILITIES AND COMBINED OWNERS' EQUITY
   Current Liabilities
    Accounts payable and other current liabilities.... $  41,368  $  43,802
    Current maturities on long-term debt..............       511        511
                                                       ---------  ---------
                                                          41,879     44,313
                                                       ---------  ---------
   Payable to Plains Resources Inc....................   235,161    224,996
                                                       ---------  ---------
   Long-Term Debt.....................................     1,022      1,533
                                                       ---------  ---------
   Other Long-Term Liabilities........................     1,413         --
                                                       ---------  ---------
   Deferred Income Taxes..............................    57,193     19,161
                                                       ---------  ---------
   Commitments and Contingencies (Note 6)
   Combined Owners' Equity
    Owners' equity....................................   164,203    111,032
    Accumulated other comprehensive income............    15,884         --
                                                       ---------  ---------
                                                         180,087    111,032
                                                       ---------  ---------
                                                       $ 516,755  $ 401,035
                                                       =========  =========

                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                         COMBINED STATEMENTS OF INCOME

                                                         Year Ended December 31,
                                                      ----------------------------
                                                        2001      2000      1999
                                                      --------  --------  --------
                                                             (In thousands)
Revenues
 Crude oil and liquids............................... $174,895  $126,434  $102,390
 Natural gas.........................................   28,771    16,017     5,095
 Other operating revenues............................      473        --        --
                                                      --------  --------  --------
                                                       204,139   142,451   107,485
                                                      --------  --------  --------
Costs and Expenses
 Production expenses.................................   63,795    56,228    50,527
 General and administrative..........................   10,210     6,308     4,367
 Depreciation, depletion and amortization............   24,105    18,859    13,329
                                                      --------  --------  --------
                                                        98,110    81,395    68,223
                                                      --------  --------  --------
Income from Operations...............................  106,029    61,056    39,262
Other Income (Expense)
 Interest expense....................................  (17,411)  (15,885)  (14,912)
 Interest and other income...........................      463       343        87
                                                      --------  --------  --------
Income Before Income Taxes and Cumulative Effect of
  Accounting Change..................................   89,081    45,514    24,437
 Income tax expense
   Current...........................................   (6,014)   (2,431)     (505)
   Deferred..........................................  (28,374)  (14,334)   (4,827)
                                                      --------  --------  --------
Income Before Cumulative Effect of Accounting Change.   54,693    28,749    19,105
 Cumulative effect of accounting change, net of tax
   benefit...........................................   (1,522)       --        --
                                                      --------  --------  --------
Net Income........................................... $ 53,171  $ 28,749  $ 19,105
                                                      ========  ========  ========
Earnings Per Share Basic and Diluted.................
 Income before cumulative effect of accounting change $   2.26  $   1.19  $   0.79
 Cumulative effect on accounting change..............     (.06)       --        --
                                                      --------  --------  --------
 Net income.......................................... $   2.20  $   1.19  $   0.79
                                                      ========  ========  ========

                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               Year Ended December 31,
                                                            -----------------------------
                                                               2001      2000      1999
                                                            ---------  --------  --------
                                                                    (In thousands)
Cash Flows From Operating Activities
Net income................................................. $  53,171  $ 28,749  $ 19,105
Items not affecting cash flows from operating activities:
 Depreciation, depletion and amortization..................    24,105    18,859    13,329
 Deferred income taxes.....................................    28,374    14,334     4,827
 Cumulative effect of adoption of accounting change........     1,522        --        --
 Change in derivative fair value...........................     1,055        --        --
 Other noncash items.......................................       996        --        --
Change in assets and liabilities from operating activities:
 Accounts receivable and other assets......................     9,197     7,597   (31,616)
 Inventories...............................................      (591)     (195)     (586)
 Accounts payable and other liabilities....................    (1,021)   10,120      (450)
                                                            ---------  --------  --------
Net cash provided by operating activities..................   116,808    79,464     4,609
                                                            ---------  --------  --------
Cash Flows From Investing Activities
Acquisition, exploration and developments costs............  (125,753)  (70,505)  (59,167)
Additions to other property and assets.....................      (127)     (366)     (195)
                                                            ---------  --------  --------
Net cash used in investing activities......................  (125,880)  (70,871)  (59,362)
                                                            ---------  --------  --------
Cash Flows From Financing Activities
Principal payments of long-term debt.......................      (511)     (511)     (511)
Receipts from (payments to) Plains Resources Inc...........     9,060   (12,621)   60,201
                                                            ---------  --------  --------
Net cash provided by (used in) financing activities........     8,549   (13,132)   59,690
                                                            ---------  --------  --------
Net increase (decrease) in cash and cash equivalents.......      (523)   (4,539)    4,937
Cash and cash equivalents, beginning of year...............       536     5,075       138
                                                            ---------  --------  --------
Cash and cash equivalents, end of year..................... $      13  $    536  $  5,075
                                                            =========  ========  ========


                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  COMBINED STATEMENTS OF COMPREHENSIVE INCOME

                                                                      Year Ended December 31,
                                                                      ------------------------
                                                                        2001    2000    1999
                                                                      -------  ------- -------
                                                                           (In thousands)
Net Income........................................................... $53,171  $28,749 $19,105
Other Comprehensive Income:
 Unrealized gains on derivatives:
   Cumulative effect of accounting change, net of taxes of $4,454....   6,967       --      --
   Unrealized gains arising during the year, net of taxes of $8,566..  12,518       --      --
   Reclassification adjustment for gains realized in net income, net
      of tax benefit of $2,320.......................................  (3,601)      --      --
                                                                      -------  ------- -------
Other Comprehensive Income...........................................  15,884       --      --
                                                                      -------  ------- -------
Comprehensive Income................................................. $69,055  $28,749 $19,105
                                                                      =======  ======= =======


                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                COMBINED STATEMENTS OF COMBINED OWNERS' EQUITY

                                                Year Ended December 31,
                                               -------------------------
                                                 2001     2000    1999
                                               -------- -------- -------
                                                    (In thousands)
        Owners' Equity
         Balance, beginning of year........... $111,032 $ 82,283 $63,177
         Net income...........................   53,171   28,749  19,105
         Issuance of common stock.............       --       --       1
                                               -------- -------- -------
         Balance, end of year.................  164,203  111,032  82,283
                                               -------- -------- -------
        Accumulated Other Comprehensive Income
         Balance, beginning of year...........       --       --      --
         Other comprehensive income...........   15,884       --      --
                                               -------- -------- -------
         Balance, end of year.................   15,884       --      --
                                               -------- -------- -------
        Combined Owners' Equity............... $180,087 $111,032 $82,283
                                               ======== ======== =======


                  See notes to combined financial statements.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 -- Organization and significant accounting policies

Organization

    The combined financial statements of the Upstream Subsidiaries of Plains Resources Inc. (the "Companies", "our", or "we") include the accounts of Stocker Resources, L.P., Arguello Inc., Plains Illinois, Inc., PMCT, Inc. and Plains Resources International Inc. Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc. are wholly-owned subsidiaries of Plains Resources Inc. ("Plains"). Stocker Resources, L.P. is a limited partnership of which Stocker Resources, Inc., a wholly owned subsidiary of Plains, is the general partner (holding a 2.5% interest) and Plains is the limited partner (holding a 97.5% interest). Stocker Resources, L.P. was renamed Plains Exploration & Production Company and was subsequently converted to a Delaware corporation known as Plains Exploration and Production Company. All significant intercompany transactions have been eliminated.

    The accompanying combined financial statements are presented on a carve-out combined basis to include the historical operations of the businesses owned by the Companies. In this context, no direct owner relationship existed among the various operations comprising the businesses as described above. Accordingly, Plains' net investment in the businesses (combined owners' equity) is shown in lieu of stockholders' equity in the combined financial statements.

    We are independent energy companies that are engaged in the "Upstream" oil and gas business. The Upstream business acquires, exploits, develops, explores for and produces crude oil and natural gas. Our Upstream activities are all located in the United States.

    Under the terms of a service agreement (the "Service Agreement"), Plains provides the Companies with financial intermediary, treasury and other services as may be required from time to time. Such services include, but are not limited to: arranging financings and commercial transactions for the procurement of funds and other commercial accommodations from financial institutions and other lenders; disbursement of capital and operating funds in the form of loans or intercompany advances; maintenance of financial records and books of account; and cash management, including the processing of cash receipts and disbursements.

    These financial statements include allocations of direct and indirect corporate and administrative costs of Plains. The methods by which such costs are estimated and allocated to the Companies are deemed reasonable by Plains' management; however, such allocations and estimates are not necessarily indicative of the costs and expenses that would have been incurred had we operated as a separate entity. Allocations of such costs are considered to be related party transactions and are discussed in Note 4.

Significant accounting policies

    Oil and Gas Properties. We follow the full cost method of accounting whereby all costs associated with property acquisition, exploration, exploitation and development activities are capitalized. Such costs include internal general and administrative costs such as payroll and related benefits and costs directly attributable to employees engaged in acquisition, exploration, exploitation and development activities. General and administrative costs associated with production, operations, marketing and general corporate activities are expensed as incurred. These capitalized costs along with our estimate of future development and abandonment costs, net of salvage values and other considerations, are amortized to expense by the unit-of-production method using engineers' estimates of proved oil and natural gas reserves. The costs of unproved properties are excluded from

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

amortization until the properties are evaluated. Interest is capitalized on oil and natural gas properties not subject to amortization and in the process of development. Proceeds from the sale of oil and natural gas properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. Unamortized costs of proved properties are subject to a ceiling which limits such costs to the present value of estimated future cash flows from proved oil and natural gas reserves of such properties (including the effect of any related hedging activities) reduced by future operating expenses, development expenditures and abandonment costs (net of salvage values), and estimated future income taxes thereon.

    Other Property and Equipment. Other property and equipment is recorded at cost and consists primarily of office furniture and fixtures and computer hardware and software. Acquisitions, renewals, and betterments are capitalized; maintenance and repairs are expensed. Depreciation is provided using the straight-line method over estimated useful lives of three to seven years. Net gains or losses on property and equipment disposed of are included in interest and other income in the period in which the transaction occurs.

    Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include
(1) crude oil and natural gas reserves, (2) depreciation, depletion and amortization, including future abandonment costs, (3) income taxes and (4) accrued liabilities. Although management believes these estimates are reasonable, actual results could differ from these estimates.

    Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. At December 31, 2001 and 2000, the majority of cash and cash equivalents is concentrated in one institution and at times may exceed federally insured limits. We periodically assess the financial condition of the institution and believe that any possible credit risk is minimal.

    Inventory. Crude oil inventories are carried at the lower of cost to produce or market value. Materials and supplies inventory is stated at the lower of cost or market with cost determined on an average cost method. Inventory consists of the following (in thousands):

                                             December 31,
                                             -------------
                                              2001   2000
                                             ------ ------
                      Materials and supplies $4,201 $3,487
                      Crude oil.............    428    551
                                             ------ ------
                                             $4,629 $4,038
                                             ====== ======

    Other Assets.  Other assets consists of the following (in thousands):

                                               December 31,
                                              ---------------
                                               2001    2000
                                              ------- -------
                  Land....................... $ 8,103 $ 8,103
                  Commodity hedging contracts   5,627      --
                  Other......................   5,097   2,136
                                              ------- -------
                                              $18,827 $10,239
                                              ======= =======

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    Federal and State Income Taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established to reduce deferred tax assets if it is more than likely than not that the related tax benefits will not be realized.

    The taxable income or loss of the Companies is included in the consolidated income tax returns filed by Plains. Income tax obligations reflected in these financial statements are based on the tax sharing agreement among all the members of the consolidated group. Such agreement provides that income taxes are calculated assuming the combined companies filed a separate income tax return. Income taxes payable are included in Payable to Plains Resources, Inc. in the combined balance sheet.

    Revenue Recognition. Oil and gas revenue from our interests in producing wells is recognized when the production is delivered and the title transfers.

    Derivative Financial Instruments (Hedging). We utilize various derivative instruments to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions.

    Recent Accounting Pronouncements. The following Statements of Financial Accounting Standards ("SFAS") were issued in June 2001: SFAS No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 143, Accounting for Asset Retirement Obligations. In August 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets was also issued. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations. It applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS No. 142 requires that goodwill as well as other intangible assets with indefinite lives not be amortized but be tested annually for impairment and is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and long-lived assets to be disposed of. It supersedes, with exceptions, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and is effective for fiscal years beginning after December 15, 2001. SFAS No. 141, No. 142 and No. 144 had no effect on our financial statements. We will account for all future business combinations and any related goodwill in accordance with the provisions of SFAS No. 141 and SFAS No. 142.

    SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost should be allocated to expense using a systematic and rational method. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of SFAS No. 143 and at this time cannot reasonably estimate the effect of this statement on its consolidated financial position, results of operations or cash flows.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Note 2 -- Derivative instruments and hedging activities

    Plains entered into various derivative instruments on behalf of the Companies to reduce our exposure to fluctuations in the market price of crude oil. The derivative instruments consist primarily of crude oil swap and option contracts entered into with financial institutions. In accordance with the terms of the Services Agreement, the gains and losses with respect to such instruments have been allocated to the Companies. Oil revenues for the year ended December 31, 2001 have been increased by $0.3 million and oil revenues for the years ended December 31, 2000 and 1999 have been reduced by $72.8 million and $7.5 million, respectively, as a result of such transactions.

    On January 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138 ("SFAS 133"). Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, we use only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income ("OCI"), a component of Combined Owners' Equity to the extent the hedge is effective.

    The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in OCI related to cash flow hedges that become ineffective remain unchanged until the related product is delivered. If it is determined that it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

    We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking the hedge. Hedge effectiveness is measured on a quarterly basis. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. No amounts were excluded from the computation of hedge effectiveness. At December 31, 2001, all open positions qualified for hedge accounting.

    Unrealized gains and losses on hedging instruments reflected in OCI and adjustments to carrying amounts on hedged volumes are included in oil and gas revenues in the period that the related volumes are delivered. Gains and losses from hedging instruments, which represent hedge ineffectiveness as well as any amounts excluded from the assessment of hedge effectiveness, are recognized currently in oil and gas revenues. Effective October 2001, we implemented Derivatives Implementation Group ("DIG") Issue G20, "Cash Flow Hedges:
Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge", which provides guidance for assessing the effectiveness on total changes in an option's cash flows rather than only on changes in the option's intrinsic value. Implementation of this DIG issue will reduce earnings volatility since it allows us to include changes in the time value of purchased options and collars in the assessment of hedge effectiveness. Time value changes were previously recognized in current earnings since we excluded time value changes from the assessment of hedge effectiveness. Oil and gas revenues for

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

the year ended December 31, 2001 include a $3.1 million non-cash loss related to the ineffective portion of the cash flow hedges representing the fair value change in the time value of options for the nine months prior to the implementation of DIG Issue G20.

    We utilize various derivative instruments to hedge our exposure to price fluctuations on crude oil sales. The derivative instruments consist primarily of cash-settled crude oil option and swap contracts entered into with financial institutions. We do not currently have any natural gas hedges. At December 31, 2001, we had the following open crude oil hedge positions:

                                               Barrels Per
                                                   Day
                                               ------------
                                                2002  2003
                                               ------ -----
                     Calls
                      Average price $35.17/bbl  9,000    --
                     Swaps
                      Average price $24.00/bbl 17,000    --
                      Average price $23.16/bbl     -- 7,500

    On January 1, 2001, in accordance with the transition provisions of SFAS 133, we recorded a gain of $7.0 million in OCI, representing the cumulative effect of an accounting change to recognize at fair value all cash flow derivatives. We recorded cash flow hedge derivative assets and liabilities of $9.7 million and $4.2 million, respectively, and a net-of-tax non-cash charge of $1.5 million was recorded in earnings as a cumulative effect adjustment.

    For the year ended December 31, 2001, net unrealized gains of $8.9 million were added to OCI, and the fair value of open positions increased $15.2 million.

    At December 31, 2001, net unrealized gains on our option and swap contracts included in OCI was $15.9 million. The related assets and liabilities were included in commodity hedging contracts and other derivatives ($21.8 million), other assets ($5.6 million), and deferred income taxes ($10.7 million). As of December 31, 2001, $12.5 million of deferred net gains on derivative instruments recorded in OCI are expected to be reclassified to earnings during the next twelve-month period.

Note 3 -- Long-term debt

    Long-term debt and the related current maturities represents a note issued in connection with the purchase of a production payment on certain of our producing properties. The note bears interest at 8%, payable annually, and requires an annual principal payment of $511,000 through 2004.

Note 4 -- Related party transactions

    We use a centralized cash management system under which our cash receipts are remitted to Plains and our cash disbursements are funded by Plains. We are charged interest on any amounts, other than income taxes payable, due to Plains at the average effective interest rate of Plains long-term debt. For the years 2001, 2000 and 1999 we were charged $20.4 million, $19.5 million and $18.3 million, respectively, of interest on amounts payable to Plains. Of such amounts, $17.3 million, $15.7 million and $14.7 million was included in interest expense in 2001, 2000 and 1999, respectively, and $3.1 million, $3.8 million and $3.6 million was capitalized in oil and gas properties in 2001, 2000 and 1999, respectively.

    To compensate Plains for services rendered under the Services Agreement, we are allocated direct and indirect corporate and administrative costs of Plains. Such costs totaled $8.2 million, $3.9

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

million and $3.1 million in 2001, 2000 and 1999, respectively. Of such amounts, $6.1 million, $2.8 million and $2.2 million was included in general and administrative expense in 2001, 2000 and 1999, respectively, and $2.1 million, $1.1 million and $0.9 million was capitalized in oil and gas properties in 2001, 2000 and 1999, respectively.

    In addition, as discussed in Note 2, Plains entered into various derivative instruments to reduce our exposure to decreases in the market price of crude oil.

    At December 31, 2001 Plains had $267.5 million principal amount of 10.25% Senior Subordinated Notes due 2006 outstanding. Such notes are guaranteed by the Companies on a full, unconditional, joint and several basis.

    Plains All American Pipeline ("PAA"), an affiliate of Plains, is the exclusive marketer/ purchaser for all of our equity crude oil production. The marketing agreement provides that PAA will purchase for resale at market prices all of our equity crude oil production, for which PAA charges a fee of $0.20 per barrel. In 2001, 2000 and 1999, we were paid $202.1 million, $222.7 million and $114.6 million, respectively, for the purchase of crude oil under the agreement, including the royalty share of production. Accounts receivable and other current assets at December 31, 2001 and 2000 include $12.3 million and $17.6 million, respectively, of amounts receivable from PAA with respect to oil sales.

Note 5 -- Income taxes

    Our taxable income or loss is included in the consolidated income tax returns filed by Plains. Income tax obligations reflected in these financial statements are based on the tax sharing agreement which provides that income taxes are calculated assuming we filed a separate combined income tax return. Currently payable income taxes are included in Payable to Plains Resources, Inc. in the combined balance sheet.

    Our deferred income tax assets and liabilities at December 31, 2001 and 2000 consist of the tax effect of income tax carryforwards and differences related to the timing of recognition of certain types of costs as follows (in thousands):

                                                                   December 31,
                                                                ------------------
                                                                  2001      2000
                                                                --------  --------
U.S. Federal
Deferred tax assets:
 Tax credit carryforwards...................................... $     --  $  1,181
 Other.........................................................      658       646
                                                                --------  --------
                                                                     658     1,827
Deferred tax liabilities:
 Net oil and gas acquisition, exploration and development costs  (36,520)  (15,807)
 Commodity hedging contracts and other.........................  (10,700)       --
                                                                --------  --------
   Net deferred tax liability..................................  (46,562)  (13,980)
States
Deferred tax liability.........................................  (10,631)   (5,181)
                                                                --------  --------
Net deferred tax liability..................................... $(57,193) $(19,161)
                                                                ========  ========

    At December 31, 2001, for federal income tax purposes, we have no carryforwards of regular tax net operating losses, alternative minimum tax credits or enhanced oil recovery credits.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

   Set forth below is a reconciliation between the income tax provision computed at the United States statutory rate on income before income taxes and the income tax provision in the accompanying consolidated statements of income (in thousands):

                                                                        Year Ended
                                                                       December 31,
                                                                -------------------------
                                                                  2001     2000     1999
                                                                -------  -------  -------
U.S. federal income tax provision at statutory rate............ $31,101  $15,935  $ 8,553
State income taxes, net of federal benefit.....................   4,758    2,232    1,211
Full cost ceiling test limitation..............................      --       --   (3,772)
Other..........................................................  (1,471)  (1,402)    (660)
                                                                -------  -------  -------
Income tax expense on income before effect of accounting change  34,388   16,765    5,332
Income tax benefit allocated to cumulative effect of accounting
  change.......................................................  (1,042)      --       --
                                                                -------  -------  -------
Income tax provision........................................... $33,346  $16,765  $ 5,332
                                                                =======  =======  =======

Note 6 -- Commitments, contingencies and industry concentration

Commitments and contingencies

    We lease certain real property, equipment and operating facilities under various operating leases. Future non-cancelable commitments related to these items at December 31, 2001 total $53,100, all of which relates to 2002. Total expenses related to such commitments for the years ended December 31, 2001, 2000 and 1999 were $41,000, $45,000 and $61,000, respectively.

    Under the amended terms of an asset purchase agreement with respect to certain of our onshore California properties, commencing with the year beginning January 1, 2000, and each year thereafter, we are required to plug and abandon 20% of the then remaining inactive wells, which currently aggregate approximately 149. To the extent we elect not to plug and abandon the number of required wells, we are required to escrow an amount equal to the greater of $25,000 per well or the actual average plugging cost per well in order to provide for the future plugging and abandonment of such wells. In addition, we are required to expend a minimum of $600,000 per year in each of the ten years beginning January 1, 1996, and $300,000 per year in each of the succeeding five years to remediate oil contaminated soil from existing well sites, provided there are remaining sites to be remediated. In the event we do not expend the required amounts during a calendar year, we are required to contribute an amount equal to 125% of the actual shortfall to an escrow account. We may withdraw amounts from the escrow account to the extent we expend excess amounts in a future year. Through December 31, 2001, we have not been required to make contributions to an escrow account.

    In connection with the acquisition of our interest in the Point Arguello field, offshore California, we assumed our 26% share of (1) plugging and abandoning all existing well bores, (2) removing conductors, (3) flushing hydrocarbons from all lines and vessels and (4) removing/abandoning all structures, fixtures and conditions created subsequent to closing. The seller retained the obligation for all other abandonment costs, including but not limited to (1) removing, dismantling and disposing of the existing offshore platforms, (2) removing and disposing of all existing pipelines and (3) removing, dismantling, disposing and remediation of all existing onshore facilities.

    Although we obtained environmental studies on our properties in California and Illinois and we believe that such properties have been operated in accordance with standard oil field practices, certain

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

of the fields have been in operation for more than 90 years, and current or future local, state and federal environmental laws and regulations may require substantial expenditures to comply with such rules and regulations. In connection with the purchase of certain of our onshore California properties, we received a limited indemnity for certain conditions if they violate applicable local, state and federal environmental laws and regulations in effect on the date of such agreement. We believe that we do not have any material obligations for operations conducted prior to our acquisition of the properties, other than our obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties. There can be no assurance that current or future local, state or federal rules and regulations will not require us to spend material amounts to comply with such rules and regulations or that any portion of such amounts will be recoverable under the indemnity.

    Consistent with normal industry practices, substantially all of our crude oil and natural gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. We have estimated that the costs to perform these tasks is approximately $12.0 million, net of salvage value and other considerations. Such estimated costs are amortized to expense through the unit-of-production method as a component of accumulated depreciation, depletion and amortization. Results from operations for 2001, 2000 and 1999 include $0.5 million, $0.2 million and $0.2 million, respectively, of expense associated with these estimated future costs. For valuation and realization purposes of the affected crude oil and natural gas properties, these estimated future costs are also deducted from estimated future gross revenues to arrive at the estimated future net revenues and the Standardized Measure disclosed in Note 8.

    As is common within the industry, we have entered into various commitments and operating agreements related to the exploration and development of and production from proved crude oil and natural gas properties and the marketing, transportation, terminalling and storage of crude oil. It is management's belief that such commitments will be met without a material adverse effect on our financial position, results of operations or cash flows.

Industry concentration

    Financial instruments which potentially subject us to concentrations of credit risk consist principally of accounts receivable with respect to our oil and gas operations and derivative instruments related to our hedging activities. PAA is the exclusive marketer/purchaser for all of our equity oil production. This concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions. We do not believe the loss of PAA as the exclusive purchaser of our equity production would have a material adverse affect on our results of operations. We believe PAA could be replaced by other purchasers under contracts with similar terms and conditions. The contract counterparties for our derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in Plains' revolving credit facility, with one such counterparty holding contracts that represent approximately 37% of the fair value of all of Plains' open positions at December 31, 2001.

    There are a limited number of alternative methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

costs or involuntary curtailment of a significant portion of our oil and gas production which could have a negative impact on future results of operations or cash flows.

    We, in the ordinary course of business, are a claimant and/or defendant in various other legal proceedings. Management does not believe that the outcome of these legal proceedings, individually and in the aggregate, will have a materially adverse effect on our financial condition, results of operations or cash flows.

Note 7 -- Financial instruments

    The disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. Considerable judgment is required to develop estimates of fair value. The use of different assumptions or valuation methodologies may have a material effect on estimated fair value amounts.

    The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Derivative financial instruments included other assets are stated at fair value. The carrying value of our payable to Plains approximates its fair value, as interest rates are variable, based on prevailing market rates. The fair value of our long-term debt is estimated to equal its carrying value.

Note 8 -- Crude oil and natural gas activities

Costs incurred

   Our oil and natural gas acquisition, exploration, exploitation and development activities are conducted in the United States. The following table summarizes the costs incurred during the last three years (in thousands).

                                               Year Ended December 31,
                                               ------------------------
                                                 2001    2000    1999
                                               -------- ------- -------
        Property acquisitions costs:
         Unproved properties.................. $     44 $    73 $   879
         Proved properties....................    1,645   1,953   2,496
        Exploration costs.....................      286     293     796
        Exploitation and development costs (1)  123,778  68,186  54,996
                                               -------- ------- -------
                                               $125,753 $70,505 $59,167
                                               ======== ======= =======

--------
(1) Includes capitalized general and administrative expense of $6.2 million, $5.2 million and $5.1 million in 2001, 2000 and 1999, respectively, and capitalized interest expense of $3.1 million, $3.8 million and $3.6 million in 2001, 2000 and 1999, respectively.

Capitalized costs

   The following table presents the aggregate capitalized costs subject to amortization relating to our crude oil and natural gas acquisition, exploration, exploitation and development activities, and the aggregate related accumulated DD&A (in thousands).

                                          December 31,
                                      --------------------
                                         2001       2000
                                      ---------  ---------
                    Proved properties $ 561,034  $ 433,915
                    Accumulated DD&A.  (139,797)  (116,066)
                                      ---------  ---------
                                      $ 421,237  $ 317,849
                                      =========  =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    The DD&A rate per equivalent unit of production was $2.70, $2.25 and $1.72 in 2001, 2000 and 1999, respectively.

Costs not subject to amortization

   The following table summarizes the categories of costs comprising the amount of unproved properties not subject to amortization (in thousands).

                                            December 31,
                                       -----------------------
                                        2001    2000    1999
                                       ------- ------- -------
                  Acquisition costs... $27,523 $31,090 $38,252
                  Exploration costs...      --     425     504
                  Capitalized interest   5,848   3,222   4,443
                                       ------- ------- -------
                                       $33,371 $34,737 $43,199
                                       ======= ======= =======

    Unproved property costs not subject to amortization consist primarily of acquisition costs related to unproved areas and capitalized interest. Costs are transferred into the amortization base on an ongoing basis as the properties are evaluated and proved reserves established or impairment determined. We will continue to evaluate these properties and costs will be transferred into the amortization base as the undeveloped areas are tested. Our onshore properties and one offshore property consist of mature but underdeveloped crude oil properties that were acquired from major or large independent oil and gas companies. These fields were discovered from 1906 to 1981, and have produced significant volumes since initial discovery, exhibit complex reservoir and geologic conditions. Due to the nature of the reserves, the ultimate evaluation of the properties will occur over a period of several years. We expect that 75% of the costs not subject to amortization will be transferred to the amortization base over the next three to five years and the remainder over the next three to ten years. The leases covering the properties are held by production and will not limit the time period for evaluation. Approximately 9%, 11% and 10% of the balance in unproved properties at December 31, 2001, related to additions made in 2001, 2000 and 1999, respectively.

    During 2001, 2000 and 1999, we capitalized $3.1 million, $3.8 million and $3.6 million, respectively, of interest related to the costs of unproved properties in the process of development.

Supplemental reserve information (unaudited)

    The following information summarizes our net proved reserves of crude oil (including condensate and natural gas liquids) and natural gas and the present values thereof for the three years ended December 31, 2001. The following reserve information is based upon reports of the independent petroleum consulting firms of Netherland, Sewell & Associates, Inc., and Ryder Scott Company in 2001, and H.J. Gruy and Associates, Inc., Netherland, Sewell & Associates, Inc., and Ryder Scott Company in 2000 and 1999. The estimates are in accordance with regulations prescribed by the SEC.

    In management's opinion, the reserve estimates presented herein, in accordance with generally accepted engineering and evaluation principles consistently applied, are believed to be reasonable. However, there are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

recovery from underground accumulations of crude oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of crude oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future crude oil and natural gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the Standardized Measure shown below represents estimates only and should not be construed as the current market value of the estimated crude oil and natural gas reserves attributable to our properties. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent exploitation and development activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices.

    Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow. Almost all of our reserve base (approximately 93% of year-end 2001 reserve volumes) is comprised of crude oil properties that are sensitive to crude oil price volatility.

Estimated quantities of crude oil and natural gas reserves (unaudited)

    The following table sets forth certain data pertaining to our proved and proved developed reserves for the three years ended December 31, 2001 (in thousands).

                                        As of or for the Year Ended December 31,
                                   -------------------------------------------------
                                         2001             2000             1999
                                   ---------------  ---------------  ---------------
                                     Oil     Gas      Oil     Gas      Oil     Gas
                                    (MBbl)  (MMcf)   (MBbl)  (MMcf)   (MBbl)  (MMcf)
                                   -------  ------  -------  ------  -------  ------
Proved Reserves
 Beginning balance................ 204,387  93,486  195,213  90,873  110,950  86,781
 Revision of previous estimates... (13,093) (5,485)  (5,601) (3,597)  47,510  (8,234)
 Extensions, discoveries, improved
   recovery and other additions...  40,218  11,571   22,429   9,252   37,393  15,488
 Purchase of reserves in-place....      --      --       --      --    6,442      --
 Production.......................  (8,219) (3,355)  (7,654) (3,042)  (7,082) (3,162)
                                   -------  ------  -------  ------  -------  ------
 Ending balance................... 223,293  96,217  204,387  93,486  195,213  90,873
                                   =======  ======  =======  ======  =======  ======
Proved Developed Reserves
 Beginning balance................ 105,679  52,184  100,758  49,255   68,167  58,445
                                   =======  ======  =======  ======  =======  ======
 Ending balance................... 119,248  59,101  105,679  52,184  100,758  49,255
                                   =======  ======  =======  ======  =======  ======

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Standardized measure of discounted future net cash flows (unaudited)

    The Standardized Measure of discounted future net cash flows relating to proved crude oil and natural gas reserves is presented below (in thousands):

                                                                December 31,
                                                   -------------------------------------
                                                       2001         2000         1999
                                                   -----------  -----------  -----------
Future cash inflows............................... $ 3,662,137  $ 5,850,215  $ 4,389,337
Future development costs..........................    (305,261)    (249,319)    (193,409)
Future production expense.........................  (1,714,132)  (2,748,492)  (1,558,492)
Future income tax expense.........................    (537,252)  (1,030,400)    (881,167)
                                                   -----------  -----------  -----------
Future net cash flows.............................   1,105,492    1,822,004    1,756,269
Discounted at 10% per year........................    (721,025)  (1,032,566)  (1,028,983)
                                                   -----------  -----------  -----------
Standardized measure of discounted future net cash
  flows........................................... $   384,467  $   789,438  $   727,286
                                                   ===========  ===========  ===========

    The Standardized Measure of discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

    1. An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

    2. In accordance with SEC guidelines, the engineers' estimates of future net revenues from our proved properties and the present value thereof are made using crude oil and natural gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. We have entered into various arrangements to fix or limit the NYMEX crude oil price for a significant portion of our crude oil production. Arrangements in effect at December 31, 2001 are discussed in Note 2. Such arrangements are not reflected in the reserve reports. The overall average year-end prices used in the reserve reports as of December 31, 2001, were $15.31 per barrel of crude oil and $2.56 per Mcf of natural gas. Such prices as of December 31, 2000 were $21.93 per barrel of crude oil and $14.63 per Mcf of natural gas.

    3. The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs.

    4. The reports reflect the pre-tax Present Value of Proved Reserves to be $0.6 billion, $1.3 billion and $1.1 billion at December 31, 2001, 2000 and 1999, respectively. SFAS No. 69 requires us to further reduce these estimates by an amount equal to the present value of estimated income taxes which might be payable by us in future years to arrive at the Standardized Measure. Future income taxes were calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

    The principal sources of changes in the Standardized Measure of the future net cash flows for the three years ended December 31, 2001, are as follows (in thousands):

                                                                Year Ended December 31,
                                                            -------------------------------
                                                               2001       2000       1999
                                                            ---------  ---------  ---------
Balance, beginning of year................................. $ 789,438  $ 727,286  $ 183,630
Sales, net of production expenses..........................  (139,827)   (86,237)   (56,958)
Net change in sales and transfer prices, net of production
  expenses.................................................  (664,684)    94,159    623,369
Changes in estimated future development costs..............   (17,535)   (16,097)   (46,542)
Extensions, discoveries and improved recovery, net of costs    89,010    141,641    112,573
Previously estimated development costs incurred during the
  year.....................................................    86,881     27,855     19,676
Purchase of reserves in-place..............................        --         --     53,724
Revision of quantity estimates.............................  (156,402)   (68,163)   159,499
Accretion of discount......................................   141,598    101,667     18,683
Net change in income taxes.................................   255,988   (132,673)  (340,368)
                                                            ---------  ---------  ---------
Balance, end of year....................................... $ 384,467  $ 789,438  $ 727,286
                                                            =========  =========  =========

Results of operations for oil and gas producing activities

    The results of operations from oil and gas producing activities below exclude non-oil and gas revenues, general and administrative expenses, interest charges, interest income and interest capitalized. Income tax (expense) or benefit was determined by applying the statutory rates to pretax operating results (in thousands).

                                                                        Year Ended December 31,
                                                                     ----------------------------
                                                                       2001      2000      1999
                                                                     --------  --------  --------
Revenues from oil and gas producing activities...................... $204,139  $142,451  $107,485
Production costs....................................................  (63,795)  (56,228)  (50,527)
Depreciation, depletion and amortization............................  (23,707)  (18,395)  (13,101)
Income tax expense..................................................  (45,022)  (24,981)  (16,337)
                                                                     ========  ========  ========
Results of operations from producing activities (excluding corporate overhead and interest costs)...................................... $ 71,615  $ 42,847  $ 27,520
                                                                     ========  ========  ========

Note 9 -- Consolidating Financial Statements

    In conjunction with the anticipated issuance of debt securities, all subsidiaries of Plains referred to in Note 1 will become 100% owned subsidiaries of Stocker Resources, L.P. (currently known as Plains Exploration & Production Company). Stocker Resources, L.P. will be co-issuing the debt securities along with a 100% owned finance company with no material assets or operations. The debt securities will be guaranteed on a full and unconditional and joint and several basis by Arguello Inc. and Plains Illinois Inc., PMCT Inc. and Plains Resources International Inc. (referred to as "Guarantor Subsidiaries").

   The following financial information presents consolidating financial statements, which include:

   .  Issuer

   .  the guarantor subsidiaries on a combined basis ("Guarantor Subsidiaries")

   . elimination entries necessary to consolidate the Issuer and the Guarantor Subsidiaries; and

   .  the Companies on a consolidated basis.

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                     CONSOLIDATING COMBINED BALANCE SHEET
                               December 31, 2001

                                                        Guarantor   Intercompany
                                              Issuer   Subsidiaries Eliminations  Combined
                                              ------   ------------ ------------ ---------
                                                             (In thousands)
                                          ASSETS
Current Assets
Cash and cash equivalents................... $     11    $      2     $    --    $      13
 Accounts receivable and other
   current assets...........................   10,703       5,679          --       16,382
 Commodity hedging contracts................   13,872       7,915          --       21,787
 Inventories................................    3,252       1,377          --        4,629
                                             --------    --------     -------    ---------
                                               27,838      14,973          --       42,811
                                             --------    --------     -------    ---------
Property and Equipment, at cost
 Oil and natural gas properties -- full cost
   method
   Subject to amortization..................  450,038     110,996          --      561,034
   Not subject to amortization..............   19,676      13,695          --       33,371
 Other property and equipment...............    1,322         194          --        1,516
                                             --------    --------     -------    ---------
                                              471,036     124,885          --      595,921
 Less allowance for depreciation,
   depletion and amortization...............  (56,137)    (84,667)         --     (140,804)
                                             --------    --------     -------    ---------
                                              414,899      40,218          --      455,117
                                             --------    --------     -------    ---------
Investment in and Advances to
  Subsidiaries..............................  (21,496)         --      21,496           --
                                             --------    --------     -------    ---------
Other Assets................................   16,275       2,552          --       18,827
                                             --------    --------     -------    ---------
                                             $437,516    $ 57,743     $21,496    $ 516,755
                                             ========    ========     =======    =========

                          LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
 Accounts payable and other current
   liabilities.............................. $ 29,822    $ 11,546     $    --    $  41,368
 Current maturities on long-term debt.......      511          --          --          511
                                             --------    --------     -------    ---------
                                               30,333      11,546          --       41,879
                                             --------    --------     -------    ---------
Payable to Plains Resources Inc.............  172,603      62,558          --      235,161
                                             --------    --------     -------    ---------
Long-Term Debt..............................    1,022          --          --        1,022
                                             --------    --------     -------    ---------
Other Long-Term Liabilities.................       --       1,413          --        1,413
                                             --------    --------     -------    ---------
Deferred Income Taxes.......................   53,471       3,722          --       57,193
                                             --------    --------     -------    ---------
Combined Owners' Equity
 Owners' equity.............................  164,203     (25,889)     25,889      164,203
 Accumulated other comprehensive
   income...................................   15,884       4,393      (4,393)      15,884
                                             --------    --------     -------    ---------
                                              180,087     (21,496)     21,496      180,087
                                             --------    --------     -------    ---------
                                             $437,516    $ 57,743     $21,496    $ 516,755
                                             ========    ========     =======    =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                     CONSOLIDATING COMBINED BALANCE SHEET
                               December 31, 2000

                                                           Guarantor   Intercompany
                                                 Issuer   Subsidiaries Eliminations  Combined
                                                 ------   ------------ ------------ ---------
                                                                (In thousands)
                                            ASSETS
Current Assets
 Cash and cash equivalents..................... $    240    $    296     $    --    $     536
 Accounts receivable and other
   current assets..............................   24,144       8,734          --       32,878
 Inventories...................................    2,666       1,372          --        4,038
                                                --------    --------     -------    ---------
                                                  27,050      10,402          --       37,452
                                                --------    --------     -------    ---------
Property and Equipment, at cost
 Oil and natural gas
   properties -- full cost method
   Subject to amortization.....................  338,859      95,056          --      433,915
   Not subject to amortization.................   22,278      12,459          --       34,737
 Other property and equipment..................    1,189         200          --        1,389
                                                --------    --------     -------    ---------
                                                 362,326     107,715          --      470,041
 Less allowance for depreciation, depletion and
   amortization................................  (37,721)    (78,976)         --     (116,697)
                                                --------    --------     -------    ---------
                                                 324,605      28,739          --      353,344
                                                --------    --------     -------    ---------
Investment in and Advances to
  Subsidiaries.................................  (37,417)         --      37,417           --
                                                --------    --------     -------    ---------
Other Assets...................................    9,608         631          --       10,239
                                                --------    --------     -------    ---------
                                                $323,846    $ 39,772     $37,417    $ 401,035
                                                ========    ========     =======    =========

                           LIABILITIES AND COMBINED OWNERS' EQUITY
Current Liabilities
 Accounts payable and other current
   liabilities................................. $ 29,665    $ 14,137     $    --    $  43,802
 Current maturities on long-term debt..........      511          --          --          511
                                                --------    --------     -------    ---------
                                                  30,176      14,137          --       44,313
Payable to Plains Resources Inc................  161,789      63,207          --      224,996
Long-Term Debt.................................    1,533          --          --        1,533
Other Long-Term Liabilities....................       --          --          --           --
Deferred Income Taxes..........................   19,316        (155)         --       19,161
Combined Owners' Equity........................  111,032     (37,417)     37,417      111,032
                                                --------    --------     -------    ---------
                                                $323,846    $ 39,772     $37,417    $ 401,035
                                                ========    ========     =======    =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME
                         Year Ended December 31, 2001

                                                           Guarantor   Intercompany
                                                 Issuer   Subsidiaries Eliminations Combined
                                                 ------   ------------ ------------ --------
                                                               (In thousands)
Revenues
 Crude oil and liquids......................... $124,250    $50,645      $     --   $174,895
 Natural gas...................................   28,771         --            --     28,771
 Other operating revenues......................       --        473            --        473
                                                --------    -------      --------   --------
                                                 153,021     51,118            --    204,139
                                                --------    -------      --------   --------
Costs and Expenses
 Production expenses...........................   41,458     22,337            --     63,795
 General and administrative....................    8,708      1,502            --     10,210
 Depreciation, depletion and
   amortization................................   18,413      5,692            --     24,105
                                                --------    -------      --------   --------
                                                  68,579     29,531            --     98,110
                                                --------    -------      --------   --------
Income from Operations.........................   84,442     21,587            --    106,029

Other Income (Expense)
 Equity in earnings of subsidiaries............   11,528         --       (11,528)        --
 Interest expense..............................  (10,679)    (6,732)           --    (17,411)
 Interest and other income.....................       94        369            --        463
                                                --------    -------      --------   --------
Income Before Income Taxes and Cumulative
  Effect of Accounting Change..................   85,385     15,224       (11,528)    89,081
 Income tax expense
   Current.....................................   (2,832)    (3,182)           --     (6,014)
   Deferred....................................  (27,620)      (754)           --    (28,374)
                                                --------    -------      --------   --------
Income Before Cumulative Effect of
  Accounting Change............................   54,933     11,288       (11,528)    54,693
 Cumulative effect of accounting change, net of
   tax benefit.................................   (1,762)       240            --     (1,522)
                                                --------    -------      --------   --------
Net Income..................................... $ 53,171    $11,528      $(11,528)  $ 53,171
                                                ========    =======      ========   ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME
                         Year Ended December 31, 2000

                                                      Guarantor   Intercompany
                                            Issuer   Subsidiaries Eliminations Combined
                                            ------   ------------ ------------ --------
                                                          (In thousands)
Revenues
 Crude oil and liquids.................... $ 85,921    $40,513      $    --    $126,434
 Natural gas..............................   16,017         --           --      16,017
                                           --------    -------      -------    --------
                                            101,938     40,513           --     142,451
                                           --------    -------      -------    --------
Costs and Expenses
  Production expenses.....................   35,278     20,950           --      56,228
  General and administrative..............    5,168      1,140           --       6,308
  Depreciation, depletion and amortization   15,450      3,409           --      18,859
                                           --------    -------      -------    --------
                                             55,896     25,499           --      81,395
                                           --------    -------      -------    --------
Income from Operations....................   46,042     15,014           --      61,056

Other Income (Expense)
 Equity in earnings of subsidiaries.......    6,859         --       (6,859)         --
 Interest expense.........................  (10,212)    (5,673)          --     (15,885)
 Interest and other income................      213        130           --         343
                                           --------    -------      -------    --------
Income Before Income Taxes................   42,902      9,471       (6,859)     45,514
 Income tax expense
   Current................................     (168)    (2,263)          --      (2,431)
   Deferred...............................  (13,985)      (349)          --     (14,334)
                                           --------    -------      -------    --------
Net Income................................ $ 28,749    $ 6,859      $(6,859)   $ 28,749
                                           ========    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                  CONSOLIDATING COMBINED STATEMENT OF INCOME
                         Year Ended December 31, 1999

                                              Guarantor   Intercompany
                                     Issuer  Subsidiaries Eliminations Combined
                                     ------  ------------ ------------ --------
                                                   (In thousands)
Revenues
 Crude oil and liquids............. $73,073    $29,317      $    --    $102,390
 Natural gas.......................   5,095         --           --       5,095
                                    -------    -------      -------    --------
                                     78,168     29,317           --     107,485
                                    -------    -------      -------    --------
Costs and Expenses
 Production expenses...............  35,526     15,001           --      50,527
 General and administrative........   3,469        898           --       4,367
 Depreciation, depletion and
   amortization....................  11,154      2,175           --      13,329
                                    -------    -------      -------    --------
                                     50,149     18,074           --      68,223
                                    -------    -------      -------    --------
Income from Operations.............  28,019     11,243           --      39,262
Other Income (Expense)
 Equity in earnings of subsidiaries   4,782         --       (4,782)         --
 Interest expense..................  (9,447)    (5,465)          --     (14,912)
 Interest and other income.........      44         43           --          87
                                    -------    -------      -------    --------
Income Before Income Taxes.........  23,398      5,821       (4,782)     24,437
 Income tax (expense) benefit......
   Current.........................   1,038     (1,543)          --        (505)
   Deferred........................  (5,331)       504           --      (4,827)
                                    -------    -------      -------    --------
Net Income......................... $19,105    $ 4,782      $(4,782)   $ 19,105
                                    =======    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS
                         Year Ended December 31, 2001

                                                      Guarantor   Intercompany
                                            Issuer   Subsidiaries Eliminations  Combined
                                            ------   ------------ ------------ ---------
                                                          (In thousands)
Cash Flows From Operating Activities
Net income............................... $  53,171    $ 11,528     $(11,528)  $  53,171
Items not affecting cash flows from
 operating activities:
 Depreciation, depletion and amortization    18,413       5,692           --      24,105
 Equity in earnings of subsidiaries......   (11,528)                  11,528
 Deferred income taxes...................    27,620         754           --      28,374
 Cumulative effect of adoption of
   accounting change.....................     1,762        (240)          --       1,522
 Change in derivative fair value.........        (7)      1,062           --       1,055
 Other noncash items.....................       263         733           --         996
Change in assets and liabilities from
 operating activities:
 Accounts receivable and other assets....     9,449        (252)          --       9,197
 Inventories.............................      (586)         (5)          --        (591)
 Accounts payable and other liabilities..       157      (1,178)          --      (1,021)
                                          ---------    --------     --------   ---------
Net cash provided by operating
 activities..............................    98,714      18,094           --     116,808
                                          ---------    --------     --------   ---------
Cash Flows From Investing Activities
Acquisition, exploration and
  developments costs.....................  (108,577)    (17,176)          --    (125,753)
Additions to other property and equipment      (127)         --           --        (127)
                                          ---------    --------     --------   ---------
 Net cash used in investing activities...  (108,704)    (17,176)          --    (125,880)
                                          ---------    --------     --------   ---------
Cash Flows From Financing Activities
Principal payments of long-term debt.....      (511)         --           --        (511)
Receipts from (payments to) Plains
 Resources Inc...........................    10,272      (1,212)          --       9,060
                                          ---------    --------     --------   ---------
Net cash provided by (used in)
 financing activities....................     9,761      (1,212)          --       8,549
                                          ---------    --------     --------   ---------
Net increase (decrease) in cash and cash
  equivalents............................      (229)       (294)          --        (523)
Cash and cash equivalents, beginning of
  year...................................       240         296           --         536
                                          ---------    --------     --------   ---------
Cash and cash equivalents, end of year... $      11    $      2     $     --   $      13
                                          =========    ========     ========   =========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS
                         Year Ended December 31, 2000

                                                        Guarantor   Intercompany
                                              Issuer   Subsidiaries Eliminations Combined
                                              ------   ------------ ------------ --------
                                                            (In thousands)
Cash Flows From Operating Activities
Net income.................................. $ 28,749    $  6,859     $(6,859)   $ 28,749
Items not affecting cash flows from
  operating activities:
 Depreciation, depletion and amortization...   15,450       3,409          --      18,859
 Equity in earnings of subsidiaries.........   (6,859)                  6,859          --
 Deferred income taxes......................   13,985         349          --      14,334
 Other noncash items........................       --                                  --
Change in assets and liabilities from
  operating activities:
 Accounts receivable and other assets.......    7,192         405          --       7,597
 Inventories................................      228        (423)         --        (195)
 Accounts payable and other liabilities.....    9,745         375          --      10,120
                                             --------    --------     -------    --------
Net cash provided by operating activities...   68,490      10,974          --      79,464
                                             --------    --------     -------    --------
Cash Flows From Investing Activities
Acquisition, exploration and developments
  costs.....................................  (54,782)    (15,723)         --     (70,505)
Additions to other property and equipment...     (359)         (7)         --        (366)
                                             --------    --------     -------    --------
Net cash used in investing activities.......  (55,141)    (15,730)         --     (70,871)
                                             --------    --------     -------    --------
Cash Flows From Financing Activities
Principal payments of long-term debt........     (511)         --          --        (511)
Receipts from (payments to) Plains
  Resources Inc.............................  (12,803)        182          --     (12,621)
                                             --------    --------     -------    --------
Net cash provided by (used in)
  financing activities......................  (13,314)        182          --     (13,132)
                                             --------    --------     -------    --------
Net increase (decrease) in cash and
  cash equivalents..........................       35      (4,574)         --      (4,539)
Cash and cash equivalents, beginning of year      205       4,870          --       5,075
                                             --------    --------     -------    --------
Cash and cash equivalents, end of year...... $    240    $    296     $    --    $    536
                                             ========    ========     =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

                CONSOLIDATING COMBINED STATEMENT OF CASH FLOWS
                         Year Ended December 31, 1999

                                                     Guarantor   Intercompany
                                           Issuer   Subsidiaries Eliminations Combined
                                           ------   ------------ ------------ --------
                                                         (In thousands)
Cash Flows From Operating Activities
Net income............................... $ 19,105    $ 4,782      $(4,782)   $ 19,105
Items not affecting cash flows from
  operating activities:
 Depreciation, depletion and amortization   11,154      2,175           --      13,329
 Equity in earnings of subsidiaries......   (4,782)                  4,782          --
 Deferred income taxes...................    5,331       (504)          --       4,827
 Other noncash items.....................
Change in assets and liabilities from
  operating activities:
 Accounts receivable and other assets....  (24,329)    (7,287)          --     (31,616)
 Inventories.............................       38       (624)          --        (586)
 Accounts payable and other liabilities..  (13,669)    13,219           --        (450)
                                          --------    -------      -------    --------
Net cash provided by operating activities   (7,152)    11,761           --       4,609
                                          --------    -------      -------    --------
Cash Flows From Investing Activities
Acquisition, exploration and
  developments costs.....................  (51,348)    (7,819)          --     (59,167)
Additions to other property and equipment     (154)       (41)          --        (195)
                                          --------    -------      -------    --------
Net cash used in investing activities....  (51,502)    (7,860)          --     (59,362)
                                          --------    -------      -------    --------
Cash Flows From Financing Activities
Principal payments of long-term debt.....     (511)        --           --        (511)
Receipts from (payments to) Plains
  Resources Inc..........................   59,232        969           --      60,201
                                          --------    -------      -------    --------
Net cash provided by (used in)
  financing activities...................   58,721        969           --      59,690
                                          --------    -------      -------    --------
Net increase (decrease) in cash and
  cash equivalents.......................       67      4,870           --       4,937
Cash and cash equivalents, beginning
  of year................................      138         --           --         138
                                          --------    -------      -------    --------
Cash and cash equivalents, end of year... $    205    $ 4,870      $    --    $  5,075
                                          ========    =======      =======    ========

                UPSTREAM SUBSIDIARIES OF PLAINS RESOURCES INC.

Note 10 -- Capitalization

    On September 30, 2002, the Companies were capitalized with 24.2 million shares of common stock, all of which are owned by Plains. In accordance with SEC Staff Accounting Bulletin No. 98, this capitalization has been retroactively reflected for purposes of calculating earnings per share for all periods presented in the accompanying combined statements of income. In computing EPS, no adjustments were made to reported net income, and no potential common stock exists. The weighted average shares outstanding for computing both basic and diluted EPS was 24.2 million shares for all periods presented.

Note 11 -- Subsequent Event (unaudited)

    On September 18, 2002 Stocker Resources Inc., or Stocker, our general partner before we converted from a limited partnership to a corporation, filed a declaratory judgment action against Commonwealth Energy Corporation (doing business as electricAmerica), or Commonwealth, in the Superior Court of Orange County, California relating to the termination of an electric service contract between Stocker and Commonwealth. Pursuant to the agreement, Commonwealth had agreed to supply Stocker with electricity and Stocker had obtained a $1.5 million performance bond in favor of Commonwealth to secure its obligations under the agreement. Stocker terminated the contract in accordance with its terms and Commonwealth notified Stocker of its intent to draw upon the performance bond. Stocker is seeking a declaratory judgment that it was entitled to terminate the contract and that Commonwealth has no basis for proceeding against Stocker's related performance bond. Also on September 18, 2002, Stocker was named a defendant in an action brought by Commonwealth in the Superior Court of Orange County, California for breach of the electric service contract. Commonwealth alleges that Stocker breached the terms of the contract by the termination and its implied covenant of good faith and fair dealing and is seeking unspecified damages. We will be required to indemnify Stocker for damages, if any, it incurs as a result of this action. We understand that Stocker intends to defend its rights vigorously in this matter.

    At this time, the Companies are not in a position to express a judgment concerning the potential exposure or likely outcome of this matter.

                                    ANNEX A

                             LETTER OF TRANSMITTAL

                             LETTER OF TRANSMITTAL

                            To Tender For Exchange
               83/4% Series A Senior Subordinated Notes Due 2012

                                      of

                    PLAINS EXPLORATION & PRODUCTION COMPANY
                              PLAINS E&P COMPANY

               Pursuant to the Prospectus Dated           , 2002

 THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            UNLESS
 EXTENDED BY PLAINS EXPLORATION & PRODUCTION COMPANY AND PLAINS E&P COMPANY IN THEIR SOLE DISCRETION (THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                 The Exchange Agent for the Exchange Offer is:

                              JPMORGAN CHASE BANK

         By Mail:                By Facsimile:               By Hand:

    JPMorgan Chase Bank         (713) 577-5200          JPMorgan Chase Bank
  600 Travis, Suite 1500   Attention: Rebecca Newman  600 Travis, Suite 1500
   Houston, Texas 77002                                Houston, Texas 77002
 Attention: Rebecca Newman   Confirm by Telephone:   Attention: Rebecca Newman

                                (713) 216-4931
                           Attention: Rebecca Newman

    DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

    HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE SERIES B NOTES IN TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR SERIES A NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

    This Letter of Transmittal is to be used by holders ("Holders") of 83/4% Series A Senior Subordinated Notes due 2012 (the "Series A notes") of Plains Exploration & Production Company and Plains E&P Company (together, the "Issuers") to receive 83/4% Series B Senior Subordinated Notes due 2012 (the "Series B notes") if: (i) certificates representing Series A notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Series A notes is to be made by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Series A Notes Book-Entry Delivery Procedures" in the Prospectus
dated           , 2002 (the "Prospectus"); or (iii) tender of Series A notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Series A Notes--Guaranteed Delivery" in the Prospectus, and, in each case, instructions are not being transmitted through the DTC Automated Tender Offer Program ("ATOP"). The undersigned hereby acknowledges receipt of the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

    Holders of Series A notes that are tendering by book-entry transfer to the Exchange Agent's account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (together, the "Exchange Offer") must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

Delivery of documents to DTC does not constitute delivery to the exchange agent.

    If a Holder desires to tender Series A notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Series A notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender such Series A notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer-- Procedures for Tendering Series A Notes--Guaranteed Delivery" in the Prospectus. See Instruction 2.

    The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

                           TENDER OF SERIES A NOTES


   [_] CHECK HERE IF TENDERED SERIES A NOTES ARE ENCLOSED HEREWITH.

   [_] CHECK HERE IF TENDERED SERIES A NOTES ARE BEING DELIVERED BY BOOK-
       ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

       Name of Tendering Institution: ______________________________________

       Account Number: _____________________________________________________

       Transaction Code Number: ____________________________________________
   -------------------------------------------------------------------------

   [_] CHECK HERE IF TENDERED SERIES A NOTES ARE BEING DELIVERED PURSUANT TO
       A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE
       AGENT AND COMPLETE THE FOLLOWING:

       Name(s) of Registered Holder(s): ____________________________________

       Window Ticker Number (if any): ______________________________________

       Date of Execution of Notice of Guaranteed Delivery: _________________

       Name of Eligible Institution that Guaranteed Delivery: ______________

    List below the Series A notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Series A notes tendered hereby. The Series A notes and the principal amount of Series A notes that the undersigned wishes to tender would be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.

                            DESCRIPTION OF SERIES A NOTES
---------------------------------------------------------------------------------------------------------------------
 Name(s) and Address(es)
 of Registered Holder(s)                             Aggregate Principal       Principal        Total Principal
(Please fill in, if blank)         Certificate             Amount                Amount            Amount of
    See Instruction 3.             Number(s)*           Represented**          Tendered**       Series A Notes
---------------------------------------------------------------------------------------------------------------------
                                   ----------------------------------------------------------------------------------
                                   ----------------------------------------------------------------------------------
                                   ----------------------------------------------------------------------------------
                                   ----------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
*Need not be completed by Holders tendering by book-entry transfer.
**Unless otherwise specified, the entire aggregate principal amount represented by the Series A notes described above will be deemed to be tendered. See Instruction 4.

                   NOTE: SIGNATURES MUST BE PROVIDED BELOW.
             PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

    The undersigned hereby tenders to Plains Exploration & Production Company and Plains E&P Company (together, the "Issuers"), upon the terms and subject to
the conditions set forth in their Prospectus dated             , 2002 (the
"Prospectus"), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the "Exchange Offer"), the principal amount of Series A notes indicated in the foregoing table entitled "Description of Series A Notes" under the column heading "Principal Amount Tendered." The undersigned represents that it is duly authorized to tender all of the Series A notes tendered hereby which it holds for the account of beneficial owners of such Series A notes ("Beneficial Owner(s)") and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s).

    Subject to, and effective upon, the acceptance for purchase of the principal amount of Series A notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Issuers, all right, title and interest in and to all of the Series A notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Issuers) with respect to such Series A notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Series A notes and all evidences of transfer and authenticity to, or transfer ownership of, such Series A notes on the account books maintained by DTC to, or upon the order of, the Issuers, (ii) present such Series A notes for transfer of ownership on the books of the Issuers, and
(iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Series A notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

    By accepting the Exchange Offer, the undersigned hereby represents and warrants that:

        (i) the Series B notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s),

        (ii) the undersigned and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Series B notes,

        (iii) except as indicated below, neither the undersigned nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), of the Issuers, and

        (iv) the undersigned and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer with the intention or for the purpose of distributing the Series B notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Series B notes acquired by such person with a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission (the "SEC") and cannot rely on the interpretation of the Staff of the SEC set forth in the no-action letters that are noted in the section of the Prospectus entitled "The Exchange Offer--Registration Rights" and (y) any broker-dealer that pursuant to the Exchange Offer receives Series B notes for its own account in exchange for Series A notes which it acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Series B notes.

    If the undersigned is a broker-dealer that will receive Series B notes for its own account in exchange for Series A notes that were acquired as the result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Series B notes. By so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The undersigned understands that tenders of Series A notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date in accordance with the Prospectus. In the event of a termination of the Exchange Offer, the Series A notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of Series A notes tendered by book-entry transfer, such Series A notes will be credited to the account maintained at DTC from which such Series A notes were delivered). If the Issuers make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Issuers will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.

    The undersigned understands that the tender of Series A notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the Exchange Offer. The Issuers' acceptance for exchange of Series A notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Issuers in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that validly tendered Series A notes (or defectively tendered Series A notes with respect to which the Issuers have, or have caused to be, waived such defect) will be deemed to have been accepted by the Issuers if, as and when the Issuers give oral or written notice thereof to the Exchange Agent.

    The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Series A notes tendered hereby, and that when such tendered Series A notes are accepted for purchase by the Issuers, the Issuers will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Issuers to be necessary or desirable to complete the sale, assignment and transfer of the Series A notes tendered hereby.

    All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).

    The undersigned understands that the delivery and surrender of any Series A notes is not effective, and the risk of loss of the Series A notes does not pass to the Exchange Agent or the Issuers, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Issuers. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Series A notes will be determined by the Issuers, in their discretion, which determination shall be final and binding.

    Unless otherwise indicated herein under "Special Issuance Instructions," the undersigned hereby requests that any Series A notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Series A notes tendered by book-entry transfer, by credit to the account of DTC), and Series B notes issued in exchange for Series A notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under "Special Delivery Instructions," the undersigned hereby requests that any Series A notes representing principal amounts not tendered or not accepted for exchange and Series B notes issued in exchange for Series A notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned's signature(s). In the event that the "Special Issuance Instructions" box or the "Special Delivery Instructions" box is, or both are, completed, the undersigned hereby requests that any Series A notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Series A notes be delivered to, and Series B notes issued in exchange for Series A notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Issuers have no obligation pursuant to the "Special Issuance Instructions" box or "Special Delivery Instructions" box to transfer any Series A notes from the name of the registered Holder(s) thereof if the Issuers do not accept for exchange any of the principal amount of such Series A notes so tendered.

[_] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD SERIES A
    NOTES IS AN AFFILIATE OF THE ISSUERS.

[_] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD SERIES A
    NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE ISSUERS OR AN AFFILIATE OF THE ISSUERS.

[_] CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL
    OWNER FOR WHOM YOU HOLD SERIES A NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE ISSUERS WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR
    SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name: ___________________________________

Address: ________________________________

         ________________________________

---------------------------------------------------  ------------------------------------------------
         SPECIAL ISSUANCE INSTRUCTIONS                       SPECIAL DELIVERY INSTRUCTIONS
        (See Instructions 1, 5, 6 and 7)                    (See Instructions 1, 5, 6 and 7)

  To be completed ONLY if Series A notes in            To be completed ONLY if Series A notes in
a principal amount not tendered or not ac-           a principal amount not tendered or not
cepted for exchange are to be issued in the          accepted for exchange or Series B notes are
name of, or Series B notes are to be issued in       to be sent to someone other than the
the name of, someone other than the                  person(s) whose signature(s) appear(s) within
person(s) whose signature(s) appear(s) within        this Letter of Transmittal or to an address
this Letter of Transmittal or issued to an ad-       different from that shown in the box entitled
dress different from that shown in the box enti-     "Description of Series A Notes" within this
tled "Description of Series A Notes" within this     Letter of Transmittal.
Letter of Transmittal.
                                                     Issue: [_] Series A notes   [_] Series B notes..
Issue: [_] Series A notes     [_] Series B notes..               (check as applicable)
             (check as applicable)
                                                     Name _________________________________________
Name ___________________________________________                     (Please Print)
                 (Please Print)
                                                     Address ______________________________________
Address ________________________________________                     (Please Print)
                 (Please Print)
                                                     ______________________________________________
________________________________________________                       (Zip Code)
                   (Zip Code)
                                                     ______________________________________________
________________________________________________     (Tax Identification or Social Security Number)
 (Tax Identification or Social Security Number)             (See Substitute Form W-9 Herein)
        (See Substitute Form W-9 Herein)
---------------------------------------------------  ------------------------------------------------

                                             PLEASE SIGN HERE

                        (To be completed by all tendering Holders of Series A notes regardless of whether Series A notes are being physically delivered herewith)

    This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s)
appear(s) on certificate(s) for Series A notes or, if tendered by a participant in DTC exactly as such participant's name appears on a security position listing as owner of Series A notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________
                       Signature(s) of Registered Holder(s) or Authorized Signatory
                                     (See guarantee requirement below)

Dated: ____________________________________________________________________________________________________

Name(s): __________________________________________________________________________________________________
                                              (Please Print)

Capacity (Full Title): ____________________________________________________________________________________

Address: __________________________________________________________________________________________________

___________________________________________________________________________________________________________
                                           (Including Zip Code)

Area Code and Telephone No.: ______________________________________________________________________________

Tax Identification or Social Security Number: _____________________________________________________________

                                 COMPLETE ACCOMPANYING SUBSTITUTE FORM W-9

                              SIGNATURE GUARANTEE
                    (If Required--See Instructions 1 and 5)

                    _______________________________________
                            (Authorized Signature)

                    _______________________________________
                                (Name of Firm)

                               [place seal here]

                                 INSTRUCTIONS

        Forming Part of The Terms and Conditions of The Exchange Offer

    1. Signature Guarantees. Signatures of this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Series A notes tendered hereby are tendered
(i) by a registered Holder of Series A notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Series A notes) that has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal, or (ii) for the account of an Eligible Institution. If the Series A notes are registered in the name of a person other than the signer of this Letter of Transmittal, if Series A notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if Series B notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered Series A notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

    2. Delivery of Letter of Transmittal and Series A Notes. This Letter of Transmittal is to be completed by Holders if (i) certificates representing Series A notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Series A notes is to be made by book-entry transfer to the Exchange Agent's account at DTC pursuant to the procedures set forth under the caption "The Exchange offer--Procedures for Tendering Series A Notes--Book-Entry Delivery Procedures" in the Prospectus; or (iii) tender of Series A notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Series A Notes--Guaranteed Delivery" in the Prospectus. All physically delivered Series A notes, or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Series A notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

    If a Holder desires to tender Series A notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Series A notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Series A notes pursuant to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Series A Notes--Guaranteed Delivery" in the Prospectus. Pursuant to such procedures, (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Issuers, or an Agent's Message with respect to guaranteed delivery that is accepted by the Issuers, must be received by the Exchange Agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and (iii) the certificates for all tendered Series A notes, in proper form for transfer (or confirmation of a book-entry transfer or all Series A notes delivered electronically into the Exchange Agent's account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, or in the case of a book-entry transfer, a properly transmitted Agent's Message, must be received by the Exchange Agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.

    The method of delivery of this Letter of Transmittal, the Series A notes and all other required documents, including delivery through DTC and any acceptance or agent's message delivered through ATOP, is at the election and risk of the tendering Holder and, except as otherwise provided in this Instruction 2, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such date.

    No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Series A notes for exchange.

    3. Inadequate Space. If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by Series A notes should be listed on separate signed schedule attached hereto.

    4. Partial Tenders. (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by a Series A note submitted, such Holders must fill in the principal amount that is to be tendered in the column entitled "Principal Amount Tendered." The minimum permitted tender is $1,000 in principal amount of Series A notes. All other tenders must be in integral multiples of $1,000 in principal amount. In the case of a partial tender of Series A notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Series A notes that were evidenced by such Holder's old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Series A notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

    5. Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by the registered Holder(s) of the Series A notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Series A notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Series A notes.

    If any of the Series A notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Series A notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

    If this Letter of Transmittal or any Series A note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Issuers of such person's authority to so act must be submitted.

    When this Letter of Transmittal is signed by the registered Holder(s) of the Series A notes listed herein and transmitted hereby, no endorsements of Series A notes or separate instruments of transfer are required unless Series B notes are to be issued, or Series A notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Series A notes or instruments of transfer must be guaranteed by an Eligible Institution.

    If this Letter of Transmittal is signed other than by the registered Holder(s) of the Series A notes listed herein, the Series A notes must be endorsed or accompanied by appropriate instruments of transfer, in either case signed exactly as the name(s) of the registered Holder(s) appear on the Series A notes and signatures on such Series A notes or instruments of transfer are required and must be guaranteed by an Eligible Institution, unless the signature is that of an Eligible Institution.

    6. Special Issuance and Delivery Instructions. If certificates for Series B notes or unexchanged or untendered Series A notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Series B notes or such Series A notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Series A notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Series A notes were delivered.

    7. Transfer Taxes. Except as set forth in this Instruction 7, the Issuers will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Series A notes to it, or to its order, pursuant to the Exchange Offer. If Series B notes, or Series A notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, or if tendered Series A notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Issuers or the Exchange Agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the Series B notes will be issued.

    8. Waiver of Conditions. The conditions of the Exchange Offer may be amended or waived by the Issuers, in whole or in part, at any time and from time to time in the Issuers' discretion, in the case of any Series A notes tendered.

    9. Substitute Form W-9. Each tendering owner of a Note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number ("TIN"), generally the owner's social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under "Important Tax Information," and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 31% federal income tax withholding. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days of the date on the Substitute Form W-9, the Exchange Agent will withhold 31% until a TIN is provided to the Exchange Agent.

    10. Broker-dealers Participating in the Exchange Offer. If no broker-dealer checks the last box on page 6 of this Letter of Transmittal, the Issuers have no obligation under the Registration Rights Agreement to allow the use of the Prospectus for resales of the Series B notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

    11. Requests for Assistance or Additional Copies. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder's or owner's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

    IMPORTANT: This Letter of Transmittal (or a facsimile hereof), together with certificates representing the Series A notes and all other required documents or the Notice of Guaranteed Delivery, must be received by the Exchange Agent on or prior to the Expiration Date.

                           IMPORTANT TAX INFORMATION

    Under federal income tax law, an owner of Series A notes whose tendered Series A notes are accepted for exchange is required to provide the Exchange Agent with such owner's current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Series B notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Series B notes paid to such owner or other recipient may be subject to 31% backup withholding tax.

    Certain owners of Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Forms W-8ECI, W-8BEN, W-8EXP or W-8IMY (collectively, a "Form W-8"), signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

    Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

    To prevent backup withholding the owner is required to notify the Exchange Agent of the owner's current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner is exempt from withholding, (ii) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding.

What Number to Give The Exchange Agent

    The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Series A notes. If the Series A notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9," for additional guidance on which number to report.

---------------------------------------------------------------------------------------------------------------

                           PART 1--PLEASE PROVIDE YOUR TIN IN
                           THE BOX AT RIGHT AND CERTIFY BY                Social Security Number(s) or
                           SIGNING AND DATING BELOW.                      Employer Identification Number
                           -----------------------------------------------
                           ------------------------------------------------------------------------------------
SUBSTITUTE
Form W-9                   PART 2--CERTIFICATION
Department of The          ------------------------------------------------------------------------------------
Treasury                   ------------------------------------------------------------------------------------
Internal Revenue Service   UNDER PENALTIES OF PERJURY, I CERTIFY THAT:
Payer's Request for        (1) The number shown on this form is my correct taxpayer identification
Taxpayer Identification        number (or I am waiting for a number to be issued to me), and
No. ("TIN")
                           (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue
                               Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that
                               I am no longer subject to backup withholding

                           Signature________________________________   Date
-                          ------------------------------------------------------------------------------------

CERTIFICATION INSTRUCTIONS--You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return.
---------------------------------------------------------------------------------------------------------------

PART 3--Awaiting TIN [      ]
---------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY
      IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 31%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

     YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN
                        PART 3 OF SUBSTITUTE FORM W-9.

----------------------------------------------------------------------------------------------------------------

                             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either
(1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate
Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days of the date in this form, 31% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.
Signature __________________________________________    Date
----------------------------------------------------------------------------------------------------------------

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                        NUMBER ON SUBSTITUTION FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer--Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

--------
(1) List first and circle the name of the person whose number you furnish.
(2) Circle the minor's name and furnish the minor's Social Security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4) Show the name of the owner. If the owner does not have an employer identification number, furnish the owner's social security number.
(5) List first and circle the name of the legal trust, estate, or pension trust.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

  ----------------------------------------------------------------------------

  For this type of account:                      Give the
                                                 SOCIAL SECURITY
                                                 number of--
  ----------------------------------------------------------------------------
   1. An individual's account                    The individual

   2. Two or more individuals (joint             The actual owner of the
      account)                                   account or, if combined
                                                 funds, the first individual
                                                 on the account(1)

   3. Husband and wife (joint account)           The actual owner of the
                                                 account or, if joint funds,
                                                 either person(1)

   4. Custodian account of a minor               The minor(2)
      (Uniform Gift to Minors Act)

   5. Adult and minor (joint account)            The adult or, if the minor is
                                                 the only contributor, the
                                                 minor(1)

   6. Account in the name of guardian or         The ward, minor, or
      committee for a designated ward,           incompetent person(3)
      minor, or incompetent person

   7. a A revocable savings trust account        The grantor-trustee(1)
        (in which grantor is also trustee)
     b Any "trust" account that is not a         The actual owner(1)
       legal or valid trust under State law

   8. Sole proprietorship account                The owner(4)
  ----------------------------------------------------------------------------

   --------------------------------------------------------------------------

   For this type of account:                   Give the EMPLOYER
                                               IDENTIFICATION
                                               number of--
   --------------------------------------------------------------------------
    9. A valid trust, estate, or pension trust The legal entity (do not furnish the identifying
                                               number of the personal
                                               representative or trustee
                                               unless the legal entity itself
                                               is not designated in the
                                               account title.)(5)

   10. Corporate account                       The corporation

   11. Religious, charitable, or educational   The organization
       organization account

   12. Partnership account held in the         The partnership
       name of the business

   13. Association, club, or other tax-        The organization
       exempt organization

   14. A broker or registered nominee          The broker or nominee

   15. Account with the Department of          The public entity
       Agriculture in the name of a public
       entity (such as a State or local
       government, school district, or
       prison) that receives agricultural
       program payments
   --------------------------------------------------------------------------

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9
                                    Page 2



Obtaining a Number
If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for resident individuals), Form SS-4, Application for Employer Identification Number (for businesses and all other entities), or Form W-7 for International Taxpayer Identification Number (for alien individuals required to file U.S. tax returns), at an office of the Social Security Administration or the Internal Revenue Service.

To complete Substitute Form W-9, if you do not have a taxpayer identification number, write "Applied For" in the space for the taxpayer identification number in Part 1, sign and date the Form, and give it to the requester. Generally, you will then have 60 days to obtain a taxpayer identification number and furnish it to the requester. If the requester does not receive your taxpayer identification number within 60 days, backup withholding, if applicable, will begin and will continue until you furnish your taxpayer identification number to the requester.

Payees Exempt from Backup Withholding
Payees specifically exempted from backup withholding on ALL payments include the following:
  . A corporation.
  . A financial institution.
  . An organization exempt from tax under section 501(a), or an individual retirement plan, or a custodial account under section 403(b)(7).
  . The United States or any agency or instrumentality thereof.
  . A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
  . A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
  . An international organization or any agency, or instrumentality thereof.
  . A registered dealer in securities or commodities registered in the United
    States or a possession of the United States.
  . A real estate investment trust.
  . A common trust fund operated by a bank under section 584(a).
  . An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).
  . An entity registered at all times during the tax year under the investment
    Company Act of 1940.
  . A foreign central bank of issue.
  . Unless otherwise noted herein, all reference below to section numbers or to regulations are references to the Internal Revenue Code and the regulations promulgated thereunder.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
  . Payments to nonresident aliens subject to withholding under section 1441. . Payments to partnerships not engaged in a trade or business in the United
    States and which have at least one nonresident partner.
  . Payments of patronage dividends where the amount received is not paid in money.
  . Payments made by certain foreign organizations.
  . Payments made to a nominee.

Payments of interest not generally subject to backup withholding include the following:
  . Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if (i) this interest is $600 or more, and
    (ii) the interest is paid in the course of the payer's trade or business and (iii) you have not provided your correct taxpayer identification number to the payer.
  . Payments of tax-exempt interest (including exempt-interest dividends under section 852).
  . Payments described in section 6049(b)(5) to nonresident aliens.
  . Payments on tax-free covenant bonds under section 1451.
  . Payments made by certain foreign organizations.
  . Payments made to a nominee.

Exempt payees described above should file a Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER.

Certain payments other than interest dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045, and 6050A.

Privacy Act Notices. Section 6109 requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 31% of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties
(1) Penalty for Failure to Furnish Taxpayer Identification Number.--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Failure to Report Certain Dividend and Interest Payments.--If you fail to include any portion of an includible payment for interest, dividends, or patronage dividends in gross income and such failure is due to negligence, a penalty of 20% is imposed on any portion of an underpayment attributable to the failure.

(3) Civil Penalty for False Information With Respect To Withholding.--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(4) Criminal Penalty for Falsifying Information.--If you falsify certifications or affirmations, you are subject to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

                                    ANNEX B

                         NOTICE OF GUARANTEED DELIVERY

                         NOTICE OF GUARANTEED DELIVERY

                    Plains Exploration & Production Company
                              Plains E&P Company

                               Offer to Exchange
      8 3/4% Series B Senior Subordinated Notes due 2012 for any and all
        outstanding 8 3/4% Series A Senior Subordinated Notes due 2012

    As set forth in the Prospectus dated ,           2002 (as the same may be
amended from time to time, the "Prospectus"), of Plains Exploration & Production Company and Plains E&P Company (together, the "Issuers") under the caption of "The Exchange Offer--Procedures for Tendering Series A Notes--Guaranteed Delivery," this form or one substantially equivalent hereto must be used to accept the Issuers' offer (the "Exchange Offer") to exchange their 83/4% Series B Senior Subordinated Notes due 2012 (the "Series B notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of their 8 3/4% Series A Senior Subordinated Notes due 2012 (the "Series A notes"), if (i) certificates representing the Series A notes to be exchanged are not lost but are not immediately available, or (ii) time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date. This form may be delivered by an eligible institution by mail or hand delivery or transmittal, via facsimile, to the Exchange Agent at its address set forth below not later
than 5:00 p.m., New York City time, on           . All capitalized terms used
herein but not defined herein shall have the meanings ascribed to them in the Prospectus.

                 The Exchange Agent for the Exchange Offer is:

                              JPMorgan Chase Bank

                      By Mail:                By Facsimile:
                 JPMorgan Chase Bank         (713) 577-5200
               600 Travis, Suite 1500   Attention: Rebecca Newman
                Houston, Texas 77002
              Attention: Rebecca Newman   Confirm by Telephone:
                                             (713) 216-4931
                                        Attention: Rebecca Newman

    Delivery or transmission via facsimile of this notice of guaranteed delivery to an address other than as set forth above will not constitute a valid delivery.

Ladies and Gentlemen:

    The undersigned hereby tender(s) for exchange to the Issuers, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, receipt of which is hereby acknowledged, the principal amount of the Series A notes as set forth below pursuant to the guaranteed delivery procedures set forth in the Prospectus under the caption of "The Exchange Offer--Procedures for Tendering Series A Notes--Guaranteed Delivery."

    The undersigned understands and acknowledges that the Exchange Offer will
expire at 5:00 p.m., New York City time, on            , unless extended by the
Issuers. With respect to the Exchange Offer, "Expiration Date" means such time and date, or if the Exchange Offer is extended, the latest time and date to which the Exchange Offer is so extended by the Issuers.

    All authority herein conferred or agreed to be conferred by the Notice of Guaranteed Delivery shall survive the death or incapacity of the undersigned and every obligation of the undersigned under this Notice of Guaranteed Delivery shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns, trustees in bankruptcy and other legal representatives of the undersigned.

                            Name of Firm: _ _______

                            Address: ______ Name: _

                            _______________ Title:

                            Area Code and
                            Telephone No.:  Date: _

    DO NOT SEND SERIES A NOTES WITH THIS FORM. ACTUAL SURRENDER OF SERIES A NOTES MUST BE MADE PURSUANT TO, AND BE ACCOMPANIED BY, THE LETTER OF TRANSMITTAL.

             SIGNATURES               Principal Amount of Series A Notes Exchanged:

_____________________________________ $ _______________________________________________
         Signature of Owner
                                      Certificate Nos. of Series A Notes (if available)

_____________________________________ _________________________________________________
Signature of Owner (if more than one) _________________________________________________
Dated: ________________________, 2002
Name(s): ____________________________
           (Please Print)

Address: ____________________________

_____________________________________

_____________________________________
         (Include Zip Code)
Area Code and
Telephone No.: ______________________
Capacity (full title),
if signing in a
representative capacity: ____________
Taxpayer Identification or
Social Security No.: ________________

                                   GUARANTEE
                   (NOT TO BE USED FOR SIGNATURE GUARANTEE)

    The undersigned, a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or a correspondent in the United States, or is otherwise an "eligible guaranteed institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, hereby guarantees that, within three New York Stock Exchange trading days from the date of this Notice of Guaranteed Delivery, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with certificates representing the Series A notes tendered hereby in proper form for transfer (or confirmation of the book-entry transfer of such Series A notes into the account of JPMorgan Chase Bank (the "Trust Company") at a book-entry transfer facility, pursuant to the Trust Company's account at a book-entry transfer facility, pursuant to the procedure for book-entry transfer set forth in the Prospectus under the caption "The Exchange Offer--Procedures for Tendering Series A Notes--Book-Entry Delivery Procedures"), and any other required documents will be deposited by the undersigned with the Trust Company.

                   Name of Firm: _ _________________________

                   Address: ______ Name: ___________________

                   _______________ Title: __________________

                   Area Code and
                   Telephone No.:  Date: ___________________

    DO NOT SEND SERIES A NOTES WITH THIS FORM. ACTUAL SURRENDER OF SERIES A NOTES MUST BE MADE PURSUANT TO, AND BE ACCOMPANIED BY, THE LETTER OF TRANSMITTAL.

                                    Part II

                    INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 20.  Indemnification of Directors and Officers

    Our Certificate of Incorporation provides that we must indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of fact that he, his testator or intestate, is or was one of our directors or officers or by reason of the fact that such director or officer, at our request, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of our Certificate of Incorporation or bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

    Additionally, our Bylaws provide for mandatory indemnification to at least the extent specifically allowed by Section 145 of the Delaware General Corporation Law (the "GCL"). Our Bylaws generally follow the language of
Section 145 of the GCL, but in addition specify that any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the Bylaws, notwithstanding any contrary determination denying indemnification made by the Board, by independent legal counsel, or by the stockholders, and notwithstanding the absence of any determination with respect to indemnification. The Bylaws also specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the Bylaws, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on our records or books of account or those of another enterprise, or on information supplied to him by our officers or the officers of another enterprise in the course of their duties, or on the advice of our legal counsel or the legal counsel of another enterprise or on information or records given or reports made to us or to another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by us or another enterprise.

    Pursuant to Section 145 of the GCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in our right, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to us unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. We also have the power to purchase and maintain insurance for such persons.

    Although the above discussion summarizes the material provisions of our Certificate of Incorporation and Bylaws and Section 145 of the GCL, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

    Reference is also made to the Purchase Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of our officers and directors against certain liabilities.

Item 21.  Exhibits

(a) Exhibits

Exhibit
Number  Description
------  -----------
   1.1* Purchase Agreement dated June 28, 2002 among Plains Exploration & Production
        Company, Plains E&P Company, Arguello Inc., Plains Illinois Inc., Plains Resources
        International Inc., PMCT Inc., and J.P. Morgan Securities Inc., Goldman Sachs & Co., Banc
        One Capital Markets, Inc., BNP Paribas Securities Corp., Fleet Securities, Inc. and Fortis
        Investment Services LLC.

   3.1  Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's
        Amendment No. 2 to Form S-1 filed on October 3, 2002).

   3.2  Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Amendment No. 2 to
        Form S-1 filed on October 3, 2002).

   4.1  Indenture dated July 3, 2002 among Plains Exploration & Production Company, Plains E&P
        Company, Arguello Inc., Plains Illinois Inc., Plains Resources International Inc., PMCT Inc.,
        and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the
        Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

   4.2  Form of 83/4% Senior Subordinated Note (incorporated by reference to Exhibit 4.3 to the
        Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

   4.3  Registration Rights Agreement dated July 3, 2002 by and among Plains Exploration &
        Production Company, Plains E&P Company, Arguello Inc., Plains Illinois Inc. (incorporated by reference to Exhibit 4.4 to the Company's Amendment No. 1 to
        Form S-1 filed on August 28, 2002).

   5.1* Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the legality of securities being offered.

  10.1  Master Separation Agreement dated July 3, 2002 between Plains Exploration & Production
        Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.1 to the
        Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

  10.2  Plains Exploration and Production Company Transition Services Agreement dated July 3,
        2002 between Plains Exploration & Production Company and Plains Resources Inc.
        (incorporated by reference to Exhibit 10.2 to the Company's Amendment No. 1 Form S-1
        filed on August 28, 2002).

  10.3  Plains Resources Inc. Transition Services Agreement dated July 3, 2002 between Plains
        Resources Inc. and Plains Exploration & Production Company (incorporated by reference to
        Exhibit 10.3 to the Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

  10.4  Amended and Restated Tax Allocation Agreement dated October 2, 2002 between Plains
        Exploration & Production Company and Plains Resources Inc. (incorporated by reference to
        Exhibit 10.4 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

  10.5  Technical Services Agreement dated July 3, 2002 between Plains Exploration & Production
        Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.5 to the
        Company's Amendment No.1 to Form S-1 filed on August 28, 2002).

  10.6  Intellectual Property Agreement dated July 3, 2002 between Plains Exploration &
        Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.6 to the Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

  10.7  Employee Matters Agreement dated July 3, 2002 between Plains Exploration & Production
        Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.7 to the
        Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

Exhibit
Number  Description
------  -----------

 10.8   Purchase and Sale Agreement dated June 4, 1999, by and among Plains Resources Inc.,
        Chevron U.S.A., Inc., and Chevron Pipe Line Company (incorporated by reference to
        Exhibit 10.7 to the Company's Form S-1 filed on June 21, 2002).

 10.9   Crude Oil Marketing Agreement dated as of November 23, 1998 among Plains Resources
        Inc., Plains Illinois Inc., Stocker Resources, L.P., Calumet Florida, Inc. and Plains
        Marketing (incorporated by reference to Exhibit 10.8 to the Company's Form S-1 filed on
        June 21, 2002).

 10.10  Letter Agreement dated as of October 23, 2001 by and between Plains Marketing and
        Stocker Resources, L.P. (incorporated by reference to Exhibit 10.9 to the Company's Form
        S-1 filed on June 21, 2002).

 10.11  Credit Agreement dated July 3, 2002 among Plains Exploration & Production Company,
        JPMorgan Chase Bank, as Administrative Agent, Bank One, NA (Main Office Chicago) and
        Fleet National Bank, as Syndication Agents, BNPParibas and Fortis Capital Corp., as
        Documentation Agents, and the Lenders party thereto (incorporated by reference to Exhibit
        10.11 to the Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

 10.12  First Amendment, effective as of July 19, 2002, to Credit Agreement dated as of July 3,
        2002 among Plains Exploration & Production Company, as Borrower, JPMorgan Chase
        Bank, as administrative agent, Bank One, NA and Fleet National Bank, as Syndication
        Agents, BNP Paribas and Fortis Capital Corp., as Documentation Agents and the Lender
        Party thereto (incorporated by reference to Exhibit 10.12 to the Company's Amendment No.
        1 to Form S-1 filed on August 28, 2002).

 10.13  Employment Agreement, dated as of September 19, 2002, between Plains Exploration &
        Production Company and James C. Flores (incorporated by reference to Exhibit 10.13 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.14  Employment Agreement, dated as of September 19, 2002, between Plains Exploration &
        Production Company and John T. Raymond (incorporated by reference to Exhibit 10.14 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.15  Employment Letter Agreement, dated as of August 20, 2002, between Plains Exploration &
        Production Company and Stephen A. Thorington (incorporated by reference to Exhibit
        10.15 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.16  Employment Letter Agreement, dated as of September 19, 2002, between Plains
        Exploration & Production Company and Timothy T. Stephens (incorporated by reference to
        Exhibit 10.16 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.17  Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
        & Production Company and James C. Flores (incorporated by reference to Exhibit 10.17 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.18  Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
        & Production Company and John T. Raymond (incorporated by reference to Exhibit 10.18 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.19  Stock Appreciation Rights Agreement, dated as of September 3, 2002, between Plains
        Exploration & Production Company and Stephen A. Thorington (incorporated by reference to Exhibit 10.19 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.20  Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
        & Production Company and Timothy T. Stephens (incorporated by reference to Exhibit
        10.20 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.21  Plains Exploration & Production Company 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.21 to the Company's Amendment No. 2 to Form S-1 filed on
        October 4, 2002).

 10.22  Amendment No. 1 to Employee Matters Agreement, dated as of September 18, 2002, between Plains Resources Inc. and Plains Exploration & Production Company
        (incorporated by reference to Exhibit 10.22 to the Company's Amendment No. 2 to Form
        S-1 filed on October 4, 2002).

Exhibit
Number   Description
------   -----------

 10.23   Omnibus Agreement dated as of November 17, 1998 among Plains Resources Inc., Plains
         All American Pipeline, Plains Marketing, All American Pipeline, and Plains Holdings Inc.
         (fka Plains All American Inc.) (incorporated by reference to Exhibit 10.23 to the Company's
         Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.24** Amendment No. 1 to Master Separation Agreement, dated as of October   , 2002,
         between Plains Resources Inc. and Plains Exploration & Production Company.

 10.25** Amendment No. 2 to Employee Matters Agreement, dated as of October   , 2002, between
         Plains Resources Inc. and Plains Exploration & Production Company.

 10.26** Amendment No. 1 to Employment Agreement, dated as of October   , 2002, between
         Plains Exploration & Production Company and James C. Flores.

 10.27** Amendment No. 1 to Employment Agreement, dated as of October   , 2002, between
         Plains Exploration & Production Company and John T. Raymond.

 10.28** Amendment No. 1 to Employment Letter Agreement, dated as of October   , 2002,
         between Plains Exploration & Production Company and Stephen A. Thorington.

 10.29** Amendment No. 1 to Restricted Stock Award Agreement, dated as of October   , 2002,
         between Plains Exploration & Production Company and James C. Flores.

 10.30** Amendment No. 1 to Restricted Stock Award Agreement, dated as of October   , 2002,
         between Plains Exploration & Production Company and John T. Raymond.

 10.31** Amendment No. 1 to Stock Appreciation Rights Agreement, dated as of October   , 2002,
         between Plains Exploration & Production Company and Stephen A. Thorington.

 10.32** Amendment No. 1 to Restricted Stock Award Agreement, dated as of October   , 2002,
         between Plains Exploration & Production Company and Timothy T. Stephens.

 12.1*   Calculation of Earnings to Fixed Charges.

 21.1    Subsidiaries of Plains Exploration & Production Company (incorporated by reference to
         Exhibit 21.1 to the Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

 23.1*   Consent of Akin Gump Strauss Hauer & Feld LLP (included in its opinion filed as Exhibit 5.1 hereto).

 23.2*   Consent of PriceWaterhouseCoopers LLP.

 23.3*   Consent of Netherland, Sewell & Associates, Inc.

 23.4*   Consent of Ryder Scott Company.

 23.5*   Consent of H.J. Gruy & Associates, Inc.

 24.1*   Power of attorney (included on signature page).

 25.1*   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase
         Bank.

--------
*   Filed herewith.
**  To be filed by amendment.

(b) Financial Statement Schedules

    No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

(c) Reports, Opinions, and Appraisals

    None.

Item 22. Undertakings

    (a) Regulation S-K, Item 512 Undertakings

        (1) The undersigned registrant hereby undertakes:

            (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (c) To include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement;

            (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) Registration on Form S-4 of Securities Offered for Resale

        (i) The undersigned hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (ii) The registrant undertakes that every prospectus: (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(s)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (6) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 25, 2002.

                                              PLAINS EXPLORATION & PRODUCTION
                                              COMPANY

                                              By:      /s/ JOHN T. RAYMOND
                                                  -----------------------------
                                                         John T. Raymond
                                                  President and Chief Operating
                                                             Officer

                                              PLAINS E&P COMPANY

                                              By:   /s/ STEPHEN A. THORINGTON
                                                  -----------------------------
                                                      Stephen A. Thorington
                                                    Vice President and Chief
                                                        Financial Officer

                                              ARGUELLO INC.

                                              By:      /s/ JOHN T. RAYMOND
                                                  -----------------------------
                                                         John T. Raymond
                                                            President

                                              PLAINS ILLINOIS INC.

                                              By:      /s/ JOHN T. RAYMOND
                                                  -----------------------------
                                                         John T. Raymond
                                                            President

                                              PLAINS RESOURCES INTERNATIONAL
                                              INC.

                                              By:      /s/ JOHN T. RAYMOND
                                                  -----------------------------
                                                         John T. Raymond
                                                            President

                                              PMCT INC.

                                              By:      /s/ JOHN T. RAYMOND
                                                  -----------------------------
                                                         John T. Raymond
                                                            President

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Raymond, Timothy T. Stephens and Stephen
A. Thorington and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on October 25, 2002.

 Signature                 Title
 ---------                 -----

    /s/ JAMES C. FLORES    Chairman of the Board and Chief Executive
 -------------------------   Officer of Plains Exploration & Production
      James C. Flores        Company (Principal Executive Officer)

                           President and Director of Plains E&P Company
                             (Principal Executive Officer)

                           Director of PMCT Inc.

    /s/ JOHN T. RAYMOND    President and Director of Arguello Inc., Plains
 -------------------------   Illinois Inc. and Plains Resources International
      John T. Raymond        Inc. (Principal Executive Officer)

                           President of PMCT Inc. (Principal Executive
                             Officer)

 /s/ STEPHEN A. THORINGTON Executive Vice President and Chief Financial
 -------------------------   Officer of Plains Exploration & Production
   Stephen A. Thorington     Company (Principal Financial Officer)

                           Vice President, Chief Financial Officer and
                             Director of Plains E&P Company (Principal
                             Financial and Accounting Officer)

                           Vice President and Treasurer of Arguello Inc.
                             and Plains Illinois Inc. (Principal Financial and Accounting Officer)

                           Vice President, Treasurer and Director of Plains
                             Resources International Inc. and PMCT Inc.
                             (Principal Financial and Accounting Officer)

     /s/ CYNTHIA A. FEEBACK  Senior Vice President--Accounting and
     -----------------------   Treasurer of Plains Exploration & Production
       Cynthia A. Feeback      Company (Principal Accounting Officer)

     /s/ TIMOTHY T. STEPHENS Director of Plains E&P Company, Arguello
     -----------------------   Inc., Plains Illinois Inc., Plains Resources
       Timothy T. Stephens     International Inc. and PMCT Inc.

        /s/ JERRY L. DEES    Director of Plains Exploration & Production
     -----------------------   Company
          Jerry L. Dees

      /s/ TOM H. DELIMITROS  Director of Plains Exploration & Production
     -----------------------   Company
        Tom H. Delimitros

       /s/ JOHN H. LOLLAR    Director of Plains Exploration & Production
     -----------------------   Company
         John H. Lollar

                                 EXHIBIT INDEX

Exhibit
Number  Description
------  -----------

  1.1*  Purchase Agreement dated June 28, 2002 among Plains Exploration & Production
        Company, Plains E&P Company, Arguello Inc., Plains Illinois Inc., Plains Resources
        International Inc., PMCT Inc., and J.P. Morgan Securities Inc., Goldman Sachs & Co., Banc
        One Capital Markets, Inc., BNP Paribas Securities Corp., Fleet Securities, Inc. and Fortis
        Investment Services LLC.

  3.1   Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's
        Amendment No. 2 to Form S-1 filed on October 3, 2002).

  3.2   Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Amendment No. 1 to
        Form S-1 filed on October 3, 2002).

  4.1   Indenture dated July 3, 2002 among Plains Exploration & Production Company, Plains E&P
        Company, Arguello Inc., Plains Illinois Inc., Plains Resources International Inc., PMCT Inc.,
        and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the
        Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

  4.2   Form of 83/4% Senior Subordinated Note (incorporated by reference to Exhibit 4.3 to the
        Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

  4.3   Registration Rights Agreement dated July 3, 2002 by and among Plains Exploration &
        Production Company, Plains E&P Company, Arguello Inc., Plains Illinois Inc. (incorporated by reference to Exhibit 4.4 to the Company's Amendment No. 1 to
        Form S-1 filed on August 28, 2002).

  5.1*  Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of securities being offered.

 10.1   Master Separation Agreement dated July 3, 2002 between Plains Exploration & Production
        Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.1 to the
        Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

 10.2   Plains Exploration and Production Company Transition Services Agreement dated July 3,
        2002 between Plains Exploration & Production Company and Plains Resources Inc.
        (incorporated by reference to Exhibit 10.2 to the Company's Amendment No. 1 Form S-1
        filed on August 28, 2002).

 10.3   Plains Resources Inc. Transition Services Agreement dated July 3, 2002 between Plains
        Resources Inc. and Plains Exploration & Production Company (incorporated by reference to
        Exhibit 10.3 to the Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

 10.4   Amended and Restated Tax Allocation Agreement dated October 3, 2002 between Plains
        Exploration & Production Company and Plains Resources Inc. (incorporated by reference to
        Exhibit 10.4 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.5   Technical Services Agreement dated July 3, 2002 between Plains Exploration & Production
        Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.5 to the
        Company's Amendment No.1 to Form S-1 filed on August 28, 2002).

 10.6   Intellectual Property Agreement dated July 3, 2002 between Plains Exploration &
        Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.6 to the Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

 10.7   Employee Matters Agreement dated July 3, 2002 between Plains Exploration & Production
        Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.7 to the
        Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

Exhibit
Number  Description
------  -----------

 10.8   Purchase and Sale Agreement dated June 4, 1999, by and among Plains Resources Inc.,
        Chevron U.S.A., Inc., and Chevron Pipe Line Company (incorporated by reference to
        Exhibit 10.7 to the Company's Form S-1 filed on June 21, 2002).

 10.9   Crude Oil Marketing Agreement dated as of November 23, 1998 among Plains Resources
        Inc., Plains Illinois Inc., Stocker Resources, L.P., Calumet Florida, Inc. and Plains Marketing
        (incorporated by reference to Exhibit 10.8 to the Company's Form S-1 filed on June 21,
        2002).

 10.10  Letter Agreement dated as of October 23, 2001 by and between Plains Marketing and
        Stocker Resources, L.P. (incorporated by reference to Exhibit 10.9 to the Company's Form
        S-1 filed on June 21, 2002).

 10.11  Credit Agreement dated July 3, 2002 among Plains Exploration & Production Company,
        JPMorgan Chase Bank, as Administrative Agent, Bank One, NA (Main Office Chicago) and
        Fleet National Bank, as Syndication Agents, BNP Paribas and Fortis Capital Corp., as
        Documentation Agents, and the Lenders party thereto (incorporated by reference to Exhibit
        10.11 to the Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

 10.12  First Amendment, effective as of July 19, 2002, to Credit Agreement dated as of July 3,
        2002 among Plains Exploration & Production Company, as Borrower, JPMorgan Chase
        Bank, as administrative agent, Bank One, NA and Fleet National Bank, as Syndication
        Agents, BNP Paribas and Fortis Capital Corp., as Documentation Agents and the Lender
        Party thereto (incorporated by reference to Exhibit 10.12 to the Company's Amendment No.
        1 to Form S-1 filed on August 28, 2002).

 10.13  Employment Agreement, dated as of September 19, 2002, between Plains Exploration &
        Production Company and James C. Flores (incorporated by reference to Exhibit 10.13 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.14  Employment Agreement, dated as of September 19, 2002, between Plains Exploration &
        Production Company and John T. Raymond (incorporated by reference to Exhibit 10.14 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.15  Employment Letter Agreement, dated as of August 20, 2002, between Plains Exploration &
        Production Company and Stephen A. Thorington (incorporated by reference to Exhibit
        10.15 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.16  Employment Letter Agreement, dated as of September 19, 2002, between Plains
        Exploration & Production Company and Timothy T. Stephens (incorporated by reference to
        Exhibit 10.16 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.17  Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
        & Production Company and James C. Flores (incorporated by reference to Exhibit 10.17 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.18  Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
        & Production Company and John T. Raymond (incorporated by reference to Exhibit 10.18 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.19  Stock Appreciation Rights Agreement, dated as of September 3, 2002, between Plains
        Exploration & Production Company and Stephen A. Thorington (incorporated by reference to Exhibit 10.19 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.20  Restricted Stock Agreement, dated as of September 25, 2002, between Plains Exploration
        & Production Company and Timothy T. Stephens (incorporated by reference to Exhibit
        10.20 to the Company's Amendment No. 2 to Form S-1 filed on October 4, 2002).

Exhibit
Number   Description
------   -----------

 10.21   Plains Exploration & Production Company 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.21 to the Company's Amendment No. 2 to Form S-1 filed on
         October 4, 2002).

 10.22   Amendment No. 1 to Employee Matters Agreement, dated as of September 18, 2002, between Plains Resources Inc. and Plains Exploration & Production Company
         (incorporated by reference to Exhibit 10.22 to the Company's Amendment No. 2 to Form
         S-1 filed on October 4, 2002).

 10.23   Omnibus Agreement dated as of November 17, 1998 among Plains Resources Inc., Plains
         All American Pipeline, Plains Marketing, All American Pipeline, and Plains Holdings Inc.
         (fka Plains All American Inc.) (incorporated by reference to Exhibit 10.23 to the Company's
         Amendment No. 2 to Form S-1 filed on October 4, 2002).

 10.24** Amendment No. 1 to Master Separation Agreement, dated as of October   , 2002,
         between Plains Resources Inc. and Plains Exploration & Production Company.

 10.25** Amendment No. 2 to Employee Matters Agreement, dated as of October   , 2002, between
         Plains Resources Inc. and Plains Exploration & Production Company.

 10.26** Amendment No. 1 to Employment Agreement, dated as of October   , 2002, between
         Plains Exploration & Production Company and James C. Flores.

 10.27** Amendment No. 1 to Employment Agreement, dated as of October   , 2002, between
         Plains Exploration & Production Company and John T. Raymond.

 10.28** Amendment No. 1 to Employment Letter Agreement, dated as of October   , 2002,
         between Plains Exploration & Production Company and Stephen A. Thorington.

 10.29** Amendment No. 1 to Restricted Stock Award Agreement, dated as of October   , 2002,
         between Plains Exploration & Production Company and James C. Flores.

 10.30** Amendment No. 1 to Restricted Stock Award Agreement, dated as of October   , 2002,
         between Plains Exploration & Production Company and John T. Raymond.

 10.31** Amendment No. 1 to Stock Appreciation Rights Agreement, dated as of October   , 2002,
         between Plains Exploration & Production Company and Stephen A. Thorington.

 10.32** Amendment No. 1 to Restricted Stock Award Agreement, dated as of October   , 2002,
         between Plains Exploration & Production Company and Timothy T. Stephens.

 12.1*   Calculation of Earnings to Fixed Charges.

 21.1    Subsidiaries of Plains Exploration & Production Company (incorporated by reference to
         Exhibit 21.1 to the Company's Amendment No. 1 to Form S-1 filed on August 28, 2002).

 23.1*   Consent of Akin Gump Strauss Hauer & Feld LLP (included in its opinion filed as Exhibit 5.1 hereto).

 23.2*   Consent of PriceWaterhouseCoopers LLP.

 23.3*   Consent of Netherland, Sewell & Associates, Inc.

 23.4*   Consent of Ryder Scott Company.

 23.5*   Consent of H.J. Gruy & Associates, Inc.

 24.1*   Power of attorney (included on signature page).

 25.1*   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase
         Bank.

--------
*   Filed herewith.
**  To be filed by amendment.